     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 1997



                                                      REGISTRATION NO. 333-26649

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                AMENDMENT NO. 1


                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                           MCCAW INTERNATIONAL, LTD.

             (Exact name of registrant as specified in its charter)


                                   WASHINGTON

                        (State or other jurisdiction of


                         incorporation or organization)

                                      4812

                          (Primary Standard Industrial


                          Classification Code Number)

                                  91-167-1412

                                (I.R.S. Employer


                              Identification No.)


                               ------------------

                               1191 SECOND AVENUE
                                   SUITE 1600
                           SEATTLE, WASHINGTON 98101
                           (TELEPHONE: 206-749-8000)

                         (Address, including zip code,


                        and telephone number, including


                           area code, of registrant's


                          principal executive offices)


                               ------------------

                              HENG-PIN KIANG, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           MCCAW INTERNATIONAL, LTD.
                         1191 SECOND AVENUE, SUITE 1600
                           SEATTLE, WASHINGTON 98101
                           (TELEPHONE: 206-749-8000)

                      (Name, address, including zip code,


                        and telephone number, including


                        area code, of agent for service)


                               ------------------

                          Copies of Communications to:

                            DENNIS J. FRIEDMAN, ESQ.
                             CHADBOURNE & PARKE LLP
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112
                           (TELEPHONE: 212-408-5100)


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.


     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH Section 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID Section 8(a), MAY DETERMINE.


================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 18, 1997


PROSPECTUS

                         MCCAW INTERNATIONAL, LTD. LOGO

                               OFFER TO EXCHANGE
                         13% Senior Discount Notes due
                   April 15, 2007 for any and all outstanding
                  13% Senior Discount Notes due April 15, 2007
                               ------------------

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON             ,
1997 UNLESS EXTENDED.

     McCAW INTERNATIONAL, LTD., a Washington corporation (the "Company"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange its 13% Senior Discount Notes due April 15, 2007 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (together with all amendments and exhibits thereto, the "Registration Statement"), for an equal principal amount at maturity of its outstanding 13% Senior Discount Notes due April 15, 2007 (the "Private Notes"), of which approximately $951.5 million aggregate principal amount at maturity was issued on March 6, 1997 and is outstanding on the date hereof.

     The Private Notes were sold by the Company in an offering by the Company (the "Initial Offering") of 951,463 Units (the "Units") exempt from the registration requirements of the Securities Act, which was consummated on March 6, 1997 (the "Closing Date"). Each Unit issued in the Initial Offering consisted of one Private Note and one warrant (collectively, the "Warrants") to purchase
 .10616 shares of common stock, without par value, of the Company. The Private Notes and Warrants will be separately tradeable upon the effectiveness of this Registration Statement. The Private Notes and Warrants are sometimes collectively referred to herein as the "Private Securities."


     The form and terms of the Exchange Notes are identical in all material respects to those of the Private Notes, except for certain transfer restrictions and registration rights relating to the Private Notes and except for certain interest provisions related to such registration rights. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an Indenture dated as of March 6, 1997, governing the Private Notes and the Exchange Notes (the "Indenture"). The Exchange Notes will mature on April 15, 2007. No cash interest will be payable on the Exchange Notes prior to October 15, 2002. Interest on the Exchange Notes will accrue from April 15, 2002 and will be payable in cash on each April 15 and October 15, commencing October 15, 2002. The Exchange Notes and payments due in respect thereof are solely the obligation of the Company and will not be guaranteed by the Operating Companies (as defined herein). The Private Notes and the Exchange Notes are sometimes collectively referred to herein as the "Notes." See "The Exchange Offer" and "Description of the Notes."


     The Exchange Notes may be redeemed, at the option of the Company, in whole or in part, at any time on or after April 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to April 15, 2000, the Company may redeem up to 35% of the aggregate principal amount at maturity of the Notes with the proceeds of one or more sales of Capital Stock (other than Redeemable Stock) (each as defined herein) at the redemption price set forth herein; provided, however, that after any such redemption at least $618.5 million aggregate principal
amount at maturity of the Notes remains outstanding.    [continued on next page]

                               ------------------


SEE "RISK FACTORS" COMMENCING ON PAGE 17 FOR CERTAIN INFORMATION THAT SHOULD BE
   CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE
                                EXCHANGE NOTES.

                               ------------------
   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

[continued from front cover]

    The Exchange Notes will be senior unsecured indebtedness of the Company, will rank pari passu in right of payment with all unsubordinated unsecured indebtedness of the Company and will be senior in right of payment to all subordinated indebtedness of the Company. After giving pro forma effect to the Transactions (as defined herein) and the Initial Offering, as of December 31, 1996, the Company would have had no indebtedness outstanding other than the Exchange Notes. All existing and future liabilities (including trade payables) of the Company's Restricted Group Members (as defined herein) will be effectively senior to the Exchange Notes. As of December 31, 1996, after giving effect to the Transactions, the Company's Restricted Group Members would have had approximately $79.7 million of liabilities, including $25.0 million of indebtedness.

    The Company will accept for exchange any and all validly tendered Private
Notes not withdrawn prior to 5:00 p.m., New York City time, on            ,
1997, unless the Exchange Offer is extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000 at maturity. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."


    The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement, dated as of March 3, 1997 (the "Registration Rights Agreement"), between the Company and the Placement Agents (as defined herein). The Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Private Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act; provided, that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, which contains a plan of distribution with respect to such resale transactions. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of the Exchange Notes received for Private Notes where such Private Notes were acquired by a broker-dealer as a result of market-making or other trading activities (other than Private Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resales. See "Plan of Distribution." The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.



    The Private Securities have been designated eligible for trading in the Private Initial Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc. (the "NASD"). The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or to seek approval through any automated quotation system nor do the Placement Agents intend to make a market in the Exchange Notes. There can be no assurance regarding the future development of a market for the Exchange Notes, or the ability of holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders may be able to sell their Exchange Notes. If such a market were to develop, the Exchange Notes could trade at prices that may be higher or lower than the initial public offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. See "Risk Factors -- Lack of Public Market."


    Holders of Private Notes whose Private Notes are not tendered and accepted in the Exchange Offer will continue to hold such Private Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Private Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Private Notes held by them.

    The Company will not receive any proceeds from, and has agreed to bear all registration expenses of, the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. See "The Exchange Offer -- Resale of the Exchange Notes."


                     THIS PROSPECTUS IS DATED JULY   , 1997

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SUCH PROSPECTUS SUPPLEMENT NOR ANY RESALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND ANY SUCH RELATED PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.
                         ------------------------------

     THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES LAWS. ALL STATEMENTS REGARDING THE COMPANY'S AND THE OPERATING COMPANIES' (AS DEFINED HEREIN) EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY AND THE OPERATING COMPANIES BELIEVE THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, THE INFORMATION UNDER "RISK FACTORS," "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." ALL SUCH FORWARD-LOOKING STATEMENTS ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.
                         ------------------------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.
                         ------------------------------

     Unless otherwise indicated, industry and demographic data used throughout this Prospectus have been obtained from the following industry publications and have not been independently verified by the Company or the Placement Agents:
MTA-EMCI World Cellular Markets: 1996; MTA-EMCI Latin American Cellular Markets:
1996; MTA-EMCI Asia Pacific Cellular Markets: 1995; Pyramid Research Telecom Markets in South America (1996); Pyramid Research Cellular and PCS Markets in Latin America and the Caribbean (1996); Pyramid Research Telecom Markets in Southeast Asia (1996); Pyramid Research Cellular and PCS Markets in Latin America and the Caribbean (1996); Pyramid Research Cellular and PCS Markets in Asia and the Pacific (1996); International Mobile Telecommunications Association
(IMTA) The Global Digest for Commercial Trunked Radio Systems (SMR, PAMR, TRS)
(1996); and CIT Research Mobile Communications in Asia and the Pacific: 1995.

     The population data are estimates. Average monthly SMR revenue per subscriber is estimated by the Company based on industry data from the above-referenced sources and other factors considered relevant by the Company. Population data does not represent the current number of the Company's subscribers and is not necessarily indicative of potential subscribers of the Company in the future.


     "PowerFone," "iDEN" and "FLEX," "Infopage," "MiKE" and "Tricom" are trademarks of Nextel Communications, Inc., Motorola, Inc., Infocom Communications Network, Inc. and Clearnet Communications Inc. and Corporacion Mobilcom S.A. de C.V., respectively.

                             AVAILABLE INFORMATION

     This Prospectus constitutes a part of an exchange offer Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the Exchange Notes. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Exchange Notes. Any statement contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     As a result of the filing of the Registration Statement with the Commission, the Company will become subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith will be required to file with or furnish to the Commission certain reports and other information. The Registration Statement, the exhibits and schedules thereto, reports and other information filed with or furnished to the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a Web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission, including the Company.

     Pursuant to the Indenture, the Company has agreed, whether or not required by the rules and regulations of the Commission, to file with the Commission and to furnish to the Trustee (as defined herein) and to registered holders of the Notes, without cost to the Trustee or such registered holders, reports and other information as it would be required to file with the Commission if the Company were subject to the reporting requirements of the Exchange Act. The financial statements contained in such reports will be audited and reported upon by certified public accountants.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the terms "Company" and "McCaw International" refer to McCaw International, Ltd. and the Operating Companies (as defined below). The Company is an indirect wholly owned subsidiary of Nextel Communications, Inc. ("Nextel"). Except as otherwise indicated, all dollar amounts are expressed in U.S. dollars and references to "dollars" and "$" are to U.S. dollars. All consolidated historical financial statements, other than the pro forma and pro forma proportionate financial information, contained in this Prospectus are prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") and are presented in U.S. dollars. In addition, the Company's historical financial statements give effect to the 100,000 to 1 stock split effective on February 26, 1997.


     Unless otherwise indicated, the information contained in this Prospectus gives effect to the following transactions: (i) the acquisition of an 81% equity interest in McCaw International (Brazil), Ltd. ("McCaw Brazil"), a Virginia corporation, formerly known as Wireless Ventures of Brazil, Inc. ("WVB"), on January 30, 1997; (ii) the contribution by Nextel Investment Company ("NIC"), a wholly owned subsidiary of Nextel, to the Company of an approximately 38% equity interest in Corporacion Mobilcom S.A. de C.V., a Mexican company ("Mobilcom") on February 28, 1997 and the subsequent increase in the Company's interest in Mobilcom from 38% to 46.3%; and (iii) the contribution by NIC to the Company of a 3.7% equity interest in Clearnet Communications Inc., a Canadian company ("Clearnet") on February 28, 1997. In addition, the information contained herein gives effect to the joint venture (the "Argentina Transaction") between Wireless Ventures of Argentina, L.L.C., a Delaware limited liability company ("WVA"), and the Company, which was consummated on May 6, 1997. Under U.S. GAAP in effect on the date hereof, the Company's interest in the joint venture, named McCaw International (Argentina), Ltd. ("McCaw Argentina") will be accounted for under the equity method. See "Summary -- Recent Events."


                                  THE COMPANY

     McCaw International is a leading international wireless communications services company based on the number of people and the number of specialized mobile radio ("SMR") channels in its licensed service areas. The Company provides wireless communications services in the four largest cities in Latin America and two of the largest cities in Asia. The Company's markets cover approximately 230 million people ("POPs"), approximately 120 million of which are in Latin America. McCaw International is the largest SMR service provider in Brazil and Mexico, and holds the largest SMR channel position in Argentina. McCaw International's strategy is focused on leveraging its leading analog dispatch or SMR channel positions in its principal markets and using Nextel's experience and supplier relationships to upgrade its services from analog dispatch to digital enhanced specialized mobile radio ("ESMR") services. The upgrade to digital networks will allow the Company to increase capacity significantly and to offer additional services and features such as enhanced dispatch (group calling and instant conferencing), high-quality telephone interconnect and text messaging.

     McCaw International believes that wireless communications opportunities in emerging markets, particularly in Latin America and Asia, are very attractive compared to the market in the United States due to the poor telecommunications infrastructure, low teledensity, favorable competitive environments and greater expected economic growth rates in those markets. The Company believes that the low cost of its wireless spectrum relative to cellular and personal communications services ("PCS"), as well as the large and growing demand for wireless communications services in its markets, provides it with a significant opportunity to expand its subscriber base in an efficient and cost-effective manner.

     The Company owns interests in and actively participates in the management of wireless communications services companies in Brazil, Argentina, Mexico and the Philippines. In addition, the Company currently has a contractual right through its Chinese joint venture to receive 25.2% of the profits generated by a Global System for Mobile communications ("GSM") network in Shanghai, China (the "Shanghai GSM System") and has a 3.7% interest in Clearnet, a Canadian wireless communications services company. The foregoing companies and right are referred to in this Prospectus as the "Operating Companies." The Operating Companies have networks in some of the largest cities in their respective countries, including Sao Paulo, Mexico City, Buenos Aires and Rio de Janeiro, which are the four largest cities in Latin America, and Shanghai and Manila, which are two of the largest cities in Asia. The subscriber base of the Operating Companies has grown 59% from approximately 111,000 subscribers at December 31, 1995 to approximately 177,000 subscribers at December 31, 1996.

     The Company believes it has established the leading position in terms of the number of SMR channels in its principal markets. The Company's asset base includes (i) 5,190 SMR channels in the 800 MHz band (which is adjacent to and functionally equivalent to cellular frequencies) and the related licenses to provide wireless communications services over such channels and (ii) deployed networks in the markets where it operates. The Company's licenses and assets at January 31, 1997 were acquired for approximately $365 million as of January 31, 1997, or approximately $3.72 per POP, which is significantly less than the prices paid for cellular and PCS licenses in comparable markets around the world.

     McCaw International currently markets its wireless communications services primarily to business customers with mobile work forces, such as service companies, security firms, contractors and delivery services. Companies with mobile work forces represent growing sectors of the economies in the Company's markets. These types of businesses often have the need to provide their personnel with the ability to communicate directly with one another, either on a one-to-one or a one-to-many basis. By upgrading its operations to provide ESMR services, the Company will increase capacity significantly and be in a position to target a broader customer base. The Company currently plans to launch ESMR commercial service in the Philippines by the end of 1997, in Brazil during the first quarter of 1998 and in Argentina and Mexico later in 1998. McCaw International differentiates itself from its competitors by (i) providing superior quality telecommunications services, (ii) focusing on customer service and (iii) targeting primarily business customers.

     The following table provides a brief overview of each of the Company's wireless communications systems.

                           MCCAW                                                                               INVESTED
                       INTERNATIONAL                    PROPORTIONATE                         SUBSCRIBERS     CAPITAL AS
                         OWNERSHIP                       POPULATION       EXISTING SYSTEM        AS OF            OF
      MARKET           AS OF 4/30/97     POPULATION     AS OF 4/30/97           TYPE           12/31/96       1/31/97(1)
-------------------    -------------     ----------     -------------     ----------------    -----------     ----------
                                         (MILLIONS)      (MILLIONS)                                           (MILLIONS)
Brazil.............          81.0%           59.9            48.5               SMR              16,000         $186.3
Argentina..........          50.0%(2)        17.6             8.8            Paging/SMR           4,000           20.7

Mexico.............          46.3%           42.5            19.7               SMR              24,000          103.8
Philippines........          30.0%           67.0            20.1          Paging/ESMR(3)        46,000           20.0

China (Shanghai)...          25.2%(4)        14.0             3.5               GSM              28,000           20.5
Canada.............           3.7%(5)        29.5             1.1         SMR/ESMR/PCS(6)        59,000           13.2(7)
                                            -----           -----                             ---------       --------
    Total..........                         230.5           101.7                               177,000         $364.5
                                         ========       =========                             =========       ========

                        START DATE
                            OF
                        COMMERCIAL
      MARKET             SERVICES
-------------------  ----------------
Brazil.............  October 1994
Argentina..........  April 1996/
                      February 1997

Mexico.............  September 1993
Philippines........  February 1995

China (Shanghai)...  June 1995
Canada.............  April 1994/
                      October 1996
    Total..........

---------------
(1) Invested capital consists of the total amounts invested in the Operating Companies by McCaw International or Nextel. Amounts include amounts paid for licenses and capital contributions made to the Operating Companies and in the case of China also includes a loan made to fund the Shanghai GSM System.

(2) After giving effect to the Argentina Transaction. Under U.S. GAAP in effect on the date hereof, McCaw Argentina will be accounted for under the equity method. Prior to the Argentina Transaction, the Company owned 100% of McCaw Argentina.

(3) The Company currently expects to launch commercial ESMR services in the Philippines by the end of 1997.


(4) Represents the Company's share of profits from the Shanghai GSM System which is accounted for under the cost method.



(5) Nextel also owns an approximately 15.3% equity interest in Clearnet which is accounted for at fair market value.


(6) Clearnet currently expects to launch commercial PCS services in Canada's largest urban centers in mid-1997.

(7) Reflects the market value of Nextel's initial investment in Clearnet on October 20, 1994, the date the investment was made. On April 30, 1997, the Company's Clearnet common stock had a market value of approximately $11.8 million.

     McCaw International has a senior management team comprised of experienced executives, most of whom have had substantial experience in the telecommunications industry and many of whom have been involved in the development of other telecommunications businesses both in the United States and in emerging markets. In addition, senior management teams at the Operating Companies are comprised of both nationals of the countries in which the Operating Companies are located, most of whom have experience in the telecommunications industry, as well as U.S. nationals, most of whom have experience in emerging markets.

     McCaw International is an indirect wholly owned subsidiary of Nextel, which is the largest provider of SMR and ESMR services in the United States with revenues of approximately $333 million for the year ended December 31, 1996. As of December 31, 1996, Nextel provided service to approximately 300,000 ESMR subscriber units. As of February 1, 1997, Nextel had invested approximately $365 million in the Company. A company controlled by Craig O. McCaw, the founder of McCaw Cellular Communications, Inc. (now AT&T Wireless Services, Inc.), and his family (collectively, the "McCaw Investor") and Motorola, Inc. ("Motorola") are significant investors in Nextel.

THE MARKETS

     The Company has and will continue to target emerging markets characterized by large unsatisfied demand for telecommunications services, strong long-term economic growth prospects, highly-concentrated population centers and favorable competitive environments.

     Large, Unsatisfied Demand for Telecommunications Services. The emerging markets in which the Company operates are characterized by large, unsatisfied demand for telecommunications services, resulting in long wait lists for phone lines that range from nine months in Mexico to approximately 3.5 years in Brazil and as long as nearly nine years in the Philippines. In these markets, wireless communications are often a substitute for landline telephone service. The following comparative market estimates illustrate the differences between telecommunications services in the emerging markets in which the Company operates and the United States:

     - Average of 6.9 access lines per 100 people, compared to 59.4.

     - Cellular penetration rate of .7% and SMR penetration rate of .03%, compared to 12.8% and 7.0%, respectively.

     - Average annual estimated growth rates of cellular subscribers from 1996 through 2001 of 37% in Latin America and 34% in the Asia Pacific region, compared to 17%.

     - Average monthly revenue per cellular subscriber and per SMR user of approximately $90 and $45, respectively, compared to approximately $51 and $16, respectively.

     Strong Economic Growth Prospects. The Company operates primarily in emerging markets that it believes offer more favorable long-term economic growth prospects than developed markets such as the United States. The average real GDP growth for 1996 in the countries in which McCaw International operates is projected to be between 5% and 6%, compared to approximately 2% in the United States.

     Highly-Concentrated Population Centers. The Company focuses its operations in major population centers of emerging markets, including Sao Paulo, Rio de Janeiro, Buenos Aires, Mexico City, Manila and Shanghai. These cities are characterized by extremely high population densities and a relatively high concentration of the country's wealth. In addition, vehicle traffic congestion, low landline penetration and unreliability of the telecommunications infrastructure encourage the use of wireless communications services in these cities.

     Favorable Competitive Environments. Although there is large unsatisfied demand for telecommunications services in the emerging markets in which the Company operates, there are fewer licensed wireless communications service providers in most of its markets compared to the United States.

STRATEGY

     The Company's strategy is to grow by upgrading and expanding its existing networks to incorporate digital wireless communications services, which will enable the Company to increase its subscriber base and revenues, and to pursue new investment opportunities in markets which satisfy the characteristics described above. The key elements of the Company's strategy are:

     Capitalize on Leading Position. In most of its markets, the Company has a larger SMR channel position than any other SMR service provider, which allows it to compete effectively with other wireless communications service providers. Its large channel positions also reduce the capital expenditures required to upgrade to digital networks and create operating synergies.

     Expand by Providing Digital Enhanced Services. The Company intends to upgrade its analog SMR networks to digital ESMR networks using Motorola's integrated digital enhanced network ("iDEN") technology. The upgrade to digital networks will allow the Company to increase capacity significantly and also offer additional services and features, which the Company believes will lead to increases in its subscriber base and average monthly revenue per subscriber.

     Develop Cost-Efficient Networks. The Company's strategy of investing in SMR channels has enabled it to acquire spectrum in its markets at a much lower cost than cellular and PCS providers have paid in comparable markets around the world. As a result, the Company believes it has an important competitive advantage relative to cellular and PCS providers.

     Leverage Nextel and Motorola Relationships. Nextel is the largest SMR and ESMR provider in the United States. The Company intends to access Nextel's technology, operations, supplier relationships, network development and marketing expertise in upgrading its SMR networks to ESMR in its existing markets and to leverage its relationship with Nextel in entering new markets. In addition, the Company believes that it will benefit from Nextel's relationship with Motorola, which is expected to supply the Company with iDEN equipment and services. The Company will have access to financing for iDEN equipment on substantially similar terms as Nextel under a vendor financing commitment among Nextel, the Company and Motorola. By utilizing Nextel's expertise and relationships with suppliers, in particular with Motorola, the Company believes that it will be able to deploy networks that are competitive with cellular and PCS networks.

     Partner with Strong Local Groups. McCaw International seeks financially strong local groups to invest as equity holders at the operating level. The Company's local partners often own or have access to an existing strategic asset base (such as real estate for cell sites or distribution outlets) that the Operating Companies can use to reduce capital expenditures, operating costs and network deployment time. Local partners also frequently play an active role in securing licenses, obtaining necessary regulatory approvals and managing governmental relations for the Operating Companies.

     Maintain Active Management Role. The Company seeks to acquire controlling ownership and management positions in its principal markets to the extent local law does not restrict foreign ownership or management. Where the Company holds less than a majority interest in an Operating Company, it manages its investment through contractual arrangements that, other than in China and Canada, ensure board representation and enable it to veto certain corporate actions. The Company actively participates in the management of the Operating Companies, other than in China and in Canada, by (i) selecting the key members of the local management team, (ii) developing the system's technology and infrastructure,
(iii) developing business plans and marketing plans together with local management, and (iv) maintaining close working relationships with local partners.

     Pursue New Investments in Attractive Markets. The Company is continuing to pursue new investment opportunities in geographic areas that offer attractive market fundamentals. At present, the Company plans to focus on emerging markets in Asia and Latin America. The Company believes that such markets offer favorable long-term economic growth prospects and that geographic concentration may provide significant business synergies.


SIGNIFICANT OPERATING LOSSES AND CAPITAL REQUIREMENTS



     For the year ended December 31, 1996, on a pro forma basis after giving effect to the Transactions (as hereinafter defined) and the Initial Offering, the Company had negative cash flow from operating activities of $6.0 million, negative EBITDA of $25.5 million and net losses of $114.2 million. During the next several years, the Company expects to continue to incur significant and increasing operating and net losses, negative

EBITDA and negative cash flow from operations due to the expansion of its operations and continued build-out and upgrade of its wireless communications systems. Expansion and upgrade of the Company's existing wireless communications systems, development of the Company's new systems and the continued funding of operating losses will require substantial additional cash. See "Risk
Factors -- Short Operating History; Historical and Future Net Operating Losses; Negative EBITDA" and "-- Significant Capital Requirements for Operations."

RECENT EVENTS

     Initial Offering. On March 6, 1997, the Company completed the sale of its Private Notes and Warrants for aggregate net proceeds to the Company of approximately $482 million. Through April 30, 1997, approximately $36.1 million of the $482 million in net proceeds to the Company from the Initial Offering of Private Securities have been used to fund capital expenditures, operating losses and to make additional investments in the Operating Companies. The remaining net proceeds are expected to be used for working capital and general corporate purposes, to fund Partner Contingencies (as defined herein) and to fund potential acquisitions and investments in existing and new markets.


     Brazil. On January 30, 1997, Nextel acquired an 81% equity interest in McCaw Brazil for a purchase price of $186.3 million, which was paid with shares of Nextel Class A Common Stock ("Nextel Class A Common Stock"), and simultaneously contributed its interest in McCaw Brazil to the Company. McCaw Brazil is currently the largest SMR operator in Brazil both in terms of the number of channels and the number of subscribers in its licensed service areas. The Company is currently in discussions with several large Brazilian corporate groups regarding the possible sale of up to a 15% equity interest in a holding company (the "Brazil Holding Company") to be formed by McCaw Brazil (the "Brazil Equity Sale"). The proceeds from any such sale will be applied to the build-out of McCaw Brazil's ESMR network. There can be no assurance that the Company will be able to consummate any such transaction.


     On April 26, 1997 and in the beginning of June 1997, news reports appeared in Brazilian newspapers and international wire services that an anonymous source had forwarded to the Brazilian Ministry of Communications (the "Ministry of Communications") a copy of the Company's offering memorandum prepared in connection with the Initial Offering and a letter alleging that the Company was operating in Brazil without authorization from the Ministry of Communications. Based upon these allegations, the Ministry of Communications sent the Company a letter requesting its comments to the allegations and the Company sent the Ministry of Communications a letter responding to such allegations. Further, certain members of the Brazilian Congress introduced legislation that would eliminate the guaranteed right of SMR providers to interconnect to the public telecommunications network. Such legislation was enacted on July 16, 1997. Additionally, on May 15, 1997 and June 25, 1997, the Ministry of Communications issued proposed regulations for public comment that, if approved as drafted, would impose limitations on the Company's ability to (i) obtain direct telephone numbers for all of its subscriber units in Brazil and (ii) interconnect with the public telecommunications network. Although the Company believes that the current regulatory framework permits the operation of its existing business in Brazil, the proposed regulations, if enacted as drafted, may limit the Company's current and future operations in Brazil. Furthermore, there can be no assurance that the Brazilian Congress or the Ministry of Communications will not modify the existing regulatory framework, or that the Ministry of Communications will not initiate administrative proceedings to impede the Company from providing the existing SMR services or launch ESMR services.


     Argentina. The Company consummated the Argentina Transaction on May 6, 1997. As a result of the Argentina Transaction, the Company doubled its spectrum position in Argentina, became the largest SMR channel holder in Argentina and became the holder of a nationwide paging business that currently has approximately 4,000 subscribers. The Company currently owns a 50% interest in McCaw Argentina.


     Indonesia. The Company has entered into an agreement in principle with one of the twenty largest companies in Indonesia (the "Indonesian Partner") to form a joint venture to pursue construction and operation of a nationwide SMR system (the "Indonesian Joint Venture"). Indonesia has a population of approximately 197 million persons. The Company expects to finalize a definitive agreement by the end of the third quarter of 1997. The Company is also in discussions with the Indonesian Partner to bid for regional PCS licenses in Indonesia in the near term. No assurance can be given that the Company will be able to consummate the Indonesian Joint Venture or any other transaction with the Indonesian Partner.



     Mexico. On February 26, 1997, Mobilcom shareholders approved a $27 million capital call (the "Mobilcom Capital Call"). Nextel funded the Company's pro rata share of the Mobilcom Capital Call (approximately $10 million) with a cash contribution. Additionally, because not all of the Mobilcom shareholders funded their pro rata share of the Mobilcom Capital Call, the Company had the opportunity to purchase additional shares of Mobilcom by funding the unsubscribed portion of the Mobilcom Capital Call (approximately $10 million). The Company thereby increased its equity interest in Mobilcom from approximately 38% to approximately 46.3%. The Company funded its purchase of the unsubscribed shares from the net proceeds of the Initial Offering. The funds from the Mobilcom Capital Call were used by Mobilcom to satisfy certain overdue obligations (approximately $11 million), to purchase the remaining 51% of Nacional de Telecomunicaciones S.A. de C.V. ("Natel") that Mobilcom did not own and to fund operations. The Natel acquisition was consummated on April 16, 1997.



     On June 30, 1997, the Company purchased shares representing approximately 1.8% of Mobilcom's issued and outstanding capital from a then-current shareholder of Mobilcom for approximately $3.2 million. As a result of such transaction, the Company's equity interest in Mobilcom increased to 48.1%.



     Canada. On June 26, 1997, Nextel announced that it completed its solicitation process whereby Nextel received the consent of the holders of its public notes to certain amendments to the indentures governing such notes. The Nextel noteholders agreed, among other things, to permit Nextel to transfer its equity interest in Clearnet to McCaw International. If Nextel effects such transfer, McCaw International will hold an aggregate of 8,373,845 shares of Clearnet, representing approximately 19% of the outstanding common stock of Clearnet, which represents a 1.7% voting interest. As of June 30, 1997, based on the closing price of Clearnet stock on the Nasdaq Stock Market, Nextel's equity interest in Clearnet had a market value of approximately $82 million. Although Nextel is permitted to transfer its interest in Clearnet to the Company, there can be no assurance that Nextel will effect such transfer or, should such transfer occur, that the market value of Nextel's equity interest in Clearnet on the date of any such transfer will not be less than the market value of such equity interest as of June 30, 1997.



     Stock Option Plan. On June 23, 1997, the board of the directors of the Company adopted, subject to the approval of Nextel, the Company's sole shareholder, the McCaw International, Ltd. 1997 Stock Option Plan (the "1997 Stock Option Plan") and approved a plan to terminate the McCaw International, Ltd. Stock Appreciation Rights Plan (the "SAR Plan"). Each holder of stock appreciation rights ("SARs") granted previously under the SAR Plan has been given the right to exchange his or her SARs for options to be granted under the 1997 Stock Option Plan. The Company has agreed to grant additional stock options to SAR holders who exchange their SARs for stock options as an inducement to such SAR holders. The Company expects holders representing a substantial majority of the outstanding SARs, including all of the members of the Company's senior management team, to exchange their SARs for options granted under the 1997 Stock Option Plan. See "Management -- Benefit Plans."


PRINCIPAL EXECUTIVE OFFICES

     The Company's principal executive offices are located at 1191 Second Avenue, Suite 1600, Seattle, Washington 98101, and the telephone number at that location is (206) 749-8000.

                               THE EXCHANGE OFFER

                                  The Exchange Offer

The Exchange Offer.........  The Company is hereby offering to exchange Exchange
                             Notes for an equal principal amount at maturity of Private Notes that are properly tendered and accepted. The Company will issue Exchange Notes on or as promptly as practicable after the Expiration Date. As of the date hereof, there is approximately $951.5 million aggregate principal amount at maturity of Private Notes outstanding. See "The Exchange Offer."

                             Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring Exchange Notes in the ordinary course of its business, is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act. Each broker-dealer who holds Private Notes acquired for its own account as a result of market-making or other trading activities and who receives Exchange Notes pursuant to the Exchange Offer for its own account in exchange therefor must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

                             This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making activities or other trading activities. The Letter of Transmittal that accompanies this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Any holder of Private Notes who tenders in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes could not rely on the above-referenced position of the staff of the Commission and, in the absence of an exemption under the Securities Act, would have to comply with the registration and prospectus delivery requirements therein in connection with any resale transaction. Failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company. See "The Exchange Offer -- Resale of the Exchange Notes."

Registration Rights........  The Private Notes were sold by the Company on March
                             6, 1997 to Morgan Stanley & Co., Inc., Chase
                             Securities, Inc., Lehman Brothers, Inc. and NatWest Capital Markets Limited (together, the "Placement Agents") pursuant to a Placement Agreement, dated as of March 3, 1997 (the "Placement Agreement"), between the Company and the Placement Agents. Pursuant to the Placement Agreement, the Company entered into the Registration Rights Agreement with the Placement Agents, which agreement grants the holders of Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy, as to all Notes, such rights, which will terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes will not be entitled to any exchange or registration rights with respect to the Exchange Notes. Holders of Private Notes who do not participate in the Exchange Offer may thereafter hold a less liquid security. See "The Exchange Offer -- Termination of Certain Rights." The Company will not receive any proceeds from and has agreed to bear the expenses of the Exchange Offer.

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on               , 1997, unless the
                             Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

Procedures for Tendering
  Private Notes............  Each holder of Private Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to The Bank of New York, as Exchange Agent (the "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, and (iii) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer -- Procedures for Tendering."

Special Procedures for
  Beneficial Owners........  Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
  Procedures...............  Holders of Private Notes who wish to tender their
                             Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer -- Guaranteed Delivery Procedures."

Acceptance of the Private
  Notes and Delivery of
  the Exchange Notes.......  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Withdrawal Rights..........  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The
                             Exchange Offer -- Withdrawal of Tenders."

Certain Tax
Considerations.............  For a discussion of certain tax considerations relating to the Exchange Notes, see "Certain U.S. Federal Income Tax Considerations."

Exchange Agent.............  The Bank of New York is serving as the Exchange
                             Agent in connection with the Exchange Offer. The Bank of New York also serves as trustee (the "Trustee") under the Indenture.

Separability...............  The Notes and the Warrants will be separately tradable upon the commencement of the Exchange
                             Offer.

                                   The Notes

     The Exchange Offer applies to the approximately $951.5 million aggregate principal amount at maturity of the Private Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes except that the Exchange Notes will not bear legends restricting the transfer thereof and holders of the Exchange Notes will not be entitled to any of the registration rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms, see "Description of the Notes."

Issuer.....................  McCaw International, Ltd.

Notes......................  Approximately $951.5 million aggregate principal amount at maturity of 13% Senior Discount Notes due April 15, 2007.

Maturity Date..............  April 15, 2007.

Yield and Interest.........  The Private Notes were sold at a substantial discount from their principal amount at maturity, and there will not be any payment of interest on the Notes prior to October 15, 2002. See "Certain U.S. Federal Income Tax Considerations." The Notes will fully accrete to face value on April 15, 2002. From and after April 15, 2002, the Notes will bear interest, which will be payable in cash, at a rate of 13% per annum on each April 15 and October 15, commencing October 15, 2002.

Optional Redemption........  The Notes will be redeemable, at the option of the
                             Company, in whole or in part, at any time on or after April 15, 2002, at 106.5% of their principal amount at maturity, plus accrued and unpaid interest, declining ratably to 100% of their principal amount at maturity, plus accrued and unpaid interest, on or after April 15, 2004. In addition, at any time prior to April 15, 2000, the Company may redeem up to 35% of the aggregate principal amount at maturity of the Notes with the proceeds of one or more sales of Capital Stock (other than Redeemable Stock) (each as defined under "Description of the Notes") at 113% of their Accreted Value on the redemption date; provided, however, that after any such redemption at least $618.5 million aggregate principal amount at maturity of the Notes remains outstanding. See "Description of the Notes -- Optional Redemption."

Ranking....................  The Notes will be senior unsecured indebtedness of the Company, will rank pari passu in right of payment with all unsubordinated unsecured indebtedness of the Company and will be senior in right of payment to all subordinated indebtedness of the Company. After giving pro forma effect to the Transactions and the Initial Offering as of December 31, 1996, the Company would have had no indebtedness outstanding other than the Notes. All existing and future liabilities (including trade payables) of the Company's Restricted Group Members (as defined under "Description of the Notes") will be effectively senior to the Notes. As of December 31, 1996 after giving effect to the Transactions, the Company's Restricted Group Members would have had $79.7 million of liabilities, including $25.0 million of indebtedness. See "Risk
                             Factors -- Substantial Indebtedness; Ability to Service Debt; Refinancing Risks" and "-- Holding Company Structure; Effective Subordination; Secured Indebtedness."

Change of Control..........  Upon a Change of Control (as defined under
                             "Description of the Notes -- Certain Definitions"), the Company will be required to make an offer to purchase the Notes at a purchase price equal to 101% of their Accreted Value on the date of purchase, plus accrued interest. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the Notes). See "Description of the Notes -- Repurchase of Notes Upon a Change of Control."

Certain Covenants..........  The Indenture contains certain covenants for the benefit of the holders of the Notes (the "Holders") which, among other things, restrict the ability of the Company and each Restricted Group Member to incur additional indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make distributions in respect of their capital stock, make investments or certain other restricted payments, sell assets, issue or sell stock of Restricted Group Members, enter into transactions with stockholders or affiliates or effect a consolidation or merger. These limitations will, however, be subject to important qualifications and exceptions. See "Description of the
                             Notes -- Covenants."

Book-Entry, Delivery
  and Form.................  It is expected that delivery of the Exchange Notes will be made in book-entry or certificated form. The Company expects that Exchange Notes exchanged for Private Notes currently represented by Global Notes (as defined under "Description of Exchange Notes") deposited with, or on behalf of The Depository Trust Company (the "Depository" or "DTC") and registered in the name of Cede & Co., its nominee, will be represented by Global Notes and deposited upon issuance with the Depository and registered in its name or the name of its nominee. Beneficial interests in Global Note(s) representing the Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depository and its participants.

     For additional information regarding the Notes, see "Description of the Notes" and "Certain U.S. Federal Income Tax Considerations."

                        NO CASH PROCEEDS TO THE COMPANY

     This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby and has agreed to pay the expenses of the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, the Private Notes representing an equal aggregate principal amount at maturity. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes, except as otherwise described herein under "The Exchange Offer Terms of the Exchange Offer." The Private Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding indebtedness of the Company.

                                  RISK FACTORS

     See "Risk Factors," immediately following this Summary, for a discussion of certain factors to be considered in evaluating the Company, its business and an investment in the Notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth summary consolidated financial and operating data of the Company for the year ended December 31, 1996, the three months ended March 31, 1996, and as of and for the three months ended March 31, 1997. The summary consolidated financial data of the Company for the year ended December 31, 1996, with the exception of data presented under Other Financial Data, were derived from the consolidated financial statements of the Company and the notes thereto, which have been audited by Deloitte & Touche LLP, independent auditors, whose report has been included herein. The summary consolidated historical financial data of the Company for the three months ended March 31, 1996, and as of and for the three months ended March 31, 1997 and the pro forma data are unaudited and are derived from the Company's unaudited consolidated financial statements. The pro forma consolidated statements of operations give effect to the Transactions (as defined herein) and the Offering as if they occurred on January 1, 1996, and the pro forma consolidated balance sheet data give effect to the Argentina Transaction and the capital contribution that increased the Company's interest in Mobilcom from 38% to 46.3% as if they occurred on March 31, 1997. The pro forma data are not necessarily indicative of the results that would have been achieved by the Company, nor are they indicative of the Company's future results.


     The summary consolidated financial and operating data should be read in conjunction with "Selected Consolidated Historical Financial Data," "Pro Forma Consolidated Financial Statements," including the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, WVB and Mobilcom including the notes thereto, and the other financial and operating information appearing elsewhere in this Prospectus.



                                                                          THREE MONTHS ENDED         THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31, 1996       MARCH 31, 1996             MARCH 31, 1997
                                         -----------------------------    ------------------    ----------------------------
                                            ACTUAL       PRO FORMA(1)           ACTUAL             ACTUAL       PRO FORMA(1)
                                         ------------    -------------    ------------------    ------------    ------------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues..............................   $         --    $  14,212,379       $         --       $  1,460,388    $  2,542,777
Costs and expenses related to
  revenues............................             --        9,589,401                 --            956,585       1,526,242
Selling, general and administrative...      9,317,784       19,613,972            821,027          3,852,548       4,019,052
Depreciation and amortization.........        168,401       16,213,796              7,860          2,580,572       3,755,970
                                         ------------    -------------    ---------------       ------------    ------------
Operating loss........................     (9,486,185)     (31,204,790)          (828,887)        (5,929,317)     (6,758,487)
Interest income (expense), net........      3,977,557      (73,252,848)         1,144,927         (2,793,354)    (17,773,981)
Loss from equity method investments...     (5,991,304)     (13,952,159)        (1,269,300)        (1,866,894)     (3,107,795)
Other, net............................        378,580          509,172             (4,987)          (157,616)       (107,200)
Minority interest.....................             --        2,919,168                 --            437,594         546,607
                                         ------------    -------------    ---------------       ------------    ------------
Loss before income tax benefit
  (provision).........................    (11,121,352)    (114,981,457)          (958,247)       (10,309,587)    (27,200,856)
Income tax benefit (provision)........     (1,354,862)         777,373           (389,275)           499,304         838,560
                                         ------------    -------------    ---------------       ------------    ------------
Net loss..............................    (12,476,214)    (114,204,084)        (1,347,522)        (9,810,283)    (26,362,296)
                                          ===========     ============    ===============        ===========     ===========
Net loss per share....................   $      (1.25)   $      (11.42)      $      (0.13)      $      (0.98)   $      (2.64)
                                          ===========     ============    ===============        ===========     ===========
Weighted average shares outstanding...     10,000,000       10,000,000         10,000,000         10,000,000      10,000,000
                                          ===========     ============    ===============        ===========     ===========
CONSOLIDATED STATEMENT OF CASH FLOWS
  DATA:
Cash flows from operating
  activities..........................   $ (2,983,257)   $  (5,950,838)      $   (226,340)      $   (471,182)   $ (1,119,923)
Cash flows from investing
  activities..........................    (72,285,642)     (74,170,991)        (4,701,413)       (37,751,486)    (37,901,477)
Cash flows from financing
  activities..........................     42,995,751       48,176,050          5,086,025        465,188,376     465,795,078
Ratio of earnings to fixed
  charges(4)..........................
OTHER FINANCIAL DATA:
EBITDA(3).............................   $(14,930,508)   $ (25,514,813)      $ (2,095,314)      $ (4,935,661)   $ (5,670,905)


                                                        (footnotes on next page)

                                                                                AS OF MARCH 31, 1997
                                                                           ------------------------------
                                                                              ACTUAL        PRO FORMA(5)
                                                                           ------------    --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............................................   $479,994,983    $  469,377,428
Investment in unconsolidated subsidiaries...............................    124,025,593       153,628,862
Total assets............................................................    942,591,012       938,018,377
Long-term debt(2).......................................................    489,909,208       489,909,208
Minority interest.......................................................      5,251,125         5,251,125
Stockholder's equity(2).................................................    358,091,489       358,091,489


---------------

(1) The pro forma data give effect to the following transactions (collectively, the "Transactions") in each case as if they had occurred on January 1, 1996:
    (i) Nextel's acquisition of an 81.0% interest in WVB for $186.3 million in market value of Nextel Class A Common Stock and the simultaneous contribution of such interest to the Company; (ii) the Company's acquisition of an approximately 38% interest in Mobilcom for $76.9 million, and the subsequent capital contribution that increased the Company's interest in Mobilcom from 38% to 46.3%, which are accounted for using the equity method;
    (iii) the Company's acquisition of a 30.0% interest in Infocom Communications Network, Inc. ("Infocom"), accounted for using the equity method; (iv) The Argentina Transaction; and (v) the pre-merger transfer to Nextel of NIC's assets and liabilities not associated with the Company's investments in Mobilcom and Clearnet. The pro forma data also give effect to the Initial Offering as if it had occurred on January 1, 1996. See "The Company."


(2) Under U.S. GAAP, approximately $14.8 million of the proceeds of the Initial Offering has been allocated to the Warrants and $485.2 million of the proceeds has been allocated to the Notes.


(3) "EBITDA" consists of loss before interest expense, income tax benefit (provision) and depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations for the periods presented. EBITDA is not a measurement under U.S. GAAP and may not be similar to EBITDA measures of other companies. See the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.


(4) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of loss before income taxes, plus fixed charges, less income (loss) from equity method investments. Fixed charges consist of interest on all indebtedness, amortization of debt expense, and that portion of rental expense which the Company believes to be representative of interest. The deficiency for purposes of calculating the ratio of earnings to fixed charges for the year ended December 31, 1996 for actual and pro forma was $11,121,352 and $114,981,457, respectively, for the three months ended March 31, 1996 was $958,247 and for the three months ended March 31, 1997 for actual and pro forma was $10,309,587 and $27,200,856, respectively.


(5) Gives pro forma effect to the Argentina Transaction and the capital contribution that increased the Company's interest in Mobilcom from 38% to 46.3% as if they occurred on March 31, 1997.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before deciding whether or not to tender Private Notes in exchange for Exchange Notes pursuant to the Exchange Offer. A number of the matters and subject areas discussed in this Prospectus are not historical or current facts but rather address potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from the Company's actual future experience involving any one or more of such matters and subject areas. The Company has attempted to identify certain of the factors that it currently believes may cause actual future experience and results to differ from the Company's current expectations regarding the relevant matter or subject area. The operation and results of the Company's wireless communications operations also may be subject to the effect of other risks and uncertainties in addition to the relevant qualifying factors identified elsewhere herein, including, but not limited to, general economic conditions in the countries and markets in which the Operating Companies offer their wireless communications services, the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet the Company's service deployment and marketing plans and customer demand, the successful deployment of the technologies chosen by the Operating Companies, the ability to achieve market penetration and average subscriber revenue levels sufficient to provide financial viability to the Operating Companies, access to sufficient debt or equity capital to meet the Company's operating and financing needs, the quality and price of similar or comparable wireless communications services offered or to be offered by the Company's competitors, future legislative or regulatory actions relating to wireless communications services in the countries in which the Operating Companies are offering their services and other risks and uncertainties described throughout this Prospectus.


     SHORT OPERATING HISTORY; HISTORICAL AND FUTURE NET OPERATING LOSSES; NEGATIVE EBITDA. Each of the Operating Companies has a short operating history. Additionally, the Company plans to acquire or commence additional operations in markets in which it currently does not operate and any such additional operations will likely have either a limited or no operating history. The Company's prospects must therefore be considered in light of the risks, expenses, uncertainties and obstacles inherent in establishing a new business in an evolving industry. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." For the year ended December 31, 1996, on a pro forma basis after giving effect to the Transactions and the Initial Offering, the Company had negative cash flow from operating activities of $6.0 million, negative EBITDA of $25.5 million and net losses of $114.2 million. In particular, Mobilcom has incurred significant operating and net losses. The Company has recently taken steps that are intended to improve the operating performance of Mobilcom and expects to take additional steps in the future, although no assurance can be given that such efforts will be successful. In some of the Operating Companies, the Company has experienced relatively high rates of churn and bad debt expenses. However, the Company has taken a number of steps to reduce these levels including tightening the credit screening process, instituting the requirement of longer term contracts and formulating more aggressive collection processes. During the next several years, the Company expects to continue to incur significant and increasing operating and net losses, negative EBITDA and negative cash flow from operations due to the expansion of its operations and continued build-out and upgrade of its wireless communications systems. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operations in the future. If the Company cannot achieve operating profitability or positive cash flow from operations, it may not be able to meet its debt service or working capital requirements (including its obligations with respect to the Notes).



     SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE DEBT; REFINANCING RISKS. At December 31, 1996, on a pro forma basis after giving effect to the Transactions and the Initial Offering, the Company would have had no indebtedness outstanding other than the Notes. The accretion of original issue discount on the Notes will cause an increase in liabilities from the Closing Date of approximately $466.3 million by April 15, 2002. Additionally, on the same pro forma basis, for the year ended December 31, 1996, the Company's deficiency of earnings before fixed charges to cover fixed charges would have been $115.0 million and EBITDA would have been negative $25.5 million. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by the Company and certain of its affiliates and subsidiaries. The Company anticipates that it and the Operating Companies will incur substantial additional indebtedness in the future. Indebtedness incurred by the Operating Companies includes and is expected to continue to include financing provided by Motorola to fund the purchase of equipment from Motorola (the "Motorola Financing") as well as other vendor financing. The Indenture does not limit the amount of vendor financing indebtedness that may be incurred. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Indenture restricts, among other things, the Company's, and certain of its subsidiaries' and affiliates', ability to incur indebtedness, create liens, pay dividends or make certain other restricted payments, sell assets, enter into certain transactions with affiliates or merge or consolidate with any other person. In addition, the Motorola Financing includes and any other vendor financing (including additional Motorola Financing) is expected to include restrictive covenants, including prohibitions on the Operating Companies' ability to pay dividends. It is expected that all of an Operating Company's assets and capital stock will be pledged to secure such Operating Company's obligations under the Motorola Financing. Because the Motorola Financing may mature after the time that cash interest payments on the Notes are required, as long as any Motorola Financing at an Operating Company remains outstanding, such Operating Company will be unable to pay dividends to the Company as a source of cash to make interest payments on the Notes and the Company would therefore need to obtain funds from other sources.


     The level of the Company's indebtedness could have important consequences to Holders, including the following: (i) the debt service requirements of any additional indebtedness could make it more difficult for the Company to make payments of interest on the Notes; (ii) the ability of the Company to obtain any necessary financing in the future for working capital expenditures, debt service requirements or other purposes may be limited or at terms which are not favorable to the Company; (iii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations, and will not be available for use in its business; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (v) the Company is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (vi) the Company's high degree of indebtedness will make it more vulnerable in the event of a downturn in its business.



     The Company believes that cash flows from the planned expansion of its existing operations will be sufficient to meet its debt service obligations; however, there can be no assurance in this regard. The Company must substantially increase its net cash flow in order to meet its debt service obligations, including its obligation under the Notes. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if it otherwise fails to comply with the various covenants in its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of the indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Notes and could delay or preclude payment of interest or principal thereon. The Company's ability to meet its obligations will depend on its future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the Company's control.


     The Motorola Financing matures and other financing (including additional Motorola Financing) may mature prior to the maturity of the Notes. The Company also expects that existing and future Motorola Financing and other financing may need to be refinanced at their respective maturities and that the Notes also may need to be refinanced when cash interest becomes payable. The Company's ability to refinance its indebtedness will depend, among other factors, on its financial condition at the time, the restrictions contained in the instruments governing its other indebtedness and other factors beyond the Company's control, including market conditions. There can be no assurance that the Company will be able to refinance any existing or future Motorola Financing, any other financing or the Notes. If the Motorola Financing or such other financing cannot be refinanced, it may cause a default under the Notes and the Company may be unable to meet its obligations under the Notes.

     SIGNIFICANT CAPITAL REQUIREMENTS FOR OPERATIONS. Expansion and upgrade of the Company's existing wireless communications systems, development of the Company's new systems and the continued funding of operating losses will require substantial additional cash. The Company believes that the net proceeds from the Initial Offering, together with borrowings expected to be available under vendor financing, including the Motorola Financing and the estimated proceeds from the Brazil Equity Sale, if consummated, will be sufficient to fund the Company's current operations, including the planned expansion of its existing operations, for approximately 36 to 48 months from the Closing Date; however, there can be no assurance in this regard. Thereafter, the Company will need substantial additional cash. If the Company's plans or assumptions change, if its assumptions prove to be inaccurate, if it consummates investments or acquisitions in addition to those currently contemplated, if it experiences unanticipated costs or competitive pressures, if the Brazil Equity Sale is not consummated, or if the net proceeds from the Initial Offering, together with the proceeds of any such borrowings otherwise prove to be insufficient, the Company may be required to seek additional capital sooner than currently anticipated. The Company may seek to raise such additional capital from public or private equity or debt sources. There can be no assurance that the Company will be able to raise such capital on satisfactory terms, if at all. If the Company decides to raise additional funds through the incurrence of debt, it may become subject to additional or more restrictive financial covenants and its interest obligations will increase. In the event that the Company is unable to obtain such additional capital or to obtain it on acceptable terms, it may be required to reduce the scope of its presently anticipated expansion, which could have a material adverse effect on its ability to compete, and its ability to meet its obligations on the Notes. The terms of any borrowings under the Motorola Financing are subject to negotiation and execution of definitive agreements. The Company does not have a revolving credit facility or any other credit facility providing funding for the Company. Nextel is not obligated to provide any additional funds to the Company.


     CONTINGENT CAPITAL REQUIREMENTS. The need for significant additional capital may also be affected by arrangements the Company has with other investors in the Operating Companies. In order to retain the contractual right to designate a majority of the board of directors of Mobilcom, a member of the Technology Committee of such board of directors and to block certain significant actions of Mobilcom, the Company must have invested approximately $76.8 million (the "Minimum Amount") in Mobilcom through certain qualified capital transactions by March 1998. See "Business -- Operations and
Investments -- Corporate Governance -- Mexico." As of April 30, 1997 the Company had invested approximately $63.7 million in such qualified capital transactions. In addition, beginning on October 24, 1997, holders of approximately 37% of the outstanding capital stock of Mobilcom have the right for two years to put (the "Mobilcom Put") the entire amount of their holdings to the Company at its appraised fair market value for cash. The Mobilcom Put is exercisable if Mobilcom takes any of the following corporate actions and the directors designated to Mobilcom's board of directors by the holders of the Mobilcom Put voted against such action: (i) a material amendment of the charter or bylaws;
(ii) issuance of voting securities with disproportionately larger voting rights or a class vote; (iii) certain issuance of shares in excess of 15% of the outstanding shares during a 36-month period; (iv) making any investment, loaning any amount, or selling assets in excess of $20 million; (v) the adoption of, or material deviation from, any business plan, operating budget or capital expenditure plan; and (vi) making capital expenditures that would exceed 125% of the capital expenditure budget approved by the shareholders (collectively, the "Mobilcom Put Events"). In addition, the Mobilcom Put is exercisable in the event that the holders of the Mobilcom Put are no longer entitled to designate in the aggregate at least two directors. The Mobilcom Put is also automatically exercisable on October 24, 1999 whether or not a Mobilcom Put Event occurs. Valuation of Mobilcom for purposes of the Mobilcom Put will be based on an appraisal by an investment bank, with the minimum appraisal for 100% of Mobilcom equal to $150 million. To the extent such appraisal exceeds $250 million, 50% of such excess will be included in the valuation. In connection with a capital call on June 7, 1996, Mobilcom shareholders purchased additional shares of Mobilcom based on a $200 million valuation of Mobilcom (which values the Mobilcom Put at approximately $66 million). If the Company does not pay the Minimum Amount and to the extent the Company does not otherwise acquire a majority of the outstanding capital stock of Mobilcom, the Company will lose its right to designate a majority of the board of directors of Mobilcom and a member of the Technology Committee and its ability to block certain significant actions of Mobilcom. The Company has the option to purchase, before March 3, 1998, up to an additional 29.5% of Mobilcom's common stock. To the extent the Company owns a majority of the voting stock in Mobilcom after giving effect to the exercise of the Mobilcom Put, the Company will not be affected by the failure to have invested the Minimum Amount by

March 1998 because its equity ownership will entitle it to elect a majority of the board of directors of Mobilcom. As of April 30, 1997, the Company owned approximately 46.3% of the voting stock of Mobilcom. See "Business
 -- Operations and Investments -- Corporate Governance -- Mexico."

     The other shareholder in McCaw Brazil has the right between October 31, 2001 and November 1, 2003, to require McCaw Brazil to redeem such shareholder's 19% interest in McCaw Brazil at fair market value as determined pursuant to an appraisal procedure (the "McCaw Brazil Put"). The Minimum Amount and any amounts required to satisfy the Company's obligations with respect to the Mobilcom Put and the McCaw Brazil Put are collectively referred to as the "Partner Contingencies."

     The Company anticipates funding the Partner Contingencies with the net proceeds of the Initial Offering, issuances of additional debt and equity securities at the Company and Operating Company levels, future equity investments in the Operating Companies by new local partners and capital contributions from Nextel in the form of cash or Nextel common stock. Nextel has no obligation to provide any such financing and there can be no assurance that the Company will be able to fund the Partner Contingencies. The failure to fund a Partner Contingency may have a material adverse effect on the Company.

     HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION; SECURED INDEBTEDNESS. The Company intends to invest or loan substantially all of the net proceeds from the Initial Offering in or to the Operating Companies. As of April 30, 1997, the Company had invested approximately $36.1 million of the net proceeds from the Initial Offering in the Operating Companies. The Company is a holding company and therefore must rely on dividends and other payments from the Operating Companies to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Notes. The Operating Companies are legally distinct from the Company and have no obligation, contingent or otherwise, to pay amounts due with respect to the Notes, or to make funds available for such payments. The Operating Companies will not guarantee the Notes. Additionally, the Operating Companies and subsidiaries through which the Company holds its interests in certain of the Operating Companies are organized in jurisdictions outside the United States. The ability of the Operating Companies to make distributions to the Company will be subject to, among other things, the availability of funds, contractual restrictions and applicable local laws. Certain of the Operating Companies have entered into financing facilities that prohibit or restrict the payment of dividends. It is expected that each Operating Company that is party to the Motorola Financing will be prohibited from paying dividends until such Motorola Financing is repaid, which may occur after the time cash interest is required to be paid on the Notes. In addition, the payment of dividends by each of the Operating Companies other than McCaw Brazil requires the approval of certain of the other equity holders in such companies.


     Claims of creditors of the Operating Companies, including trade creditors, will generally have priority as to the assets of such Operating Companies over the claims of the Company and the holders of the Company's indebtedness. Accordingly, the Notes will be effectively subordinated to the liabilities of the Operating Companies. Any right of the Company to receive assets of any Operating Company upon the liquidation or reorganization of such Operating Company (and the consequent right of the Holders to participate in those assets) will be effectively subordinated to the claims of such Operating Company's creditors, except to the extent that the Company is itself recognized as a creditor, in which case the claims of the Company would still be subordinate to any security in the assets of such Operating Company (including the assets of such Operating Company securing its Motorola Financing) and any indebtedness of such Operating Company senior to that held by the Company. In addition, holders of secured indebtedness of the Company would have a claim on the assets securing such indebtedness that is prior to the Holders of the Notes and would have a claim that is pari passu with the Holders of the Notes to the extent such security did not satisfy such indebtedness. As of April 30, 1997, the Company has no significant assets other than the stock of the Operating Companies and approximately $445.9 of the net cash proceeds from the Initial Offering which has been invested in short term investments. It is expected that the stock of the Operating Companies owned by the Company will be pledged to secure the Motorola Financing or other indebtedness and that substantially all of the net cash proceeds from the Initial Offering will be invested in or loaned to the Operating Companies. A substantial portion of the assets of the Operating Companies consists of goodwill, licenses and other intangibles. As of December 31, 1996, after giving effect to the Transactions, the Company's Restricted Group Members would have had approximately $79.7 million of liabilities, including $25.0 million of indebtedness.

     MINORITY INTERESTS; SHAREHOLDER CONSENT REQUIREMENTS. The Company intends to invest or loan substantially all of the net proceeds from the Initial Offering in or to the Operating Companies. As of April 30, 1997, the Company had invested approximately $36.1 of the net proceeds from the Initial Offering in the Operating Companies. The Company currently has, and anticipates that it will make in the future, minority investments in international wireless communications operations, partly because of limitations on foreign ownership in telecommunications companies in some countries. The Company's ability to withdraw funds from the Operating Companies other than from McCaw Brazil, including through the payment of dividends, depends in all cases on receiving the consent of certain other stockholders of those companies, over which the Company has no control. In addition, although the Company owns a majority of McCaw Brazil, the other shareholders have the ability to veto certain other corporate actions. While the terms of the arrangements vary, the Company's investments in the Operating Companies may be adversely affected in the event that the Company's partners have economic or business interests or goals that are inconsistent with those of the Company or take actions that are contrary to the Company's policies or objectives. If certain Operating Companies that are Restricted Group Members take actions that violate the covenants contained in the Indenture, it may result in an event of default under the Indenture. See "Description of the Notes." In addition, disagreements may arise between the Company and any of its partners, which, in some cases, could lead to the Company being required to purchase its partners' interest in the Operating Company.

     The Company may owe a fiduciary duty to the holders of various minority interests in its subsidiaries. Accordingly, the Company may not have the right to exercise unfettered control over such subsidiaries and may be required to deal with such subsidiaries on terms no less favorable to such subsidiaries than could be obtained from unaffiliated third parties. In addition, dividends or other distributions paid or made by such subsidiaries must be paid or made on a pro rata basis to all stockholders.


     GOVERNMENT REGULATION. The licensing, construction, ownership and operation of wireless communications systems, and the grant, maintenance and renewal of applicable licenses and radio frequency allocations, are regulated by governmental entities in the markets in which the Company operates. In addition, such matters and certain other aspects of wireless communications system operations, including rates charged to customers and the resale of wireless communications services, may be subject to public utility regulation in the jurisdiction in which service is provided. Further, statutes and regulations in certain of the markets in which the Company operates impose limitations on the ownership of telecommunications companies by foreign entities. Changes in the current regulatory environments in the countries in which the Company operates or future judicial intervention, including with respect to interconnection arrangements, requirements for increased capital investments, regulations affecting prices the Company is able to charge for its services or foreign ownership limitations, could have a material adverse effect on the Company. For a more detailed description of the regulatory environment in each of the countries in which the Operating Companies operate, see the "Regulatory and Legal Overview" discussion for each Operating Company under "Business."


     Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. Most of the Company's wireless communications licenses have fixed terms and are not automatically renewable. In cases where license terms are fixed, there can be no assurance that license renewal will be effected, or if effected that renewal will be on acceptable economic terms.


     Because of the uncertainty as to the interpretation of regulations in certain jurisdictions, there can be no assurance the Company can provide planned services in each jurisdiction and it may be possible that the Company may be prohibited from providing services it intends to provide in the future in certain jurisdictions, including ESMR services. See also "-- Possible Delay in Offering ESMR Services in Brazil."



     Before McCaw Brazil can launch commercial iDEN-based ESMR services in Brazil, it will need to obtain the following approvals from the Ministry of
Communications: (i) project installation approval; and (ii) post-installation operating approval. In addition, before McCaw Brazil can commence ESMR service, "type certifications" must be obtained from the Ministry of Communications with respect to the equipment to be deployed in Brazil. Motorola has received type certification for most of its iDEN equipment, however, the Nortel switch and the subscriber units that are used with iDEN networks have not yet been type certified. The

Company believes that it will receive these approvals on a timely basis. No assurance can be given that the Ministry of Communications will grant the approvals or that the Company's planned roll-out of ESMR will not be delayed.


     On April 26, 1997 and in the beginning of June 1997, news reports appeared in the Brazilian newspapers and international wire services that an anonymous source had forwarded to the Ministry of Communications a copy of the Company's offering memorandum prepared in connection with the Initial Offering and a letter alleging that the Company was operating in Brazil without authorization from the Ministry of Communications. Based upon these allegations, the Ministry of Communications sent the Company a letter requesting its comments to the allegations and the Company sent the Ministry of Communications a letter responding to such allegations. Further, certain members of the Brazilian Congress introduced legislation that would eliminate the guaranteed right of SMR providers to interconnect to the public telecommunications network. Such legislation was enacted on July 16, 1997. Additionally, on May 15, 1997 and June 25, 1997, the Ministry of Communications issued proposed regulations for public comment that, if approved as drafted, would impose limitations on the Company's ability to (i) obtain direct telephone numbers for all of its subscriber units in Brazil and (ii) interconnect with the public telecommunications network. Although the Company believes that the current regulatory framework permits the operation of its existing business in Brazil, the proposed regulations, if enacted as drafted, may limit the Company's current and future operations in Brazil. Furthermore, there can be no assurance that the Brazilian Congress or the Ministry of Communications will not modify the existing regulatory framework, or that the Ministry of Communications will not initiate administrative proceedings, to impede the Company from providing the existing SMR services or launch ESMR services.



     Compliance with the terms of the Operating Companies' licenses and certain regulatory requirements, such as installation deadlines and minimum loading requirements, can be difficult. There can be no assurance that such requirements will be met or that the Company will not lose any applicable wireless communications licenses as a result of its failure to meet such requirements. The Company currently is not in compliance with applicable installation deadlines and minimum loading requirements with respect to certain channels located in various parts of Brazil outside Sao Paulo. Failure to comply with such requirements may subject the licenses relating to such channels to forfeiture by the Ministry of Communications. Requests for extensions of the relevant deadlines in most of the major cities have been filed with the Ministry of Communications; however, no responses have been received. There can be no assurance that the Ministry of Communications will not take action in response to such failure to comply that would have an adverse effect on McCaw Brazil. Additionally, in June 1997, the Ministry of Communications ordered the Company to discontinue the operation of two cell sites in the state of Sao Paulo based on the Ministry's assertion that such sites were operating outside of the geographical area covered by the Sao Paulo City license. Although the Company believes that these cell sites are consistent with the applicable license, there can be no assurance that the Ministry of Communications will agree with the Company's interpretation of the area covered by the applicable license. Additionally, because many of the regulatory frameworks are relatively new and still developing in the countries in which the Company operates and the enforcement of such regulations is often uncertain, it is difficult to determine how regulators will interpret the rules or judge compliance, and what degree of flexibility will be available.



     In Brazil, the transfer of control of an SMR licensee is subject to the prior approval of the Ministry of Communications. Because of these license transfer restrictions, McCaw Brazil's interest in 1,180 of its 1,700 channels is structured pursuant to a number of option agreements entered into with the shareholders of the respective corporate licensees of such channels (the "Option Agreements"). Pursuant to the Option Agreements, McCaw Brazil has acquired a minority interest in each such licensee not exceeding 49% and holds the option to acquire the balance of the ownership interest in each such licensee upon the payment of an option exercise price. The closing of each such option would be conditioned upon securing the approval of the Ministry of Communications for the transfer of control of the relevant licensees. The aggregate amount of the exercise price if all the options are exercised is not material. A licensee is not eligible to request approval for change of control until system installation has been completed and approved by the Ministry of Communications, and many of the channels subject to the Option Agreements have not been installed. While the

Company believes it will receive Ministry of Communications approval when it has met the installation requirements, no assurance can be given that such approval will be obtained. To the extent the Company is not able to exercise its option to acquire the balance of the ownership interest in a particular licensee, the Company believes that AirLink Service e Comercio Ltda. ("Airlink"), an indirect wholly owned subsidiary of McCaw Brazil, would be able to continue to maintain its existing contractual right to manage the operations subject to the license held by such licensee pursuant to a service agreement and receive fees under such service agreement. However, the Company would not own such licensee and the Company's rights with respect to such license could be limited. There can be no assurance that the Ministry of Communications would not challenge the validity of such service agreements. All of McCaw Brazil's channels in Sao Paulo are indirectly owned entirely by it and are not held pursuant to the Option Agreements.



     The Company owns or has options to acquire licensees with multiple channels in each of its service areas in Brazil, which have been acquired from private parties rather than the Ministry of Communications. Under an administrative ruling of the Ministry of Communications ("Administrative Ruling No. 478"), one entity may not "receive" more than one SMR license in a given service area. Such ruling also provides that an entity may not receive an SMR license if such entity is a member of a commonly controlled or commonly managed group where another member of such group already holds a license in the same service area. The Company believes that Administrative Ruling No. 478 does not restrict an entity from acquiring prior to July 13, 1994 more than one licensee in the same service area from private parties and holding such licensee directly or indirectly.



     Administrative Ruling No. 478 also is unclear as to whether, in the event of a transfer of multiple licensees, it would be permissible to consolidate such licensees under the ownership of one entity. In any event, the Company believes that any limitation on acquiring or holding multiple SMR licensees in the same service area or consolidation of multiple licensees would not affect those licensees who held SMR licensees prior to July 13, 1994, the effective date of Administrative Ruling No. 478. All of McCaw Brazil's licenses in Sao Paulo were issued prior to July 13, 1994. There can be no assurance that the Ministry of Communications will approve transfers of majority control of licensees in the same service area. Furthermore, Decree No. 2197, effective April 4, 1997, provides that any transfer of control can only occur after the period of time established in the rules to be issued by the Ministry of Communications. Any failure to approve such a transfer could have a material adverse effect on the Company.


     In the Philippines, cellular mobile operators are required to install at least 400,000 local exchange lines. The Company does not believe that Infocom is subject to this requirement however no assurance can be given that this will be the case. If this requirement were found to be applicable to Infocom, it would require a significant capital investment.


     Each of the jurisdictions in which the Operating Companies operate permit wireless communications companies to interconnect to the landline telephone service provider in each market. Although interconnection services are currently being provided in Brazil and Argentina, the Operating Companies in those countries have not entered into definitive interconnection agreements with the landline telephone service providers. The Company is currently negotiating interconnection agreements to increase interconnect capacity in connection with the upgrade to ESMR services in Brazil, Argentina and the Philippines. There can be no assurance that interconnection agreements will be entered into or if entered into or, whether such agreements will be on terms favorable to such Operating Companies. The failure to enter into interconnection agreements on favorable terms could have a material adverse effect on the Company's results of operations. In many of the countries in which the Company operates, telecommunications services are subject to value-added taxes.



     POSSIBLE DELAY IN OFFERING ESMR SERVICES IN BRAZIL. In June 1997 and July 1997, the Government of Brazil awarded Band B cellular licenses covering two of the ten areas throughout Brazil, including the City of Sao Paulo, pursuant to the rules governing the bidding process (the "Band B Rules"), which rules were released by the Ministry of Communications on January 13, 1997. The Band B Rules contain a provision which prohibits the initiation of operations by certain other mobile telecommunications service providers in the areas covered by the Band B licenses until December 31, 1999. It is unclear whether this provision of the Band B Rules will prevent the Company from providing iDEN-based ESMR services in Brazil before December 31, 1999. The Company does not believe that the Band B Rules are applicable to its current SMR operations in Brazil. There can be no assurance, however, that either the Ministry of Communications or companies bidding for the Band B licenses will not attempt to prevent the Company from offering ESMR services before December 31, 1999. In addition, companies bidding for the Band B licenses may request that the December 31, 1999 date be extended or seek clarification as to the applicability of the Band B Rules to iDEN-based ESMR services. Any significant delay in offering ESMR services would have a material adverse effect on the Company's competitive position in Brazil and on its business and results of operations.

     TECHNOLOGY RISKS. In most of its markets, the Company plans to implement ESMR networks using iDEN technology developed by Motorola. Prior to the second quarter of 1996, Nextel, the principal user of iDEN technology, implemented its ESMR networks using Motorola's "first generation" iDEN technology. Nextel encountered certain system performance issues that resulted in a significant postponement of its aggressive marketing efforts in the United States with respect to its ESMR network utilizing iDEN technology, and particularly its mobile telephone services. Nextel, together with Motorola, has pursued a significant program directed toward the development and deployment of modifications to the "first generation" iDEN technology platform designed principally to produce improvements in audio quality for telephone interconnect service. Although Nextel has deployed the modified iDEN technology successfully in several of its markets to date, including Chicago, Detroit, Boston, Denver, Atlanta, New York, Washington/Baltimore, Los Angeles, Northern California and the Pacific Northwest, and has announced its intention to pursue an aggressive roll-out of its ESMR networks in additional markets, its new systems have only been in commercial use for a limited period and there can be no assurance that the modified iDEN technology will satisfactorily continue to address the system performance issues encountered in the deployment of the first generation technology.


     COMPETITION. The Company's success will depend on the Operating Companies' ability to compete effectively with other communications services providers, including landline telephone companies and other wireless communications companies, in the markets in which the Operating Companies offer services. Many of the Company's competitors are well-established companies with substantially greater financial and marketing resources, larger customer bases, and better name recognition than the Company, and in certain markets may be able to provide coverage to a larger number of subscribers. Because of their financial resources, these competitors may be able to reduce prices in order to gain market share. In Brazil, some of the largest telecommunications companies in the world have been granted licenses in the on-going auctions to provide cellular service, which will result in significant competition when those services are launched. In addition, the Argentine and Mexican governments have announced their intention to auction a number of licenses to provide wireless communications service, and, as a result, the Company expects competition in these countries to increase. The Company expects that the prices it charges for its products and services will decline over the next few years as competition intensifies in its markets. Because iDEN technology is not compatible with cellular or PCS technology, the Company's customers will not be able to roam on cellular or PCS systems. There can be no assurance that the Company will be able to compete effectively in the future. For a more detailed description of the competitive factors affecting each Operating Company, see the "Competition" discussion for each Operating Company under "Business -- Operations and Investments."



     On February 20, 1997, the Ministry of Communications released new SMR rules (the "New SMR Rules") (i) permitting the combination of adjacent channels in certain frequencies in the 400 MHz, 800 MHz and 900 MHz band and (ii) requiring the use of digital technology for SMR systems operating in channels 401 to 600 of the 806-821 MHz and 851-866 MHz bands. The New SMR Rules also provide that channels which have already been assigned to licensees, including the Company, will be the object of a study addressing the prospective regrouping of such channels for application in systems using digital technology. Because the New SMR Rules allow SMR operators to combine adjacent channels to create contiguous blocks and may provide for a regrouping of SMR channels to create more contiguous blocks in the future, SMR operators may have additional technology choices available to them. Although the Company does not believe that the New SMR Rules will materially affect its technology decisions or the attractiveness of McCaw Brazil's product or service offerings, the New SMR Rules and technology decisions by other SMR operators, including existing and future competitors, may increase competition in Brazil. The proposed regulations issued on May 15, 1997 and June 25, 1997, if enacted by the Ministry of Communications as drafted, would impose limitations on the Company's ability to (i) obtain direct telephone numbers for all of its subscriber units in Brazil and (ii) interconnect with the public telecommunications network, and therefore, may limit the Company's ability to compete effectively with other wireless communications service providers in Brazil, including the operators of the Band B cellular licenses.


     In addition, many existing telecommunications enterprises in the markets in which the Company operates have successfully attracted significant investments from multinational communications companies. These multinational communications companies, which have invested in local landline, wireless communications and paging entities, have substantially greater financial resources than the Company and are attempting to accelerate the modernization of the telecommunications sector in the regions in which they operate by bringing their operating and financial resources to bear.

     The Company continuously reviews opportunities to acquire additional licenses in new markets, primarily in emerging countries. In each new market, the Company expects to face competition for such licenses from major international telecommunications entities, as well as from local competitors.

     RAPID TECHNOLOGICAL CHANGES. The telecommunications industry is subject to rapid and significant changes in technology, which could lead to new products and services that compete with those offered by the Company or lower the cost of current competing products and services to the point where the Company's products and services could become noncompetitive, thereby requiring the Company to reduce the prices of its services. While the Company is not aware of any proposed changes that will materially affect the attractiveness of its product and service offerings, the effect of technological changes on the Company's businesses cannot be predicted. In the future, the Company expects to experience competition from new technologies such as PCS and possibly satellite technology, as well as from advances with respect to existing technologies such as ESMR, cellular, paging and mobile data transmission. There can be no assurance that the Company will be able to adopt new technologies or to keep pace with ongoing advances in existing technology.

     RELIANCE ON LIMITED NUMBER OF EQUIPMENT SUPPLIERS. Motorola is expected to provide most of the infrastructure and subscriber handset equipment to the Company for its ESMR systems for the foreseeable future. It is expected that for the first few years of the Company's ESMR operations, Motorola and competing manufacturers who are licensed by Motorola (including Matsushita Communication Industrial Co., Ltd., which has executed a definitive license agreement with Motorola to employ Motorola's proprietary technology) will be the only manufacturers of subscriber equipment that is compatible with the Company's ESMR networks. In addition, the Company sources all of its switching equipment from Nortel. Although the Company believes that it has or will be able to secure contractual rights to procure sufficient equipment for its anticipated requirements, there can be no assurance that such equipment will continue to be available to the Company. Compania de Radiocomunicaciones Moviles S.A., operating under the name Movicom ("Movicom"), one of the two cellular service providers in Argentina, has an agreement with Motorola pursuant to which Motorola has agreed not to sell iDEN to any other operator in Argentina until September 15, 1997. See "Business -- Operations and Investments -- Argentina."

     EXPANSION; MANAGEMENT OF GROWTH. The Company has experienced rapid growth through acquisitions and intends to continue to grow through further expansion and upgrade of its existing operations, through acquisitions and joint ventures and through the establishment of new operations. The Company continually seeks additional opportunities in its existing and new markets. The Company's future success and its ability to meet its debt service obligations depends on the expansion of its operations and development of a large subscriber base on a timely basis.

     The Company's planned expansion projects will be subject to numerous risks, any of which could require substantial changes to proposed plans or otherwise alter the time frames or budgets currently contemplated. Such risks include (i) securing the necessary channel grants and adhering to regulatory requirements relating thereto; (ii) locating suitable sites for the Company's towers, obtaining any required zoning variances or other governmental or local regulatory approvals, and negotiating acceptable purchase, lease, joint venture or other agreements; (iii) negotiating favorable interconnection agreements;
(iv) delays that may be caused by frequency cross-interference with other radio spectrum users, such as television stations; and (v) risks typically associated with any construction project, including possible shortages of equipment or skilled labor, engineering or environmental problems, work stoppages, weather interference and unanticipated cost increases. There can be no assurance that the Company's currently planned expansion will be successful. Moreover, numerous factors could cause the Company not to proceed with all or a portion of its expansion plans or otherwise delay or alter its current expansion plans.

     Once the Company's operations are in place in a particular market, the Company's development of a significant subscriber base depends on the success of its sales and marketing efforts and the receptiveness of the marketplace. In most of its markets, the Company has limited experience in marketing its wireless communications services and in tailoring its sales and marketing to local conditions, and there can be no assurance that the Company's sales and marketing teams will be able to successfully establish a large subscriber base in its markets. In most of its markets, the Company will need to rely in part on the efforts of independent dealers and distributors to market its services.

     As a result of the Company's aggressive expansion plans, the Company faces significant challenges in managing its expanded operations. The Company must hire and train a number of key personnel to manage its growth, and its expansion plans will place substantial burdens on the Company's current management resources, information systems and financial controls. The Company intends to adopt a decentralized management strategy in each country in which it operates. While the Company believes this decentralized approach will result in efficient and effective operations, the management, information, internal control, reporting and accounting issues involved in any decentralized organization can be significant. In addition, the Company expects to face significant challenges in integrating newly acquired businesses with its existing operations. There can be no assurance that the Company will be able to manage its growth effectively. Failure to do so would have a material adverse effect on the Company's results of operations.


     CONTROL BY NEXTEL AND ITS SIGNIFICANT STOCKHOLDERS; CONFLICTS OF INTEREST; DEPENDENCE ON NEXTEL. The Company is a wholly owned subsidiary of Nextel and Nextel therefore has the power to elect all the directors of the Company. Of the six directors that comprise the board of directors of the Company, four are also directors and/or officers of Nextel. Nextel and directors and officers of Nextel who are also directors of the Company are in positions that may result in conflicts of interests with respect to transactions involving the Company. The Company currently engages in and expects, in the future, to continue to engage in transactions with Nextel and its affiliates. See "Certain Relationships and Related Transactions."


     Based on securities ownership information relating to Nextel, and after giving effect to the conversion of the outstanding shares of Nextel's preferred stock and the exercise in full of outstanding options and warrants held by the McCaw Investor and Motorola, the McCaw Investor and Motorola would beneficially own approximately 26.3% and approximately 14.2% of the Nextel Class A Common Stock, respectively, outstanding as of March 21, 1997. Pursuant to the Securities Purchase Agreement dated as of April 4, 1995, as amended, among Nextel, the McCaw Investor and Craig O. McCaw (the "McCaw Securities Purchase Agreement"), the McCaw Investor has the right to designate not less than 25% of the board of directors of Nextel (the "Nextel Board"). Additionally, the McCaw Investor is effectively entitled to designate a majority of the members of the Operations Committee (the "Operations Committee") of the Nextel Board and has the authority to formulate key aspects of Nextel's business strategy. As a result, the McCaw Investor is in a position to exert significant influence over Nextel's, and thereby McCaw International's, affairs.

     Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between Nextel as the owner of the Company's capital stock and the Holders of the Notes. Nextel may have an interest in pursuing acquisitions, divestitures, financings or other transactions which, in its judgment, could enhance the value of its equity, even though such transactions might involve risk to the Holders of the Notes.

     The Company and Nextel have entered into a right-of-first-opportunity agreement (the "Non-Compete Agreement") effective as of the Closing Date of the Initial Offering pursuant to which Nextel has agreed that neither Nextel nor any Affiliate (as defined in the agreement) controlled by Nextel will in the future participate in the ownership or operation of two-way terrestrial-based mobile wireless communications systems ("Wireless Entities") anywhere other than in the United States and Canada (for so long as Nextel owns an equity interest in Clearnet) unless such opportunities ("Future Wireless Opportunity") have first been presented to the Company. Such restriction will not apply to, among other things, any commercial relationship with any Wireless Entity (including channel or frequency sharing, roaming, purchase or sale of goods or services, licensing of intellectual property or other intangible rights or similar business related arrangement) that does not involve the directing or participating in the management of such Wireless Entity. The Company has agreed that, without the consent of Nextel, neither it, its Restricted Affiliates nor any of its Unrestricted Affiliates (each as defined in the "Description of the Notes") will participate in the ownership or management of any wireless communications service business in the United States or Canada other than with respect to its interest in Clearnet. Such restrictions terminate upon the earliest to occur of (i) April 15, 2007 and (ii) the date on which a Change of Control occurs (as defined in the "Description of the Notes").

     If Nextel gives the Company notice (the "Initial Notice") of a Future Wireless Opportunity, the Company will have 60 days to notify Nextel that it intends to pursue such opportunity and how it intends to finance its participation. The Company must have secured a financing commitment within 90 days of the date of the Initial Notice and the Future Wireless Opportunity must be consummated within nine months of the date of the Initial Notice. In the event the Company fails to respond to Nextel within the 60 and 90 day time-frames or fails to consummate the transaction within the nine-month period, Nextel will be free to pursue the Future Wireless Opportunity.

     The Company has agreed not to amend the Non-Compete Agreement if such amendment is material and adverse to the holders of the Notes or the Warrants and to provide such holders with written notice 30 days prior to any amendment.

     Each of the McCaw Investor and Motorola has and (subject to the terms of applicable agreements between such parties and Nextel) may have an investment or interest in entities that provide wireless communications services that could potentially compete with Nextel and the Company. Under the McCaw Securities Purchase Agreement, the McCaw Investor, Craig O. McCaw and their Controlled Affiliates (as defined in the McCaw Securities Purchase Agreement) may not, for a period of time, participate in other two-way terrestrial-based mobile wireless communications systems in the region that includes any part of North America or South America unless such opportunities have first been presented to and rejected by Nextel. Such restrictions terminate on the later to occur of July 28, 2000 and one year after the termination of the Operations Committee.

     The Company also depends on Nextel to provide it with various services including technology assistance, as well as certain administrative services. Such services are provided on a cost-basis pursuant to an overhead services agreement. See "Certain Relationships and Related Transactions."


     In November 1996, Nextel, McCaw International and Motorola entered into a binding memorandum of understanding regarding the Motorola Financing (the "Motorola MOU"). Under the Motorola MOU, Motorola agreed to provide an aggregate of $400 million in vendor financing to Nextel and McCaw International for the worldwide purchase of iDEN equipment and services and ancillary products (such as switches). In March 1997, Motorola and Nextel entered into a term sheet increasing the maximum worldwide vendor financing available to Nextel and McCaw International to $650 million, with a maximum non-U.S. amount outstanding of $400 million, subject to certain per country limits as agreed in the Motorola MOU. The Motorola MOU sets a limit of $125 million per country (other than the United States and Canada) on the amount that may be borrowed under the Motorola Financing. Nextel, McCaw International and Motorola agreed to an initial commitment to McCaw Brazil, McCaw Argentina and Infocom under the Motorola Financing of $125 million, $81 million and $15 million, respectively. Commitments provided by Motorola to provide financing to any Operating Company count 100% against Motorola's $650 million aggregate commitment. Currently, Motorola has not committed any financing for Mexico. The Motorola MOU contemplates that the loans under the Motorola Financing will bear interest at a rate of 2% to 4% over prime rate, depending on the Operating Company placing the order and the country in which such company is installing the iDEN equipment and is likely to have a maturity of up to six years. Borrowings by an Operating Company will be secured by all the assets and stock of such Operating Company and it is expected that the Company will guarantee such borrowings on a pro rata basis based on the equity interest of such Operating

Company owned by the Company (with the exception of Brazil where the Company will be required to guarantee 100% of such borrowings).

     Any amounts available to be borrowed by the Operating Companies under the Motorola Financing will be reduced by any amounts borrowed by Nextel and its subsidiaries other than the Company and the Operating Companies. Nextel has committed to the Company that at least $95 million of the Motorola Financing will be available to the Company. As of March 31, 1997, Nextel had borrowed $110 million pursuant to the Motorola Financing. Accordingly, there can be no assurance that more than $95 million of the Motorola Financing will be available to fund the Operating Companies' equipment purchases. In addition, to the extent total amounts outstanding under the Motorola Financing to Nextel and its subsidiaries, including the Company and the Operating Companies (other than Clearnet), plus requests for additional financing under the Motorola Financing by Nextel and its subsidiaries other than the Company and the Operating Companies would exceed $400 million, McCaw International is required to repay or cause to be repaid sufficient borrowings such that after giving effect to such repayment, the total amount of loans outstanding from Motorola to Nextel and its subsidiaries, including the Company and the Operating Companies (other than Clearnet), will not exceed $400 million (any such repayment is referred to as a "Forced Repayment"). Nextel has agreed with the Company not to cause a Forced Repayment.

     Nextel has provided a substantial amount of financing to the Company, but it is under no obligation to do so in the future.


     DEPENDENCE ON KEY PERSONNEL. The success of the Company and its growth strategy depends in large part on the Company's ability to attract and retain key management, marketing, finance and operating personnel, both at the Company and the Operating Companies. In many of the countries in which the Company operates, experienced management and other highly skilled personnel are in great demand. There can be no assurance that the Company will continue to attract and retain the qualified personnel necessary for its business. In addition, the loss of the services of one or more members of its senior management team, in particular Keith D. Grinstein, the Company's President and Chief Executive Officer, could have a material adverse effect on the Company. The Company does not maintain key person life insurance.


     RISKS ASSOCIATED WITH EMERGING MARKETS; UNCERTAINTIES ASSOCIATED WITH A NEW INDUSTRY. Most of the Company's markets are considered to be "emerging markets." Although political, economic and social conditions differ in each country in which the Company currently operates, developments in one country may affect the market value and liquidity of the Notes, Warrants and Warrant Shares and the Company's access to international capital markets. The Company currently does not have political risk insurance in the countries in which it conducts business.

     The success of the Company's operating strategies is subject to factors that are beyond the Company's control and impossible to predict due, in part, to the limited history of wireless communications services in the Company's existing and targeted markets. Consequently, the size of these markets for wireless communications services, the rates of penetration of these markets, the sensitivity and ability of potential subscribers to pay subscription and other fees, the extent and nature of the competitive environment and the immediate and long-term viability of wireless communications services in these markets are uncertain.

     CURRENCY RISKS AND EXCHANGE CONTROLS. All of the Company's revenues will be denominated in non-U.S. currencies, although a significant portion of its capital and operating expenditures, including imported infrastructure equipment, and the interest expense on the Notes and under the Motorola Financing, will be denominated in U.S. dollars. Fluctuations in exchange rates relative to the U.S. dollar may have a material adverse effect on the Company's earnings or assets. To the extent the Operating Companies distribute dividends in local currencies in the future, the amount of cash to be received by the Company will be affected by fluctuations in exchange rates. In addition, certain of the countries in which the Company has operations restrict the expatriation or conversion of currency.

     LOCAL ECONOMIES; POTENTIAL INFLATION. The Company's operations depend on the economies of the markets in which it has interests. These markets are in countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product and interest and foreign exchange rates. The Company may be subject to such fluctuation in the local economies. To the extent such fluctuations have an effect on the ability of customers to pay for the Operating Companies' services, the growth of the Company's wireless services could be impacted negatively. Many of the countries in which the Company operates do not have established credit bureaus, thereby making it more difficult for the Company to ascertain the creditworthiness of potential customers. Accordingly, the Company may experience a higher level of bad debt expense than otherwise would be the case. In particular, the Company's bad debt expense as a percentage of revenues in Brazil and Mexico has been significantly higher than in the Company's other markets.

     Certain of the Operating Companies operate in countries in which the rate of inflation is significantly higher than that of the United States. There can be no assurance that any significant increase in the rate of inflation in such countries could be offset, in whole or in part, by corresponding price increases by the Operating Companies, even over the long term.

     IMPORT DUTIES ON NETWORK EQUIPMENT AND HANDSETS. The Company's operations are highly dependent upon the successful and cost-efficient importation of infrastructure equipment and handsets from North America and, to a lesser extent, Europe and Japan. In the countries in which the Company operates, network equipment and handsets are subject to significant import duties and other taxes that can be as high as 50%. Although the Company believes there is a trend away from increased import duties, any significant increase in the future could have a material adverse effect on the Company's results of operations.

     INTERNATIONAL TAX RISKS. Distributions of earnings and other payments (including interest) received from the Company's operating subsidiaries and affiliates may be subject to withholding taxes imposed by the jurisdictions in which such entities are formed or operating, which will reduce the amount of after-tax cash the Company can receive from the Operating Companies. In general, a U.S. corporation may claim a foreign tax credit against its federal income tax expense for such foreign withholding taxes and for foreign income taxes paid directly by foreign corporate entities in which the Company owns 10% or more of the voting stock. The ability to claim such foreign tax credits and to utilize net foreign losses is, however, subject to numerous limitations, and the Company may incur incremental tax costs as a result of these limitations or because the Company is not in a tax-paying position in the United States.

     The Company may also be required to include in its income for U.S. federal income tax purposes its proportionate share of certain earnings of those foreign corporate subsidiaries that are classified as "controlled foreign corporations" without regard to whether distributions have been actually received from such subsidiaries.

     LEGAL ENFORCEMENT. A number of the agreements the Company enters into with the Operating Companies are governed by the laws of, and are subject to dispute resolution in the courts of, or through arbitration proceedings in, the country or region in which the operation is located. The Company cannot accurately predict whether such forum will provide it with an effective and efficient means of resolving disputes that may arise in the future. Even if the Company is able to obtain a satisfactory decision through arbitration or a court proceeding, it could have difficulty enforcing any award or judgment on a timely basis. The Company's ability to obtain or enforce relief in the United States is uncertain.

     ORIGINAL ISSUE DISCOUNT CONSEQUENCES. The Private Notes were issued with original issue discount for U.S. federal income tax purposes. The Exchange Notes should be treated as a continuation of the Private Notes. Consequently, Holders of the Exchange Notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. The Exchange Notes may be subject to the high-yield discount obligation rules, which will defer and may, in part, eliminate the Company's ability to deduct for U.S. federal income tax purposes the original issue discount attributable to the Exchange Notes. Accordingly, the Company's after-tax cash flow might be less than if the original issue discount on the Exchange Notes was deductible when it accrued. See "Certain U.S. Federal Income Tax Considerations" for a more detailed discussion of the U.S. federal income tax consequences resulting from the Exchange Offer.

     If a bankruptcy case is commenced by or against the Company under the U.S. Bankruptcy Code after the issuance of the Notes, the claim of a Holder with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

     FOREIGN CORRUPT PRACTICES ACT. As a domestic corporation and a wholly owned subsidiary of Nextel, the Company is subject to the Foreign Corrupt Practices Act (the "FCPA"), which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business. Although the Company has taken precautions to comply with the FCPA, there can be no assurance that such precautions will protect the Company against liability under the FCPA, particularly as a result of actions which may in the past have been taken or which may be taken in the future by agents and other intermediaries for whom the Company may have exposure under the FCPA. In particular, the Company may be held responsible for actions taken by its local partners even though the Company has no ability to control them. Any determination that the Company had violated the FCPA could have a material adverse effect on the Company.

     RADIO FREQUENCY EMISSION CONCERNS. Allegations have been made, but not proven, that the use of portable mobile communications devices may pose health risks due to radio frequency emissions from such devices. Studies performed by wireless telephone equipment manufacturers have rebutted these allegations, and a major industry trade association and certain governmental agencies have stated publicly that the use of such phones poses no undue health risk. Certain consumers have alleged that serious health risks have resulted from the use of certain mobile communications devices. The actual or perceived health risks of mobile communications devices could adversely affect mobile communications services providers, including the Company, through reduced subscriber growth, reduced network usage, the threat of product liability suits or limitations on financing available to the mobile communications industry.

     LACK OF PUBLIC MARKET. The NASD has designated the Private Notes as securities eligible for trading in the PORTAL market of the NASD. However, the Exchange Notes are new securities for which there is currently no active trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the Nasdaq National Market System and there can be no assurance as to the development of any market or liquidity of any market that may develop for the Exchange Notes. If a market for the Exchange Notes does develop, the price of such Exchange Notes may fluctuate and liquidity may be limited. If a market for the Exchange Notes does not develop, purchasers may be unable to resell such Exchange Notes for an extended period of time, if at all. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. There can be no assurance that, if a market for the Exchange Notes were to develop, such market would not be subject to similar disruptions.

     FAILURE TO EXCHANGE PRIVATE NOTES. The Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company are under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds Private Notes acquired for its own account as a result of market making or other trading activities and who receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                                  THE COMPANY

     McCaw International was founded in February 1995 by Craig O. McCaw to invest in and manage international wireless communications operations. In August 1995, a wholly owned subsidiary of Nextel purchased all the outstanding shares of the Company from Craig O. McCaw, who was at the time and remains, a significant shareholder of Nextel.


     The chart below sets forth the summary of the corporate ownership structure of the Company and the Operating Companies as of April 30, 1997.


                                   [CHART]

---------------
(1) After giving effect to the Argentina Transaction. Under U.S. GAAP in effect on the date hereof, McCaw Argentina will be accounted for under the equity method. Prior to the consummation of the Argentina Transaction, the Company owned 100% of McCaw Argentina S.A., an Argentine corporation ("McCaw Argentina S.A."), which became a subsidiary of McCaw Argentina upon consummation of the Argentina Transaction.


(2) On June 30, 1997, the Company increased its interest to 48.1% by purchasing all of the shares of Mobilcom held by a then-current shareholder.



(3) Represents the right to receive 25.2% of the profits generated by the Shanghai GSM System.



     Brazil. On January 30, 1997, Nextel acquired an 81% equity interest in McCaw Brazil for a purchase price of $186.3 million, which was paid with Nextel Class A Common Stock, and simultaneously contributed its equity interest in McCaw Brazil to the Company. McCaw Brazil commenced commercial operations in October 1994 and grew quickly through a series of acquisitions of Brazilian SMR license-holding companies. McCaw Brazil is currently the largest SMR operator in Brazil both in terms of the number of channels and the number of subscribers in its licensed service areas. McCaw Brazil owns or has options to purchase licenses for 1,700 SMR channels in Brazil, including 195 in Sao Paulo (representing 9.75 MHz) and 160 in Rio de Janeiro (representing 8.0 MHz). These licenses cover more than 59 million POPs, including the 10 largest cities in Brazil. McCaw Brazil currently offers SMR services in 27 cities, including Sao Paulo, Rio de Janeiro, Belo Horizonte, Brasilia, Porto Alegre and Curitiba.


     Telcom Ventures, LLC ("Telcom Ventures") and certain other entities (together the "Telcom Group") own the remaining 19% equity interest in McCaw Brazil. Telcom Ventures is the indirect majority shareholder of LCC International, Inc., a leading wireless engineering consulting services firm, and is owned by the family of Dr. Rajendra Singh and affiliates of the Carlyle Group, a United States based principal investment firm.

     The Company is currently in discussions with several large Brazilian corporate groups regarding the possible sale of up to a 15% equity interest in the Brazil Holding Company. The proceeds from the Brazil Equity Sale will be applied to the build-out of McCaw Brazil's ESMR network. There can be no assurance that the Company will be able to consummate any such transaction.



     Argentina. In 1995, McCaw Argentina S.A. (formerly known as Com Control Comunicacion Controlada, S.A.) purchased and obtained a license to operate 100 SMR channels in each of Buenos Aires, Cordoba, Rosario and Mendoza, the four largest cities in Argentina. McCaw Argentina S.A. commenced commercial SMR operations in February 1997. Following the Argentina Transaction, McCaw Argentina became the largest SMR channel holder in Argentina, with twice as many SMR channels as the second largest SMR operator. McCaw Argentina has 180 SMR channels (9 MHz) in Buenos Aires, 200 SMR channels (10 MHz) in each of the three other major cities and 20 additional SMR channels in each of Mar del Plata and Tucuman. The Company's licenses cover over 17.6 million POPs. As part of the Argentina Transaction, McCaw Argentina became the holder of a nationwide paging business with approximately 4,000 subscribers. The Company and WVA each own 50% of McCaw Argentina.



     Mexico. Mobilcom was formed in 1993 by an affiliate of Grupo Comunicaciones San Luis S.A. de C.V. ("Grupo San Luis") to pursue SMR opportunities in Mexico and began commercial operations in September 1993. In March 1995, Nextel made its first investment in Mobilcom by purchasing a 16.5% equity interest. During the last two years, through a series of transactions, Nextel increased its ownership interest in Mobilcom, as well as its involvement in the management of Mobilcom and currently has the right to nominate a majority of the board of directors of Mobilcom. The Company must invest substantial additional amounts in Mobilcom to maintain such right. The Company currently owns a 48.1% equity interest in Mobilcom. See "Risk Factors -- Contingent Capital Requirements."


     Mobilcom is the leading SMR provider in Mexico and offers, through its subsidiaries and management agreements, SMR services throughout Mexico, including in its three largest cities, and along a number of important highways. The cities in which Mobilcom holds SMR licenses include Mexico City (with a total of 204 channels representing approximately 10 MHz), Guadalajara (with a total of 60 channels representing approximately 3 MHz) and Monterrey (with a total of 25 channels representing approximately 1.25 MHz). The Company's licenses cover over 42 million POPs.


     The Company's strategic partners in Mobilcom include Grupo San Luis, which currently owns 21% of Mobilcom, Wireless Ventures of Mexico, Inc. ("WVM"), a wholly owned subsidiary of Telcom Ventures, which owns approximately 11.6% and Associated SMR, Inc. ("Associated SMR"), an international operator of wireless communications systems, which owns approximately 11.3%. The Company has options to acquire up to an additional 29.5% of Mobilcom, which expire on March 3, 1998.


     Philippines. In August 1996, McCaw International acquired a 30% equity interest in Infocom. Infocom owns nationwide licenses (with a total of 100 channels representing approximately 5 MHz), covering more than 67 million POPs, to provide SMR, ESMR and paging services. Infocom began commercial service of its paging network in February 1995 under the brand name "Infopage" and plans to launch commercial iDEN-based ESMR services by the end of 1997.

     The Company's partners in Infocom include the Gotesco Group, a leading diversified conglomerate engaged in retail, real estate, banking, manufacturing and trading in the Philippines headed by Jose C. Go, which owns a 20% interest in Infocom. Affiliates of American International Group Inc. (collectively "AIG") recently purchased a 10% interest in Infocom from an existing Infocom shareholder at a significantly higher implied valuation than that paid by the Company for its interest in Infocom. Other shareholders include a 32% holder and an 8% holder.


     Shanghai. The Company has a contractual right to receive 25.2% of the profits generated by the Shanghai GSM System operated by China United Telecommunications, Ltd. ("Unicom") through its Shanghai branch ("Shanghai Unicom"). The Company's interest in the Shanghai GSM System is held through its 60% equity interest in a Chinese joint venture, Shanghai McCaw Telecommunications Co. Ltd. ("Shanghai McCaw"). Shanghai McCaw participates in the Shanghai GSM System through a profit-sharing arrangement (the

"Unicom Agreement") between Unicom and Shanghai Science & Technology Investment Corp. Ltd. ("SSTIC"), the Company's 40% partner in Shanghai McCaw. SSTIC is also a shareholder of Unicom. The Shanghai GSM System covers the greater Shanghai area, which is comprised of more than 14 million POPs. The Company's interest in the Shanghai GSM System has been structured as a profit-sharing arrangement because current Chinese laws prohibit a foreign party from direct participation in the ownership and operation of telecommunications systems. The Company made its investment in Shanghai McCaw in 1995. In addition to its equity investment, the Company loaned Shanghai McCaw a portion of the funds necessary to fund the Shanghai GSM System. At December 31, 1996, the outstanding balance of this loan was $10.5 million. On March 29, 1997, the arrangements under the Unicom Agreement were modified pursuant to the China Unicom Shanghai GSM Phase III Cooperation Agreement (the "Phase III Agreement") between Unicom and Shanghai McCaw. The Phase III Agreement requires Shanghai McCaw to provide 60% of the funds required to expand the Shanghai GSM System. The profit sharing arrangements under the Unicom Agreement were retained for a period until the date the 50,001st subscriber is activated and are, thereafter, subject to change as provided in the Phase III Agreement. See "Business -- Operations and Investments -- Corporate Governance -- China."

     Unicom was established in 1994 by the Ministry of Electronics Industry, the Ministry of Railways, the Ministry of Power and 13 other shareholders including SSTIC. SSTIC is an investment holding company established by the Municipal Government of Shanghai, six major Shanghai banks as well as two major diversified Shanghai conglomerates for the purpose of developing the Shanghai high-technology industry.


     Canada. The Company owns 1,596,067 shares of common stock of Clearnet, a Nasdaq-listed company, representing approximately 3.7% of the outstanding common stock of Clearnet. On June 30, 1997 the Company's Clearnet common stock had a market value of approximately $19 million. Clearnet is the largest SMR operator in Canada as measured by the number of current subscribers, the number of 800 MHz channels and the number of POPs it covers. Additionally, Clearnet holds one of the two national 30 MHz licenses to provide PCS in Canada. Clearnet currently offers SMR services in more than 40 cities throughout Canada and ESMR services in Ontario and Quebec. Clearnet plans to launch its PCS network in Canada's largest urban centers in mid-1997. The Company has one representative on Clearnet's board of directors.


     Nextel made its initial investment in Clearnet in October 1994. The shares of Clearnet contributed to the Company by NIC were the maximum number of shares Nextel was permitted to transfer under certain agreements relating to its indebtedness. Nextel continues to hold approximately 15.6% of Clearnet and also has one representative on the board of directors of Clearnet.


     On June 26, 1997, Nextel announced that it received the consent of the holders of its public notes regarding certain amendments to the indentures governing such notes. The Nextel noteholders agreed, among other things, to permit Nextel to transfer its equity interest in Clearnet to McCaw International. If Nextel effects such transfer, McCaw International will hold an aggregate of 8,373,845 shares of Clearnet, representing approximately 19% of the outstanding common stock of Clearnet, which represents a 1.7% voting interest. As of June 30, 1997, based on the closing price of Clearnet stock on the Nasdaq Stock Market, Nextel's equity interest in Clearnet had a market value of approximately $82 million. Although Nextel is permitted to transfer its interest in Clearnet to the Company, there can be no assurance that Nextel will effect such transfer or, should such transfer occur, that the market value of Nextel's equity interest in Clearnet on the date of any such transfer will not be less than the market value of such equity interest as of June 30, 1997.



     Nextel Investment Company. On February 28, 1997, NIC was merged with an indirect wholly owned subsidiary of the Company, with NIC as the surviving corporation. Prior to the consummation of the merger, NIC held approximately 38% of Mobilcom, 3.7% of Clearnet, a note receivable related to Mobilcom and cash and short-term investments at December 31, 1996 of $52.9 million. Prior to consummation of the merger, the cash and short-term investments were distributed to Nextel.


     The Company's principal executive and administrative offices are located at 1191 Second Avenue, Suite 1600, Seattle, Washington 98101 and its telephone number at that location is (206) 749-8000.

                        NO CASH PROCEEDS TO THE COMPANY

     This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby and has agreed to pay the expenses of the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, Private Notes representing an equal aggregate principal amount at maturity. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer." The Private Notes surrendered in the exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding debt of the Company.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of March 31, 1997 on a (i) historical basis and (ii) pro forma basis to give effect to the Argentina Transaction and the capital contribution that increased the Company's interest in Mobilcom from 38% to 46.3%. This table should be read in conjunction with the Company's consolidated financial statements and the notes thereto, and the pro forma consolidated financial statements appearing elsewhere in this Prospectus. See "Pro Forma Consolidated Financial Statements" and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.



                                                                         MARCH 31, 1997
                                                                  -----------------------------
                                                                   ACTUAL(1)        PRO FORMA
                                                                  ------------     ------------
                                                                           (UNAUDITED)
Long-term debt:
  Notes, net of original issue discount of $461,653,792........   $489,909,208     $489,909,208
                                                                  ------------     ------------
          Total long-term debt.................................    489,909,208      489,909,208
Stockholder's equity:
  Common stock, without par value; 20,000,000 shares
     authorized, 10,000,000 shares issued and outstanding
     actual and 10,000,000 shares issued and outstanding pro
     forma.....................................................    395,427,766      395,427,766
  Accumulated deficit..........................................    (38,551,777)     (38,551,777)
  Unrealized gain on investments classified as
     available-for-sale, net of tax............................      1,215,500        1,215,500
                                                                  ------------     ------------
          Total stockholder's equity...........................    358,091,489      358,091,489
                                                                  ------------     ------------
          Total capitalization.................................   $848,000,697     $848,000,697
                                                                   ===========      ===========


---------------
(1) Under U.S. GAAP, approximately $14.8 million of the proceeds of the Initial Offering has been allocated to the Warrants and approximately $485.2 million of the proceeds has been allocated to the Notes.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Private Notes were sold by the Company on the Closing Date to the Placement Agents pursuant to the Placement Agreement. The Placement Agents subsequently sold the Private Notes to (i) "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A, (ii) other investors in offshore transactions in reliance on Regulation S under the Securities Act and (iii) a limited number of institutional "accredited investors", as defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act. As a condition to the sale of the Private Notes, the Company and the Placement Agents entered into the Registration Rights Agreement on March 3, 1997. Pursuant to the Registration Rights Agreement, the Company agreed that (i) it would use its bests efforts to cause to be filed with the Commission within 60 days after the Closing Date an exchange offer registration statement under the Securities Act with respect to the Exchange Notes, (ii) to cause such Registration Statement to remain effective under the Securities Act until the closing of the Exchange Offer and (iii) it would use its best efforts to have the Exchange Offer consummated not later than 60 days after the effective date of the Registration Statement. The Company agreed to issue and exchange Exchange Notes for all Private Notes validly tendered and not withdrawn before the Expiration Date of the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement is intended to satisfy the Company's obligations under the Registration Rights Agreement.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date.

     The Company will issue Exchange Notes in exchange for an equal aggregate principal amount at maturity of outstanding Private Notes validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000 principal amount at maturity.

     The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the registration rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, approximately $951.5 million in aggregate principal amount at maturity of the Private Notes was outstanding. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact), as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. Solely for reasons of
administration, the Company has fixed the close of business on          , 1997
as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

     Holders of the Private Notes do not have any appraisal or dissenters' rights under the Washington Business Corporation Act Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Private Notes when, and if, the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

     Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time on
         , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if, in the opinion of counsel for the Company, the consummation of the Exchange Offer would violate any applicable law, rule or regulation or any applicable interpretation of the staff of the Commission, to terminate or amend the Exchange Offer by giving oral or written notice of such delay, extension, termination or amendment to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will not bear interest prior to April 15, 2002. From and after April 15, 2002, the Private Notes bear interest and the Exchange Notes will bear interest, which will be payable in cash, at a rate of 13% per annum, on each April 15 and October 15, commencing October 15, 2002 to holders of record on the immediately preceding April 1 and October 1, respectively.

RESALE OF THE EXCHANGE NOTES

     With respect to the Exchange Notes, based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder who exchanges Private Notes for Exchange Notes in the ordinary course of business, who is not participating, does not intend to participate, and has no arrangement with any person to participate in a distribution of the Exchange Notes, and who is not an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to any such broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any such resale for a period not to exceed 180 days after the closing of the Exchange Offer. See "Plan of Distribution."

PROCEDURES FOR TENDERING

     Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of

Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depository pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

     The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement among such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY PRIVATE NOTES TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wish(es)(s) to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" (within the meaning of Rule 17Ad-15 under the Exchange Act) that is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder exactly as such registered holder's name appears on such Private Notes.

     If the Letter of Transmittal or any Private Notes are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Private Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the

Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder of Private Notes will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

     If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depository) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Private Notes with the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's systems may make book-entry delivery of Private Notes by causing the Depository to transfer such Private Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

     (a) The tender is made through an Eligible Institution;

     (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder and the certificate number(s) of such Private Notes, stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) Such properly executed Letter of Transmittal (or facsimile thereof) as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn, (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer -- Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION OF CERTAIN RIGHTS

     All registration rights under the Registration Rights Agreement accorded to holders of the Private Notes (and all rights to receive additional interest on the Notes to the extent and in the circumstances specified therein) will terminate upon consummation of the Exchange Offer except with respect to the Company's duty to keep the Registration Statement effective until the closing of the Exchange Offer and, for a period of 180 days after the closing of the Exchange Offer, to provide copies of the latest version of the Prospectus to any broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any resale by such broker-dealer of Exchange Notes received for its own account pursuant to the Exchange Offer in exchange for Private Notes acquired for its own account as a result of market-making or other trading activities.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

             By Mail:                    By Facsimile Transmission:                     By Hand:
       The Bank of New York           (For Eligible Institutions Only)            The Bank of New York
        101 Barclay Street                     (212) 815-5915                      101 Barclay Street
            Floor 21 W                                                                 Floor 21 W
     New York, New York 10286            Confirm by Telephone: (212)            New York, New York 10286
Attention: Corporate Trust Office                 815-5919                 Attention: Corporate Trust Office

                             By Overnight Delivery:

                              The Bank of New York


                               101 Barclay Street


                                 Floor 21 West


                            New York, New York 10286


        The Bank of New York also serves as Trustee under the Indenture.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile transmission, telephone or in person by officers and regular employees of the Company and their affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.


     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $500,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.


     The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain "restricted securities" within the meaning of Rule 144(a)(3)(iv) of the Securities Act. Accordingly, such Private Notes may not be offered, sold, pledged or otherwise transferred except (i) to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) to institutional accredited investors in a transaction exempt from the registration requirements of the Securities Act, and, in each case, in accordance with all other applicable securities laws and the transfer restrictions set forth in the Indenture.

ACCOUNTING TREATMENT

     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the remaining term of the Notes.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA


    The following table sets forth certain selected financial and operating data on a consolidated historical basis for the Company as of December 31, 1994, 1995 and 1996 and March 31, 1997, and for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997. The selected consolidated historical financial data of the Company as of and for the years ended December 31, 1994, 1995 and 1996, with the exception of data presented under Other Financial Data, were derived from the consolidated financial statements and the notes thereto of the Company, which have been audited by Deloitte & Touche LLP, independent auditors, whose report has been included herein. The selected consolidated historical financial data of the Company for the three months ended March 31, 1996 and as of and for the three months ended March 31, 1997 are derived from the unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods.



    On January 1, 1997 and March 3, 1997, respectively, McCaw International (Services), Ltd. (formerly Special Purpose Company No. 1) and McCaw International (CANMEX), Ltd. (formerly Nextel Investment Company), both wholly owned subsidiaries of Nextel, were merged into the Company. As these mergers represent transfers between companies under common control, they have been accounted for similar to poolings of interests; accordingly, the historical financial statements for the periods presented prior to the mergers are restated as though the companies had been combined from inception.


    The selected consolidated historical financial data should be read in conjunction with "Pro Forma Consolidated Financial Statements" and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.


                                                                                                    THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                       MARCH 31,
                                                  ------------------------------------------    ---------------------------
                                                      1994          1995            1996           1996            1997
                                                  ------------  ------------    ------------    -----------    ------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues......................................... $         --  $         --    $         --    $        --    $  1,460,388
Costs and expenses related to revenues...........           --            --              --             --         956,585
Selling, general and administrative..............           --       276,962       9,317,784        821,027       3,852,548
Depreciation and amortization....................        2,033        18,647         168,401          7,860       2,580,572
                                                  ------------  ------------    ------------
Operating loss...................................       (2,033)     (295,609)     (9,486,185)      (828,887)     (5,929,317)
Interest income (expense), net...................    2,687,882     6,232,502       3,977,557      1,144,927      (2,793,354)
Loss from equity method investments..............           --    (6,853,064)     (5,991,304)    (1,269,300)     (1,866,894)
Other, net.......................................           --   (15,002,062)        378,580         (4,987)       (157,616)
Minority interest................................                                                        --         437,594
                                                  ------------  ------------    ------------    -----------    ------------
Income (loss) before income tax benefit
  (provision)....................................    2,685,849   (15,918,233)    (11,121,352)      (958,247)    (10,309,587)
Income tax benefit (provision)...................     (913,846)   (2,119,050)     (1,354,862)      (389,275)        499,304
                                                  ------------  ------------    ------------    -----------    ------------
Net income (loss)................................ $  1,772,003  $(18,037,283)   $(12,476,214)   $(1,347,522)   $ (9,810,283)
                                                  ============  ============    ============    ===========    ============
Net income (loss) per share...................... $       0.18  $      (1.80)   $      (1.25)   $     (0.13)   $      (0.98)
Weighted average shares outstanding..............   10,000,000    10,000,000      10,000,000     10,000,000      10,000,000

CONSOLIDATED STATEMENT OF CASH FLOWS DATA:
Cash flows from operating activities............. $  2,687,882  $ (6,063,660)   $ (2,983,257)   $  (226,340)   $   (471,182)
Cash flows from investing activities.............  (45,996,038)  (47,895,909)    (72,285,642)    (4,701,413)    (37,751,486)
Cash flows from financing activities.............  168,850,077     1,592,751      42,995,751      5,086,025     465,188,376
Capital expenditures.............................           --        36,056       8,817,644        167,950       6,192,982
Ratio of earnings to fixed charges(2)............           --            --              --             --              --
OTHER FINANCIAL DATA:
EBITDA(1)........................................           --   (22,132,088)    (14,930,508)    (2,095,314)     (4,935,661)



                                                                           AS OF DECEMBER 31,
                                                                ----------------------------------------  AS OF MARCH 31,
                                                                    1994          1995          1996           1997
                                                                ------------  ------------  ------------  ---------------
BALANCE SHEET DATA:
Cash and cash equivalents.....................................  $125,541,921  $ 85,302,423  $ 53,029,275   $ 479,994,983
Investment in unconsolidated subsidiaries.....................            --    47,951,335    98,981,700     124,025,593
Total assets..................................................   171,535,926   169,675,457   199,367,315     942,591,012
Long-term debt................................................            --            --            --     489,909,208
Minority interest.............................................            --            --            --       5,251,125
Stockholder's equity..........................................     1,772,003    11,939,690    39,202,634     358,091,489


---------------

(1) EBITDA consists of loss before interest expense, income tax benefit and depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations for the periods presented. EBITDA is not a measurement under U.S. GAAP and may not be similar to EBITDA measures of other companies. See the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.


(2) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of loss before income taxes, plus fixed charges, less income (loss) from equity method investments. Fixed charges consist of interest on all indebtedness, amortization of debt expense, and that portion of rental expense which the Company believes to be representative of interest. The deficiency (excess) for purposes of calculating the ratio of earnings to fixed charges for the years ended December 31, 1996, 1995 and 1994, and the three months ended March 31, 1997 and 1996 was $11,121,352, $15,918,233, $(2,685,849), $10,309,587 and $958,247, respectively.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     The following unaudited pro forma consolidated financial statements present the historical consolidated balance sheets and statements of operations after giving effect to the Transactions and the Initial Offering. The unaudited pro forma consolidated balance sheet as of March 31, 1997 gives effect to the Argentina Transaction and the capital contribution that increased the Company's interest in Mobilcom from 38% to 46.3% as if they had occurred at March 31, 1997. The unaudited pro forma consolidated statements of operations for the year ended December 31, 1996 and for the three months ended March 31, 1997 give effect to the Transactions and the Initial Offering as if they had occurred on January 1, 1996. The following pro forma consolidated financial statements have been derived from, and should be read in conjunction with, the consolidated historical financial statements of the Company, Mobilcom and WVB including the notes thereto, and the other financial and operating information appearing elsewhere in this Prospectus. The pro forma adjustments are described in the notes to the pro forma consolidated financial statements and investors are encouraged to read such information carefully. The pro forma consolidated financial statements are not necessarily indicative of the operating results or financial position that would have been achieved by the Company, nor are they indicative of the Company's future operating results or financial position.



     The Transactions which the pro forma consolidated financial statements give effect to include: (i) Nextel's acquisition on January 30, 1997 of an 81.0% interest in WVB for $186.3 million in market value of Nextel Class A Common Stock and the simultaneous contribution of such interest to the Company; (ii) the Company's acquisition of an approximately 38% interest in Mobilcom for $76.9 million and the capital contribution that increased the Company's ownership interest in Mobilcom from 38% to 46.3%, which are accounted for using the equity method; (iii) the Company's acquisition of a 30.0% interest in Infocom which is accounted for using the equity method; (iv) the Argentina Transaction; and (v) the pre-merger transfer to Nextel of NIC's assets and liabilities not associated with the Company's investments in Mobilcom and Clearnet.


                    PRO FORMA CONSOLIDATED BALANCE SHEET(1)

                              AS OF MARCH 31, 1997



                                                                   COMPANY
                                                                 (HISTORICAL)   ARGENTINA(2)   ADJUSTMENTS(3)         PRO FORMA
                                                                 ------------   ------------   --------------        ------------
Total current assets............................................ $487,065,277   $ (1,466,084)   $(10,078,563)(5)     $475,520,630
Investment in unconsolidated subsidiaries.......................  124,025,593     18,524,706      11,078,563(5)       153,628,862
Intangible assets -- net........................................  271,776,869    (10,239,613)                         261,537,256
Property, plant and equipment -- net............................   22,538,503     (9,057,182)                          13,481,321
Other noncurrent assets.........................................   37,184,770     (2,334,462)     (1,000,000)(5)       33,850,308
                                                                 ------------   ------------   --------------        ------------
Total noncurrent assets.........................................  455,525,735     (3,106,551)     10,078,563          462,497,747
Total assets.................................................... $942,591,012   $ (4,572,635)   $                    $938,018,377
                                                                  ===========    ===========    ============          ===========
Total current liabilities....................................... $ 20,570,350   $ (4,572,635)   $                    $ 15,997,715
                                                                 ------------   ------------   --------------        ------------
Deferred income taxes and other.................................   68,768,840                                          68,768,840
Long-term debt..................................................  489,909,208                                         489,909,208
                                                                 ------------   ------------   --------------        ------------
Total noncurrent liabilities....................................  558,678,048                                         558,678,048
                                                                 ------------   ------------   --------------        ------------
Total liabilities...............................................  579,248,398     (4,572,635)                         574,675,763
Minority interest...............................................    5,251,125                                           5,251,125
Total stockholder's equity......................................  358,091,489                                         358,091,489
                                                                 ------------   ------------   --------------        ------------
Total liabilities and stockholder's equity...................... $942,591,012   $ (4,572,635)   $                    $938,018,377
                                                                  ===========    ===========    ============          ===========

               PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS(1)

                       THREE MONTHS ENDED MARCH 31, 1997



                    COMPANY          WVB                                         INITIAL
                  (HISTORICAL) (HISTORICAL)(9)   ARGENTINA(2)      NIC         OFFERING(4)       ADJUSTMENTS(3)       PRO FORMA
                  ------------ ---------------   ------------   ---------      ------------      --------------      ------------
Revenues......    $  1,460,388   $ 1,136,959      $  (54,570)   $              $                  $                  $  2,542,777
Costs and
  expenses
  related to
  revenues....         956,585       592,513         (22,856)                                                           1,526,242
Selling,
  general and
  administrative...  3,852,548       736,427        (569,923)                                                           4,019,052
Depreciation
  and
  amortization...    2,580,572       453,172        (176,442)                                          219,770(10)
                                                                                                       678,898(11)      3,755,970
                  ------------ ---------------   ------------   ---------      ------------      --------------      ------------
Operating
  loss........      (5,929,317)     (645,153)        714,651                                          (898,668)        (6,758,487)
Interest
  expense,
  net.........      (2,793,354)     (211,223)                    (183,176)(18)  (14,705,089)(14)       118,861(7)     (17,773,981)
Income (loss)
  from equity
  method
investments...      (1,866,894)                     (810,468)                                         (171,017)(13)
                                                                                                      (259,416)(15)    (3,107,795)
Other, net....        (157,616)       48,542           1,874                                                             (107,200)
Minority
  interest....         437,594                                                                         109,013(8)         546,607
                  ------------ ---------------   ------------   ---------      ------------      --------------      ------------
Loss before
  income tax
  benefit.....     (10,309,587)     (807,834)        (93,943)    (183,176)      (14,705,089)        (1,101,227)       (27,200,856)
Income tax
  benefit.....         499,304       115,220                                                           224,036(17)        838,560
                  ------------ ---------------   ------------   ---------      ------------      --------------      ------------
Net loss......    $ (9,810,283)  $  (692,614)     $  (93,943)   $(183,176)     $(14,705,089)      $   (877,191)      $(26,362,296)
                   ===========  ============      ==========    =========       ===========       ============        ===========
Net loss per
  share.......    $      (0.98)                                                                                      $      (2.64)
Weighted
  average
  shares
outstanding...      10,000,000                                                                                         10,000,000


               PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS(1)
                      FOR THE YEAR ENDED DECEMBER 31, 1996


                   COMPANY            WVB                                           INITIAL
                 (HISTORICAL)   (HISTORICAL)(9)   ARGENTINA(2)       NIC          OFFERING(4)      ADJUSTMENTS(3)       PRO FORMA
                 ------------   ---------------   ------------   -----------      ------------     --------------     -------------
Revenues...        $             $  14,212,379    $              $                $                 $                 $  14,212,379
Costs and
  expenses
  related
  to
revenues...                          9,589,401                                                                            9,589,401
Selling,
  general
  and
  administrative... 9,317,784       13,019,232      (2,723,044)                                                          19,613,972
Depreciation
  and
  amortization..      168,401        5,277,024         (15,653)                                        2,637,246(10)
                                                                                                       8,146,778(11)     16,213,796
                 ------------   --------------     ------------   -----------      ------------     --------------     -------------
Operating
  loss.....        (9,486,185)     (13,673,278)      2,738,697                                       (10,784,024)       (31,204,790)
Interest
  expense,
  net......         3,977,557       (2,636,127)         70,109    (4,018,717)(18)  (72,024,327)(14)    1,378,657(7)     (73,252,848)
Income
  (loss)
  from
  equity
  method
  investments...   (5,991,304)                      (3,200,795)                                         (337,885)(12)
                                                                                                      (1,420,998)(13)
                                                                                                      (3,085,067)(15)
                                                                                                          83,890(16)    (13,952,159)
Other,
  net......           378,580          122,909           7,683                                                              509,172
Minority
interest...                                                                                            2,919,168(8)       2,919,168
                 ------------   ---------------     ------------  -----------      ------------     --------------     -------------
Loss before
  income
  tax
  benefit..       (11,121,352)     (16,186,496)       (384,306)   (4,018,717)      (72,024,327)      (11,246,259)      (114,981,457)
Income tax
  benefit
(expense)..        (1,354,862)        (556,202)                                                        2,688,437(17)        773,373
                 ------------   ---------------   ------------   -----------      ------------     --------------     -------------
Net loss...      $(12,476,214)   $ (16,742,698)   $   (384,306)  $(4,018,717)     $(72,024,327)     $ (8,557,822)     $(114,204,084)
                  ===========     ============    ============    ==========       ===========      ============       ============
Net loss
  per
  share....      $      (1.25)                                                                                         $     (11.42)
Weighted
  average
  shares
  outstanding...   10,000,000                                                                                            10,000,000


                                                        (footnotes on next page)

---------------

    The following table summarizes the purchase price for each business acquired, the percentage ownership acquired and the preliminary allocation of the purchase price to the significant net assets acquired (in $ millions):



                        MCCAW
                     INTERNATIONAL                         NET OPERATING
 ENTITY ACQUIRED     OWNERSHIP %     PURCHASE PRICE     ASSETS (LIABILITIES)     LICENSES     GOODWILL
-----------------    -----------     --------------     --------------------     --------     --------
WVB..............       81.0%            $187.2(a)             $(76.5)            $210.9       $ 52.8


---------------

       (a) Includes 11,964,000 shares of Nextel common stock valued at $186.3 million.


 (1) For purposes of conforming the presentation of the pro forma consolidated financial statements, certain historical amounts have been summarized.


 (2) Gives effect to the Argentina Transaction and the subsequent change in accounting to the equity method.



 (3) Adjustments to give effect to the Transactions as described.


 (4) Adjustments to give effect to the Initial Offering.


 (5) Reflects capital contribution that increased the Company's interest in Mobilcom from 38% to 46.3%. Consists of a $10.1 million cash contribution funded from current assets and a $1.0 million conversion of a note receivable.



 (6) Not used.



 (7) As a result of the forgiveness of a note and interest payable to a stockholder of $19.0 million concurrent with the WVB acquisition, interest expense of $1.4 million and $0.1 million for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively, have been eliminated.


 (8) Gives effect to the recognition of the 19% minority interest attributable to the Company's consolidation of WVB.


 (9) Represents historical results of WVB prior to the acquisition on January 30, 1997.



(10) Gives effect to the amortization of goodwill of $52.8 million recognized, on a preliminary basis pending determination of the effects on the Company's Brazilian deferred tax assets of planned changes in the Company's legal structure, in the WVB acquisition over 20 years. Such changes are dependent on obtaining approval from Brazilian regulatory agencies.



(11) Gives effect to the amortization of licenses of $210.9 million acquired, on a preliminary basis pending determination of the effects on the Company's Brazilian deferred tax assets of planned changes in the Company's legal structure, in the WVB acquisition over 20 years. Such changes are dependent on obtaining approval from Brazilian regulatory agencies.



(12) Gives effect to the amortization of excess purchase price over net assets acquired of $16.2 million in the Infocom investment over 20 years.



(13) Gives effect to the amortization of excess purchase price over net assets acquired of $106.7 million in the Mobilcom investments over 20 years.



(14) Interest expense has been adjusted for the year ended December 31, 1996 and the three months ended March 31, 1997 to include approximately $72.0 million and $14.7 million, respectively, consisting of (i) interest on the Notes and (ii) amortization of the offering costs and other related fees of $16.8 million attributable to the Notes using an amortization period of ten years. No adjustment has been made to include interest income earned on the net proceeds from the Initial Offering pending their application in the Company's capital expenditure program.


(15) Gives effect to the equity earnings associated with the Company's approximately 46.3% investment in Mobilcom.

(16) Gives effect to the equity earnings associated with the Company's 30% investment in Infocom.


(17) Gives effect to the tax benefit derived from the amortization of licenses obtained in the WVB acquisition.



(18) Represents elimination of net interest income attributable to assets transferred to Nextel prior to NIC's merger with the Company.

                          SELECTED PROPORTIONATE DATA



     The following table is not required by generally accepted accounting principles ("GAAP") and is not intended to replace the Consolidated Financial Statements prepared in accordance with GAAP. It is presented to provide supplemental data. Because significant assets of the Company are not consolidated and because of the substantial effect the formation of certain joint ventures will have on the year-to-year comparability of the Company's consolidated financial results, the Company believes that proportionate financial and operating data facilitates the understanding and assessment of its Consolidated Financial Statements.



     Under GAAP, the Company consolidates the entities in which it has a controlling interest and uses the equity method to account for entities over which the Company has significant influence but does not have a controlling interest. In contrast, proportionate accounting reflects the Company's relative ownership interests in operating revenues and expenses for both its consolidated and equity method entities. Investments that are accounted for under the cost method or are classified as available-for-sale are not subject to proportionate accounting. Accordingly, total proportionate results show the Company's share of significant operations over which it has the ability to exert significant influence.



                                                             YEAR ENDED                       THREE MONTHS ENDED
                                                -------------------------------------   -------------------------------
                                                DECEMBER 31, 1995   DECEMBER 31, 1996   MARCH 31, 1996   MARCH 31, 1997
                                                -----------------   -----------------   --------------   --------------
PROPORTIONATE STATEMENT OF OPERATIONS DATA:
Revenues......................................    $     643,464       $   2,210,148      $    201,131     $  2,623,074
Costs and expenses related to revenues........          384,158             734,205            96,859        1,267,550
Selling, general and administrative...........        1,668,387          11,220,402         1,146,362        4,581,830
Depreciation and amortization.................        2,755,919           4,424,814           844,588        3,972,353
                                                -----------------   -----------------   --------------   --------------
Operating loss................................    $  (4,165,000)      $ (14,169,273)     $ (1,886,678)    $ (7,198,659)
OTHER PROPORTIONATE FINANCIAL DATA:
EBITDA(1).....................................    $ (18,172,822)      $  (9,457,198)     $ (1,047,077)    $ (3,361,358)
Total POPs (in millions)(2):
    Specialized Mobile Radio..................             23.8                29.3              23.9             81.3
    Paging....................................               --                20.0                --             20.1
Total units in service(3):
    Specialized Mobile Radio..................            2,700               7,000             3,100           20,000
    Paging....................................               --              12,900                --           13,100


---------------

(1) EBITDA consists of loss before interest expense, income tax benefit and depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations for the periods presented. EBITDA is not a measurement under U.S. GAAP and may not be similar to EBITDA measures of other companies. See the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.



(2) "POPs" represents the population of a licensed market (based on population estimates for such market) multiplied by the Company's ownership interest in a licensee operating in such market as of the date specified.



(3) Units in service represents the number of handsets or pagers in service at the licensees multiplied by the Company's ownership interest in the licensees as of the date specified.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the notes thereto and the pro forma financial information appearing elsewhere in this Prospectus.

OVERVIEW

     GENERAL

     McCaw International is a leading wireless communications services company based on the number of people and the number of SMR channels in its licensed service areas. The Company provides wireless communications services in the four largest cities in Latin America and two of the largest cities in Asia. The Company's markets cover approximately 230 million POPs, approximately 120 million of which are in Latin America. McCaw International is the largest SMR service provider in Brazil and Mexico, and holds the largest SMR channel position in Argentina. McCaw International's strategy is focused on leveraging its leading analog dispatch or SMR channel positions in its principal markets and using Nextel's experience and supplier relationships to upgrade its services from analog dispatch to ESMR services. The upgrade to digital networks will allow the Company to increase capacity significantly and to offer additional services and features such as enhanced dispatch (group calling and instant conferencing), high-quality telephone interconnect and text messaging.


     On January 1, 1997 and March 3, 1997, respectively, McCaw International (Services), Ltd. (formerly Special Purpose Company No. 1 ("SPC#1")) and McCaw International (CANMEX), Ltd. (formerly Nextel Investment Company ("NIC")), both wholly owned subsidiaries of Nextel, were merged into the Company. As these mergers represent transfers between companies under common control, they have been accounted for in a manner similar to poolings of interests; accordingly, the historical financial statements reflect the combined financial position and results of operations of the Company, SPC#1 and NIC (collectively referred to as the "Company") for all periods presented.



     As of December 31, 1996, the Company owned 100% of McCaw Argentina, 30.1% of Mobilcom, 3.7% of Clearnet, 30% of Infocom and the right to receive 25.2% of the profits of the Shanghai GSM System. Accordingly, at December 31, 1996, the Company's consolidated financial statements consolidate the accounts of the Company and McCaw Argentina. The Company's 30.1% interest in Mobilcom and 30% interest in Infocom are accounted for using the equity method. The Company's 3.7% investment in Clearnet is considered an investment in marketable securities and is reflected at fair market value, and the Company's right to receive 25.2% of the profits of the Shanghai GSM System is accounted for using the cost method. Upon consummation of the Argentina Transaction on May 6, 1997, the Company's ownership interest in McCaw Argentina was reduced to 50%. Under U.S. GAAP in effect on the date thereof, McCaw Argentina will be accounted for under the equity method.



     On January 30, 1997, Nextel acquired 81% of WVB, a Brazilian SMR provider, and concurrently contributed the interest to the Company. Accordingly, the Company's pro forma financial statements consolidate and the Company's historical financial statements for 1997 and thereafter will consolidate, McCaw Brazil.



     As of April 30, 1997, the Company owned approximately 46.3% of the outstanding equity of Mobilcom. On June 30, 1997, the Company increased its ownership interest in Mobilcom to 48.1%. Beginning on October 24, 1997 and for a two-year period thereafter, pursuant to the Mobilcom Put, holders of approximately 37% of the outstanding capital stock of Mobilcom have the right to put such stock to the Company at its fair market value upon the occurrence of certain events. In addition, the Company has options to acquire up to an additional 29.5% of Mobilcom, which expire on March 3, 1998 (collectively, the "Mobilcom Options"). To the extent the Mobilcom Put or the Mobilcom Options are exercised and the Company thereafter owns more than 50% of the equity of Mobilcom, Mobilcom would be consolidated for accounting purposes. There can be no assurance that either of the foregoing transactions will occur. See "Risk Factors -- Contingent Capital Requirements."

     REVENUES

     The Company derives its revenues primarily from (i) activation fees, which are the initial charges paid by a new subscriber for service, (ii) monthly fixed access charges, which vary depending on the plan chosen by the subscriber, (iii) airtime charges, which are billed based on usage, (iv) monthly rental charges, which are derived from the leasing of wireless equipment, (v) the sale of handsets to subscribers and (vi) in certain markets, various local taxes and fees which are passed on to customers. The Company sets the pricing of the different components of its services in accordance with its marketing plan in each of the countries in which it operates, taking into account, among other things, competitive factors. Usage revenues are accrued for during the month incurred and billed at the end of the monthly billing cycle. Rental fee revenues and monthly fixed access charges are billed in advance and recognized in the period service was delivered. Equipment sales are recognized at the time of sale.

     In general, revenue per subscriber is higher in the Company's markets than in the United States. In 1995 the average monthly SMR revenue per subscriber in the United States was approximately $16 compared to $45 in the Company's Latin American markets. In 1995 the average monthly cellular revenue per subscriber in the United States was approximately $51 compared to $90 in the Company's markets ($90 represents the combined average monthly cellular bill for Argentina, Brazil, China, Mexico and the Philippines). In part, this is due to the poor quality of landline service and unsatisfied demand for telephony services generally found in emerging markets. In many emerging markets, including most of those in which the Company has operations, wireless service is often used as a substitute for landline service, which increases the relative usage per subscriber and the revenue per subscriber. As the Company upgrades its existing networks to ESMR networks and begins to offer enhanced services and features, it expects increased revenue per subscriber. Over time, the Company expects such increases will be partially offset by a decline in rates resulting from increased competition and lower average usage per subscriber.

     By principally targeting business customers, the Company believes it experiences lower customer turnover, acquisition costs per subscriber and bad debt expense and a generally more stable customer base than if it targeted customers in the general population. In addition, customers using the Company's iDEN-based ESMR systems will be required to have ESMR handsets which will not be compatible with a cellular system. The Company believes that the cost of switching to a competing cellular service may also result in lower turnover.


     In some of the Operating Companies, however, the Company has experienced relatively high rates of churn and bad debt expenses. However, the Company has taken a number of steps to reduce these levels including tightening the credit screening process, instituting the requirement of longer term contracts and formulating more aggressive collection processes.



     The Company expects the revenues of the Operating Companies to increase significantly over the next few years due to the following factors: (i) the launch of commercial SMR service in Argentina in February 1997, (ii) the continued expansion of the nationwide paging service acquired as part of the Argentina Transaction and (iii) the planned launch of commercial ESMR services in the Philippines by the end of 1997, in Brazil in the first quarter of 1998, and in Argentina and Mexico later in 1998. In addition, as the Company upgrades its existing networks to ESMR networks, it anticipates its revenues will increase substantially due to the large increase in subscriber capacity that results from ESMR and the expected increase in average revenue per subscriber that results from the Company's ability to offer enhanced services and features.



     The Company is subject to the laws and regulations governing telecommunication services in effect in each of the countries in which it operates. These laws and regulations cover, among other things, the number of licenses that can be used in any one service area by affiliated companies, the construction and loading requirements necessary to retain a license, the number of telephone numbers that can be assigned to an individual licensee and the rights of a licensee to interconnect with a public telecommunications network.

Each of these factors can have a significant influence on the Company's ability to generate revenues and are subject to change by the governmental agency responsible for determining the laws and regulations in the respective countries. The Company cannot predict what future laws and regulations might be passed that could have a material effect on the Company's results of operations. The Company assesses the impact of significant changes in laws and regulations on a regular basis.


     COSTS AND EXPENSES RELATED TO REVENUES

     Costs and expenses related to revenues include both the cost of service and the cost of sales. Cost of service represents the cost of maintaining networks, interconnection charges, site lease costs, technical expenses and utilities. The Company anticipates the cost of service will increase with the expansion of its wireless networks. However, as a percentage of revenue, the Company anticipates that cost of service will decrease over time as a result of economies of scale in operations and efficiencies achieved through digital technology. Cost of sales represents the cost of equipment sold or leased. As the Company expands, its business will experience an overall increase in cost of sales offset in part by a decrease in the cost of handsets and other wireless communications equipment. Cost of sales as a percentage of revenue are expected to decrease over time as a result of the expected decrease in the cost of handsets and other wireless communications equipment.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     At the corporate level, selling, general and administrative expenses consist primarily of compensation expenses and to a lesser extent include expenses such as rent, professional fees and other general corporate expenses. At the Operating Company level, selling, general and administrative expenses consist primarily of customer acquisition costs, advertising and to a lesser degree, salaries and office expenses. On a historical basis, substantially all of selling, general and administrative expenses have been incurred at the corporate level. As the consolidated Operating Companies expand their wireless communications networks and add subscribers, the Company expects a larger portion of selling, general and administrative expenses to be incurred at the Operating Company level. The Company expects selling, general and administrative expenses to increase over time as it continues to expand its operations. As a percentage of revenues, however, the Company expects these expenses will decrease as a result of anticipated revenue growth as the number of subscribers increases.

     The Company is billed directly on a monthly basis by landline telephone companies for interconnect services and by various governments for taxes. The Company bills its subscribers for these charges and is responsible for collecting the charges from them. Many of the countries in which the Company operates do not have established credit bureaus, thereby making it more difficult for the Company to ascertain the creditworthiness of potential customers. Accordingly, the Company experiences a relatively high level of bad debt expense in most of its markets. In particular, the Company's bad debt expense as a percentage of revenue and customer turnover in Brazil and Mexico have been significantly higher than that in the Company's other markets.

     DEPRECIATION AND AMORTIZATION


     Historically, the Company's depreciation and amortization expense has been primarily attributable to the depreciation of property, plant and equipment at its corporate headquarters. As a result of the acquisition of WVB, the Company expects depreciation and amortization to increase significantly. In particular, licenses and goodwill totaling $263.7 million has been recognized in this transaction and will be amortized over 20 years using the straight-line method.



     INTEREST INCOME (EXPENSE), NET



     Interest income represents income earned on notes receivable and cash and cash equivalents. Interest income is expected to increase in future periods as the approximately $482 million of Initial Offering proceeds are invested. Historically, interest expense has consisted of amounts payable on notes payable to Nextel. Interest expense is expected to increase significantly in future periods as a result of the Initial Offering.

     LOSS FROM EQUITY METHOD INVESTMENTS



     Loss from equity method investments represents the Company's proportionate share of net income or loss from its investments in companies of which it owns between 20% and 50%. As of December 31, 1996, loss from equity method investments consisted of the Company's proportionate share of net income or loss from its 30.1% interest in Mobilcom and 30% interest in Infocom. After the Argentina Transaction, income from equity method investments will include the Company's 50% interest in McCaw Argentina. Loss from equity method investments also includes amortization of the excess purchase price over net assets acquired in its investments in entities accounted for under the equity method.



     OTHER, NET



     Other, net is comprised of both other income and other expenses. Other income consists of fees received by the Company for management services provided to Shanghai McCaw and Infocom and salary and expense reimbursement for the Company's employees who are working at Infocom. In 1995, other expenses included a $15.0 million charge to operations representing an other than temporary decline in its Mobilcom investment as a result of the decline in the Mexican Peso.



     MINORITY INTEREST



     Minority interest represents the 19% interest in McCaw Brazil not owned by the Company.



     INCOME TAX BENEFIT (PROVISION)



     The Company is subject to income taxes in the United States and in each of the jurisdictions in which it operates. In the United States, the Company is included in the consolidated tax return of Nextel; however, the tax accounts are stated as if the Company filed a separate return.



     In the periods prior to the Company's merger with NIC, the Company was precluded from recognizing income tax benefits associated with its U.S. net operating losses because it was not reasonably certain that the Company would generate taxable income. Historically on a stand-alone basis, NIC generated taxable income from the interest earned on its investments of cash and cash equivalents. As accounting rules related to the pooling-of-interest method of accounting preclude the offsetting of the Company's historical net operating losses against NIC's historical taxable income, the Company has recognized only the NIC income tax expense in the combined financial statements presented prior to the merger date. Subsequent to the merger occurring in the first quarter of 1997, the Company is allowed to combine the tax attributes of the merged companies. As the combined enterprise expects to continue recognizing U.S. net operating losses in the foreseeable future, no U.S. income tax benefits are expected to be realized until the Company generates taxable income.



     Subsequent to the acquisition of WVB, the Company recognized income tax benefit related to its operations in Brazil. Certain of the Brazilian subsidiaries have taxable temporary differences allowing for the recognition of the tax benefits derived from net operating losses. The Company expects that the tax benefits from net operating losses in these Brazilian subsidiaries will continue to be recognized in its financial statements throughout 1997.



HISTORICAL RESULTS OF OPERATIONS



THREE MONTHS ENDED MARCH 31, 1997 AND 1996



     The Company acquired WVB on January 30, 1997 and commenced commercial SMR operations in Argentina in February 1997. Accordingly, there were no revenues or costs and expenses related to revenues in the three months ended March 31, 1996. For the first quarter of 1997, substantially all of the revenues and costs and expenses related to revenues result from the two months of Brazilian SMR operations included in the Company's consolidated financial statements.



     Selling, general and administrative expenses increased $3.0 million to $3.9 million for the three months ended March 31, 1997 from $0.8 million for the three months ended March 31, 1996. Approximately

$2.0 million of the increase is attributable to the WVB operations which have been included in the Company's consolidated results of operations commencing January 30, 1997. The remaining increase can be attributed to a $0.5 million increase in Argentina start-up costs and a $0.4 million increase in staffing and expenses associated with the corporate oversight function.



     Depreciation and amortization increased to $2.6 million for the three months ended March 31, 1997 from $0.0 million for the three months ended March 31, 1996. Approximately $2.4 million of the increase is attributable to the amortization of licenses and goodwill recognized in the acquisition of WVB. The remaining increase is due to $0.2 million of amortization of licenses in Argentina which commenced commercial operations in February, 1997.



     Interest income increased $1.7 million to $2.8 million for the three months ended March 31, 1997 from $1.1 million for the three months ended March 31, 1996. The increase was primarily attributable to income recognized on the investment of the proceeds from the Initial Offering.



     Interest expense of $5.6 million was recognized during the three months ended March 31, 1997 of which $4.9 million represented accretion on the Initial Offering and amortization of associated debt issue costs. Additionally, NIC recognized $0.4 million of interest on a note payable to Nextel, and WVB incurred approximately $0.3 million of interest on short term borrowings. No interest expense was recognized during the three months ended March 31, 1996.



     Loss from equity method investments increased $0.6 million to $1.9 million for the three months ended March 31, 1997 from $1.3 million for the three months ended March 31, 1996. The increase was primarily attributable to an increase in amortization expense of $0.5 million of the excess purchase price over net assets acquired in its Infocom and additional Mobilcom investments. The amount of loss recognized in connection with the Company's investment in Mobilcom increased $0.3 million to $0.8 million during the three months ended March 31, 1997 due to the increase in the Company's ownership percentage. Additionally, during the three months ended March 31, 1997, the Company recognized $0.2 million in income from its 30% equity interest in Infocom that was acquired in June, 1996.



     Minority interest in the net loss of WVB totaled $0.4 million during the three months ended March 31, 1997. The amount is attributable to the minority shareholder's interest in WVB subsequent to the acquisition of an 81% interest in WVB by the Company on January 30, 1997.



     The Company recognized an income tax benefit of $0.5 million during the three months ended March 31, 1997 compared to an income tax provision of $0.4 million during the three months ended March 31, 1996. The income tax benefit recognized during the three months ended March 31, 1997 was primarily attributable to net operating losses of Brazil allowed to be recognized due to the existence of Brazilian taxable temporary differences. The income tax expense recognized for the three months ended March 31, 1996 was primarily attributable to the taxes associated with NIC's interest income.



YEAR ENDED DECEMBER 31, 1996 AND 1995



     WVB was acquired in January, 1997 and commercial operations in Argentina began in February, 1997. Accordingly, there were no revenues or costs and expenses related to revenues for the years ended December 31, 1996 and 1995.



     Selling, general and administrative expenses increased $9.0 million to $9.3 million for the year ended December 31, 1996 from $0.3 million for the year ended December 31, 1995. The increase is attributable to $6.3 million of additional expenses related to the increase in staffing and expenses associated with the corporate oversight function, $1.3 million related to McCaw Argentina start-up costs, and $1.4 million of inventory write-offs at McCaw Argentina.



     Depreciation and amortization expense increased to $0.2 million for the year ended December 31, 1996 from $0.0 million for the year ended December 31, 1995. The increase is primarily attributable to depreciation from property, plant and equipment associated with the corporate oversight function.

     Interest income decreased $1.9 million to $4.3 million for the year ended December 31, 1996 from $6.2 million for the year ended December 31, 1995. The decrease is primarily due to lower amounts of cash and cash equivalents on hand during 1996.



     Interest expense of $0.3 million represents interest accrued on an intercompany note payable to Nextel outstanding during the fourth quarter of 1996. No interest-bearing intercompany notes existed during 1995.



     Loss from equity method investments decreased $0.9 million to $6.0 million for the year ended December 31, 1996 from $6.9 million for the year ended December 31, 1995. The decrease is primarily attributable to the net loss of Mobilcom decreasing from $31.3 million for the year ended December 31, 1995 to $11.8 million for the year ended December 31, 1996. The decrease in the net loss of Mobilcom was partially offset by the Company's increase in ownership percentage during 1996 and $1.3 million at additional amortization of the excess purchase price over net assets acquired in its Infocom and additional Mobilcom investments. The decrease in the net loss of Mobilcom was primarily due to foreign currency exchange losses incurred in 1995 and interest expense reductions during 1996.



     Other, net consisted of income of $0.4 million for the year ended December 31, 1996 compared to expense of $15.0 million for the year ended December 31, 1995. Income recognized during 1996 primarily relates to amounts recognized under technical services agreements with Infocom and Shanghai McCaw. Other expenses recognized during 1995 consists primarily of a $15.0 million write down of the Company's investment in Mobilcom, which represented an other than temporary decline in value resulting from the decline in the Mexican Peso.



     Income tax expense decreased $0.7 million to $1.4 million for the year ended December 31, 1996 from $2.1 million for the year ended December 31, 1995. The decrease in income tax expense is attributable to NIC's interest income decreasing during 1996 as a result of lower amounts of cash and cash equivalents on hand throughout the year.



YEAR ENDED DECEMBER 31, 1995 AND 1994



     Selling, general and administrative expenses of $0.3 million for the year ended December 31, 1995 represents the initial formation the Company's corporate oversight function during the fourth quarter of 1995. No selling, general and administrative expenses occurred in 1994 as the Company was an investment holding entity prior to the establishment of the corporate oversight function.



     Depreciation and amortization was insignificant during the years ended December 31, 1995 and 1994.



     Interest income increased $3.5 million to $6.2 million for the year ended December 31, 1995 from $2.7 million for the year ended December 31, 1994. The increase is primarily due to higher amounts of cash and cash equivalents on hand during 1995.



     Loss from equity method investments of $6.9 million for the year ended December 31, 1995 is comprised of $2.4 million of amortization of the excess purchase price over net assets acquired in its Mobilcom investment and $4.5 million of the Company's proportionate share of the net loss of Mobilcom, which was acquired during 1995. No equity method investments existed during 1994.



     Other expense recognized during 1995 consists primarily of a $15.0 million write down of the Company's investment in Mobilcom which represented an other than temporary decline in value resulting from the decline in the Mexican Peso.



     Income tax expense increased $1.2 million to $2.1 million for the year ended December 31, 1995 from $0.9 million for the year ended December 31, 1994. The increase in income tax expense is attributable to NIC's interest income increasing during 1995 as a result of lower amounts of cash and cash equivalents on hand throughout the year.

LIQUIDITY AND CAPITAL RESOURCES


     The Company has incurred historical net losses of approximately $38.6 million since inception through March 31, 1997. These losses result from expenditures required for the development of the Company's wireless communications networks, other start-up costs and the fact that as of December 31, 1996 no consolidated revenues had been recorded. On a pro forma basis giving effect to the Transactions and the Initial Offering, for the year ended December 31, 1996 and the three months ended March 31, 1997, the Company's EBITDA would have been negative $25.5 million and negative $5.7 million, respectively. The Company expects to continue to incur increasing losses and negative operating cash flows as it continues to build-out and upgrade its existing wireless communications networks. Through December 31, 1996, funds necessary to finance the Company's activities have been provided to the Company primarily by its parent, Nextel, in the form of equity contributions. Nextel is not obligated to provide any additional funding to the Company.



     Net cash used by operating activities for 1996 equaled $3.0 million. Net cash used by investing activities equaled $72.3 million for 1996. Net cash provided by financing activities equaled $43.0 million for 1996.



     The Company currently estimates its proportionate share of funding requirements at the Operating Companies for 1997 and 1998 to be approximately $319 million and $187 million, respectively. These amounts consist primarily of the purchase of switches and other equipment, the acquisition of cell sites, the cost of constructing the network and operating losses. The Company currently estimates that approximately $319 million of such requirements will be related to expenditures in Brazil, $74 million in Argentina, $68 million in Mexico and $18 million in the Philippines. The Company expects approximately $195 million of the capital expenditures for equipment will be funded at the Operating Company level through the Motorola Financing, however, the amount of borrowings under the Motorola Financing that Nextel has agreed to make available to the Company is limited to $95 million. Based on discussions with Nextel and Motorola, the Company believes that it will be able to obtain sufficient funding under the Motorola Financing to meet its business plan. The Company expects to fund the balance of its requirements with the net proceeds from the Initial Offering.


     The Company's capital requirements may also be affected by arrangements the Company has with other investors in the Operating Companies. In order to retain the contractual right to designate a majority of the board of directors of Mobilcom and a member of the Technology Committee of such board of directors, the Company must have invested approximately $76.8 million in Mobilcom through certain qualified capital transactions by March 1998. As of April 30, 1997, the Company had invested approximately $64.9 million in such qualified capital transactions. In addition, beginning on October 24, 1997, pursuant to the Mobilcom Put, holders of approximately 37% of the outstanding capital stock of Mobilcom have the right for two years to put the entire amount of their holdings to the Company at its appraised fair market value for cash in the event of a Mobilcom Put Event. The Mobilcom Put is automatically exercisable on October 24, 1999 whether or not a Mobilcom Put Event occurs. Valuation of Mobilcom for purposes of the Mobilcom Put will be based on an appraisal by an investment bank, with the minimum appraisal for 100% of Mobilcom equal to $150 million. To the extent such appraisal exceeds $250 million, 50% of such excess will be included in the valuation. In connection with a capital call on June 7, 1996 Mobilcom shareholders purchased additional shares of Mobilcom based on a $200 million valuation of Mobilcom (which values the Mobilcom Put at approximately $66 million). If the Company does not pay the Minimum Amount and to the extent the Company does not otherwise acquire a majority of the outstanding capital stock of Mobilcom, the Company will lose its right to designate a majority of the board of directors of Mobilcom and a member of the Technology Committee and its ability to block certain significant actions of Mobilcom. The Company has the option to purchase, before March 3, 1998, up to an additional 29.5% of Mobilcom's common stock. To the extent the Company owns a majority of the voting stock in Mobilcom after giving effect to the exercise of the Mobilcom Put, the Company will not be affected by the failure to have invested the Minimum Amount by March 1998 since its equity ownership will entitle it to elect a majority of the board of directors of Mobilcom. As of April 30, 1997, the Company owned approximately 46.3% of the voting stock of Mobilcom.

     On February 26, 1997, Mobilcom shareholders approved the $27 million Mobilcom Capital Call. Nextel funded the Company's pro rata share of the Mobilcom Capital Call (approximately $10 million) with a cash contribution. Additionally, because not all of the Mobilcom shareholders funded their pro rata share of the Mobilcom Capital Call, the Company had the opportunity to purchase additional shares of Mobilcom by funding the unsubscribed portion of the Mobilcom Capital Call (approximately $10 million). The Company thereby increased its equity interest in Mobilcom from approximately 38% to approximately 46.3%. The Company funded its purchase of the unsubscribed shares from the proceeds of the Initial Offering. The funds from the Mobilcom Capital Call were used by Mobilcom to satisfy certain overdue obligations (approximately $11 million), to purchase the remaining 51% of Natel that Mobilcom does not own and to fund operations. The Natel acquisition was consummated on April 16, 1997.

     The other shareholder in McCaw Brazil has the right between October 31, 2001 and November 1, 2003, to require McCaw Brazil to redeem such shareholder's interest in McCaw Brazil at fair market value as determined pursuant to an appraisal procedure.

     The Company anticipates funding the Partner Contingencies with the net proceeds of the Initial Offering, issuances of additional debt and equity securities at the Company and Operating Company levels, future equity investments in the Operating Companies by new local partners and capital contributions from Nextel in the form of cash or Nextel common stock. Nextel has no obligation to provide any such financing and there can be no assurance that the Company will be able to fund Partner Contingencies. The failure to fund a Partner Contingency may have a material adverse effect on the Company. See "Risk Factors -- Contingent Capital Requirements."

     The Company believes that the net proceeds from the Initial Offering, together with borrowings expected to be available under vendor financing, including the Motorola Financing, and the estimated proceeds from the Brazil Equity Sale will be sufficient to fund the Company's current operations, including the planned expansion of its existing operations for approximately 36 to 48 months from the Closing Date; however, there can be no assurance in this regard. Thereafter, the Company will need substantial additional capital. If the Company's plans or assumptions change, if its assumptions prove to be inaccurate, if it consummates investments or acquisitions in addition to those currently contemplated, if it experiences unanticipated costs or competitive pressures, if the Brazil Equity Sale is not consummated or if the net proceeds from the Initial Offering, together with the proceeds of any such borrowings, otherwise prove to be insufficient, the Company may be required to seek additional capital sooner than currently anticipated. The terms of any borrowings under the Motorola Financing are subject to negotiation and execution of definitive agreements. The Company may seek to raise such additional capital from public or private equity or debt sources. There can be no assurance that the Company will be able to raise such capital on satisfactory terms, if at all. See "Risk Factors -- Significant Capital Requirements."

     In the future, the Company may consider obtaining financing from various sources, including vendor financing provided by equipment suppliers, project financing from commercial banks and international agencies such as International Finance Corporation and Overseas Private Investment Corporation, bank lines of credit and sales of equity and debt issued by the Operating Companies and/or the Company. To the extent the Company issues debt, its leverage and debt service obligations will increase. There can be no assurance that the Company will be able to raise such capital on satisfactory terms, if at all.

     In November 1996, Nextel, McCaw International and Motorola entered into the Motorola MOU. Under the Motorola MOU, Motorola agreed to provide an aggregate of $400 million in vendor financing to Nextel and McCaw International for the worldwide purchase of iDEN equipment and services and ancillary products (such as switches). In March 1997, Motorola and Nextel entered into a term sheet increasing the maximum worldwide vendor financing available to Nextel and McCaw International to $650 million, with a maximum non-U.S. amount outstanding of $400 million, subject to certain per country limits as agreed in the Motorola MOU. The Motorola MOU sets a limit of $125 million per country (other than the United States and Canada) on the amount that may be borrowed under the Motorola Financing. Nextel, McCaw International and Motorola agreed to an initial commitment to McCaw Brazil, McCaw Argentina and Infocom under the Motorola Financing of $125 million, $81 million and $15 million, respectively. Commitments provided by Motorola to provide financing to any Operating Company count 100% against Motorola's $650 million aggregate commitment. Currently Motorola has not committed any financing for Mexico. The Motorola

MOU contemplates that the loans under the Motorola Financing will bear interest at a rate of 2% to 4% over prime rate, depending on the Operating Company placing the order and the country in which such company is installing the iDEN equipment and is likely to have a maturity of up to six years. Borrowings by an Operating Company will be secured by all the assets and stock of such Operating Company and it is expected that the Company will guarantee such borrowings on a pro rata basis based on the equity interest of such Operating Company owned by the Company (with the exception of Brazil where the Company will be required to guarantee 100% of such borrowings).

     Any amounts available to be borrowed by the Operating Companies under the Motorola Financing will be reduced by any amounts borrowed by Nextel and its subsidiaries other than the Company and the Operating Companies. Nextel has committed to the Company that at least $95 million of the Motorola Financing will be available to the Company. As of March 31, 1997, Nextel had borrowed $110 million pursuant to the Motorola Financing. Accordingly, there can be no assurance that more than $95 million under the Motorola Financing will be available to fund the Operating Companies' equipment purchases. In addition, to the extent total amounts outstanding under the Motorola Financing to Nextel and its subsidiaries, including the Company and the Operating Companies (other than Clearnet), plus requests for additional financing under the Motorola Financing by Nextel and its subsidiaries other than the Company and the Operating Companies would exceed $400 million, McCaw International is required to repay or cause to be repaid sufficient borrowings such that after giving effect to such repayment, the total amount of loans outstanding from Motorola to Nextel and its subsidiaries, including the Company and the Operating Companies (other than Clearnet), will not exceed $400 million. Nextel has agreed with the Company not to cause a Forced Repayment.


     In May 1997, Infocom and Motorola entered into a term sheet (the "Philippines Motorola Financing"), pursuant to which Motorola will provide up to $15 million of vendor financing to Infocom. The Philippines Motorola Financing provides for a maturity of two years and an annual interest rate of prime plus 250 basis points or, at Infocom's option, LIBOR plus 463 basis points. Pursuant to the Philippines Motorola Financing the loans are secured by a first-priority lien on substantially all of Infocom's assets and a pro rata guarantee of such financing by each of Infocom's shareholders.


     McCaw International intends to structure its future capital contributions to the Operating Companies as equity contributions and/or loans and thereafter to rely on the payment of dividends and/or interest and principal payments as a means of obtaining cash from the Operating Companies. The Company will evaluate on an on-going basis which means of contributing cash to the Operating Companies is most effective.

     The Company holds a majority interest in McCaw Brazil and a 50% interest in McCaw Argentina. The Company's other assets consist of minority ownership interests in the Operating Companies and approximately $482 million of the net cash proceeds from the Initial Offering which have been invested in short-term investments. Even though the Company participates in the management of the Operating Companies, except in China and Canada, it cannot control the outcome of matters submitted to the shareholders of the Operating Companies in which it has less than a majority interest. In addition, the Company may be unable to access the cash flow of its affiliated companies because (i) it does not have the requisite control to cause such entities to pay dividends, and (ii) substantially all of such entities are parties to or expected to become parties to vendor financing or other borrowing agreements that severely restrict or prohibit the payment of dividends, and such entities are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. The Motorola Financing will prohibit the payment of dividends to the Company by the Operating Companies that have debt outstanding under the Motorola Financing. To the extent any Motorola Financing is outstanding in 2002, when cash interest payments on the Notes are required to be made, the Company would need to obtain funds for such interest payments from other sources. The Company does not have a revolving credit or other facility providing for funding of the Company. In addition, to the extent the Company contributes capital to the Operating Companies in the form of loans, interest payments to the Company may be subject to withholding taxes. See "Risk Factors -- Substantial Indebtedness; Ability to Service Debt; Refinancing Risks."

INFLATION AND FOREIGN CURRENCY EXCHANGE

     The net monetary assets of the Company's subsidiaries are subject to foreign currency exchange risks since they are maintained in local currency. Certain of the Company's subsidiaries operate in countries in which the rate of inflation is significantly higher than that of the United States. The Company will attempt to protect its earnings from inflation and possible currency devaluation by trying to periodically adjust its prices in local currencies and in some cases setting its prices in direct relation to the U.S. dollar. However, there can be no assurance that any significant devaluation against the U.S. dollar could be offset, in whole or in part, by a corresponding price increase.

     The countries in which the Company's subsidiaries now conduct business generally do not restrict the repatriation or conversion of local or foreign currency. There can be no assurance, however, that this will be the case in each market that the Company may enter in the future or that this situation will continue in the Company's existing markets. See "Risk Factors -- Currency Risks and Exchange Controls." The Company's subsidiaries are all directly affected by their respective countries' governmental, economic, fiscal and monetary policies and other political factors.

NET OPERATING LOSS CARRYFORWARDS


     As of December 31, 1996, the Company had approximately $6.0 million of net operating loss carryforwards ("NOLs") available in the United States, which expire commencing in 2010. See "Certain Relationships and Related
Transactions -- Tax Sharing Agreement." The Company may be limited in its ability to use NOLs in any one year depending on its ability to generate sufficient taxable income. A number of other factors may also have an effect on the Company's ability to fully utilize these NOLs, such as U.S. tax law provisions limiting the use of the NOLs if certain changes in the Company's ownership occur. In addition, as of December 31, 1996 there were the following NOLs at the Operating Company level: (i) $15.7 million in Brazil; (ii) $1.9 million in Argentina and (iii) $57.5 million in Mexico. Such NOLs are only available to be utilized as a potential future reduction of taxes at the Operating Company level.

                               INDUSTRY OVERVIEW

DEMAND FOR COMMUNICATIONS SERVICES IN EMERGING MARKETS

     The rapid expansion and modernization of economies in many emerging markets have resulted in a significant increase in demand for telecommunications services. Telecommunications services are viewed as essential to sustaining rapid economic growth and to improving productivity and competitiveness in emerging markets. Telephone service and system quality in most of these markets, however, remains poor due to under investment in landline infrastructure. In addition, telecommunications providers have been unable to meet the rising demand for telecommunications service which has resulted in long waiting lists for the installation of telephone lines and service. Countries in which the Company operates currently have an average of 6.9 access lines per 100 people compared to 59.4 access lines per 100 people in the United States. Waiting time for the installation of a landline telephone is estimated to range from nine months in Mexico to approximately 3.5 years in Brazil and as long as nearly nine years in the Philippines.

     While wireless communications in the United States provides an attractive supplemental service to a well developed and reliable landline telephone system, in many emerging markets wireless communications have become an important alternative to the relatively antiquated, overburdened and unreliable landline telephone systems. Furthermore, in most of the emerging markets where the Company operates, wireless communications services tend to be more readily available and in many cases provide higher quality service than landline systems. In addition, wireless networks can be constructed relatively quickly and are less expensive to install than landline networks. In 1995, the average cellular penetration rate in the emerging markets in which the Company operates was .7% (compared to a cellular penetration rate of 12.8% in the United States). By 2000, the average cellular penetration rate in those countries is expected to increase to 3.9% representing an average annual growth rate of 39.1%, compared to 17% in the United States. In terms of regional cellular growth from 1996 through the year 2001, the number of cellular subscribers is estimated to grow an average of 37% per year in Latin America and 34% per year in the Asia Pacific region.

     The following table sets forth certain information with respect to the emerging markets in which the Company operates, together with comparative information for the United States.

                                                                                       WAITING TIME                  CELLULAR
                                                                                           FOR                       MONTHLY
                                                                                       INSTALLATION                  AVERAGE
                                                     GDP      REAL GDP     TELEPHONE   OF LAND-LINE    CELLULAR      REVENUE
                                      POPULATION     PER       GROWTH      LINES PER    TELEPHONE     PENETRATION      PER
                       POPULATION       GROWTH     CAPITA       1996       100 POPS      (YEARS)      (% OF POPS)   SUBSCRIBER
                          1996         1995(1)     1995(1)   PROJECTED(1)   1994(2)      1993(3)        1995(2)      1995(4)
                      -------------   ----------   -------   -----------   ---------   ------------   -----------   ----------
                      (IN MILLIONS)
Argentina............        34           1.2%     $8,167        4.4%         14.3          1.3           1.26%        $130
Brazil...............       160           2.0       4,601        2.8           7.4          3.5           0.81          119
China................     1,215           1.2         517        9.5           2.3          4.7           0.30           58
Mexico...............        92           1.9       3,137        4.4           9.2          0.9           0.77           78
Philippines..........        67           2.2       1,055        5.9           1.5          8.9           0.52           66
United States........       264           1.0      27,490        2.0          59.4           --          12.79           51

---------------

(1) Source: Telecom Markets in South America, 1996 and Telecom Markets in Southeast Asia, 1996; Blue Chip Economic Indicators, WEFA Group, International Financial Statistics, 1996.

(2) Source: MTA-EMCI World Cellular Markets, 1996. "Cellular Penetration" is defined as the number of cellular subscribers as a percentage of the total population.

(3) Source: International Telecommunications Union (ITU) and Pyramid Research.

(4) Source: Pyramid Research, EMCI and CIT Research.

WIRELESS TECHNOLOGY

     Currently, three systems dominate the market for wireless communications services: SMR/ESMR, cellular/PCS and paging. The Operating Companies utilize one or more of each of these forms of wireless communications. The following is a brief description of each type of wireless communications system.

     SMR/ESMR

     SMR, also referred to as "trunked radio" or wireless dispatch communications, is primarily a business communications tool which provides cost effective point-to-multipoint or "one-to-many" voice communications. This service allows reliable, flexible and convenient communications among a defined group of users typically within a business or "work group."

     Historically, SMR operators have generally been unable to provide mobile telephone service competitive with that provided by cellular operators because of various factors affecting SMR system capacity and voice quality. The primary factors affecting capacity and voice quality have included: the smaller portion of the radio spectrum allocated to SMR; regulations and procedures that initially served to spread ownership of SMR licenses among a large number of operators in each market, thereby limiting the amount of SMR spectrum available to any particular operator; and the limitations of traditional SMR technology which employs analog transmission and a single site, high power transmitter configuration which precludes the use of any given SMR frequency by more than one caller at a time within a given service area.

     Partially as a result of the constraints on capacity, SMR operators, including the Operating Companies that offer SMR services, have traditionally emphasized radio dispatch service, which involves shorter duration communications than mobile telephone service and places less demand on system capacity. The traditional SMR market, therefore, has been oriented primarily to business customers such as contractors, service companies, security firms and delivery services that have significant field operations and need to provide their personnel with the ability to communicate directly with one another, either on a one-to-one or on a one-to-many basis. The broader market of businesses and individuals that are primarily interested in mobile telephone service has been largely beyond the reach of traditional SMR operators.

     The 800 MHz SMR spectrum in the United States and in other countries is generally adjacent and functionally equivalent to cellular frequencies. As a result, ESMR technology has been developed specifically to provide digital service using the SMR frequency band.

     Similar to cellular telephone technology, ESMR technology is based upon the division of a given geographical area into a number of cells and the simultaneous re-use of radio channels in non-contiguous cells within the system. Each cell contains a low power transmitter-receiver at a base station that communicates by central switching point or mobile switching center that controls the routing of calls and that, in turn, is connected to the public switched telephone network. The switch enables ESMR mobile telephone users to move freely from cell to cell while continuing their calls. In general, an ESMR network requires fewer sites than are needed for a PCS network.

     ESMR technology provides the capability to offer integrated wireless communications services over one network utilizing common cell and digital switching infrastructures as well as multi-functional handsets. Historically, the mobile telephone, paging, dispatch and mobile data market segments were served by discrete networks utilizing separate technologies, handsets and phone numbers despite the fact that a number of users subscribed to one or more of these services. In contrast to this historical segmentation of the wireless industry, the Company believes that ESMR technology will make it possible to integrate all such segments of wireless mobile communications.

     Motorola has developed a proprietary digital technology for use in SMR networks, known as iDEN, that allows analog SMR networks to be upgraded to digital ESMR networks offering enhanced services such as instant conferencing (enhanced dispatch), mobile telephone (interconnect), short-text messaging with acknowledgment (alphanumeric paging) and data transmission. The iDEN technology uses a version of the Time Division Multiple Access ("TDMA") digital transmission technology used by certain providers of digital cellular services. The iDEN technology carries up to three voice and/or control paths per channel for the ESMR network's mobile telephone function and up to six voice and/or control paths per channel for the instant conferencing function.

     During the third and fourth quarters of 1996, Nextel launched commercial service of its iDEN-based ESMR networks in several markets in the United States, including Chicago, Detroit, Boston, Denver, Atlanta, New York, Washington/Baltimore, Los Angeles, Northern California and the Pacific Northwest, under the "PowerFone" brand name. Additionally, during the fourth quarter of 1996, Clearnet launched commercial services of its iDEN-based ESMR network in the Ontario-Quebec market under the "MiKE" brand name. Both Nextel and Clearnet have announced their plans to launch their iDEN-based ESMR networks in additional markets during 1997 and 1998. As of December 31, 1996, Nextel provided services to approximately 300,000 ESMR subscriber units and Clearnet provided services to approximately 5,000 ESMR subscriber units. See "Risk Factors -- Technology Risks."

     The implementation of an ESMR network utilizing iDEN involves upgrading existing 800 MHz SMR systems via two fundamental changes in system architecture. First, the analog transmission format of traditional SMR systems is replaced by a digital TDMA transmission format. Second, the single high-powered transmitter typical of traditional SMR systems is replaced or augmented by a number of low powered transmitters, dispersed across the coverage area, enabling frequency reuse. Additionally, the ESMR frequency reuse system uses a mobile switching office to enable the hand-off of transmissions from one transmitter to another as subscribers move across the coverage area.

     Cellular/PCS

     Cellular telephone systems are capable of providing high quality, high capacity voice and data communications to and from vehicle-mounted and hand-held radio telephones. Cellular telephone systems are capable of handling thousands of calls at any one time and providing service to hundreds of thousands of subscribers in any particular area.

     Cellular telephone technology is based upon the division of a given geographical area into a number of cells and the simultaneous re-use of radio channels in non-contiguous cells within the system. Each cell contains a low power transmitter-receiver at a base station that communicates by a switch that controls the routing of calls and that, in turn, is connected to the public switched telephone network. The switch enables cellular telephone users to move freely from cell to cell while continuing their calls.

     Cellular telephone systems generally offer subscribers the features offered by the most up-to-date landline telephone services. Cellular telephone systems are interconnected with the landline telephone network which allows subscribers to receive and originate local, long-distance and international calls from their cellular telephones. As a result, cellular telephone system operators require an interconnection arrangement with the local landline telephone companies and the terms of such arrangements are material to the economic viability of the system.

     A cellular telephone system's capacity can be increased in various ways. Initially, increasing demand may be satisfied by adding available channel capacity to cells. When all available channels are used, further growth can be accomplished through a process known as cell splitting. Cell splitting entails dividing a single cell into a number of smaller cells allowing for greater channel re-use, thereby increasing the number of calls that can be handled in a given area.

     Currently, the three most widely deployed analog air-interface cellular standards include Advanced Mobile Phone System ("AMPS"), Nordic Mobile Telephone ("NMT"), and Total Access Communications System ("TACS"). The AMPS and TACS systems currently operate in the 800 and 900 MHz frequency band and the NMT systems can operate in either the 450 or 900 MHz ranges. The most prevailing air-interface standards utilizing digital technology include GSM and Digital Advanced Mobile Phone System ("DAMPS"). DAMPS systems are currently deployed in the 800 MHz frequency range and soon will be constructed on the 1.8-1.9 GHz frequency ranges. DAMPS utilizes either TDMA or Code Division Multiple Access transmission techniques. Both AMPS and DAMPS are the most widely deployed systems in the

Americas. GSM, which is widely deployed in Europe and Asia, can operate at either the 900 MHz or 1.8-2.0 GHz frequency ranges.

     Paging

     Paging is a well-established wireless technology, and is widely available in many countries. A paging system typically consists of a number of transmitter sites connected to a central messaging center. The messaging center receives incoming messages from the public telephone network and prepares batches of messages for transmission to subscribers. There are two basic types of paging services: numeric (digital display) and alphanumeric, which allows subscribers to receive and store messages of up to 5,000 characters consisting of both letters and numbers. Historically, paging was a one-way communication service; however, technological advances in wireless messaging have made two-way communications possible. Two-way paging systems allow message acknowledgment responses and the transmission of short data messages by the paging subscriber. In emerging markets where telephone penetration is low, paging often provides an affordable alternative to public telephone service.

     The table below illustrates some of the main differences between SMR/ESMR, cellular/PCS and paging.

             COMPARISON OF SMR/ESMR, CELLULAR/PCS AND PAGING (1995)

                                            SMR/ESMR(1)         CELLULAR/PCS(2)       PAGING(3)
                                       ----------------------   ----------------   ----------------
Services Offered.....................    Voice, data, instant     Voice and data          Data only
                                        conferencing (one-to-       (one-to-one)    (one-to-one and
                                         many and one-to-one)                          one-to-many)
Typical Frequency Range..............                 800 MHz            800 MHz        Lowband and
                                                                      (cellular)            931 MHz
                                                                 1.8 and 1.9 GHz
                                                                           (PCS)
U.S. Subscribers.....................              18,000,000         33,700,000         34,500,000
Latin American Subscribers...........                 138,000          3,608,000          1,122,000
Southeast Asia Subscribers...........                  64,200          3,330,000          2,720,000
China................................                 260,000          3,700,000         26,160,000

---------------

(1) Source: EMCI, International Mobile Telecommunications Association (IMTA) and Pyramid Research, 1996.

(2) Source: EMCI and Pyramid Research, 1996.

(3) Source: EMCI and Pyramid Research, 1996.

                                    BUSINESS

     McCaw International is a leading international wireless communications services company based on the number of people and the number of SMR channels in its licensed service areas. The Company provides wireless communications services in the four largest cities in Latin America and two of the largest cities in Asia. The Company's markets cover approximately 230 million POPs, approximately 120 million of which are in Latin America. McCaw International, through the Operating Companies, is the largest SMR service provider in Brazil and Mexico, and holds the largest SMR channel position in Argentina. McCaw International's strategy is focused on leveraging its leading analog dispatch or SMR channel positions in its principal markets and using Nextel's experience and supplier relationships to upgrade its services from analog dispatch to digital ESMR services. The upgrade to digital networks will allow the Company to increase capacity significantly and to offer additional services and features such as enhanced dispatch (group calling and instant conferencing), high-quality telephone interconnect and text messaging.

     McCaw International believes that wireless communications opportunities in emerging markets, particularly in Latin America and Asia, are very attractive compared to the market in the United States due to the poor telecommunications infrastructure, low teledensity, favorable competitive environments and greater expected economic growth rates in those markets. The Company believes that the low cost of its wireless spectrum relative to cellular and PCS, as well as the large and growing demand for wireless communications services in its markets, provides it with a significant opportunity to expand its subscriber base in an efficient and cost-effective manner.

     The Company owns interests in and actively participates in the management of wireless communications services companies in Brazil, Argentina, Mexico and the Philippines. In addition, the Company has a contractual right through its Chinese joint venture to receive 25.2% of the profits generated by the Shanghai GSM System and has a 3.7% interest in Clearnet, a Canadian wireless communications services company. The Operating Companies have networks in some of the largest cities in their respective countries, including Sao Paulo, Mexico City, Buenos Aires and Rio de Janeiro, which are the four largest cities in Latin America, and Shanghai and Manila, which are two of the largest cities in Asia. The subscriber base of the Operating Companies has grown 59% from approximately 111,000 subscribers at December 31, 1995 to approximately 177,000 subscribers at December 31, 1996.


     The following table provides certain financial information relating to foreign and domestic operations:



                                                            YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------
                                                      1996            1995            1994
                                                  ------------    ------------    ------------
    Operating Loss:
         United States.........................   $  6,747,488    $    271,720    $     (2,033)
         Argentina.............................     (2,738,697)        (23,889)             --
                                                  ------------    ------------    ------------
              Total............................   $  9,486,185    $    295,609    $     (2,033)
                                                  ============    ============    ============
    Identifiable Assets:
         United States.........................   $177,004,841    $159,521,952    $171,535,926
         Argentina.............................     22,362,474      10,153,502              --
                                                  ------------    ------------    ------------
              Total............................   $199,367,315    $169,675,454    $171,535,926
                                                  ============    ============    ============


     The Company believes it has established the leading position in terms of the number of SMR channels in its principal markets. The Company's asset base includes (i) 5,190 SMR channels in the 800 MHz band (which is adjacent to and functionally equivalent to cellular frequencies) and the related licenses to provide wireless communications services over such channels and (ii) deployed networks in the markets where it operates. At January 31, 1997, the Company's licenses and assets were acquired for approximately $365 million, or approximately $3.72 per POP, which is significantly less than the prices paid for cellular and PCS licenses in comparable markets around the world.

     McCaw International currently markets its wireless communications services primarily to business customers with mobile work forces, such as service companies, security firms, contractors and delivery services. In general, the Company markets its services through a direct sales force, dealers and independent agents. Companies with mobile work forces represent growing sectors of the economy in the Company's markets. These types of businesses often have the need to provide their personnel with the ability to communicate directly with one another, either on a one-to-one or a one-to-many basis. By upgrading its operations to provide ESMR services, the Company will increase capacity significantly and be in a position to target a broader customer base. The Company currently plans to launch ESMR commercial service in the Philippines by the end of 1997, in Brazil during the first quarter of 1998 and in Argentina and Mexico later in 1998. McCaw International differentiates itself from its competitors by (i) providing superior quality telecommunications services, (ii) focusing on customer service and (iii) targeting primarily business customers.


     The following table provides a brief overview of each of the Company's wireless communications systems.

                           MCCAW                                                                               INVESTED
                       INTERNATIONAL                    PROPORTIONATE                                         CAPITAL AS
                         OWNERSHIP                      POPULATION AS                         SUBSCRIBERS         OF
                           AS OF         POPULATION      OF 4/30/97       EXISTING SYSTEM        AS OF        1/31/97(1)
      MARKET              4/30/97        (MILLIONS)      (MILLIONS)             TYPE           12/31/96       ----------
-------------------    -------------     ----------     -------------     ----------------    -----------     (MILLIONS)
Brazil.............          81.0%           59.9            48.5               SMR              16,000         $186.3
Argentina..........          50.0%(2)        17.6             8.8            Paging/SMR           4,000           20.7
Mexico.............          46.3%           42.5            19.7               SMR              24,000          103.8
Philippines........          30.0%           67.0            20.1          Paging/ESMR(3)        46,000           20.0
China (Shanghai)...          25.2%(4)        14.0             3.5               GSM              28,000           20.5
Canada.............           3.7%(5)        29.5             1.1         SMR/ESMR/PCS(6)        59,000           13.2(7)
                                            -----           -----                               -------         ------
Total..............                         230.5           101.7                               177,000         $364.5
                                            =====           =====                               =======         ======

                        START DATE
                            OF
                        COMMERCIAL
      MARKET             SERVICES
-------------------  ----------------
Brazil.............  October 1994
Argentina..........  April 1996/
                      February 1997
Mexico.............  September 1993
Philippines........  February 1995
China (Shanghai)...  June 1995
Canada.............  April 1994/
                      October 1996
Total..............

---------------

(1) Invested capital consists of the total amounts invested in the Operating Companies by McCaw International or Nextel. Amounts include amounts paid for licenses and capital contributions made to the Operating Companies and in the case of China also includes a loan made to fund the Shanghai GSM System.


(2) After giving effect to the Argentina Transaction. Under U.S. GAAP in effect on the date hereof, McCaw Argentina will be accounted for under the equity method. Prior to the Argentina Transaction, the Company owned 100% of McCaw Argentina.


(3) The Company currently expects to launch commercial ESMR services in the Philippines by the end of 1997.


(4) Represents the Company's share of profits from the Shanghai GSM System which is accounted for under the cost method.



(5) Nextel also owns an approximately 15.3% equity interest in Clearnet accounted for at fair market value.


(6) Clearnet currently expects to launch commercial PCS services in Canada's largest urban centers in mid-1997.

(7) Reflects the market value of Nextel's initial investment in Clearnet on October 20, 1994, the date the investment was made. On April 30, 1997, the Company's Clearnet common stock had a market value of approximately $11.8 million.

     McCaw International has a senior management team comprised of experienced executives, most of whom have had substantial experience in the telecommunications industry and many of whom have been involved in the development of other telecommunications businesses both in the United States and in emerging markets. In addition, senior management teams at the Operating Companies are comprised of both nationals of the countries in which the Operating Companies are located, most of whom have experience in the telecommunications industry, as well as U.S. nationals, most of whom have experience in emerging markets.

     McCaw International is an indirect wholly owned subsidiary of Nextel, which is the largest provider of SMR and ESMR services in the United States with revenues of approximately $333 million for the year ended December 31, 1996. As of December 31, 1996, Nextel provided service to approximately 300,000 ESMR subscriber units. As of February 1, 1997, Nextel had invested approximately $365 million in the Company. A company controlled by Craig O. McCaw, the founder of McCaw Cellular Communications, Inc. (now AT&T Wireless Services, Inc.), and his family and Motorola are significant investors in Nextel.

STRATEGY

     The Company's strategy is to grow by upgrading and expanding its existing networks to incorporate digital wireless communications services, which will enable the Company to increase its subscriber base and revenues, and to pursue new investment opportunities in markets which satisfy the characteristics described above. The key elements of the Company's strategy are:

     Capitalize on Leading Position. In most of its markets, the Company has a larger SMR channel position than any other SMR service provider, which allows it to compete effectively with other wireless communications service providers. Its large channel positions also reduce the capital expenditures required to upgrade to digital networks and create operating synergies.

     Expand by Providing Digital Enhanced Services. The Company intends to upgrade its analog SMR networks to digital ESMR networks using Motorola's iDEN technology. The upgrade to digital networks will allow the Company to increase capacity significantly and also offer additional services and features, which the Company believes will lead to increases in its subscriber base and average monthly revenue per subscriber.

     Develop Cost-Efficient Networks. The Company's strategy of investing in SMR channels has enabled it to acquire spectrum in its markets at a much lower cost than cellular and PCS providers have paid in comparable markets around the world. As a result, the Company believes it has an important competitive advantage relative to cellular and PCS providers.

     Leverage Nextel and Motorola Relationships. Nextel is the largest SMR and ESMR provider in the United States. The Company intends to access Nextel's technology, operations, supplier relationships, network development and marketing expertise in upgrading its SMR networks to ESMR in its existing markets and to leverage its relationship with Nextel in entering new markets. In addition, the Company believes that it will benefit from Nextel's relationship with Motorola, which is expected to supply the Company with iDEN equipment and services. The Company will have access to financing for iDEN equipment on substantially similar terms as Nextel under a vendor financing commitment among Nextel, the Company and Motorola. By utilizing Nextel's expertise and relationships with suppliers, in particular with Motorola, the Company believes that it will be able to deploy networks that are competitive with cellular and PCS networks.

     Partner with Strong Local Groups. McCaw International seeks financially strong local groups to invest as equity holders at the operating level. The Company's local partners often own or have access to an existing strategic asset base (such as real estate for cell sites or distribution outlets) that the Operating Companies can use to reduce capital expenditures, operating costs and network deployment time. Local partners also frequently play an active role in securing licenses, obtaining necessary regulatory approvals and managing governmental relations for the Operating Companies.

     Maintain Active Management Role. The Company seeks to acquire controlling ownership and management positions in its principal markets to the extent local law does not restrict foreign ownership or management. Where the Company holds less than a majority interest in an Operating Company, it manages its investment through contractual arrangements that, other than in China and Canada, ensure board representation and enable it to veto certain corporate actions. The Company actively participates in the management of the Operating Companies, other than in China and in Canada, by (i) selecting the key members of the local management team, (ii) developing the system's technology and infrastructure,
(iii) developing business plans and marketing plans together with local management, and (iv) maintaining close working relationships with local partners.

     Pursue New Investments in Attractive Markets. The Company is continuing to pursue new investment opportunities in geographic areas that offer attractive market fundamentals. At present, the Company plans to focus on emerging markets in Asia and Latin America. The Company believes that such markets offer favorable long-term economic growth prospects and that geographic concentration may provide significant business synergies.

SPECTRUM POSITION

     The Operating Companies' current license holdings represent one of the largest international wireless footprints, covering a total of 230 million POPs. Based on its proportionate equity ownership, the Company's investments cover approximately 98 million proportionate POPs.


     The Company's spectrum strategy in the short-term is to strengthen its channel position in its existing markets. For example, the Argentina Transaction doubled the Company's spectrum position in Argentina. The Company will also seek to acquire SMR channels or other wireless communications spectrum in other selected urban centers in emerging markets on an opportunistic basis. See "Summary -- Recent Developments."



     In order to construct a digital network utilizing iDEN technology, the Company believes that at least 100 SMR channels are necessary in any given market. Generally, the Company estimates that each SMR channel has the capacity to provide service to approximately 100 subscribers using analog SMR technology. Deploying digital technology on these SMR channels will increase subscriber capacity significantly. Moreover, the Company believes its large channel position reduces capital expenditures required to upgrade to digital networks. McCaw International owns or has options to acquire at least 100 channels in each of the markets in which it intends to construct digital networks. In smaller markets, McCaw International will continue to focus its efforts on growing its SMR subscriber base. The Company's licenses and assets were acquired for approximately $365 million as of January 31, 1997, or approximately $3.72 per POP, which is significantly less than the prices paid for cellular or PCS licenses in comparable markets around the world.

     The Company believes it has established the leading market position in terms of number of SMR channels in each of its principal markets. The following chart summarizes the Company's spectrum position as of March 6, 1997.

                                                          POPULATION OF       TOTAL SMR         TOTAL
                                                         LICENSED AREA(1)     CHANNELS         SPECTRUM
                                                         ----------------     ---------     --------------
                                                            (MILLIONS)                          (MHZ)
I.    SMR PROPERTIES
      BRAZIL(2)
        Greater Sao Paulo Area
          Sao Paulo.....................................        18.4              195             9.75
          Campinas......................................         1.0              120             6.00
          Santos........................................         0.5              100             5.00
          Sao Jose dos Campos...........................         0.5              100             5.00
                                                               -----            -----
               Total Greater Sao Paulo Area.............        20.4              515
        Rio de Janeiro..................................        12.0              160             8.00
        Belo Horizonte..................................         3.9              140             7.00
        Porto Alegre....................................         3.1              100             5.00
        Recife..........................................         3.0               60             3.00
        Salvador........................................         2.6               60             3.00
        Fortaleza.......................................         2.3               40             2.00
        Curitiba........................................         2.1              120             6.00
        Brasilia........................................         1.9               60             3.00
        Belem...........................................         1.5               20             1.00
        Other Cities....................................         7.1              425               --
                                                               -----            -----
               Total Brazil.............................        59.9            1,700
      ARGENTINA(3)
        Buenos Aires....................................        11.3              180             9.00
        Cordoba.........................................         2.4              200            10.00
        Rosario.........................................         2.0              200            10.00
        Mendoza.........................................         0.9              200            10.00
        Other Cities....................................         1.0               40               --
                                                               -----            -----
               Total Argentina..........................        17.6              820
      MEXICO(4)
        Mexico City.....................................        17.9              204            10.20
        Monterrey.......................................         3.1               25             1.25
        Guadalajara.....................................         3.4               60             3.00
        Tijuana.........................................         0.9               60             3.00
        Other Cities....................................        17.2            2,221               --
                                                               -----            -----
               Total Mexico.............................        42.5            2,570
      PHILIPPINES(5)
        Nationwide......................................        67.0              100             5.00
      CANADA
        Nationwide......................................        29.5               NA            30.00
                                                               -----            -----
      TOTAL SMR.........................................       216.5            5,190
                                                               =====            =====
II.   CELLULAR PROPERTIES
      CANADA
        Nationwide PCS..................................        29.5               --            30.00
      CHINA
        Shanghai GSM....................................        14.0               --            12.00
                                                               -----
      TOTAL CELLULAR....................................        43.5               --
                                                               =====
III.  PAGING PROPERTIES
      PHILIPPINES
        Nationwide......................................        67.0               --               --
      ARGENTINA.........................................        34.0               --               --
                                                               -----
      TOTAL PAGING......................................       101.0
                                                               =====

                                                        (footnotes on next page)

---------------

(1) Represents the estimated POPs in the markets in which the Operating Companies have channels.

(2) Interest in 1,180 channels in Brazil is structured pursuant to a number of option agreements entered into with the respective corporate licensees of such channels. None of such channels are located in Sao Paulo. See
    "-- Brazil -- Regulatory and Legal Overview."

(3) Includes additional channels that McCaw Argentina owns as a result of the consummation of the Argentina Transaction. Additional channels acquired in the Argentina Transaction include 80 channels in Buenos Aires and 100 channels in each of Cordoba, Rosario and Mendoza.

(4) Excludes 1,040 channels in the 400 MHz frequency range that the Company intends to divest.

(5) Infocom is negotiating a joint operating agreement which would allow it to operate an additional 100 channels for a total of 200 nationwide channels in the Philippines. See "Company -- Philippines."

NETWORK IMPLEMENTATION, DESIGN AND CONSTRUCTION

     The Company's networks are in various stages of development. In 1996, the Company began to build-out its ESMR network in the Philippines and its SMR network in Argentina, and continued to build-out its SMR network in Brazil. In 1997, the Company intends to begin the design and development of its ESMR network in Argentina, Brazil and Mexico and to continue to build-out its ESMR network in the Philippines. The Company plans to launch commercial ESMR services in the Philippines by the end of 1997, in Brazil during the first quarter of 1998 and in Argentina and Mexico later in 1998.

     As the Company builds out its ESMR networks primarily using iDEN, it intends to leverage Nextel's expertise and relationships in converting its United States SMR networks to ESMR networks. Nextel is the largest operator of SMR and ESMR services in the United States.

     The Company's critical design criteria for its upgrade to ESMR include:

     - Contiguous wide area coverage of substantially all of the major population areas and traffic corridors in its licensed areas;

     - Signal quality comparable to that currently provided by existing cellular carriers;

     - Call "hand-off" for mobile telephone service throughout the ESMR networks;

     - Minimization of blocked and dropped calls;

     - The ability to offer advanced features such as data transmission and message services; and

     - Cost-efficient routing of calls to minimize local interconnection costs and toll charges and to provide maximum utilization of the Company's ESMR network facilities.

     The Company believes careful frequency planning is necessary prior to commencing network construction in order to ensure seamless coverage over the entire network. Frequency planning involves the selection of specific areas in the Company's markets for the placement of transmitter sites and the identification of specific frequencies that will be employed at each site in the initial configuration. Sites will be selected on the basis of their coverage and on frequency propagation characteristics.

     In addition to frequency planning and system design, the implementation of the proposed digital wireless networks requires site acquisition, equipment procurement, construction and equipment installation, testing and optimization. Sites are selected on the basis of their proximity to targeted customers, the ability to acquire and build the site and frequency propagation characteristics. Site procurement efforts include obtaining leases and permits and, in many cases, zoning approvals. Once the requisite governmental approvals are obtained, the preparation of each site, including grounding, ventilation, air conditioning and construction, typically takes three months, while equipment installation, testing and optimization generally takes an additional four weeks. Following commencement of system operations in a selected market, the Company expects to add new sites to its networks continually in order to improve coverage and capacity.

     One of the Company's objectives is to reduce the risk of delays during the initial build-out of its ESMR networks while maintaining the integrity of the system design. During the initial implementation, the Company intends, where feasible, to use its existing sites, sites already occupied by other communications service providers and other sites where zoning approvals and other necessary permits are likely to be obtained easily. The Company also plans to pursue concurrently access to multiple sites to mitigate delays resulting from any permit denials and to use prefabricated buildings and pre-installed equipment where possible in order to accelerate the installation process.

     In certain instances, the Company's ability to proceed with the build-out of its ESMR networks in its coverage areas or elsewhere may be subject to successful negotiation of site acquisitions or leases, the availability of equipment and receiving necessary governmental approvals. In addition, the timing of the scheduled build-out will be subject to obtaining additional financing on a timely basis, and typical construction and other delays. See "Risk Factors -- Significant Capital Requirements for Operations" and "-- Expansion; Management of Growth."

BUSINESS DEVELOPMENT

     The Company's business development objective is to pursue undervalued license opportunities in major population centers in emerging markets throughout the world. Consistent with this objective, the Company intends to expand its subscriber base by building high-quality digital wireless networks in select countries. The Company will pursue such opportunities by acquiring or investing in projects in emerging markets that meet the Company's investment criteria. The Company's criteria for investment include: (i) large, unsatisfied demand for telecommunications; (ii) favorable economic growth, business and regulatory climate; (iii) the availability of strong local equity partners; (iv) the ability to have an active management role; (v) emerging market economies and high-density population areas; and (vi) favorable SMR/ESMR investment opportunities.

     Although the Company plans to direct its business development efforts primarily toward SMR/ESMR opportunities, it intends to make technology and spectrum decisions based on (i) the relative cost and availability of spectrum in each market, (ii) the nature of its existing operations in nearby geographical areas, (iii) appropriateness of a given technology in a specific market, and (iv) return on investment.

OPERATIONS AND INVESTMENTS

     The Operating Companies offer wireless communications services in Latin America (Brazil, Argentina and Mexico), Asia (Philippines and Shanghai, China) and Canada.

BRAZIL


     The Company has an 81% equity interest in McCaw Brazil, the largest SMR service provider in Brazil with over a 50% market share by subscribers and owns or has options to purchase licenses for 1,700 SMR channels in Brazil, the largest SMR channel position of any SMR provider in the country. McCaw Brazil provides service under the tradename "AirLink."


     Country Overview. With a population of approximately 160 million, Brazil is the largest country in Latin America and the fifth largest in the world. Over 77% of Brazil's inhabitants reside in urban areas. The two largest cities in Brazil are Sao Paulo, with a population of approximately 18.4 million and Rio de Janeiro, with a population of approximately 12 million. Brazil has the highest GDP in Latin America, accounting for approximately 40% of Latin America's aggregate GDP. Sao Paulo and Rio de Janeiro, urban areas in which McCaw Brazil has the largest SMR channel positions, account for over 50% of the economic activity in Brazil.

     Beginning in December 1993, the Brazilian government launched an economic stabilization plan called the Real Plan (the "Real Plan"), which was intended to reduce inflation by decreasing certain public expenditures, collecting liabilities owed to the Brazilian government, increasing tax revenues, continuing a privatization program and introducing a new currency, the Real. Following the implementation of the Real Plan, inflation dropped significantly from previous levels, which at times had exceeded 40% per month, to

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monthly rates of between 1% and 3%, and the value of the Brazilian Real has been relatively stable since its introduction.

     Although Brazil is the fifth most populated country in the world, it ranks only thirty-ninth in terms of telephone density. Less than 2% of the rural population and only 19% percent of all residences have telephone service, compared to 94% in the United States. In addition, 45% of Brazilian businesses do not own a telephone. The waiting list for landline telephone service in Brazil can be as long as approximately 3.5 years.

     Although Brazil was the last major country in Latin America to grant cellular licenses, it is now Latin America's largest cellular market, with more than 1.5 million subscribers as of December 31, 1995, which represented 33% of the total Latin American cellular subscriber base. Despite the large number of cellular subscribers in Brazil, the country's cellular penetration rate is only
 .8%, which is well below the United States 1995 cellular penetration rate of 12.8%. Driven by the backlogged demand for telecommunications, Brazil's cellular market has experienced substantial growth over the past few years, making it one of the fastest growing wireless markets in Latin America. The number of cellular subscribers in Brazil increased from 22,500 in 1992 to 1.5 million in 1995, a compound annual growth rate of over 300%. Over 40% of all subscribers were in Sao Paulo. Brazil's subscriber growth is expected to continue, with the number of subscribers projected to increase to over nine million in 2000, an average annual growth rate of 46%. By the year 2000, Brazil's penetration rate is expected to be 5.5% and the country's share of Latin America subscribers is expected to reach 42%. At an average revenue per subscriber of $119 per month, Brazil's revenue per cellular subscriber is more than two times the average in the United States.

     The SMR business in Brazil is underdeveloped compared to the U.S. market. In 1995, Brazil had approximately 34,000 SMR subscribers or a .02% SMR penetration rate compared to 7.0% in the U.S. The average revenue per SMR subscriber per month of $67 is four times the comparable U.S. average.


     Operating Company Overview. McCaw Brazil provides SMR services in 10 of Brazil's largest cities including Sao Paulo, Rio de Janeiro, Belo Horizonte and Brasilia.


     McCaw Brazil has over 460 SMR channels installed and operational in Brazil. It has 30 radio sites, five of which are in Sao Paulo and six in Rio de Janeiro. McCaw Brazil has a centralized customer service and installation center located in Sao Paulo.


     The Company acquired McCaw Brazil's operations in January 1997 and has performed a review of McCaw Brazil's business operations, billing and reporting practices. Based on its review to date, the Company has determined that McCaw Brazil's past reporting practices may have resulted in an overstatement in the number of revenue-generating subscriber units for the relevant periods. Specifically, the number of subscriber units reported may have included (i) units used by customers who were intermittent or seasonal users of McCaw Brazil's SMR services, but were not active during the periods reported, (ii) units issued to persons who had canceled or otherwise terminated their active use of McCaw Brazil's SMR services, but had not returned their subscriber units, and (iii) units issued as demonstration units, but not activated as revenue-generating units.



     The Company has determined that the previously reported number of SMR units for McCaw Brazil as of December 31, 1996, which was reported to be more than 16,000, including more than 12,000 in Sao Paulo, may be overstated by approximately 15%. The overstatement in the number of SMR subscriber units for McCaw Brazil does not have any impact on the accuracy of the revenue, expense or other financial data reported by the Company with respect to McCaw Brazil's operations (other than in the context of any information expressed as a "per subscriber unit" amount).



     McCaw Brazil intends to upgrade to ESMR in Sao Paulo, Rio de Janeiro and Belo Horizonte, the three largest metropolitan cities in Brazil. This will increase system capacity and allow McCaw Brazil to offer a broader range of services to a broader set of business customers. Preliminary system design for the greater Sao Paulo area and Rio de Janeiro are currently underway and the Company has entered into iDEN equipment purchase contracts with Motorola with respect to iDEN equipment for each city. McCaw Brazil plans to launch ESMR commercial service in Sao Paulo in the first quarter of 1998. The Company intends to evaluate the timing of any steps in connection with an upgrade to ESMR in Belo Horizonte and any other cities in

Brazil based on the then-current competitive and regulatory environment. See "Risk Factors -- Wireless Communications Operations -- Government Regulation" and "-- Possible Delay in Offering ESMR Services in Brazil."



     McCaw Brazil offers its customers a broad range of services and pricing plans designed to meet the specific needs of its customers. It offers dispatch and integrated service plans (dispatch and interconnect). As of March 6, 1997, approximately 22% of McCaw Brazil's subscribers were primarily interconnect users, 34% were dispatch users and 44% were users of both dispatch and interconnect. These plans include the sale or rental of various models of handsets. The basic price package consists of a monthly fee of approximately $40, interconnect rates per minute ranging from $.24 to $.31 and dispatch rates per minute ranging from $.15 to $.23.


     McCaw Brazil's sales and marketing efforts currently focus primarily on providing cost-effective local and regional integrated services (dispatch and interconnect). Its target markets are businesses engaged in transportation, construction, security, services and also include utilities and government agencies. McCaw Brazil utilizes both a direct sales force as well as dealers and independent agents. It currently has over 13 direct sales representatives and 57 dealers and independent agents.

     McCaw Brazil is headquartered in Sao Paulo and has branch offices in seven other major cities. As of December 31, 1996, McCaw Brazil had 137 employees. Of these, 115 were based in Sao Paulo.


     Operating Company Subsidiaries. The following are subsidiaries or affiliates of McCaw Brazil:



          - AirLink. In September 1994, McCaw Brazil formed an indirect wholly owned subsidiary, AirLink Service e Comercio Ltda. ("AirLink"). AirLink owns equipment and, pursuant to service contracts, provides certain technical support, billing, marketing and other administrative functions to the licensee companies in Brazil.



          - Telemobile and Promobile. In November 1994, McCaw Brazil entered into an agreement to purchase 49 percent of the capital stock of Telemobile and Promobile with an option to acquire the remaining 51 percent.



          - LMP Consultoria e Representacoes Ltda. In May 1996, McCaw Brazil entered into an agreement to purchase 49 percent of the capital stock of LMP Consultoria e Representacoes Ltda. ("LMP") with an option to acquire the remaining 51 percent.



          - Telecomunicacoes Brastel S/C Ltda. In May 1996, McCaw Brazil entered into an agreement to purchase 49 percent of the capital stock of Telecomunicacoes Brastel S/C Ltda. ("Brastel") with an option to acquire the remaining 51 percent.



          - Via Radio Administracao e Participacoes Ltda. In October 1993, McCaw Brazil, through a holding company, acquired all the outstanding capital stock of Via Radio Administracao e Participacoes Ltda. ("VRA") and the four Brazilian subsidiaries that were substantially wholly owned by VRA: (i) Comercial Telecar Ltda., (ii) Telemovel Servicos Ltda., (iii) Car-Tel Telefonia Movel s/c Ltda. and (iv) Comercial Teleservice Ltda.



          - Via Radio-1 Telecomunicacoes Ltda. In August 1993, McCaw Brazil acquired 94 percent, and in July 1994, the remaining 6 percent, of the capital stock of Via Radio-1 Telecomunicacoes, S.A., ("VR-1"). In November 1994, the ownership of VR-1 was transferred from McCaw Brazil to VRA.



          - ATG-Telecomunicacoes a Comercio Ltda. and Radio Telecomunicacoes do Brasil Ltda. In November 1993, VRA acquired all of the outstanding capital stock of ATG Telecomunicacoes e Comercio, Ltda. ("ATG"), and its 70 percent owned subsidiary, Radio Telecomunicacoes do Brazil, Ltda. ("Radio-Telecom"). In July 1994, VRA acquired the remaining 30 percent of capital stock of Radio-Telecom.



          - Air-fone Participacoes e Empreendimentos S/C Ltda. In July 1994, McCaw Brazil indirectly acquired all the outstanding capital stock of Air-fone Participacoes e Empreendimentos S/C Ltda.

     ("Airfone") which, in turn, held all of the outstanding capital stock of Airfone Comercio e Servicos de Radiofonia, Ltda. and SOW Comercio e Servicos de Radiofonia, Ltda.



          - Master-Tec Industria e Comercio de Produtos. In September 1994, McCaw Brazil indirectly acquired 49 percent of the capital stock of Master-Tec with an option to acquire the remaining 51 percent interest.



     Competition. McCaw Brazil is the largest SMR service provider in Brazil. In addition, it has the largest SMR channel position of any service provider in Brazil. There are a number of SMR competitors in Brazil, including MComCast (a joint venture between Comcast Corporation and Banco Garantia), MCS and Radio Movil Digital Americas, Inc.



     On February 20, 1997, the Ministry of Communications released the new SMR Rules (the "New SMR Rules") (i) permitting the combination of adjacent channels in certain frequencies in the 400 MHz, 800 MHz and 900 MHz band and (ii) requiring the use of digital technology for SMR systems operating in channels 401 to 600 of the 806-821 MHz and 851-866 MHz bands. The New SMR Rules also provide that channels which have already been assigned to licensees, including the Company, will be the object of a study addressing the prospective regrouping of such channels for application in systems using digital technology. Because the New SMR Rules allow SMR operators to combine adjacent channels to create contiguous blocks and may provide for a regrouping of SMR channels to create more contiguous blocks in the future, SMR operators may have additional technology choices available to them. Although the Company does not believe that the New SMR Rules will materially affect its technology decisions or the attractiveness of McCaw Brazil's product or service offerings, the New SMR Rules and technology decisions by other SMR operators, including existing and future competitors, may increase competition in Brazil. The proposed regulations issued on May 15, 1997 and June 25, 1997, if enacted by the Ministry of Communications as drafted, would impose limitations on the Company's ability to (i) obtain direct telephone numbers for all of its subscriber units in Brazil and (ii) interconnect with the public telecommunications network, and therefore, may limit the Company's ability to compete effectively with other wireless communications service providers in Brazil, including the operators of the Band B cellular licenses.


     Brazil is one of the last major emerging countries to have only one cellular provider per market. Telebras, the government-owned holding company that controls the local telephone operators, is currently the only provider of cellular service in Brazil. The current waiting list for a cellular telephone is estimated to be three million people, with more than one million in Sao Paulo where the average waiting time for a cellular telephone is two years. Due to the demand for cellular telephony, the average price of a new cellular telephone on the secondary market is estimated to be $3,000. In addition, there is reported to be a 3.5 year waiting list for a landline phone. The average price on the secondary market for a landline in Sao Paulo is estimated to be between $3,000 and $6,000.


     In June 1997 and July 1997, the Government of Brazil awarded Band B cellular licenses covering two of the ten areas throughout Brazil, including Sao Paulo, pursuant to the Band B Rules. The Band B Rules divide the country into ten regions for the auction of Band B cellular licenses. The total of the minimum bids required by the Brazilian government for each of Brazil's ten regions is $3.7 billion. This equates to a value of approximately $23 per POP in Brazil. The minimum bid for the city of Sao Paulo is $600 million or approximately $33 per POP in Sao Paulo. However, under the Band B Rules, a cellular license winner can provide service in only one major Brazilian market and one secondary market (e.g., the winner of the Sao Paulo license will be precluded from owning the Rio de Janeiro license). In addition, future licensing and commencement of cellular services will not be permitted until December 31, 1999. Some of the largest telecommunications companies in the world are expected to be granted cellular licenses in the Band B auction, which will result in significant competition in the Company's Brazilian markets. See "Risk
Factors -- Possible Delay in Offering ESMR Services in Brazil."


     Partner Description. On January 30, 1997, Nextel acquired an 81% equity interest in McCaw Brazil for a purchase price of $186.3 million, which was paid with shares of Nextel Class A Common Stock, and simultaneously contributed its interest in McCaw Brazil to the Company. The Telcom Group owns the remaining 19% equity interest in McCaw Brazil.

     The Company is currently in discussions with several large Brazilian corporate groups regarding the possible sale of up to a 15% equity interest in the Brazil Holding Company. The proceeds from any such sale will be applied to the upgrade of McCaw Brazil's network to ESMR. There can be no assurance that the Company will be able to consummate any such transaction.



     Regulatory and Legal Overview. The Ministry of Communications is the Brazilian telecommunications authority responsible for administering and regulating the SMR industry. In particular, the Ministry of Communications regulates SMR licensing procedures and enforces both industry-wide and contract-specific operating requirements. Notwithstanding the above, the President of Brazil has announced that, as a result of the upcoming privatization of the entire public telecommunications system, the Government of Brazil may eliminate the Ministry of Communications and transfer its functions to a new regulatory agency.



     Before McCaw Brazil can launch commercial iDEN-based ESMR services in Brazil, it will need to obtain the following approvals from the Ministry of
Communications: (i) project installation approval; and (ii) post-installation operating approval. In addition, before McCaw Brazil can commence ESMR service, "type certifications" must be obtained from the Ministry of Communications with respect to the equipment to be deployed in Brazil. Motorola has received type certification for most of its iDEN equipment, however, the Nortel switch and the subscriber units that are used with iDEN networks have not yet been type certified. The Company believes that these approvals will be obtained on a timely basis. No assurance can be given that the Ministry of Communications will grant the approvals or that the Company's planned roll-out of ESMR will not be delayed.



     Since July 13, 1994, it had been the Ministry of Communication's practice to grant SMR licenses for a 15-year period and to renew such licenses for an equal period upon submission of an application to the Ministry of Communications. Certain of the Company's licenses granted prior to July 13, 1994 were granted for a term of five years and the Company believes that such licenses have been automatically extended for a term of 15 years from their original issuance date in accordance with Administrative Ruling No. 478. Effective July 20, 1996, however, Law No. 9295 (the "Minimum Law"), modified existing law so that SMR licenses granted after such effective date are issued for a period of ten years and renewable for an additional ten-year period upon submission of an application to the Ministry of Communications. The reduction to ten years of the term and renewal periods for the licenses was confirmed by Decree No. 2197, effective April 19, 1997. In either case, a license will be renewed absent existing violations of applicable rules and regulations and upon application 18 months prior to the expiration of the license. The Company believes the legal doctrine of vested right ("direito adquirido") under Brazilian law should insulate the existing terms of SMR licenses issued prior to July 20, 1996, from the changes effected by the Minimum Law. All of the Company's licenses were granted prior to July 20, 1996. Notwithstanding the Minimum Law, a bill was signed into law on July 16, 1997 (the "General Law"), which, among other things, revokes several provisions of the Minimum Law, including the ten-year license term. Pursuant to the General Law, absent any new regulations, existing SMR licenses will remain valid for the term for which they were issued, however, to be renewed or extended, the term of the licenses must be adapted to comply with the General Law. The General Law does not specify the term of renewal or extension of SMR licenses. There can be no assurance that the Ministry of Communications or a Brazilian court would invoke the doctrine of vested right to insulate the existing terms of SMR licenses issued prior to July 20, 1996, from the reduced duration periods of SMR licenses as provided in the Minimum Law.



     The Ministry of Communications has established comprehensive operating standards and requirements applicable to SMR licensees. A license holder of SMR channels is required to meet certain installation and minimum loading requirements. Failure to comply with such requirements may subject the licenses relating to such channels to revocation by the Ministry of Communications. Certain SMR equipment must be installed within 12 months after receiving an SMR license from the Ministry of Communications. Additional installation time may be permitted if more than four repeater stations are being installed. The installation time also may be extended in the discretion of the Ministry of Communications if circumstances beyond the control of the licensee contribute to the delay. Under proposed regulations released for public comment on May 16,

1997 ("Regulation No. 16"), the period for installation of the equipment would be fixed in the proposal submitted to the Ministry of Communications by the licensee, but no longer than 24 months from the date of issuance of the license. Further, installation cannot be extended for longer than 6 months after the agreed upon installation date. The Ministry of Communications requires each channel to be loaded with 30 SMR radios within six months of the completion of the installation, and with 70 SMR radios within four years of such date. McCaw Brazil currently is not in compliance with applicable installation deadlines and minimum loading requirements with respect to licenses covering 545 channels, all of which are outside of Sao Paulo. Requests for extensions of the relevant deadlines have been filed with the Ministry of Communications, except for channels where McCaw Brazil failed to comply with applicable installations requirements due to television frequency interference, for which extensions were granted automatically by statute. No responses, however, have been received to date with respect to such requests. There can be no assurance that the Ministry of Communications will not take action in response to such failure to comply which would have an adverse effect on McCaw Brazil.



     Under the regulations of the Ministry of Communications, an SMR license is not transferable before the installation of the SMR system infrastructure is completed and the transfer of a majority interest in a licensee is also restricted until installation is completed. Under the proposed regulations issued on June 25, 1997, the transfer may only be effected after the actual commencement of commercial operation of service, except for transfers between entities under common control. The transfer of the license or the controlling interest of a licensee also requires prior authorization from the Ministry of Communications. Under Decree No. 2197, however, a transfer of the controlling interest in the licenseholder to a controlled or controlling company does not require prior approval from the Ministry of Communications if such transfer is by succession or as a result of a stock split. Sales of shares comprising less than a majority interest may be made at any time, provided notification is submitted to the Ministry of Communications within 30 days after the effectuation of the transfer. The Ministry of Communications has not established clear procedures governing the transfer of SMR licenses or the time frame within which it may approve such requests for transfer.



     In Brazil, the transfer of control of an SMR licensee is subject to the prior approval of the Ministry of Communications, except as noted above with regard to stock splits. Because of these license transfer restrictions, McCaw Brazil's interest in 1,180 of its 1,700 channels in Brazil is structured pursuant to a number of option agreements entered into with the shareholders of the respective corporate licensees of such channels. Pursuant to the Option Agreements, McCaw Brazil has acquired a minority interest in each such licensee not exceeding 49% and holds the option to acquire the balance of the ownership interest in each such licensee upon the payment of an option exercise price. The closing of each such option would be conditioned upon securing the approval of the Ministry of Communications for the transfer of control of the relevant licensees. The aggregate amount of the exercise price if all the options are exercised is not material. A licensee is not eligible to request approval for change of control until system installation has been completed, and many of the channels that are the subject of the Option Agreements have not been installed. The Company is currently conducting analog SMR system installation with regard to a significant portion of the channels that are the subject of the Option Agreements. While the Company believes it will receive Ministry of Communications approval when it has met the installation requirements, no assurance can be given that such approval will be obtained. Under the proposed regulations issued on June 25, 1997, the transfer may only be effected after the actual commencement of commercial operation of service. To the extent the Company is not able to exercise its option to acquire the balance of the ownership interest in a particular licensee, the Company believes that AirLink would be able to continue to maintain its contractual right to manage the operations subject to the license held by such licensee pursuant to a service agreement and receive fees under such service agreement. However, the Company would not own such license and the Company's rights with respect to such license could be limited. There can be no assurance that the Ministry of Communications would not challenge the validity of such service agreements. All of McCaw Brazil's channels in Sao Paulo are indirectly owned entirely by the Company and are not held pursuant to Option Agreements.


     The Company owns or has options to acquire multiple channels in each of its service areas in Brazil, which have been acquired from private parties rather than the Ministry of Communications. Under Administrative Ruling No. 478, one entity may not "receive" more than one SMR license in a given service area. Such ruling also provides that an entity may not receive an SMR license if such entity is a member of a commonly controlled or commonly managed group where another member of such group already holds a license in the same service area. The Company believes that Administrative Ruling No. 478 does not restrict an entity from acquiring prior to July 13, 1994 more than one license in the same service area from private parties and holding such licenses directly or indirectly.


     Administrative Ruling No. 478 also is unclear as to whether, in the event of a transfer of multiple licenses, it would be permissible to consolidate such licenses under the ownership of one entity. In any event the Company believes that any limitation on acquiring or holding multiple SMR licenses in the same service area or consolidation of multiple licenses would not affect those licensees who held SMR licenses prior to July 13, 1994, the effective date of Administrative Ruling No. 478. All of McCaw Brazil's licenses in Sao Paulo were issued prior to July 13, 1994. There can be no assurance that the Ministry of Communications will approve transfers of majority control of licensees in the same service area. Furthermore, Decree No. 2197 effective April 9, 1997 provides that any transfers of control can only occur after the period of time established in rules to be issued by the Ministry of Communications. Notwithstanding Ruling No. 478, proposed Regulation No. 16 would prohibit the performance of SMR services in the same service area by an affiliate, a controlled or controlling entity of an existing licensee or by a licensee that is already the holder of an SMR license in the same service area. Any failure to approve such transfers could have a material adverse effect on the Company.


     Any Brazilian company headquartered in Brazil is eligible to obtain licenses to operate SMR services and there are no limitations on foreign ownership of such companies. However, under Decree No. 2197, licenses can only be obtained pursuant to a public bid.


     Brazil has recently made efforts to restructure its telecommunications laws. The adoption of the Minimum Law, which is designed to rationalize telecommunications services, including SMR, is an example of such efforts. The Minimum Law provides that telecommunications services should be provided in such a manner as to ensure interconnectivity, interoperability, fair competition among service providers and equitable use of telephone numbers. In addition, the Minimum Law requires public telecommunications service providers to allow for interconnection of their networks with mobile cellular service networks. McCaw Brazil is in the process of negotiating interconnection agreements with relevant parties. Under Decree No. 2197, an SMR licensee may interconnect with the public telecommunications network system at any convenient point of interconnection in its service area. The General Law, however, revokes Article 12 of the Minimum Law, which guaranteed SMR licensees the right to interconnect with the public telecommunications network, and provide that interconnection for SMR services will be subject to regulation by the Ministry of Communications or the newly created regulatory agency.


     The Government of Brazil received on April 7, 1997, bids for the auction of Band B cellular licenses covering ten areas throughout Brazil, including Sao Paulo and Rio de Janeiro. On January 13, 1997, the Ministry of Communications released the Band B Rules, which contain a provision prohibiting the initiation of operations by certain other mobile telecommunications service providers in the areas covered by the Band B licenses until December 31, 1999. It is unclear whether this provision of the Band B Rules will prevent the Company from providing iDEN-based ESMR services in Brazil before December 31, 1999. The Company does not believe that the Band B Rules are applicable to its current SMR operations in Brazil. There can be no assurance, however, that either the Ministry of Communications or companies bidding for the Band B licenses will not attempt to prevent the Company from offering ESMR services before December 31, 1999. In addition, companies bidding for the Band B licenses may request that the December 31, 1999 date be extended or seek clarification as to the applicability of the Band B Rules to iDEN-based ESMR services. Any significant delay in offering ESMR services would have a material adverse effect on the Company's competitive position in Brazil and on its business and results of operations.


     On April 26, 1997 and in the beginning of June 1997, news reports appeared in Brazilian newspapers and international wire services that an anonymous source had forwarded to the Ministry of Communications a copy of the Company's offering memorandum prepared in connection with the Initial Offering and a letter alleging that the Company was operating in Brazil without authorization from the Ministry of Communications. Based upon these allegations, the Ministry of Communications sent to the Company a letter requesting its comments regarding the allegations. On June 6, 1997, the Company sent to the Minister of Communica-tions a letter in response to the allegations. Although the Company believes that the current regulatory framework permits the operation of its existing business in Brazil, there can be no assurance that the Ministry of Communications will not modify the existing regulatory framework, or initiate administrative proceedings, to impede the Company from providing the existing SMR services or launching ESMR services. Further, certain members of the Brazilian Congress introduced an amendment, which was enacted as part of the General Law, to revoke Article 12 of the Minimum Law, which provided for interconnectivity on a nondiscriminatory basis and guarantees the right of SMR service providers, such as the Company, to interconnect with the public telecommunications network. Any actions by the Ministry of Communications or the Brazilian Congress impeding or placing substantial restrictions on the Company's ability to deploy ESMR services could have a material adverse effect on the Company's competitive position in Brazil and on its business and results of operations.



     On June 25, 1997, the Ministry of Communications issued proposed regulations for public comment. Regulation No. 20 of June 25, 1997 ("Regulation 20"), if approved as drafted, would impose limitations on the Company's ability to obtain direct telephone numbers for all of its subscriber units and interconnect with the public telecommunications network. Under Regulation 20, the public service company must apply to the Ministry of Communications to obtain blocks of telephone numbers to be used for the SMR services and the telephone numbers granted by the Ministry of Communications cannot exceed 50 percent of the total number of SMR stations projected to be in operation, as provided in the schedule for the deployment of the services. Within the SMR network, the volume of traffic interconnected with the public telecommunications network cannot exceed 33 percent of the total of the intra-network traffic volume plus calls interconnected to the public telecommunications network. The evaluation of the traffic volumes for the purposes of the above restrictions is to take place on a quarterly basis. In connection with the transfer of licenses, or of the controlling interest in SMR licensees, such transfers still must be approved by the Ministry of Communications and may take place only after the effective commencement of commercial operations of the service of the transferee. Notwithstanding the proposed limitations, Regulation 20 may allow for the licensee to hold more than one SMR license in the same geographic area and to aggregate the channels corresponding to each such licenses under one SMR license, subject to the prior approval of the Ministry of Communications.


     The purchase and sale of foreign currency in Brazil are subject to governmental control. There are two foreign exchange markets in Brazil that are subject to Central Bank regulations. The first is the commercial/ financial floating exchange rate market which is reserved generally for: (i) trade related transactions, such as import and export transactions; (ii) registered foreign currency investments in Brazil; and (iii) certain other transactions involving remittances abroad. The second is the tourism floating exchange rate market. While both of these markets operate at floating rates freely negotiated between the parties, the commercial/financial exchange market is restricted to transactions which require prior approval of the Brazilian monetary authorities. The purchase of currency for repatriation of capital invested in the country and for payment of dividends to foreign shareholders of Brazilian companies is made in the commercial/financial floating market.


     Provided that the original investment of foreign capital and capital increases were registered with the Brazilian monetary authorities, there are no significant restrictions on the repatriation of share capital and dividends. Application has been made to register a substantial portion of the foreign capital invested by McCaw Brazil and its subsidiaries with the Brazilian monetary authorities. The majority of the capital of AirLink, the Brazilian subsidiary through which any dividends are expected to flow, has been registered with the Brazilian monetary authorities, and McCaw Brazil intends to structure future capital contributions to Brazilian subsidiaries to maximize the amount of share capital and dividends that can be repatriated through the Brazilian monetary authority. There can be no assurance that McCaw Brazil can repatriate share capital and dividends on foreign investments that have not been registered with Brazilian monetary authorities. Dividends paid out of profits generated after 1996 are currently not subject to withholding tax.


     Under current law, there is a 15% withholding tax on interest payment and no withholding tax on dividends.

ARGENTINA


     The Company currently owns a 50% interest in McCaw Argentina. As a result of the Argentina Transaction, the Company doubled its spectrum position, became the largest SMR channel holder in Argentina, owning 820 SMR channels, which is twice as many SMR channels as the second largest SMR operator and became the holder of a nationwide paging business.


     Country Overview. With a population of approximately 34 million, Argentina is the fourth most populous country in Latin America. In 1995, over 86% of the country's inhabitants resided in urban areas and over 50% of the total population resided in the three largest metropolitan areas: Buenos Aires metropolitan area (11.3 million POPs), Cordoba (2.4 million POPs) and Rosario (2.0 million POPs). Argentina is characterized by above-average income levels relative to other Latin American countries and had a GDP per capita of approximately $8,167 in 1995, the highest in Latin America. The high penetration of passenger vehicles in Argentina, approximately 18 per 100 population, is another indication of the relative wealth of Argentines and the demand for mobile communications services.

     In 1991, the Argentine government implemented a stabilization and structural reform program. Such efforts resulted in a sharp turnaround in economic conditions. Real GDP growth accelerated to an average of approximately 5.0% a year from 1991 to 1996, up from .2% in the previous six years. The annual rate of inflation declined to 1.6% in 1995 from 2,300% in 1990. The government also carried out a substantial privatization program which included politically sensitive sectors such as telecommunications, public utilities, oil, railroads, provincial banks and the pension system.

     The Argentine government was the first Latin American government to issue a cellular license to a private entity. In July 1988, the Secretary of Communications granted the first cellular license to Movicom.

     Despite the relative maturity of the Argentine cellular market, it is one of the fastest growing cellular markets in Latin America. From 1994 to 1995, cellular subscribers grew 79%, reaching approximately 418,000 at the end of 1995, at which time, cellular penetration levels reached 2.6% in Buenos Aires,
 .5% in the northern and southern interiors, and 1.3% for the entire country, as compared to 12.8% cellular penetration in the United States. Strong cellular growth is expected to continue, with 2.3 million projected subscribers nationwide by 2000, reflecting a penetration rate of 6.2% for the entire country. On a regional basis, Buenos Aires is projected to reach 10.6% market penetration by the year 2000 and account for 65% of Argentina's total subscriber base. At a monthly average of $130, Argentina's revenue per cellular subscriber is one of the highest in Latin America. By comparison, average monthly revenue per cellular subscriber is $51 in the United States.

     The SMR business in Argentina is underdeveloped compared to the U.S. market. In 1995, there were approximately 12,200 SMR subscribers in Argentina (a penetration rate of less than .04%), compared to over 18 million SMR subscribers in the United States (a penetration rate of 7.0%). Argentina's monthly average revenue per SMR subscriber is approximately $50 compared to $16 in the United States.

     Operating Company Overview. McCaw Argentina has 180 SMR channels (9 MHz) in Buenos Aires, 200 SMR channels (10 MHz) in each of Cordoba, Rosario and Mendoza and an additional 20 SMR channels in each of Mar del Plata and Tucuman. The Company believes its channel position will allow McCaw Argentina to compete more effectively with other wireless communications providers. McCaw Argentina also operates a nationwide paging business with approximately 4,000 subscribers under a nationwide paging license.

     In February 1997, McCaw Argentina launched commercial SMR service in Buenos Aires. The company intends to begin offering commercial SMR service in Cordoba, Mendoza and Rosario during the second quarter of 1997.

     McCaw Argentina plans to construct a digital ESMR network in Buenos Aires, Cordoba, Rosario and Mendoza utilizing Motorola's iDEN technology. The company expects to launch commercial ESMR service later in 1998. While migrating its analog customers to the digital network, the company intends to operate parallel digital and analog networks. As part of the migration process, the company will encourage its higher usage customers to convert to the digital network so they can benefit from the broader range of service offerings. Digital service offerings will include interconnect services, dispatch radio and paging using one multi-functional handset. Initially, the company will target the mobile workforce, which it believes will be the most likely users of iDEN's integrated service offerings.

     McCaw Argentina currently offers analog dispatch and interconnect service utilizing both Motorola and Ericsson equipment. Service offerings include private call, call alert and scanning. The company plans to differentiate itself from other SMR providers by offering superior voice quality, providing extensive service coverage and maintaining a high level of customer service. The company has a centralized customer service and installation center located in Buenos Aires.

     The company's SMR service is designed to be a business tool for the mobile workforce. The company intends to focus its marketing efforts on businesses that have a need for mobile communications such as trucking and transportation companies, real estate firms, construction companies, suppliers and distributors and security companies. McCaw Argentina is in the process of developing a distribution network and believes a strong direct sales force is essential to reaching potential business customers. The company is currently building a direct sales force and expects to have 26 direct sales representatives by the end of 1997. In addition, the company has contracted with independent dealers to market McCaw Argentina's products and is providing extensive training to each of its distribution channels in order to ensure a high level of customer satisfaction. The company expects 25% of new customers will be added through independent dealers.

     McCaw Argentina will offer multiple pricing plans tailored for the business user and will maintain broad flexibility on its pricing decisions. Unlike many of its competitors, McCaw Argentina sells its SMR handsets instead of leasing them. The sale of handsets provides a more stable revenue stream and tends to reduce customer churn. Currently, the average retail price for an analog handset is $429.

     To establish brand identity, the company has begun a promotional advertising campaign which targets the business segment of the market. In addition to advertising, the company initially will rely heavily on its direct sales force to educate potential customers on the benefits of using McCaw Argentina's service.

     McCaw Argentina is headquartered in Buenos Aires. As of December 31, 1996, McCaw Argentina had 23 employees.


     Operating Company Subsidiaries. The following are subsidiaries of McCaw
Argentina:



          - McCaw Argentina S.A. Incorporated in Buenos Aires on June 28, 1994, McCaw Argentina S.A. holds trunking licenses for Buenos Aires, Cordoba, Mendoza and Rosario and shares management and operations, including billing and selling of handsets, with Airlink S.A. The Company plans to transfer the management and operations functions currently performed by Airlink S.A. to McCaw Argentina S.A.



          - Buenos Aires Trunking S.A. Incorporated in Buenos Aires on September 15, 1994, Buenos Aires Trunking S.A. holds trunking licenses for Buenos Aires, Cordoba, Mendoza and Rosario.



          - Communications Services of Argentina S.A. Incorporated in Buenos Aires on March 16, 1993, Communications Services of Argentina S.A. ("Communications Services") holds trunking and paging licenses in Mar del Plata and Tucuman. Communications Services also holds a paging frequency and two bidirectional paging frequencies in Buenos Aires, Cordoba, Mar del Plata, Mendoza, Rosario and Tucuman.



          - Airlink S.A. Incorporated in Buenos Aires on August 4, 1995, Airlink S.A. currently shares management and operations with McCaw Argentina S.A. The Company plans to transfer the management and operations functions currently performed by Airlink S.A. to McCaw Argentina S.A.


     Competition. The two largest SMR providers in Argentina, as measured by subscribers, are owned by Movicom and Miniphone S.A. ("Miniphone") (the two cellular providers in Buenos Aires) and operate under the tradenames "Movilink" and "Starcom," respectively. Movicom owns 100 channels in Buenos Aires and 40 SMR channels in each of the three other major cities. In addition to operating various SMR networks, Movicom also operates an iDEN-based system in Buenos Aires. Movicom's iDEN system utilizes the higher capacity "first-generation" voice algorithm system. Movicom has an arrangement with Motorola that gives it

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

exclusive use of iDEN in Argentina until September 15, 1997. Based on discussions between the Company and Motorola, the Company does not believe that this exclusivity period will be extended. Starcom owns and operates 60 channels in Buenos Aires and additional SMR channels in two other major cities. There are two cellular service providers in each of the major markets in Argentina. In Buenos Aires, the two service providers are Movicom (a joint venture among BellSouth Corporation, Motorola and others) and Miniphone (a joint venture among the two Argentine telephone companies, Telefonica de Argentina S.A. and Telecom Argentina STET-France Telecom S.A.). Over 300,000, or 70%, of Argentina's cellular subscribers are located in Buenos Aires. In the northern region of Argentina, the two service providers are Compania de Telefonos del Interior S.A. ("CTI") (a joint venture that includes GTE and Lucent Technologies) and Telecom Personal S.A. (a wholly owned subsidiary of Telecom Argentina STET-France Telecom S.A.). In the southern region of Argentina, the two service providers are CTI and Telefonica Comunicaciones Personales S.A., a wholly owned subsidiary of Telefonica de Argentina S.A., which operates under the name UNIFON.

     The Company expects additional competition following the auction of PCS licenses and the auction of an additional 220 SMR channels in Buenos Aires and other major cities, which are expected to occur during 1997.

     Partner Description. The Company and WVA each own 50% of McCaw Argentina.

     Regulatory and Legal Overview. The Comision Nacional de Comunicaciones ("CNC") and the Secretary are the Argentine telecommunications authorities responsible for administration and regulation of the SMR industry.

     CNC regulations require SMR operators to build-out their channels within 12 months of the channel authorization issuance if the system is multi-site and to guarantee their performance by posting a bond equivalent to the price paid in the spectrum auction. The bond is released once the installation and activation of the SMR site or sites have been verified by the CNC. McCaw Argentina S.A. has built out its channels in a timely fashion and the bonds posted by McCaw Argentina S.A. and WVA in connection with its build-out obligation have expired and are not required to be replaced.


     SMR licenses have an indefinite term, but are subject to revocation for violation of applicable regulatory rules as discussed below. SMR service must commence within six months to one year after receipt of the channel assignment (depending on the type of network configuration). Failure to meet service or loading requirements can result in revocation of the channel authorizations. The CNC will revoke the licensee's license upon the finding of a third breach by a licensee of service requirements. Licenses and channel authorizations may be revoked for violation of other regulatory authority rules and regulations. All SMR channel holders, including McCaw Argentina S.A. and WVA's Argentine subsidiaries, that received their channel authorizations pursuant to the November 1995 SMR auction were granted an extension to December 1997 from the original December 1996 deadline to meet initial loading requirements. The Company has been loading subscribers to its analog SMR network since the commencement of service in February 1997 and expects to meet the initial loading requirements by the deadline. Argentina imposes no limitation on foreign ownership of SMR licenses.


     SMR providers are assured unlimited interconnect pursuant to the terms of the tender rules under which the channels were awarded, as well as pursuant to applicable laws. Furthermore, interconnection with the public switched telephone network must be on a nondiscriminatory basis. McCaw Argentina S.A. is in the process of negotiating interconnect agreements with the applicable parties.

     Under current law, Argentine currency is convertible into U.S. dollars without restrictions, and Argentina has a free exchange market for all foreign currency transactions.

     Under applicable Argentine corporate law, dividends may be paid only from liquid and realized profits as shown on the company's financial statements prepared in accordance with Argentine generally accepted accounting principles. Five percent of such profits must be set aside until a reserve equal to twenty percent of the company's capital stock has been established. Subject to these requirements, the balance of profits may be declared as dividends and paid in cash pursuant to a majority vote of the shareholders. Under current law, there is a 13.2% withholding tax on interest payments and no withholding taxes on dividends.

MEXICO


     The Company owns an approximately 48.1% equity interest in Mobilcom. Mobilcom is the largest SMR service provider in Mexico.


     Country Overview. Mexico is the second most populated country in Latin America, with a population of 92 million. Mexico's population is 75% urban, and approximately 18 million people, or more than one-fifth of the country's total population, reside in the Mexico City metropolitan area. Other major metropolitan population centers include Guadalajara (3.4 million POPs) and Monterrey (3.1 million POPs). In addition, Mexico's income level is above average relative to other countries in Latin America.

     The Mexican government's fiscal and monetary policies since the 1994 peso devaluation have been credited with preventing a deeper economic crisis and have stabilized the country's economic recovery. After contracting 6.2% in 1995, the economy is expected to grow 4.4% in 1996 and nearly 5.9% in 1997. Inflation is estimated to have fallen to 27.0% in 1996 from 52.0% in 1995, and is projected to decline to 17.0% in 1997.

     Mexico has a relatively low teledensity, with approximately 9.2 lines per 100 inhabitants. Mexico's cellular market is the second largest in Latin America based on the number of subscribers, but with a penetration rate of 0.8% in 1995, cellular penetration in the Mexican market is still significantly below the U.S. cellular penetration rate of 12.8% and the Latin American cellular penetration rate of 1.3%. In a country where fewer than 10 out of every 100 inhabitants have a telephone line, cellular telephony can serve as a landline substitute.

     Mexico has experienced very rapid growth in the number of wireless subscribers. Over the last five years, annual growth has averaged 62%. Cellular subscribers are projected to grow from 686,000 at the end of 1995 to approximately 2.9 million at the end of 2000, an annual growth rate of 33%. The principal factor driving demand over the next five years will be the expected accelerated growth of the Mexican economy. By 2000, cellular penetration in Mexico is expected to reach 3.5%. Currently, over 48% of cellular subscribers in Mexico are located in Mexico City.

     Mexico has an SMR penetration rate of approximately .05%. Unlike many SMR providers, the company sells the majority of its handsets instead of leasing handsets. The average revenue per subscriber per month for cellular and SMR in Mexico is $78 and $19, respectively, which is higher than the average monthly U.S. revenue for cellular $51 and for SMR $16.

     Operating Company Overview. Mobilcom began commercial SMR operations in September 1993 under the brand name "Tricom." Mobilcom, through its subsidiaries and management agreements, provides SMR services in 15 cities and along a number of major highways. As of December 31, 1996, the company had approximately 24,000 subscribers. The cities in which Mobilcom, through its subsidiaries and management agreements, holds SMR licenses include: Mexico City (with a total of 204 channels representing approximately 10 MHz), Guadalajara (with a total of 60 channels) and Monterrey (with a total of 25 channels). As of December 31, 1996, Mobilcom had 43 transmitter sites. Mobilcom has deployed Motorola, Uniden, Nokia and General Electric technology in its analog SMR networks.

     Mobilcom initially intends to construct a digital ESMR network in Mexico City utilizing Motorola's iDEN technology. The company expects to launch commercial service on its digital ESMR network later in 1998. While migrating its analog customers to the digital network, the company intends to operate parallel digital and analog networks, but within two years of commercial implementation of ESMR services the company anticipates all of its customers will be migrated to digital. As part of the migration process, the company will encourage its higher usage customers to convert to the digital network so they can benefit from the broader range of service offerings. Digital service offerings will include interconnect services, dispatch radio and paging using one multi-functional handset. Initially, the company will target the mobile workforce which it believes will be the most likely users of iDEN's integrated services.

     Mobilcom's assets also include 1,040 channels in the 400 MHz frequency band covering central and northern Mexico. Mobilcom currently is considering a sale of its 400 MHz channels because this frequency is not central to Mobilcom's business plan. In addition, Mobilcom is building a digital microwave network throughout central and northern Mexico to provide regional dispatch radio services. The Company is also contemplating leasing excess capacity on its digital microwave network to one or more of the recently licensed long distance providers in Mexico, including Telecomunicaciones Globales, S.A. de C.V., a company in which the Company holds a 13% equity interest ("Globales"). Mobilcom and Globales have entered into certain arrangements pursuant to which Globales leases access to Mobilcom's microwave network.


     In 1995 and 1996, Mobilcom experienced high rates of churn (reaching an average of 3.7% per month over the two-year period) which the Company believes was caused primarily by the economic downturn in Mexico. Further, the company suffered from a high level of bad debt expense. To address these problems, Mobilcom's board of directors appointed a new chief operating officer in the fourth quarter of 1996. The primary short-term objectives of the company are to:
(i) implement a plan to reduce overall operating expenses; (ii) build a high quality customer base and focus on maximizing profitability rather than building market share; and (iii) establish a high level of customer service, comparable in quality to the customer service provided by wireless communications companies in the United States.

     Mobilcom offers its customers a broad range of services and pricing plans designed to meet the specific needs of its customers. Mobilcom offers dispatch only and integrated service plans (dispatch and interconnect). These plans include sale or rental of various models of handsets. The basic price package consists of a monthly fee and interconnect and dispatch charges depending on minutes of use.


     Mobilcom's sales and marketing efforts focus primarily on providing cost-effective local and regional dispatch radio services to its target customers, which are businesses engaged in manufacturing and distribution. Mobilcom markets its services through a multichannel distribution network including direct sales representatives and independent dealers. Direct sales representatives account for 40% of new customers and distributors account for 60%. In the future, the company expects to increase sales through the distributor channel because it believes this channel will be the most effective in targeting small businesses.



     Mobilcom is headquartered in Mexico City and has branch offices in Guadalajara, Monterrey and Tijuana. As of December 1996, Mobilcom had approximately 150 employees in Mexico.



     Operating Company Subsidiaries. The following are active subsidiaries of
Mobilcom:



     Tricom Network S.A. de C.V. Incorporated in Mexico on August 18, 1994, Tricom Network S.A. de C.V. ("Tricom") is responsible for billing Mobilcom customers. Mobilcom owns 99.9% of the equity of Tricom.



     Servicios de Radiocomunicacion Movil de Mexico S.A. de C.V. Incorporated in Mexico on November 9, 1990, Servicios de Radiocomunicacion Movil de Mexico S.A. de C.V. ("Servicios") holds 800 MHz SMR licenses. Mobilcom owns 97.11% of the equity of Servicios.



     Sistemas de Comunicaciones Troncales S.A. de C.V. Incorporated in Mexico on March 16, 1989, Sistemas de Comunicaciones Troncales S.A. de C.V. ("Sistemas") holds 800 MHz and 400 MHz SMR licenses. Mobilcom indirectly owns 99.99% of the equity of Sistemas.



     Teletransportes Integrales S.A. de C.V. Incorporated in Mexico on June 29, 1991, Teletransportes Integrales S.A. de C.V. ("Teletransportes") owns fixed assets including antennae, amplifiers and channels. Teletransportes lease these fixed assets to Tricom. Mobilcom indirectly owns 99.99% of the equity of Teletransportes.



     Fonotransportes Nacionales S.A. de C.V. Incorporated in Mexico on March 9, 1993, Fonotransportes Nacionales S.A. de C.V. ("Fonotransportes Nacionales") holds 400 MHz SMR licenses. Mobilcom indirectly owns 99.8% of the equity of Fonotransportes Nacionales.



     Fonotransportes A.C. Organized as a not-for-profit civil association in Mexico on June 12, 1989, Fonotransportes A.C. holds permits for 2 GHz microwave links.



     Radiophone S.A. de C.V. Incorporated in Mexico on June 29, 1991, Radiophone S.A. de C.V. ("Radiophone") is a holding company for the following subsidiaries:
(i) Sistemas, (ii) Teletransportes, (iii) Fonotransportes Nacionales and (iv) Fonotransportes A.C. Mobilcom owns 99.99% of the equity of Radiophone.

     Comunicacion Integral San Luis S.A. de C.V. Prop. Incorporated in Mexico on January 12, 1993, Comunicacion Integral San Luis S.A. de C.V. ("Comunicacion Integral") owns fixed assets including antennae, amplifiers and towers. Comunicacion Integral leases these assets to Tricom. Mobilcom owns 99.98% of the equity of Comunicacion Integral.



     Multifon S.A. de C.V. Incorporated in Mexico on June 17, 1987, Multifon S.A. de C.V. ("Multifon") imports equipment for sale to Tricom. Mobilcom owns 99.99% of the equity of Multifon.



     Equipos de Radiocomunicacion Movil S.A. Incorporated in Mexico on June 12, 1989, Equipos de Radiocomunicacion Movil S.A. ("Equipos") holds 800 MHz SMR licenses. Mobilcom owns 99.99% of the equity of Equipos.



     Autofon de Mexico S.A. de C.V. Incorporated in Mexico on December 9, 1977, Autofon de Mexico S.A. de C.V. ("Autofon") holds 800 MHz SMR licenses. Mobilcom owns 99% of the equity of Autofon.



     Telecomunicacion Radial S.A. de C.V. Incorporated in Mexico on July 19, 1993, Telecomunicacion Radial S.A. de C.V. ("Radial") holds 800 MHz SMR licenses. Mobilcom owns 99.99% of the equity of Radial.



     Comunicaciones 2000 S.A. de C.V. Incorporated in Mexico on June 30, 1989, Comunicaciones 2000 S.A. de C.V. ("Comunicaciones 2000") holds 800 MHz SMR licenses. Mobilcom owns 99.98% of the equity of Comunicaciones 2000.



     Promocion de Servicios de Telecomunicacion S.A. de C.V. Incorporated in Mexico on September 12, 1990, Promocion de Servicios de Telecomunicacion S.A. de C.V. ("Promocion") holds 800 MHz SMR licenses. Mobilcom owns 99.99% of the equity of Promocion.



     Nacional de Telecomunicaciones S.A. de C.V. Incorporated in Mexico on May 2, 1985, Nacional de Telecomunicaciones S.A. de C.V. ("Natel") holds 800 MHz SMR licenses. Mobilcom owns 99.99% of the equity of Natel.



     Competition. Mexico currently has only 85,000 commercial SMR subscribers, compared to more than 18 million in the United States. Mobilcom is the largest SMR provider in Mexico, both in terms of channels and subscribers. The Mexican cellular market is divided into nine regions and there are two cellular licenses per region. Telefonos de Mexico, S.A. de C.V. ("Telmex"), Mexico's national telephone company, has a nationwide cellular license. In the Mexico City region and throughout most of the southern portion of Mexico, the second cellular carrier is Iusacell, S.A. de C.V. (a joint venture between Bell Atlantic and Grupo Iusacell). In the northern part of Mexico, cellular carriers include Movitel, Cedetel and Baja Cellular Mexicana. Poctatel del Sureste is also active in Southern Mexico.


     As part of its drive to improve and increase Mexican telecommunications services, the Mexican government has announced its intention to auction a number of licenses to provide wireless communications services, including licenses for dispatch services in the 900 MHz frequency band, for narrowband dispatch services in the 220 MHz frequency band and PCS. Such auctions, which are anticipated to occur during 1997, will increase the number of actual and potential competitors that Mobilcom will face.


     Partner Description. The Company's strategic partners in Mobilcom include Grupo San Luis, WVM and Associated SMR, which hold approximately 21%, 11.6% and 11.3% interests, respectively. The remaining interests in Mobilcom are held by the Carlyle Group, one smaller shareholder and a number of individuals.


     Regulatory and Legal Overview. The Secretary of Communications and Transportation regulates the telecommunications industry in Mexico. Since early 1994, the Mexican government has been deregulating the telecommunications industry in order to improve the quality and expand the coverage of telecommunications services. The Mexican government has stated its intention to increase competition within the telecommunication industries and its desire to attract foreign investment for the purpose of improving Mexico's telecommunications infrastructure. Mexico's Federal Telecommunications Law (the "Mexican Federal Telecommunications Law"), which became effective in June 1995, outlines the broad rules for opening the local and long distance service markets to competition.

     The Mexican Federal Telecommunications Law requires that all telecommunications licenses (referred to as "concesiones" in Mexico) must be owned by entities that do not have more than 49% of their voting equity interest owned by non-Mexican entities. Although such 49% limitation existed prior to the enactment of the Mexican Federal Telecommunications Law for certain types of telecommunications licenses, SMR licenses issued prior to the effectiveness of the legislation could be owned by entities wholly owned by non-Mexicans. Mobilcom believes that in accordance with the terms of the Mexican Federal Telecommunications Law and Mexican constitutional law principles, the 49% limitation on non-Mexican participation does not apply to the SMR licenses in which it had an interest at the time of the effectiveness of the Mexican Federal Telecommunications Law. Consistent with this view, in May 1996, the Mexican Secretary of Communications and Transportation amended all of the 800 MHz SMR licenses issued prior to the effective date of the Mexican Federal Telecommunications Law in which Mobilcom had an interest to delete a provision limiting non-Mexican participation to 49%. Accordingly, all of Mobilcom's 800 MHz SMR licenses, except for one license covering 10 channels along a major highway from Mexico City to Guadalajara, were amended to remove the 49% foreign-ownership limitation. The provisions of the Mexican Federal Telecommunications Law restricting foreign ownership of telecommunications licenses may, however, have an impact on future acquisitions of licenses by Mobilcom, including licenses for channels needed to build-out digital mobile networks in Mexico, and renewal of existing licenses. Although licenses to provide cellular services are also subject to the 49% limitation on foreign ownership, the Mexican Federal Telecommunications Law explicitly provides for a waiver procedure of such limitations for cellular providers upon receipt of a favorable opinion from the Mexican National Foreign Investments Commission.


     The Mexican Federal Telecommunications Law provides all wireless services providers with the right to interconnect to the public switched network operated by Telmex. Mobilcom has entered into an interconnection agreement with Telmex and currently provides interconnection services through Telmex to a limited number of its subscribers. Mobilcom plans to increase subscriber interconnection significantly as it upgrades its SMR network.

     Mexican companies may remit dividends and profits outside of Mexico if the Mexican company meets certain distribution and legal reserve requirements. A Mexican company must distribute 10% of its pretax profits to employees and allocate 5% of net profits to the legal reserve until 20% of the stated capital is set aside. Although the Company's investment in Mobilcom is registered with the Mexican National Registry of Foreign Investments, registration is no longer a prerequisite for the remittance of dividends and profits outside of Mexico. Under Mexican corporate law, approval of a majority of shareholders of a corporation is required to pay dividends. Dividends paid by Mobilcom to its U.S. shareholders are subject to a 10% withholding tax unless Mobilcom chooses to pay the Mexican corporate income tax on the net earnings from which the dividends are being paid. Interest paid by Mobilcom to U.S. residents is subject to a 10% withholding tax.

PHILIPPINES


     In August, 1996, McCaw International acquired a 30% equity interest in Infocom, a company organized under the laws of the Republic of the Philippines. Infocom owns nationwide licenses (with a total of 100 channels representing approximately 5 MHz), to provide SMR, ESMR and paging services. Infocom began commercial service of its paging network in February 1995 under the brandname "Infopage" and plans to begin commercial service of an iDEN-based ESMR network by the end of 1997.


     Country Overview. The Philippines has a population of approximately 67 million people and population density of 228 people per square kilometer, compared to a population density of 29 people per square kilometer in the United States. The principal cities include Manila, Quezon City, Davao City, Caloocan City and Cebu City. The country has experienced strong economic growth. In 1995, GDP increased by 4.8% and by 4.3% in 1994.

     The Philippines has one of the lowest teledensities in Southeast Asia, with approximately one line per 100 inhabitants. It is estimated that only 45% of total demand has been satisfied. Further, metropolitan Manila, the country's most urban area, has 80% of all telephone lines with approximately two per 100 inhabitants. The waiting list for landline telephone service contains approximately 800,000 names and it can take nearly nine years to get a landline telephone. Current efforts to increase landline installation are expected to bring teledensity to ten lines per 100 inhabitants by the year 2000.

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     The demand for wireless telephone services has grown significantly, principally due to low teledensity, competition and rising income levels resulting from strong economic growth in the country. In 1994 and 1995 the market for wireless services grew by nearly 110% and 150%, respectively. Despite this growth, the Philippines has one of the lowest cellular penetration rates in Southeast Asia at .5%. Comparatively, Singapore and Malaysia have penetration rates of 10.0% and 5.0%, respectively. Currently, there are more than 500,000 cellular subscribers nationwide, with most of this base concentrated in metropolitan Manila. The continuing economic prosperity in the Philippines is expected to drive the demand for wireless services over the next decade. According to industry estimates, the number of cellular subscribers should grow at a compounded annual rate of 47% to reach 3.3 million subscribers, or a 4.4% penetration rate, by the end of the decade.

     The Philippine paging market has experienced substantial growth over the past few years. From 1993 to 1995, paging subscribers grew 202%, reaching 325,000 subscribers at the end of 1995. Despite the rapid growth of the Philippine paging market, it remains largely underdeveloped with a penetration rate of only .5%. Strong paging growth is expected to continue, with 1.4 million paging subscribers projected in the year 2000, reflecting a five year compound annual growth rate of 35% and a penetration rate of 1.8%. The Philippine SMR market is underdeveloped as well, with only 18,000 SMR subscribers at the end of 1995, or a penetration rate of .03%.

     Operating Company Overview. Infocom commercially launched paging services in February 1995 under the brand name "Infopage." The company has approximately 42,000 subscribers at December 31, 1996 and the Company believes that it was the fourth largest paging company in the country. Infocom currently offers coverage across metropolitan Manila and Subic Bay and expects to offer nationwide coverage by the end of 1997.

     Infocom offers both alphanumeric and numeric paging services utilizing Motorola's FLEX technology and differentiates itself from its competitors by offering a variety of value-added services including secretarial services, voice mail, call forwarding, fax mail and group call. Moreover, the company places considerable emphasis on providing a high level of customer service through its customer service center located at the company's headquarters in Manila. Unlike many of its competitors, Infocom does not lease or rent its pagers and currently its average retail sale price for alphanumeric units exceeds $250. The company's monthly subscription rate for alphanumeric paging services is currently approximately $12.

     Paging services in the Philippines are targeted at both the business and consumer segments. Infocom has developed a comprehensive and diverse distribution network and believes that such a diverse distribution mix will contribute to an increased growth in its subscriber base. In order to capture the consumer segment and create brand awareness, Infocom has ten owned and operated retail outlets, primarily located within large shopping malls, that exclusively carry the company's products. The company intends to expand this channel to twenty retail locations by the end of 1997. To target the business segment, the company has a direct sales force of 130 people, which it intends to increase to 200 by the end of 1997. Finally, the company has contracted with ten major dealers and 70 independent dealers to market Infopage's products. The company expects this independent channel to grow to over 100 dealers by the end of 1997.

     Infocom has a nationwide SMR license and is currently constructing a digital ESMR network utilizing Motorola's iDEN technology. Infocom currently does not have any ESMR subscribers, but expects to launch commercial ESMR service in metropolitan Manila during 1997. In December 1996, Infocom signed an equipment purchase contract with Motorola. At present, the company has acquired 12 of the 44 proposed radio cell sites and has begun construction of its switch facility.

     Infocom's ESMR business will initially target the larger business customers in its markets. The company intends to focus on building profitability rather than building market share in a similar fashion to its efforts in its paging business. Within the business segment, the company believes the mobile workforce including construction, service, real estate and sales companies will be the most likely users of iDEN's integrated service offerings.

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

     Although the company intends to fully utilize its established paging distribution network and leverage Infopage's brand recognition, the company also intends to substantially augment its direct sales force in order to effectively target other business customers. The company has begun to formulate a strategy for its pricing plans and aims to charge a premium to low usage subscribers and a slight discount to high usage subscribers while offering a significantly greater number of services.

     Infocom is headquartered in Manila. As of December 31, 1996, Infocom had 456 employees of which 320 were operators serving its paging customers. In addition to designating three of the 11 members of Infocom's board of directors as well as having one of its directors serve as an advisor to Infocom's executive committee (which is a management committee that under Philippine law may only have Philippine nationals as members), the Company has seconded two of its managers as full time employees of Infocom with responsibility for leading Infocom's marketing and technical efforts.

     Competition. There are two major SMR license holders in the Philippines, each owning 100 channels nationwide, and 10 licensed paging operators. Infocom believes that it is uniquely positioned to compete effectively in the Philippines as a result of its nationwide SMR license and its fast-growing paging business. In addition, the Joint Operating Agreement would enable Infocom to jointly operate the largest SMR system in the Philippines. There are currently five cellular providers with nationwide licenses in the Philippines, two of which are AMPS operators, one of which is a TACS operator and two of which are GSM operators. Pilipino Telephon Corporation ("Piltel"), the operator of the public switched telephone network, is the largest cellular provider, with over 50% market share. As part of its effort to improve teledensity, the government requires cellular providers to meet certain landline buildout requirements, which require the installation of 400,000 telephone lines. This represents a significant investment for each of these providers. See
"-- Regulatory and Legal Overview."

     Partner Description. The Company's partners in Infocom include the Gotesco Group, a leading diversified conglomerate engaged in retail, real estate, banking, manufacturing and trading in the Philippines headed by Jose C. Go, which owns a 20% interest in Infocom. Affiliates of AIG recently purchased a 10% interest in Infocom from an existing Infocom shareholder at a significantly higher implied valuation than that paid by the Company for its interest in Infocom. Other shareholders include a 32% holder and an 8% holder.

     Regulatory and Legal Overview. In the Philippines, the telecommunications industry is principally governed by Republic Act No. 7925 (the "Telecoms Act") enacted on March 1, 1995. Under the Telecoms Act, the National Telecommunications Commission (the "National Commission"), an agency under the Department of Transportation and Communications, is mandated to regulate the telecommunications industry.

     Engaging in telecommunications operations requires a franchise from the Philippine Congress, which is the country's legislative body. After securing a Congressional franchise, a franchise holder must apply to the National Commission for an operating license called a Certificate of Public Convenience and Necessity ("CPCN"). The grant of a CPCN goes through a process of public notice and hearing. After receipt of an application for a CPCN for a particular telecommunications service, and pending its legal, technical and financial evaluation through a public hearing, the National Commission will initially issue a Provisional Authority ("PA"), which serves as a temporary operating permit for the particular telecommunications services applied for. Pursuant to the PA an applicant can commence construction and commercial operations. Infocom's PA authorizes it to operate a nationwide digital trunked radio dispatch communications system. It is subject to revocation for failure to (i) operate continuously for two years or (ii) commence operations within two years of the issuance of the PA. Pursuant to Infocom's PA, as amended, it is required to commence operations by January 20, 1998.

     The Telecoms Act provides that a telecommunications entity with regulated types of services must make a public offering of at least 30% of its aggregate common stock within a period of five years from the effective date of the Telecoms Act or the entity's first start of commercial operations, whichever occurs later. Accordingly, Infocom is mandated to make a public offering of 30% of its common stock by March 1, 2000.

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     Under Philippine law, foreign entities' direct ownership of a public utility telecommunications company is limited to 40% of the company's capital stock. Philippine law also limits the participation of foreign investors in the governing body of any public utility enterprise to their proportionate share in its capital; therefore, a foreign investor's participation in the management of a telecommunications company is limited solely to membership on its board of directors. Accordingly, all the executive and managing officers (e.g., president, chief executive officer, treasurer) are required to be citizens of the Philippines.

     Presidential Executive Order No. 59 (1993) prescribes, as a matter of national policy, for the compulsory and nondiscriminatory interconnection of authorized public telecommunications carriers. Interconnection is negotiated and effected through bilateral negotiations between the parties involved subject to certain technical/operational and traffic settlement rules of the National Commission. Infocom is discussing an interconnection agreement with Piltel.

     Presidential Executive Order No. 109 Series of 1993, and, subsequently, the Telecoms Act (as implemented by the National Commission's Memorandum Circular No. 8-9-25) require cellular mobile operators to install at least 400,000 local exchange lines. The Company does not believe that Infocom is subject to such requirement, however, there can be no assurance that this will be the case. If this requirement were found to be applicable to Infocom, it would require a significant capital investment.

     Under current regulations of the Central Bank of the Philippines (the "Central Bank"), foreign exchange may be freely sold and purchased outside the Philippine banking system. Restrictions exist on the sale and purchase of foreign exchange in the banking system. The Philippine monetary authority, with the approval of the President of the Philippines, has the statutory authority, during a foreign exchange crisis or in times of national emergency, to temporarily suspend or restrict sales of foreign exchange, require licensing of foreign exchange transactions or require delivery of foreign exchange in the Central Bank or its designee.

     Foreign investments need not be registered with the Central Bank. The registration of a foreign investment with the Central Bank is only required if the foreign exchange needed to service the repatriation and the remittance of capital and dividends are to be sourced from the Philippine banking system. Nevertheless, even without Central Bank registration, foreign exchange needed for capital repatriation and remittance of dividends of unregistered investments can be sourced lawfully outside of the Philippine banking system. The Company's investment in Infocom has been registered with the Central Bank.

     Under current law there is a 15% withholding tax on dividends and a 20% withholding tax on interest payments.

SHANGHAI, PEOPLE'S REPUBLIC OF CHINA

     The Company currently has a contractual right to receive 25.2% of the profits generated by the Shanghai GSM System, which is operated by Unicom. The Shanghai GSM System covers the greater Shanghai area comprising over 14 million POPs. Unicom is one of only two licensed cellular operators in Shanghai. See "-- Corporate Governance -- China."

     Country Overview. With a population of approximately 1.2 billion, the People's Republic of China is the most populous country in the world and the third largest behind Russia and Canada in terms of geographic size. Shanghai is one of China's leading cities. It is one of four cities in China which has been accorded provincial level status and also has the largest port in China. The city covers an area of over 6,000 square kilometers and has a population of approximately 14 million. Shanghai's GDP experienced a growth rate approaching 15% per year in both 1993 and 1994, and its GDP per capita was $1,303 in 1995, over two times the national average of $517.

     In 1990, the State Council approved the establishment of a new economic trade zone in the "Pudong New Area" section of Shanghai. The Pudong New Area is similar to China's Special Economic Zones, which have been established to attract foreign investment, and is expected to be the region's primary international business conduit.

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     The demand for telecommunications services continues to grow and teledensity remains at one of the lowest levels in the world at less than one line per 100 inhabitants. China was the fifth largest cellular market in the world in 1995, with over 3.7 million subscribers, and was the second largest paging market in the world with over 26.1 million subscribers. The cellular market has grown at a compounded annual growth rate of 175% over the last 5 years. Although China has one of the lowest cellular penetration rates in the world at .3%, its cellular penetration rate is expected to reach 2% by the end of the decade.

     Operating Company Overview. The Shanghai GSM System is a cooperative project established by Unicom and SSTIC to construct and operate a GSM cellular network in Shanghai. The Shanghai GSM System has grown quickly since the commencement of commercial operations in July 1995 and as of December 31, 1996 had approximately 28,000 subscribers. The current network has 55 cell sites covering the greater Shanghai region (including the Pudong New Area). Under the current laws of the People's Republic of China, foreign investors are not permitted to be involved directly in the ownership or operation of telecommunications services. In the event that such laws change, the Company may seek to convert its contractual right to share profits generated by the Shanghai GSM System to a direct ownership interest, although there can be no assurance that this would be possible.

     In August 1995, the Company formed a joint venture with SSTIC called Shanghai McCaw pursuant to which the Company provided financial support to the Shanghai GSM System for construction of the initial phases of the system in exchange for a contractual right to share profits from the system with SSTIC. Through its joint venture arrangements, the Company provides advice and direction to the Shanghai GSM System in the key areas of engineering, customer care, billing practices, quality assurance and system performance.

     Shanghai McCaw currently employs seven people. Of these seven employees, the General Manager is an employee of McCaw International who has been seconded to the joint venture. The remainder of the joint venture's personnel are native Chinese.

     Shanghai McCaw initially provided technical advice to the Shanghai GSM System during the construction phase of the network. Shanghai McCaw has continued to provide technical support in the ongoing process of upgrading the quality and coverage of the GSM network and has become increasingly involved in supporting the development of a diversified sales and marketing plan to compete with the systems operated by the Ministry of Post and Telecommunications (the "MPT").

     Competition. There are only two authorized cellular providers in Shanghai, Unicom and the Shanghai PTA (the local branch of the MPT). The Shanghai PTA has been in operation since 1989 and operates three cellular networks (two TACS systems and one GSM system).

     Partner Description. SSTIC, the Company's partner in Shanghai McCaw, is an investment holding company which was established for the purpose of developing the Shanghai high-technology industry. SSTIC was formed by the Municipal Government of Shanghai, six major Shanghai banks as well as two major diversified Shanghai conglomerates. SSTIC was one of the original shareholders of Unicom.

     Regulatory and Legal Overview. Until 1994, the MPT was the sole entity authorized to provide public telecommunications services in China. In July 1994, the State Council established Unicom with the authority to provide public telecommunications services. In addition, pursuant to a 1995 agreement the MPT and the Peoples Liberation Army (the "PLA") agreed to jointly develop 800 MHz cellular communications networks to provide wireless communications services to the public using spectrum originally allocated to the PLA for military communications use. Accordingly, there are three entities in China authorized to provide cellular telecommunications services to the public. The MPT continues in its role as the central government's regulatory authority over the telecommunications sector.

     Under current Chinese law, foreign investors are not permitted to be involved directly in the ownership or operation of telecommunications services.

     Renminbi, the currency of China, is not freely convertible. The stated goal of the government is to achieve full convertibility by the year 2000. Under current laws, a foreign invested enterprise is permitted to convert its Renminbi earnings to foreign currencies for the purpose of enabling its foreign investors to receive

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dividends and interest payments. Conversion of Renminbi to foreign currencies for the purpose of repatriating foreign investors' capital contributions to, and principal payments from, a foreign invested enterprise is subject to approval by relevant government authorities, which approval will be granted upon showing that the foreign invested enterprise has been lawfully terminated and dissolved or the loan has been properly registered, as the case may be. The Company's loan to Shanghai McCaw has been properly registered with the relevant governmental authority. Under current law there is a 10% withholding tax on interest payments and no withholding tax on dividends.

CANADA


     Operating Company Overview. The Company owns 1,596,067 shares of common stock of Clearnet, a Nasdaq-listed company, representing approximately 3.7% interest. On June 30, 1997, the Company's Clearnet common stock had a market value of approximately $19 million. Clearnet is the largest SMR operator in Canada as measured by the number of current subscribers, the number of 800 MHz channels and the population of its service territory. As of December 31, 1996, Clearnet provided analog SMR services in over 40 cities across Canada to approximately 54,000 subscriber units and ESMR services in Ontario and Quebec to approximately 5,000 subscriber units. In addition, Clearnet holds one of the two national 30 MHz licenses to provide PCS in Canada. Clearnet plans to launch its PCS network in Canada's largest urban centers in mid-1997.



     The Company has one representative on the Clearnet board of directors. Nextel owns additional shares of common stock of Clearnet representing an approximate 15.3% interest and also has one representative on the Clearnet board of directors.



     On June 26, 1997, Nextel announced that it received the consent of the holders of its public notes regarding certain amendments to the indentures governing such notes. The Nextel noteholders agreed, among other things, to permit Nextel to transfer its equity interest in Clearnet to McCaw International. If Nextel effects such transfer, McCaw International will hold an aggregate of 8,373,845 shares of Clearnet, representing approximately 19% of the outstanding common stock of Clearnet, which represents a 1.7% voting interest. Additionally, McCaw International will have the right to nominate an additional director to Clearnet's board of directors. As of June 30, 1997, based on the closing price of Clearnet stock on the Nasdaq Stock Market, Nextel's equity interest in Clearnet had a market value of approximately $82 million. Although Nextel is permitted to transfer its interest in Clearnet to the Company, there can be no assurance that Nextel will effect such transfer or, should such transfer occur, that the market value of Nextel's equity interest in Clearnet on the date of any such transfer will not be less than the market value of such equity interest as of June 30, 1997.


CORPORATE GOVERNANCE

     The following is a description of the Company's contractual relationships with its partners in the Operating Companies.

     Brazil. The Company owns 81% of the Class A voting stock of McCaw Brazil, which entitles it to 90% of the voting rights. The Company, therefore, has the right to make management and operating decisions of McCaw Brazil. The Telcom Group owns 19% of the Class B voting stock, which entitles it to 10% of the voting rights. The Telcom Group has the right to designate candidates representing at least 10% of the directors of McCaw Brazil, but at least one candidate so long as the Telcom Group owns at least 10% of McCaw Brazil. The Telcom Group holds veto rights with respect to the following actions: (i) amending the articles of incorporation or bylaws of McCaw Brazil; (ii) creating any equity senior to the existing shares of McCaw Brazil or changing or adversely affecting any provisions or rights of the existing shares of McCaw Brazil; (iii) permitting or causing McCaw Brazil or any of its material subsidiaries to issue voting securities with voting rights different from those to which then-issued securities are entitled; (iv) entering into a merger, a sale of substantially all of the assets, a dissolution, a liquidation or a spinoff of McCaw Brazil or any of its material subsidiaries; (v) permitting McCaw Brazil or any of its subsidiaries to enter into a material contract with the Company or its affiliates other than on an arm's-length, fair-market-value basis; or (vi) permitting McCaw Brazil or any of its affiliates to issue or dispose of securities of the Company other than for cash at fair

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market value. If the Telcom Group exercises its veto rights, McCaw Brazil has the right to purchase (upon vote of a simple majority of its board of directors) all of the Telcom Group's shares of McCaw Brazil then owned by them at their appraised fair market value. The repurchase price can be paid in cash or in shares of Nextel common stock or a combination thereof. McCaw Brazil has the right to declare dividends without the approval of the Telcom Group.

     The Telcom Group has the right to forego making its pro rata share of any capital calls that may arise until April 1999 without suffering any dilution of its right to receive dividends and other cash or noncash distributions; provided, however, the failure by the Telcom Group to ultimately make such capital contributions (and interest thereon) by April 1999 will result in the proportionate dilution of its economic interest in McCaw Brazil. The Telcom Group has the right at any time between October 31, 2001 and November 1, 2003, or at any time after a change of control of McCaw Brazil, to require McCaw Brazil to redeem the Telcom Group's entire interest at its appraised fair market value. The redemption price is payable in cash, or, at McCaw Brazil's election, publicly-traded common stock of any entity owning 50% or more of McCaw Brazil or a combination thereof. In the event that McCaw Brazil issues additional shares of its common stock to such a third party and, as a result, the Telcom Group's interest in McCaw Brazil is reduced to less than 17%, the Telcom Group has the right to purchase additional shares in McCaw Brazil such that after the issuance to a third party, the Telcom Group would own no more than 17% of the outstanding common stock.

     The Company has a right of first refusal with respect to proposed transfers by members of the Telcom Group of their respective interests in McCaw Brazil and has the right to compel the Telcom Group to join in any proposed transfer by the Company of its entire interest in McCaw Brazil. The Telcom Group has the right to join in any proposed transfer by the Company of its entire interest in McCaw Brazil.

     Argentina. As long as the Company holds at least a 30% interest in McCaw Argentina and WVA holds at least a 40% interest in McCaw Argentina, the six-member board of McCaw Argentina will be equally divided. If one party fails to maintain such level of ownership (while the other maintains it), the party failing to maintain its ownership will lose the right to designate one of its three members of the board of directors. Failure to maintain at least a 10% ownership interest will result in loss of all board seats held by such party.

     As long as WVA maintains at least a 40% ownership interest, McCaw Argentina will be operated in accordance with a three-year business plan adopted by its board of directors. As long as the Company owns at least 30% of McCaw Argentina, the following actions will require the approval of two-thirds of the board of directors: (i) appoint McCaw Argentina's chief executive officer, president and senior executives in charge of technology, finance and marketing; (ii) amend or adopt any three-year business plan; or (iii) issue equity securities representing 5% or more of the shares of McCaw Argentina. The declaration of dividends also requires the approval of WVA.

     As long as each of the Company and WVA own at least 10% of the outstanding shares of McCaw Argentina the following actions will require the approval of two-thirds of the directors: (i) creating any equity senior to the existing shares of McCaw Argentina or changing or adversely affecting any provisions or rights of the existing shares of McCaw Argentina; (ii) permitting or causing McCaw Argentina or any of its material subsidiaries to issue voting securities with voting rights different from those to which then-issued securities are entitled; (iii) permitting McCaw Argentina or any of its subsidiaries to enter into a material contract with the Company or its affiliates other than on an arm's-length, fair-market-value basis; or (iv) permitting McCaw Argentina or any of its affiliates to issue or dispose of securities of the company other than for cash at fair market value. In addition, for as long as the Company and WVA each own at least 10% of the outstanding shares of McCaw Argentina, the following actions require approval of the holders of two-thirds of McCaw Argentina's shares: (i) amending the organizational documents of McCaw Argentina; and (ii) entering into a merger, a sale of substantially all of the assets, a dissolution, a liquidation or a spinoff of McCaw Argentina or any of its material subsidiaries.

     If (i) WVA exercises its veto power or (ii) at a time when the Company owns less than 30% and WVA owns at least 40% of the outstanding shares of McCaw Argentina, respectively, the Company exercises its veto power, McCaw Argentina shall have the right, upon approval of a majority of the directors of McCaw Argentina (excluding the directors nominated by the party that exercised its veto), to repurchase the shares of

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the party exercising its veto right at their appraised fair market value. The repurchase price is payable, at McCaw Argentina's option, in cash, Nextel common stock or in any combination thereof.

     The Company has a right of first refusal with respect to transactions by WVA of its shares of McCaw Argentina and has the right to compel WVA to join in any proposed transfer by the Company of its entire interest in McCaw Argentina. WVA has the right to join in any proposed transfer by the Company of its entire interest in McCaw Argentina.

     Mexico. In accordance with agreements with other principal shareholders of Mobilcom, so long as the Company owns 27.5% of the outstanding voting stock of Mobilcom, the Company has the right to designate a majority of Mobilcom's board of directors. The Company, therefore, subject to the business plan adopted by the Mobilcom shareholders, has control over Mobilcom's day-to-day operational decisions, such as the selection of senior management, sales and marketing decisions and acquisitions or disposition of assets (up to $20 million). Under these same agreements, Grupo San Luis, so long as it owns at least 5% of Mobilcom (15% of Mobilcom in the event that it has disposed of any of its current shareholdings) has the right to designate two members of the Mobilcom board of directors. The other board members are elected by a cumulative voting process and currently are representatives of each of WVM and Associated SMR. The Company also has the right to designate one of the two members of the Technology Committee of the Mobilcom board of directors. The Technology Committee has sole and exclusive authority to make all technology decisions relating to the Company's digital mobile systems including technology decisions related to vendor selection and build-out and system design. The other member of the Technology Committee is a designee of WVM.

     Under the agreements relating to the governance of Mobilcom, so long as Grupo San Luis owns at least 5% and the Company owns at least 20% of Mobilcom, the following matters require a supermajority vote of the shareholders: (i) amendments to Mobilcom's and its subsidiaries' charter; (ii) issuance of shares with disproportionate voting rights; (iii) adoption of any stockholders rights plan to disadvantage any shareholder on the basis of this size of its holding;
(iv) issuances of shares aggregating to more than 15% of the outstanding shares at the commencement of any 36-month period, subject to certain exceptions; (v) the establishment of an executive or special committee of the board of directors other than the Technology Committee; (vi) acquisition, disposition, loan and certain other transactions having a value in excess of $20 million; (vii) adoption of and approval of any material deviation of business plans, marketing plans, capital expenditure plan or operating budget; (viii) incurrence of capital expenditures in excess of 125% of the capital expenditure budget approved by shareholders; (ix) a decision to change the core business; and (x) approval of any offer for subscription of treasury shares in respect of which shareholders preemptive rights have been waived.

     In order to maintain its right to designate a majority of the board of directors, to designate one of the two members of the Technology Committee and to block certain significant actions of Mobilcom, the Company must invest a minimum of approximately $76.8 million in Mobilcom by March 3, 1998. As of April 30, 1997, the Company had invested approximately $64.9 million in Mobilcom. The Company may satisfy its remaining commitment by (i) making capital contributions to Mobilcom, provided that such capital contributions are not part of the pro rata capital contributions to Mobilcom in which the other principal shareholders of Mobilcom participate; (ii) making a capital contribution to Mobilcom to be used for the purchase of Radiocel; or (iii) exercising the Mobilcom Options.

     Pursuant to one of the Mobilcom Options, the Company has an option to purchase up to 19.5% of the common stock of Mobilcom outstanding as of June 6, 1996, for an aggregate exercise price of $76.8 million. The other Mobilcom option gives the Company the right to purchase up to an additional 9.98% of the outstanding common stock of Mobilcom for an aggregate exercise price of $67.5 million.

     Beginning on October 24, 1997, pursuant to the Mobilcom Put the holders of approximately 37% of the outstanding common stock of Mobilcom have the right for two years to put the entire amount of their holdings to the Company at its appraised fair market value for cash. The Mobilcom Put is exercisable if Mobilcom takes any of the following corporate actions and the directors designated to Mobilcom's board of directors by the holders of the Mobilcom Put vote against such action: (i) a material amendment of the charter or bylaws;
(ii) issuance of voting securities with disproportionately larger voting rights or a class vote; (iii) certain

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issuance of shares in excess of 15% of the outstanding shares during a 36-month period; (iv) making any investment, loaning any amount, or selling assets in excess of $20 million; (v) the adoption of material deviations from any business plan, operating budget or capital expenditure plan; and (vi) making capital expenditures that would exceed 125% of the capital expenditure budget approved by the shareholders. In addition, the Mobilcom Put is exercisable in the event that the holders of the Mobilcom Put are no longer entitled to designate in the aggregate at least two directors. The Mobilcom Put is automatically exercisable on October 24, 1999 whether or not a Mobilcom Put Event occurs. Valuation of Mobilcom for purposes of the Mobilcom Put will be based on an appraisal by an investment bank, with the minimum appraisal for 100% of Mobilcom equal to $150 million. To the extent that such appraisal exceeds $250 million, 50% of such excess will be included in the valuation. In connection with a June 7, 1996 capital call, Mobilcom shareholders purchased additional shares of Mobilcom based on a $200 million valuation (which values the Mobilcom Put at approximately $66 million). If the Mobilcom Put is not exercised by October 24, 1999, the Company has right to buy the shares subject to the Mobilcom Put on the same terms as described above.

     In order to effectuate their agreement relating to the governance of Mobilcom, the principal shareholders of Mobilcom, including the Company and Grupo San Luis, have agreed to hold all of their shares under a trust arrangement, and all such shares are registered in the name of a Mexican bank that serves as the trustee.

     The Company has agreed under certain circumstances to attempt to provide Grupo San Luis with liquidity with respect to its equity interest in Mobilcom. At any time after January 1, 1999, the Company, if requested by Grupo San Luis, will cause Mobilcom to undertake a U.S. registered public offering or sale for cash to a third party of Grupo San Luis' shares at their appraised fair market value within one year of such request. If Mobilcom fails to provide Grupo San Luis with liquidity through either of these methods, Grupo San Luis has the right to cause Mobilcom to file a registration statement in the United States covering Grupo San Luis' Mobilcom shares.


     Philippines. The Company owns 30% of the outstanding shares of Infocom and has the right to designate three of 11 members of the board of directors and one of four advisers of the executive committee of the board. The Company holds veto rights with respect to decisions involving a number of significant corporate actions including the following: (i) the acquisition of any entity; (ii) the merger; consolidation or sale of the company or any subsidiary or any disposition of a material amount of assets; (iii) the amendment of the articles of incorporation or by-laws; (iv) any amendment affecting the preemptive rights of stockholders; (v) entering into an agreement relating to marketing or distribution; (vi) decisions to pursue a CPCN license; (vii) entering other lines of business; (viii) issuances of stock; (ix) the approval of annual operating and capital budgets; (x) any borrowings in excess of $200,000; (xi) any transactions with affiliates in excess of $200,000; and (xii) any dispositions of assets or making loans other than in the ordinary course of business.


     Infocom and the Company have entered into a technical services agreement pursuant to which the Company agreed to provide Infocom with engineering and other technical services, marketing assistance and system operation assistance for $432,000 per year. The agreement has an initial term of three years.

     China. Under current Chinese law, foreign entities or individuals are prohibited from participating directly in the ownership and operation of telecommunications services. Because of this limitation, the Company's interest in the Shanghai GSM System is held through its 60% equity interest in a Chinese equity joint venture, Shanghai McCaw. Shanghai McCaw participates in the Shanghai GSM System through a profit-sharing arrangement entered into originally between SSTIC, its Chinese partner, and Unicom (the "Unicom Agreement"). SSTIC, holds a 40% equity interest in Shanghai McCaw.

     Pursuant to the Unicom Agreement, Shanghai McCaw receives 42% of the net revenues of the Shanghai GSM System. The Unicom Agreement is structured to provide the financing for the construction of a system that can service 50,000 subscribers. As of December 31, 1996, the Shanghai GSM System had 28,000 subscribers. The Unicom Agreement expires on February 25, 2007.

     Pursuant to a joint venture agreement and other agreements entered into between the Company and SSTIC (the "Shanghai McCaw Agreements"), the Company and SSTIC have equal representation on the board of directors of Shanghai McCaw. In addition, the Company has the right to appoint Shanghai McCaw's general manager and chief engineer, subject to SSTIC's approval. Certain significant corporate actions require unanimous approval of the board of directors, including: (i) an amendment to the articles of association; (ii) changes in the ratio of the partners' capital contribution; and (iii) the merger or dissolution of Shanghai McCaw. Certain other matters require the approval of at least six of eight members of the board of directors. Those matters include the following: (i) allowing a third party to participate in the ownership of McCaw Shanghai; (ii) changes in capitalization; (iii) borrowing money; (iv) paying dividends; (v) approving operating and capital budgets; (vi) changing the management structure; (vii) entering into transactions with affiliates; (viii) the purchase and sale of capital equipment; and (ix) any action not in the ordinary course of business of Shanghai McCaw. Neither party is permitted to sell its interest in Shanghai McCaw without the consent of the other party.

     In addition to its capital contribution, the Company was responsible for providing a $13.2 million loan facility to Shanghai McCaw to fund the Shanghai GSM System. At December 31, 1996, the outstanding balance of this loan was $10.5 million. In the event of an overrun in the budget for the Shanghai GSM System, the Company agreed to lend an additional $2.2 million to Shanghai McCaw.

     On March 29, 1997, Unicom and Shanghai McCaw entered into the Phase III Unicom Agreement, which modifies certain arrangements under the Unicom Agreement. Pursuant to the Phase III Unicom Agreement (i) Shanghai McCaw has agreed to provide 60% of the funds required to expand the capacity of the Shanghai GSM System to provide service for an additional 100,000 subscribers. Shanghai McCaw's share of the funds is estimated to be equal to approximately RMB 386.4 million (approximately US$46.4 million). Pursuant to the Phase III Unicom Agreement (i) the 42% profit sharing arrangements under the Unicom Agreement were retained for the period up to the date on which the 50,001st subscriber (currently, there are approximately 30,000 subscribers) of the Shanghai GSM System is activated (the "Phase III Commencement Date"); (ii) following the Phase III Commencement Date the allocation of profit sharing arrangement between the parties is revised to provide Unicom with a greater percentage resulting in Shanghai McCaw receiving 40.2% of the profits of the Shanghai GSM System; (iii) the Phase III Unicom Agreement expires 14 1/3 years after the Phase III Commencement Date.

EMPLOYEES

     As of December 31, 1996, the Company, at the corporate level, employed approximately 25 employees, of which 19 were located at the Company's principal executive and administrative offices in Seattle, Washington and 6 were located outside of the U.S. in countries where the Company operates. As of December 31, 1996, the Operating Companies had an aggregate of 1,646 employees. The Company is not a party to any collective bargaining agreements and the Company believes its relationship with its employees is good.

PROPERTIES

     The Company currently leases 6,559 square feet for its principal executive and administrative offices in Seattle, Washington, and payments under such lease equals approximately $110,000 per year. In addition, the Company's subsidiaries have leases for office space and transmission sites in each of the countries where the Company operates.

LITIGATION

     The Company is not a party to any material litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are set forth below:


                NAME                    AGE                        POSITIONS
-------------------------------------   ---    -------------------------------------------------
Daniel F. Akerson                       48     Chairman of the Board
Keith D. Grinstein                      36     President, Chief Executive Officer and Director
Heng-Pin Kiang                          48     Senior Vice President and General Counsel
William S. Roberts                      42     Senior Vice President and Chief Operating Officer
David E. Rostov                         31     Senior Vice President and Chief Financial Officer
Brian A. Vincent                        38     Senior Vice President of Business Development
C. James Judson                         52     Vice Chairman of the Board
Craig O. McCaw                          47     Director
Steven M. Shindler                      34     Director
Dennis M. Weibling                      46     Director


     Daniel F. Akerson has served as Chairman of the Board of the Company since March 1996. Mr. Akerson is also Chairman of the Board and Chief Executive Officer of Nextel, positions he has held since March 1996. From June 1993 to March 1996, Mr. Akerson served as a general partner of Forstmann Little & Co., a private investment firm ("Forstmann Little"), and also held the positions of Chairman of the Board and Chief Executive Officer of General Instrument Corporation, a technology company acquired by Forstmann Little. From 1983 to 1993, Mr. Akerson held various senior management positions with MCI Communications Corporation, including President and Chief Operating Officer. Mr. Akerson currently serves as a director of American Express Company. Mr. Akerson received a B.S. from the United States Naval Academy and a M.S. from the London School of Economics.

     Keith D. Grinstein has served as President, Chief Executive Officer and as a director of the Company since January 1996. From January 1991 to December 1995, Mr. Grinstein was President and Chief Executive Officer of the aviation communications division of AT&T Wireless Services, Inc. (formerly known as McCaw Cellular Communications, Inc. ("McCaw Cellular")). Mr. Grinstein held a number of positions at McCaw Cellular and its subsidiaries, including Vice President, General Counsel and Secretary of LIN Broadcasting Company, a subsidiary of McCaw Cellular, and Vice President and Assistant General Counsel of McCaw Cellular. Mr. Grinstein received a B.A. from Yale University and a J.D. from Georgetown University.

     Heng-Pin Kiang has served as Senior Vice President and General Counsel of the Company since January 1996. From September 1984 to December 1995, Mr. Kiang was a partner in the Perkins Coie law firm. Mr. Kiang received a B.S.E. in Chemical Engineering from Princeton University and a J.D. from Columbia University.

     William S. Roberts has served as Senior Vice President and Chief Operating Officer of the Company since November 1996. From 1983 to November 1996, Mr. Roberts held various management positions with BellSouth Corporation ("BellSouth"), an international telecommunications services company, most recently as the Chief Financial Officer and the Chief Operating Officer of BellSouth Investment S.A. (Chile), a Chilean investment and services company owned by BellSouth. Prior to joining BellSouth, Mr. Roberts was a senior internal auditor for a satellite communications company. Mr. Roberts is a certified public accountant and received a B.A. in accounting from the University of West Florida.

     David E. Rostov has served as Senior Vice President and Chief Financial Officer since joining the Company in January 1996. From 1992 to 1996, Mr. Rostov held various positions at McCaw Cellular, most recently as Assistant Vice President in the Development Group. Mr. Rostov was a financial analyst with Goldman, Sachs & Co. from 1987 to 1989. Mr. Rostov received a B.A. from Oberlin College and an M.B.A. and M.A. in Public Policy from The University of Chicago.

     Brian A. Vincent has served as Senior Vice President of Business Development. Mr. Vincent joined the Company in January 1996. From 1986 to 1995, Mr. Vincent served as Vice President of Worldwide Marketing Operations at Intermec Corporation, a leading manufacturer of handheld data collection computers and on-premise wireless communication networks. Mr. Vincent received a B.A. from the University of California at Berkeley and an M.B.A from the University of Washington. Mr. Vincent currently is a director of Clearnet.


     C. James Judson has served as a director of the Company since February 1995. Mr. Judson is Vice President, Secretary and General Counsel of Eagle River, Inc., a company formed to make strategic investments in telecommunications ventures ("Eagle River"), a position he has held since January 1995. From 1969 to January 1995, Mr. Judson was a partner in the Davis Wright Tremaine law firm. Mr. Judson received a B.A. and a L.L.B. from Stanford University. Mr. Judson is a director of Real Time Data Corporation.



     Craig O. McCaw served as a director of the Company from February 1995 until the acquisition of the Company by Nextel in August 1995. Mr. McCaw was reelected to the Company's board of directors in February 1997. From February 1995 to August 1995, Mr. McCaw served as Chairman of the Board and Chief Executive Officer of Eagle River, the indirect majority owner of Digital Radio, L.L.C., a company formed for the purpose of making an equity investment in Nextel. From March 1990 to November 1994, Mr. McCaw served as Chairman of the Board and Chief Executive Officer of LIN Broadcasting Company. From 1974 to September 1994, Mr. McCaw served as Chairman of the Board and Chief Executive Officer of McCaw Cellular, which was sold to AT&T Corporation in September 1994. Mr. McCaw serves as a director of Nextel and as Chairman of the Operations Committee of the Nextel Board. Mr. McCaw is an appointee to the President's National Security Telecommunications Advisory Committee.



     Steven M. Shindler has served as a director of the Company since May 1997. Mr. Shindler is Vice President and Chief Financial Officer of Nextel, a position he has held since May 1996. Between 1987 and 1996, Mr. Shindler was an officer with The Toronto Dominion Bank where most recently he was a Managing Director in its Communications Finance Group.


     Dennis M. Weibling has served as a director of the Company since February 1995. From October 1995 to March 1996, Mr. Weibling served as Nextel's acting Chief Executive Officer. Mr. Weibling is President of Eagle River, a position he has held since 1993. From 1981 to 1993, Mr. Weibling was a shareholder of Clark, Nuber and Co., P.S., a public accounting firm in Bellevue, Washington. Mr. Weibling received a B.A. from Wittenberg University and a J.D. from the University of Nebraska. Mr. Weibling is a director of Nextel and is a member of the Operations Committee, Audit Committee and Compensation Committee of the Nextel Board. He is also a director of NextLink Communications, L.L.C., a facilities-based local exchange carrier and majority-owned subsidiary of Eagle River.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors currently has no standing committees.

COMPENSATION OF DIRECTORS

     Currently, the Company's directors do not receive any compensation or reimbursements for out-of-pocket expenses for their service on the Company's board of directors.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table and discussion summarize the compensation earned by the Company's President and Chief Executive Officer and the other most highly compensated executive officers of the Company, who earned more than $100,000 in salary and bonuses (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM(1)
                                                                              COMPENSATION
                                                                                 AWARDS
                                              ANNUAL COMPENSATION            --------------
                                       ----------------------------------      SECURITIES
                                                             OTHER ANNUAL      UNDERLYING      ALL OTHER(2)
                                       SALARY      BONUS     COMPENSATION     OPTIONS/SARS     COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR      ($)        ($)          ($)              (#)              ($)
----------------------------   ----    -------    -------    ------------    --------------    ------------
Keith D. Grinstein..........   1996    150,000         --            --      50,000/400,000        2,500
  President and Chief
  Executive Officer
Heng-Pin Kiang..............   1996    150,000         --            --      25,000/250,000        3,625
  Senior Vice President
  and General Counsel
Brian A. Vincent............   1996    140,000         --            --      10,000/100,000        2,450
  Senior Vice President
  of Business Development

---------------


(1) Options were granted pursuant to the Nextel Incentive Equity Plan. Options vest over a four-year period and become exercisable, subject to the provisions of the plan, for shares of Nextel Class A Common Stock. SARs were granted pursuant to the SAR Plan.


(2) Comprised of the Company's contributions to the Nextel Section 401(k) Plan on behalf of the Named Executive Officers.

OPTION AND SAR GRANTS IN FISCAL YEAR 1996

     The following table sets forth certain information with respect to options exercisable for shares of Nextel Class A Common Stock and SARs granted to the Named Executive Officers during fiscal year 1996.

                                                   PERCENT OF
                                     NUMBER OF       TOTAL
                                     SECURITIES     OPTIONS/                                            POTENTIAL REALIZABLE
                                     UNDERLYING       SARS                                   GRANT        VALUE OF SARS AT
                                      OPTIONS/     GRANTED TO    EXERCISE                    DATE          ASSUMED ANNUAL
                                        SARS       EMPLOYEES      OR BASE                   PRESENT         RATES ($)(3)
                                      GRANTED      IN FISCAL       PRICE      EXPIRATION     VALUE     ----------------------
               NAME                    (#)(1)       YEAR(%)      ($/SHARE)       DATE       ($)(2)        5%           10%
----------------------------------   ----------    ----------    ---------    ----------    -------    ---------    ---------
Keith D. Grinstein
  Options.........................      50,000          .95        15.63       11/07/05     519,000
  SARs............................     400,000        32.92        10.00       11/01/10                2,516,000    6,376,000
Heng-Pin Kiang
  Options.........................      25,000          .47        15.63       11/07/05     259,500
  SARs............................     250,000        20.58        10.00       11/25/10                1,572,500    3,985,000
Brian A. Vincent
  Options.........................      10,000          .19        15.13       03/04/06     102,300
  SARs............................     100,000         8.23        10.00       11/01/11                  629,000    1,594,000

---------------


(1) Options were granted pursuant to the Nextel Incentive Equity Plan. Options granted vest over a four-year period, becoming exercisable with respect to 25% of the shares at the beginning of each year following the date of grant.


(2) Black-Scholes pricing model used to estimate the present value of the options at date of grant.

(3) The Company's common stock is not registered or publicly traded and therefore a public market price for the common stock is not available. Net realizable value of the SARs is based on a fair market value of $10 per share as of the date of grant. The base price per share is based on the Board of Directors' estimate of fair market value at the time of grant. The actual value, if any, an employee may realize will depend on the excess of fair market value of McCaw International common stock over the base price on the date the SAR is exercised. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Commission and, therefore, are not intended to forecast future appreciation, if any, of the SARs.

OPTION AND SAR EXERCISES IN FISCAL 1996 AND YEAR-END OPTION AND SAR VALUES

     The following table sets forth information concerning the exercise of options and SARs during the year ended December 31, 1996 and year-end unexercised options and SAR values as of the end of the fiscal year ended December 31, 1996 with respect to each of the Named Executive Officers.

            AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1996 AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED               IN-THE-MONEY
                                 SHARES                           OPTIONS/SARS                    OPTIONS/SARS
                               ACQUIRED ON     VALUE         AT FISCAL YEAR-END (#)          AT FISCAL YEAR-END ($)
                                EXERCISE      REALIZED    ----------------------------    ----------------------------
            NAME                   (#)          ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------   -----------    --------    -----------    -------------    -----------    -------------
Keith D. Grinstein
  Options...................          --           --       12,500           37,500             --               --
  SARs......................          --           --           --          400,000             --               --
Heng-Pin Kiang
  Options...................          --           --        6,250           18,750             --               --
  SARs......................          --           --           --          250,000             --               --
Brian A. Vincent
  Options...................          --           --           --           10,000             --               --
  SARs......................          --           --           --          100,000             --               --

EMPLOYMENT AGREEMENTS

     In November 1995, the Company entered into an employment agreement with Mr. Grinstein providing for his employment as President and Chief Executive Officer. The agreement with Mr. Grinstein terminates on June 30, 1997 and is automatically renewable for a subsequent one-year term. The agreement provides for a base salary of $150,000 per year, subject to an annual performance evaluation (plus performance bonuses based on the achievement of mutually determined objectives).

     The Company also entered into an employment agreement with Mr. Kiang in November 1995 providing for his employment as Senior Vice President and General Counsel. The agreement with Mr. Kiang terminates on June 30, 1997 and is automatically renewable for a subsequent one-year term. The agreement provides for a base salary of $150,000 per year, subject to an annual performance review (plus performance bonuses based on the achievement of mutually determined objectives).

     In January 1996, the Company entered into an employment agreement with Mr. Vincent providing for his employment as Senior Vice President of Business Development. The agreement is renewable for subsequent one-year terms, provided that either party may terminate the agreement upon 60 days' written notice. The agreement provides for a base salary of $140,000 per year, subject to an annual performance evaluation (plus performance bonuses based on the achievement of certain objectives).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Board of Directors does not currently have a compensation committee. The Company's Board of Directors is responsible for executive compensation matters. During 1996, Mr. Grinstein served on the Company's Board of Directors and as Chief Executive Officer and President of the Company.

BENEFIT PLANS

     Nextel Incentive Equity Plan. All officers, key employees of and consultants to Nextel and its subsidiaries, including McCaw International, are eligible to participate in the Nextel Incentive Equity Plan (the "Incentive Equity Plan"). The Compensation Committee of the Nextel Board (the "Nextel Compensation Committee") may grant each eligible participant options entitling the optionee to purchase shares of Nextel Class A Common Stock at a price equal to or greater than market value on the date of grant, except that the option price of an option that is granted in exchange for the surrender and cancellation of an option to purchase shares of another corporation that has been acquired by the Nextel or one of its subsidiaries ("Replacement Options") or options granted to a consultant may be less than the market value on the date of grant. Replacement Options and options granted to consultants are otherwise subject to the same terms, conditions and discretion as other options granted under the Incentive Equity Plan.

     The option price is payable at the time of exercise (i) in cash, (ii) by the transfer to Nextel of nonforfeitable, nonrestricted shares of Nextel Class A Common Stock that are already owned by the optionee and have a value at the time of exercise equal to the option price, (iii) with any other legal consideration the Nextel Compensation Committee may deem appropriate or (iv) by any combination of the foregoing methods of payment. Any grant of options may provide for deferred payment of the option price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the shares of Nextel Class A Common Stock to which the exercise relates.

     No option may be exercised more than 10 years from the date of grant. Each option must specify the vesting period and other terms for the exercise of such option and may provide for the earlier exercise of the options in the event of a change in control of Nextel or other similar transaction or event. Options granted under the Incentive Equity Plan may be designated as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or may be designated as options that are not intended to so qualify.

     The Nextel Compensation Committee may also grant eligible participants in the Incentive Equity Plan Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares or Performance Units (each as defined in the Incentive Equity Plan). The Nextel Compensation Committee must specify at the time of grant the vesting period and other terms of any such award.

     No option, appreciation right or other "derivative security" within the meaning of Rule 16b-3 under the Exchange Act is transferable by a recipient except by will or the laws of descent and distribution. Options and Appreciation Rights may not be exercised during a recipient's lifetime except by the recipient or, in the event of his or her incapacity, by his or her guardian or legal representative acting in a fiduciary capacity on behalf of the recipient under state law and court supervision. The Nextel Compensation Committee may specify at the date of grant that all or any part of the shares of Nextel Class A Common Stock that are to be issued or transferred by Nextel pursuant to the Incentive Equity Plan shall be subject to further restrictions on transfer.

     The Incentive Equity Plan is administered by the Nextel Compensation Committee, which consists of not less than three nonemployee directors who are "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act. The Nextel Compensation Committee may make grants to participants under any or a combination of all of the various categories of awards that are authorized under the Incentive Equity Plan and may provide for special terms for awards to participants who either are foreign nationals or are employed by or provide consulting services to Nextel or any of its subsidiaries outside of the United States, as the Nextel Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.

     The Incentive Equity Plan may be amended from time to time by the Nextel Compensation Committee, but without further approval by the stockholders of Nextel no such amendment may (i) increase the aggregate number of shares of Nextel Class A Common Stock that may be issued or transferred and covered by outstanding awards, or increase the aggregate number of Performance Units that may be granted, thereunder or (ii) otherwise cause Rule 16b-3 under the Exchange Act to cease to be applicable to the Incentive Equity Plan.

     Nextel Stock Purchase Plan. All employees of Nextel and its subsidiaries, including McCaw International, who are customarily employed for more than 20 hours per week are eligible to elect to be granted options under the Nextel Stock Purchase Plan (the "Stock Purchase Plan"). Section 423 of the Code, however, prohibits the granting of an option to any employee who would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of Nextel or any of its subsidiaries following the granting of the option. For purposes of the foregoing, shares of stock that are subject to outstanding options or other vested or contingent rights to acquire the same are deemed to be owned by the optionee.

     The option price per share upon exercise of an option granted under the Stock Purchase Plan is an amount equal to 85 percent of the lesser of (i) the fair market value of a share of Nextel Class A Common Stock on the date of grant or (ii) the fair market value of a share of Nextel Class A Common Stock on the date of exercise. For purposes of the Stock Purchase Plan, "fair market value" means the closing price of the Nextel Class A Common Stock on the Nasdaq National Market on the last trading date preceding the date of the grant or the date of exercise, as the case may be.

     The option price is payable by the optionee on the date of exercise with funds accumulated through payroll withholding over the term of the option or, at the discretion of the Nextel Compensation Committee, with funds paid to Nextel by the optionee in a lump sum on or before the date of exercise. An optionee may elect to have not less than one percent and not more than ten percent of his or her "basic compensation," which includes base salary and any commissions paid pursuant to an ongoing sales incentive compensation program but does not include cash bonuses or any form of noncash compensation, withheld from payroll and applied to the purchase of Nextel Class A Common Stock upon the exercise of options granted under the Stock Purchase Plan.

     The maximum number of shares of Nextel Common Stock that an optionee may purchase upon exercise of an option granted under the Stock Purchase Plan is equal to ten percent of his or her basic compensation divided by an amount equal to 85 percent of the lesser of (i) the fair market value of a share of Nextel Class A Common Stock on the date of grant or (ii) the fair market value of a share of Nextel Class A Common Stock on the date of exercise, subject to further limitations imposed by Section 423 of the Code. Section 423 of the Code provides that, among other things, the right of an optionee to purchase stock under all "employee stock purchase plans" (as defined in Section 423 of the Code) of a corporation and its subsidiaries may not accrue at a rate that exceeds $25,000 of fair market value (determined at the time of grant) for each calendar year in which the option is outstanding at any time.

     Options granted under the Stock Purchase Plan may have terms of not less than three months and not more than one year, as determined by the Nextel Compensation Committee in its sole discretion, provided that all options granted pursuant to any particular offering under the Stock Purchase Plan must have the same term for all optionees. The first day of the relevant term of an option granted under the Stock Purchase Plan is the grant date with respect to such option, and the date of exercise of an option granted under the Stock Purchase Plan is the last day of its term. No option granted under the Stock Purchase Plan may be transferred by the optionee.

     The Stock Purchase Plan is administered by the Nextel Compensation Committee, which may establish such policies or procedures and adopt such rules for the operation and administration of the Stock Purchase Plan as it deems appropriate. Nextel may engage the services of a professional plan administrator on such terms and conditions as the Nextel Compensation Committee deems appropriate for the purposes of establishing and maintaining custodial accounts and holding shares of Nextel Common Stock acquired by employees upon the exercise of options granted under the Stock Purchase Plan and otherwise operating the

Stock Purchase Plan. The Nextel Compensation Committee also has the authority to promulgate terms and conditions (to the extent not inconsistent with the terms and conditions prescribed in the Stock Purchase Plan) applicable to grants made under the Stock Purchase Plan, including, without limitation, holding periods for shares of Nextel Class A Common Stock purchased upon the exercise of an option granted under the Stock Purchase Plan beyond those required to obtain favorable tax treatment under Section 423 of the Code and sanctions for failing to comply with the terms and conditions applicable to particular grants (in addition to those otherwise imposed by law or the terms of the Stock Purchase
Plan).

     The Stock Purchase Plan will terminate the tenth anniversary of its adoption by the Nextel Board, unless sooner terminated by the Nextel Board, and no options will thereafter be granted thereunder. The Stock Purchase Plan may be amended from time to time by the Board of Directors, but without further approval by the stockholders of Nextel, no such amendment may (i) increase the aggregate number of shares of Nextel Class A Common Stock covered by the Stock Purchase Plan, except for adjustments to reflect the effects of stock dividends, stock splits, combinations of shares or other changes in the capital structure of Nextel, (ii) permit the granting of options under the Stock Purchase Plan to persons other than employees of Nextel and its subsidiaries who are customarily employed for more than 20 hours per week, (iii) cause options granted under the Stock Purchase Plan to fail to satisfy any of the conditions of Section 423 of the Code or (iv) cause Rule 16b-3 under Section 16(b) of the Exchange Act (or any successor rule to the same effect) to cease to be applicable to the Stock Purchase Plan.


     McCaw International Stock Appreciation Rights Plan. The Company has granted to selected employees and agents SARs in accordance with the Company's SAR Plan. The surrender of a SAR, in accordance with the terms of the SAR Plan, entitles the holder thereof to receive the increase in fair market value of one share of the Company's Common Stock between the date of its grant and the date of surrender. The SAR Plan contains provisions establishing how the fair market value of the Company's Common Stock will be determined. As of December 31, 1996, 1,235,000 SARs had been granted pursuant to the SAR Plan. SARs vest on a monthly basis over a four-year period and once vested may be surrendered by a holder in installments of 20% per year; provided, however, that no more than a maximum of $5 million in the aggregate will be paid out in any one year to all SAR holders. Certain of the senior officers of the Company have been granted rights whereby their SARs will automatically vest upon a change of control of the Company (as defined in the SAR Plan).



     On June 23, 1997, the board of the directors of the Company adopted, subject to the approval of Nextel, the Company's sole shareholder, the Company's 1997 Stock Option Plan and approved a plan to terminate the SAR Plan. Each holder of SARs granted previously under the SAR Plan has been given the right to exchange his or her SARs for options to be granted under the 1997 Stock Option Plan. The Company has agreed to grant additional stock options to SAR holders who exchange their SARs for stock options as an inducement to such SAR holders. The Company expects holders representing a substantial majority of the outstanding SARs, including all of the members of the Company's senior management team, to exchange their SARs for options granted under the 1997 Stock Option Plan.



     McCaw International Stock Option Plan. All employees, officers, directors, agents, independent contractors of and advisors and consultants to McCaw International, its subsidiaries and affiliates are eligible to participate in the 1997 Stock Option Plan. The McCaw International Board of Directors or a committee designated thereby (the "Plan Administrator") may grant each eligible participant options entitling the optionee to purchase shares of McCaw International common stock at a price equal to at least 100% of the market value on the date of grant.



     The option price is payable at the time of exercise (i) in cash, (ii) by the transfer to the Company of shares of McCaw International common stock already owned by the optionee for at least six months and having a value at the time of exercise equal to the aggregate option exercise price, (iii) with any other legal consideration the Plan Administrator may deem appropriate or (iv) at the discretion of the Plan Administrator, by any combination of the foregoing methods of payment.



     No option may be exercised more than 10 years from the date of grant. Each option must specify the vesting period and other terms for the exercise of such option. Options granted under the 1997 Stock Option

Plan vest over four years but may not be exercised prior to two years following the date of grant. Options granted under the 1997 Stock Option Plan may be designated as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or may be designated as options that are not intended to so qualify.



     Each optionee has the right to sell any shares acquired pursuant to the exercise of an option to the Company or an affiliate of the Company after such shares have been held for at least six months. The sale price for such shares is the fair market value as of the date of sale. Additionally, the Company has a right of first refusal on any proposed sale of shares acquired pursuant to the exercise of an option. Options are not transferable by a recipient except by will or the laws of descent and distribution. Options may not be exercised during a recipient's lifetime except by the recipient or, in the event of his or her incapacity, by his or her guardian or legal representative acting in a fiduciary capacity on behalf of the recipient under state law and court supervision. The Plan Administrator may specify at the date of grant that all or any part of the shares of the McCaw International common stock are to be issued pursuant to the 1997 Stock Option Plan shall be subject to further restrictions on transfer.



     The Plan Administrator may provide for special terms for awards to participants who either are foreign nationals or are employed by or provide consulting services to the Company or any of its subsidiaries outside of the United States, as the Plan Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.



     The 1997 Stock Option Plan may be amended from time to time by the Board of Directors of McCaw International; provided, however, to the extent required for compliance with any applicable law or regulation, shareholder approval will be required for any amendment that will (i) increase the aggregate number of shares of McCaw International common stock as to which options may be granted under the plan; (ii) modify the class of persons eligible to receive options; or (iii) otherwise require shareholder approval under any applicable law or regulations.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TAX SHARING AGREEMENT

     The Tax Sharing Agreement effective as of January 1, 1997, between Nextel and the Company (the "Tax Sharing Agreement") provides that the Company must pay Nextel its federal income tax liability computed as if the Company had filed a separate federal income tax return. Such computation would take into account any carryovers and carrybacks of losses and credits that would be allowed if the Company had filed a separate federal income tax return except that, in making such computation for any taxable year, such liability will be determined at the highest corporate tax rate, and without an exemption for purposes of calculating the alternative minimum tax and the environmental tax. The Tax Sharing Agreement further provides that the Company may be included in any consolidated, combined, or unitary state or local income or franchise tax return or report, and the Company's liability with respect to such taxes will be computed in a manner similar to and consistent with the calculation of the Company's federal income tax liability.

     Furthermore, the Tax Sharing Agreement provides that Nextel is entitled to utilize on behalf of the consolidated group all of the tax attributes and other items of income, gain, loss, deduction, expense, credit and similar treatments of the Company arising in the current taxable year or another taxable year or years and which properly may be carried back or carried forward to such taxable year. The Company is not entitled to receive any compensation by reason of Nextel's utilization of such attributes or items on behalf of the group in determining for any taxable year or years the consolidated taxable income and consolidated tax liability for such taxable year or years.

     Nextel will not be required to compensate the Company for the benefit of loss or credit carryback from the Company's separate filing to the consolidated group should the Company leave the Nextel consolidated group.

     Under the U.S. consolidated income tax rules, the Company and each other member of the U.S. consolidated tax group of which it is a member will be jointly and severally liable for the U.S. tax liabilities of each other member of such group.

OVERHEAD SERVICES AGREEMENT

     Pursuant to an Overhead Services Agreement effective as of the Closing Date between the Company and Nextel (the "Services Agreement"), Nextel has agreed to provide to the Company certain services, including those relating to accounts payable, cash management, payroll, human resources, finance reporting and audit and legal, engineering and technical and marketing and sales assistance. The fee for services provided pursuant to the Services Agreement is the actual cost incurred by Nextel, which is billed monthly and payable in 45 days. Pursuant to the Services Agreement, Nextel has agreed to apportion the aggregate cost incurred by it to provide such services to the Company and Nextel's other subsidiaries on the basis that Nextel determines in good faith, from time to time, represents the relative portion of such services provided by Nextel and used by each such subsidiary, including the Company, for the relevant period. The Company has the right to review Nextel's determination and to discuss with Nextel adjustments that the Company considers appropriate in light of the services provided to the Company. Nextel's good faith determination after such consultation is final and binding. The Services Agreement has a ten-year term and, with the consent of Nextel, the Company may elect to discontinue a particular service or services provided by Nextel and/or obtain any service from an independent third party.

     Pursuant to the Services Agreement the Company has agreed that the legal counsel employed by Nextel as parttime or full-time employees will provide legal services to Nextel as well as to other subsidiaries of Nextel and potentially to other entities in which Nextel holds an ownership interest. The Company has agreed that such legal counsel may represent the Company as well as Nextel or any such other subsidiary or any other entity.

NONCOMPETE AGREEMENT

     The Company and Nextel entered into the Non-Compete Agreement effective as of the Closing Date pursuant to which Nextel has agreed that neither Nextel nor any Affiliate (as defined in the agreement) controlled by Nextel will in the future participate in the ownership or operation of two-way terrestrial-based mobile wireless communications systems anywhere other than in the United States and Canada (for so long as Nextel owns an equity interest in Clearnet) unless such opportunities have first been presented to the Company. Such restriction does not apply to, among other things, any commercial relationship with any Wireless Entity (including channel or frequency sharing, roaming, purchase or sale of goods or services, licensing of intellectual property or other intangible rights or similar business related arrangement) that does not involve the directing or participating in the management of such Wireless Entity. The Company has agreed that, without the consent of Nextel, neither it, its Restricted Affiliates nor any of its Unrestricted Affiliates (each as defined in the "Description of the Notes") will participate in the ownership or management of any wireless communications service business in the United States or Canada other than with respect to its interest in Clearnet. Such restrictions terminate upon the earliest to occur of (i) April 15, 2007 and (ii) the date on which a Change of Control (as defined in the "Description of the Notes") occurs.

     If Nextel gives the Company an Initial Notice of a Future Wireless Opportunity, the Company will have 60 days to notify Nextel that it intends to pursue such opportunity, and how it intends to finance its participation. The Company must have secured a financing commitment within 90 days of the date of the Initial Notice and the Future Wireless Opportunity must be consummated within nine months of the date of the Initial Notice. In the event the Company fails to respond to Nextel within the 60 and 90 day time frames or fails to consummate the transaction within the nine-month period, Nextel will be free to pursue the Future Wireless Opportunity.

     Nextel and the Company have agreed not to amend the Non-Compete Agreement if such amendment is material and adverse to the holders of the Notes or the Warrants and to provide such holders with written notice 30 days prior to any amendment.

MOTOROLA RELATIONSHIPS

     Motorola, a significant shareholder of Nextel, provides equipment and vendor financing to the Operating Companies. For a description of the Motorola Financing, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Nextel and the Company have entered into an agreement relating to the Motorola Financing pursuant to which Nextel has agreed to make at least $95 million of the $400 million of vendor financing available to the Company. Nextel is not obligated to make any additional amounts available to the Company under the Motorola Financing. However, based on discussions with Nextel the Company believes that it will be able to obtain sufficient funding under the Motorola Financing to meet its business plan.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Private Notes were, and the Exchange Notes will be, issued under the Indenture, dated as of March 6, 1997, between the Company, as issuer, and The Bank of New York, as Trustee. A copy of the Indenture has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by reference to the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

GENERAL

     The Exchange Notes will be unsecured unsubordinated obligations of the Company and will mature on April 15, 2007. Although for federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder as such discount accrues from the issue date of the Exchange Notes, no interest will be payable on the Exchange Notes prior to October 15, 2002. From and after April 15, 2002, interest on the Exchange Notes will accrue at the rate shown on the front cover of this Prospectus from April 15, 2002 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date) on April 15 and October 15 of each year, commencing October 15, 2002. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 101 Barclay Street, 21 West, New York, New York 10286); provided, that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Security Register.

     The Company may, subject to the covenants described below under "Covenants" and applicable law, issue additional Notes under the Indenture. The Exchange Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for purposes of the Indenture.

BOOK-ENTRY; DELIVERY AND FORM

     Exchange Notes issued in exchange for the Private Notes currently represented by one or more fully registered global notes will be represented by one or more fully registered global notes (collectively, the "Global Note"), and will be deposited upon issuance with The Depository Trust Company (the "Depository") or an agent of the Depository and registered in the name of the Depository or a nominee of the Depository (the "Global Note Registered Owner"). Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

     Exchange Notes issued in exchange for other Private Notes will be issued in registered, certificated form without interest coupons.

     The Depository has advised the Company that the Depository is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in the accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants or Indirect Participants may beneficially own securities held by or on behalf of the Depository only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of such persons held by or on behalf of the Depository are recorded on the records of the Participants and Indirect Participants.

     The Depositary has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Note, the Depository will credit the accounts of its Participants with portions of the principal amount of the Global Note representing the Exchange Notes issued in exchange for the Private Notes that each such Participant has instructed the Depository to surrender for exchange and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note).

     Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Exchange Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving payments in respect of the principal of and premium, if any, and interest on any Exchange Notes and for any and all other purposes whatsoever. Payments on any Exchange Notes registered in the name of the Global Note Registered Owner will be payable by the Trustee to the Global Note Registered Owner in its capacity as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of the Depository's records or the records of any Participant or Indirect Participant relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of the Depository's records or records of any Participant or Indirect Participant relating to the beneficial ownership interests in the Global Note or (ii) any other matter relating to the actions and practices of the Depository or any of its Participants or Indirect Participants. The Depository has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depository unless the Depository has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of the Depository, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depository or any of its Participants or Indirect Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Global Note Registered Owner for all purposes.

OPTIONAL REDEMPTION

     The Exchange Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after April 15, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing April 15, of the years set forth below:

                                    YEAR                    REDEMPTION PRICE
                    -------------------------------------   ----------------
                    2002                                         106.50%
                    2003                                         103.25
                    2004 and thereafter                          100.00

     In addition, at any time prior to April 15, 2000, the Company may redeem up to 35% of the principal amount at maturity of the Exchange Notes with the Net Cash Proceeds of one or more sales by the Company of its Capital Stock (other than Redeemable Stock), at any time as a whole or from time to time in part, at a

Redemption Price (expressed as a percentage of Accreted Value on the Redemption
Date) of 113%, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least $618.5 million aggregate principal amount at maturity of Exchange Notes remains outstanding after each such redemption.

     In the case of any partial redemption, selection of the Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed or, if the Exchange Notes are not listed on a national securities exchange by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

REGISTRATION RIGHTS

     Pursuant to the Registration Rights Agreement, the Company agreed, for the benefit of the Holders, that it would use its best efforts, at its cost, to consummate this Exchange Offer. In satisfaction of this obligation, the Company is hereby offering the Exchange Notes in return for surrender of the Private Notes. It is intended by the Company that the Exchange Offer will satisfy these registration rights, which will terminate upon the consummation of the Exchange Offer. For each Private Note surrendered to the Company pursuant to the Exchange Offer, the Holder will receive an Exchange Note of equal principal amount at maturity. The Accreted Value of each Exchange Note shall be identical to, and shall be determined in the same manner as, the Accreted Value of the Private Notes so surrendered and exchanged therefor. Interest on each Exchange Note shall be calculated and paid in the same manner as interest on the Private Notes so surrendered and exchanged therefor.

RANKING

     The indebtedness evidenced by the Exchange Notes will rank pari passu in right of payment with all existing and future unsubordinated unsecured indebtedness of the Company and senior in right of payment to all existing and future indebtedness of the Company that by its terms is subordinated to the Exchange Notes. After giving pro forma effect to the Transactions and the Initial Offering, as of December 31, 1996, the Company would have had no indebtedness outstanding other than the Exchange Notes. All existing and future liabilities (including trade payables) of the Company's Restricted Group Members will be effectively senior to the Exchange Notes. As of December 31, 1996, after giving effect to the Transactions, the Company's Restricted Group Members would have had approximately $79.7 million of liabilities, including $25 million of indebtedness.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Accreted Value" is defined to mean, for any "Specified Date", the amount calculated pursuant to (i), (ii), (iii) or (iv) for each $1,000 principal amount at maturity of Exchange Notes:

          (i) if the Specified Date occurs on one or more of the following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

                                   SEMI-ANNUAL                              ACCRETED
                                  ACCRUAL DATE                                VALUE
        -----------------------------------------------------------------   ---------
        October 15, 1997.................................................   $  567.35
        April 15, 1998...................................................   $  604.23
        October 15, 1998.................................................   $  643.51
        April 15, 1999...................................................   $  685.33
        October 15, 1999.................................................   $  729.88
        April 15, 2000...................................................   $  777.32
        October 15, 2000.................................................   $  827.85
        April 15, 2001...................................................   $  881.66
        October 15, 2001.................................................   $  938.97
        April 15, 2002...................................................   $1,000.00

          (ii) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) $525.51 and (b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less $525.51 multiplied by (2) a fraction, the numerator of which is the number of days from the issue date of the Exchange Notes to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the issue date of the Exchange Notes to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

          (iii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and
     (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (iv) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Group Member or assumed in connection with an Asset Acquisition by a Restricted Group Member and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Group Member or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Group Member or such Asset Acquisition shall not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Group Members for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income (or loss) of any Unrestricted Subsidiary or Unrestricted Affiliate, except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Group Member by such Unrestricted Subsidiary or Unrestricted Affiliate during such period, and (y) with respect to net losses, to the extent of the amount of cash contributed by the Company or any Restricted Group Member to such Unrestricted Subsidiary or Unrestricted Affiliate during such Period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Group Member or is merged into or consolidated with the Company or any Restricted Group Member or all or substantially all of the property and assets of such Person are acquired by the Company or any Restricted Group Member; (iii) the net income of any Restricted Group Member to the extent that the declaration or payment of dividends or similar distributions by such Restricted Group Member of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Group Member; provided, in the case of restrictions imposed in connection with outstanding Indebtedness, that the amount of net income excluded during any period shall not exceed the aggregate amount of such Indebtedness that would need to be repaid to enable such Restricted Group Member to declare and pay dividends or similar distributions of such net income; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Group Member owned by Persons other than the Company and any Restricted Group Member; (vi) all extraordinary gains and extraordinary losses; and (vii) to the extent not otherwise excluded in accordance with GAAP, the net income (or loss) of any Restricted Group Member in an amount that corresponds to the percentage ownership interest in the income of such Restricted Group Member not owned on the last day of such period, directly or indirectly, by the Company.

     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Group Members (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Group Members (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles other than radio frequency licenses, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Group Members, prepared in conformity with GAAP and filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant; provided that Adjusted Consolidated Net Tangible Assets shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount that corresponds to the percentage ownership interest in the assets of each Restricted Group Member not owned on the date of determination, directly or indirectly, by the Company.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an investment by the Company or any Restricted Group Member in any other Person pursuant to which such Person shall become a Restricted Group Member or shall be merged into or consolidated with the Company or any Restricted Group Member; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Group Members on the date of such investment or (ii) an acquisition by the Company or any Restricted Group Member of the property and assets of any Person other than the Company or any Restricted Group Member that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Group Members on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by the Company or any Restricted Group Member (other than to the Company or another Restricted Group Member) of (i) all or substantially all of the Capital Stock of any Restricted Group Member or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any Restricted Group Member.

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

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any Restricted Group Member to any Person other than the Company or any Restricted Group Member of
(i) all or any of the Capital Stock of any Restricted Group Member, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any Restricted Group Member or (iii) any other property and assets of the Company or any Restricted Group Member outside the ordinary course of business of the Company or such Restricted Group Member and, in the case of any of the foregoing clauses (i) through (iii), that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, provided that the consideration received would satisfy clause (B) of the "Limitation on Asset Sales" covenant,
(c) sales or other dispositions of obsolete equipment, (d) sales or other dispositions of the Capital Stock of an Unrestricted Subsidiary or an Unrestricted Affiliate or (e) sales or other distributions of assets with a fair market value (as certified in an officers' certificate) not in excess of $1 million.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.

     "Change of Control" means such time as (i) (a) prior to the occurrence of a Public Market, a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders and their Affiliates on such date and (b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership is greater than the amount of voting power of the Voting Stock, on a fully diluted basis, held by the Existing Stockholders and their Affiliates on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Closing Date" means March 6, 1997, the date on which the Notes were originally issued under the Indenture.

     "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and nonrecurring gains or losses or sales of assets), (iv) depreciation expense as determined in conformity with GAAP, to the extent such amount was deducted in calculating Adjusted

Consolidated Net Income, (v) amortization expense as determined in conformity with GAAP, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items to the extent reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items to the extent increasing Adjusted Consolidated Net Income, as determined in conformity with GAAP.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest in respect of any Indebtedness that is Guaranteed or secured by the Company or any Restricted Group Member) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Group Members during such period; excluding, however, (i) any amount of such interest of any Restricted Group Member if the net income of such Restricted Group Member is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) or
(vii) of the definition thereof (but only in the same proportion as the net income of such Restricted Group Member is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) or (vii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Exchange Notes, all as determined (without taking into account Unrestricted Subsidiaries or Unrestricted Affiliates) in conformity with GAAP.

     "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount (determined as set forth in the definition of "Indebtedness") of Indebtedness of the Company and its Restricted Group Members as at such Transaction Date to (ii) the aggregate amount of Consolidated EBITDA for the latest fiscal quarter for which financial statements of the Company have been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant described below (such fiscal quarter being the "One Quarter Period"), multiplied by four; provided that (A) pro forma effect shall be given to (x) any Indebtedness Incurred from the beginning of the One Quarter Period through the Transaction Date (the "Reference Period"), to the extent such Indebtedness is outstanding on the Transaction Date and (y) any Indebtedness that was outstanding during such Reference Period but that is not outstanding or is to be repaid on the Transaction Date; (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period, as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Group Member or has been merged with or into the Company or any Restricted Group Member during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Group Member as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the full fiscal quarter immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available, multiplied by four.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Group Members (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries or Unrestricted Affiliates), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the

Capital Stock of the Company or any Restricted Group Member, each item to be determined in conformity with GAAP.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Existing Stockholders" means Craig O. McCaw and Nextel Communications,
Inc.

     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided that for purposes of clause (viii) of the second paragraph of the "Limitation on Indebtedness" covenant (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the capital contribution or sale of Capital Stock and (y) in the event the aggregate fair market value of any other property received by the Company exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the Trustee.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Except as specifically provided, all ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to the amortization of any expenses incurred in connection with the offering of the Exchange Notes.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of such Person's business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a Person becoming a Restricted Group Member; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations (including reimbursement obligations) with respect to (x) letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement and (y) letters of credit secured by cash collateral, to the extent secured thereby), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) that the amount of Indebtedness at any time of any Restricted Group Member shall be reduced by an amount that corresponds to the percentage ownership interest in the assets of such Restricted Group Member not owned on the date of determination, directly or indirectly, by the Company, (C) money borrowed at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be "Indebtedness" and (D) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Group Members) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary, (ii) the designation of a Restricted Affiliate as an Unrestricted Affiliate and (iii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any Restricted Group Member, of (or in) any Person that has ceased to be a Restricted Group Member, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Group Members" covenant or an Investment ceasing to be a Permitted Investment pursuant to clause (ii)(y) of the definition of "Permitted Investment"; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Group Member shall not exceed (x) the value of the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less (y) the net reduction of such Investments. For purposes of the definition of "Unrestricted Affiliate" and "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Restricted Group Member at the time that such Restricted Group Member is designated an Unrestricted Subsidiary or Unrestricted Affiliate, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Unrestricted Subsidiary or Unrestricted Affiliate at the time that such Unrestricted Subsidiary or Unrestricted Affiliate is designated a Restricted Subsidiary or Restricted Affiliate shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary or Unrestricted Affiliate shall be valued at its fair market value at the time of such transfer; provided that the amount of any Investment made by a Restricted Group Member shall be reduced by an amount that corresponds to the percentage ownership interest in the assets of such Restricted Group Member not owned on the date of determination, directly or indirectly, by the Company.

     "Involuntary Event" has the meaning specified in the definition of "Permitted Investments."

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest); provided that the amount of assets of a Restricted Group Member subject to a Lien shall be reduced by an amount that corresponds to the percentage ownership interest in the assets of such Restricted Group Member not owned on the date of determination, directly or indirectly, by the Company.

     "Minority Owned Affiliate," of any specified Person, means any other Person in which an Investment in the Capital Stock of such Person has been made by such specified Person other than a direct or indirect Subsidiary of such specified Person.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Motorola Credit Agreement" means any credit agreement, loan or other similar agreement entered into pursuant to the Motorola Vendor Financing Template Memorandum of Understanding, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Group Member) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Group Members, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Group Member as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; provided that with respect to any Asset Sale by a Restricted Group Member, Net Cash Proceeds shall be reduced by an amount that corresponds to the percentage ownership interest in the assets of such Restricted Group Member not owned on the date of such Asset Sale, directly or indirectly, by the Company; and (b) with respect to any capital contribution or issuance or sale of Capital Stock, the proceeds of such capital contribution or issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Group Member) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such capital contribution or issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means an offer to purchase Exchange Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Exchange Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest (or amortize original issue discount, as the case may be) pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest (or amortize original issue discount, as the case may be) on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Exchange Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Exchange Notes purchased; and (vii) that Holders whose Exchange Notes are being purchased only in part will be issued new Exchange Notes equal in principal amount to the unpurchased portion of the Exchange Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Exchange Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Exchange Notes or portions thereof so accepted; and
(iii) deliver, or cause to be delivered, to the Trustee all Exchange Notes or portions thereof so accepted together with an Officers' Certificate specifying the Exchange Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Exchange Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Exchange Notes pursuant to an Offer to Purchase.

     "Overhead Services Agreement" means the Overhead Services Agreement, dated as of the Closing Date, between the Company and Nextel.

     "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary of the Company or a Person which will, upon the making of such Investment, become a Restricted Subsidiary of the Company or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary of the Company; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) an Investment by the Company or a Restricted Group Member in a Restricted Affiliate or a Person which will, upon the making of such Investment, become a Restricted Affiliate or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, a Restricted Affiliate; provided that (x) such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Group Members on the date of such Investment and (y) any such Investment shall cease to be a Permitted Investment in the event such Restricted Affiliate shall cease to be a Restricted Affiliate or shall cease to observe any of the provisions of the covenants that are applicable to such Restricted Affiliate, provided that in the event such Restricted Affiliate ceases to be a Restricted Affiliate or such Restricted Affiliate ceases to observe any of the provisions of the covenants applicable to it solely as a result of circumstances, developments or conditions beyond the control of the Company (such failure to be a Restricted Affiliate or failure to observe a covenant as a result of any such circumstance, development or condition, being an "Involuntary Event") any such Investment previously made in such Restricted Affiliate will not cease to be a Permitted Investment unless such Involuntary Event continues for 90 days; (iii) an Investment by a Restricted Affiliate in a Restricted Subsidiary of such Restricted Affiliate or a Person which will, upon the making of such Investment, become a Restricted Subsidiary of such Restricted Affiliate or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, such Restricted Affiliate or a Restricted Subsidiary of such Restricted Affiliate; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Group Members on the date of such Investment; (iv) Temporary Cash Investments;
(v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; and (vi) stock, obligations or securities received in satisfaction of judgments or as part of or in connection with the bankruptcy, winding up or liquidation of a Person, except if such stock, obligations or securities are received in consideration for an Investment made in such Person in connection with or anticipation of such bankruptcy, winding up or liquidation.

     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any Restricted Group Member; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, (1) to finance the cost (including the cost of design, development, construction, improvement, installation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Group Members, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Group Members relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements (or substantially equivalent filings outside the United States) regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Group Member; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Group Member other than the property or assets acquired; (xii) Liens in favor of the Company or any Restricted Group Member;
(xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Group Member that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Group Members from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Group Member in the ordinary course of business in accordance with the past practices of the Company and its Restricted Group Members prior to the Closing Date; (xviii) Liens on or sales of receivables; (xix) Liens on the Capital Stock of Unrestricted Subsidiaries and Unrestricted Affiliates; and

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(xx) Liens securing Indebtedness in an amount not to exceed at any one time outstanding 10% of Adjusted Consolidated Net Tangible Assets.

     "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

     A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Exchange Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Exchange Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Exchange Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Exchange Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Exchange Notes Upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Exchange Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Exchange Notes Upon a Change of Control" covenants described below.

     "Restricted Affiliate" means any direct or indirect Minority Owned Affiliate of the Company or a Restricted Subsidiary of the Company that has been designated by the Board of Directors as a Restricted Affiliate based on a determination by the Board of Directors that the Company has, directly or indirectly, the requisite control over such Minority Owned Affiliate to prevent it from Incurring Indebtedness, or taking any other action at any time, in contravention of any of the provisions of the Indenture that are applicable to Restricted Affiliates; provided that immediately after giving effect to such designation (x) the Liens and Indebtedness of such Minority Owned Affiliate outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture and (y) no Default or Event of Default shall have occurred and be continuing. The Company will be required to deliver an Officers' Certificate to the Trustee upon designating any Minority Owned Affiliate as a Restricted Affiliate.

     "Restricted Group Members" means collectively, each Restricted Subsidiary of the Company, each Restricted Affiliate and each Restricted Subsidiary of a Restricted Affiliate.

     "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

     "Significant Group Member" means, at any date of determination, any Restricted Group Member that, together with its Restricted Subsidiaries and Restricted Affiliates, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Group Members or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Group Members, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "S&P" means Standard & Poor's Ratings Services and its successors.

     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

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

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any Restricted Group Member, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Affiliate" means any Minority Owned Affiliate of the Company other than a Restricted Affiliate. The Board of Directors may designate any Restricted Affiliate to be an Unrestricted Affiliate unless such Minority Owned Affiliate owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Group Member; provided that (A) any Guarantee by the Company or any Restricted Group Member of any Indebtedness of the Minority Owned Affiliate being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Group Member (or both, if applicable) at the time of such designation; (B) either (I) the Minority Owned Affiliate to be so designated has total assets of $1,000 or less or (II) if such Minority Owned Affiliate has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an

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

"Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation;
(B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

     The Indenture contains, among others, the following covenants.

  Limitation on Indebtedness

     (a) The Company will not, and will not permit any Restricted Group Member to, Incur any Indebtedness (other than the Exchange Notes and Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness, and any Restricted Group Member may Incur Acquired Indebtedness, if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than 9 to 1, for Indebtedness Incurred on or prior to December 31, 1999, or 7 to 1, for Indebtedness Incurred thereafter.

     Notwithstanding the foregoing, the Company and any Restricted Group Member (except as specified below) may Incur each and all of the following: (i) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $100 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness (A) to the Company evidenced by an unsubordinated promissory note or (B) to any Restricted Group Member; provided that any event which results in any such Restricted Group Member ceasing to be a Restricted Group Member or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Group Member) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness of the Company or any Restricted Group Member issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness of the same Person (other than Indebtedness Incurred under clause (i), (ii), (iv) or (vi) of this paragraph) or any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Exchange Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Exchange Notes shall only be permitted under this clause (iii) if (A) in case the Exchange Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Exchange Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the

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

remaining Exchange Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Exchange Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Exchange Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Exchange Notes and
(C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Group Members against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Group Member pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Group Member (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Group Member for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Group Member in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Exchange Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Exchange Notes as described below under "Defeasance";
(vi) Guarantees of the Exchange Notes and Guarantees of Indebtedness of the Company by any Restricted Group Member provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Group Members" covenant described below;
(vii) Indebtedness Incurred to finance the cost (including the cost of design, development, construction, improvement, installation or integration and all import duties) of telecommunications network assets, equipment or inventory acquired by the Company or a Restricted Group Member after the Closing Date; and
(viii) Indebtedness of the Company not to exceed, at any one time outstanding, two times, or Indebtedness of a Restricted Group Member not to exceed at any one time outstanding, one times (x) the Net Cash Proceeds received by the Company after the Closing Date from contributions of capital or the issuance and sale of its Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary of the Company or a Restricted Affiliate, to the extent such Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment and (y) 80% of the fair market value of property other than cash received by the Company after the Closing Date from contributions of capital or the issuance and sale of its Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary of the Company or a Restricted Affiliate.

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Group Member may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the Motorola Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this "Limitation on Indebtedness" covenant, (2) Guarantees of, Liens securing or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (1) of the preceding sentence), the Company, in its sole discretion, shall

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

classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

  Limitation on Restricted Payments

     The Company will not, and will not permit any Restricted Group Member to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Capital Stock of Restricted Group Members held by Persons other than the Company or other Restricted Group Members, provided that the Company or any other Restricted Group Members holding shares of Capital Stock of such dividend or distribution paying Restricted Group Member shall receive such pro rata dividends or distributions as may be due to such other Restricted Group Members or the Company at or prior to the payment of such pro rata dividends or distributions to such other Persons) held by Persons other than the Company or any Restricted Group Member, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Group Member (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Restricted Group Member) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Exchange Notes (other than the purchase, repurchase or the acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year of the date of acquisition) or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:
(A) a Default or Event of Default shall have occurred and be continuing, (B) except with respect to Investments, the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Group Member to an Unrestricted Subsidiary or Unrestricted Affiliate) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary or Restricted Affiliate of the Company (except to the extent such Net Cash Proceeds are used to Incur Indebtedness outstanding pursuant to clause (viii) of the second paragraph of the "Limitation on Indebtedness" covenant) or from the issuance to a Person who is not a Subsidiary or Restricted Affiliate of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Exchange Notes) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments, reductions in Investments made pursuant to clause (ix) of the following paragraph) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Group Member or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries of the Company or a Restricted Affiliate or from

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

redesignations of Unrestricted Affiliates as Restricted Affiliates (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Group Member in such Person, Unrestricted Subsidiary or Unrestricted Affiliate.

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Exchange Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;
(iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of the Company; (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Exchange Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Company (other than Redeemable Stock); (v) the declaration or payment of dividends on the Common Stock of the Company following a Public Equity Offering of such Common Stock, of up to 6% per annum of the Net Cash Proceeds received by the Company in such Public Equity Offering; (vi) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vii) Investments acquired as a capital contribution to the Company or in exchange for Capital Stock (other than Redeemable Stock) of the Company or Capital Stock of Nextel or any of its subsidiaries (other than the Company and its Subsidiaries); (vii) the repurchase, redemption or other acquisition for value of Capital Stock of the Company to the extent necessary to prevent the loss or secure the renewal or reinstatement of any license or franchise held by the Company or any of its Subsidiaries from any governmental agency; (ix) Investments in an aggregate amount not to exceed $30 million, plus reductions in such Investments (except to the extent any such reduction is included in Adjusted Consolidated Net Income) not to exceed the amount of the Investments previously made; (x) Investments in a Person which has ceased to be a Restricted Affiliate or ceases to observe any of the provisions of the covenants applicable to it as a result of an Involuntary Event; provided (I) such Investment is made with the proceeds of a substantially concurrent capital contribution to, or sale of Capital Stock (other than Redeemable Stock) of, the Company and (II) after such Investment such Involuntary Event shall no longer continue and such person shall be a Restricted Affiliate; or (xi) repurchases of Warrants pursuant to a Repurchase Offer; provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein, other than with respect to clause (x), a Default or Event of Default that will cease to exist substantially contemporaneously with such Investment.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Group Members

     The Company will not, and will not permit any Restricted Group Member to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Group Member to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Group Member owned by the Company or any other Restricted Group Member, (ii) pay any Indebtedness owed to the Company or any other Restricted Group Member, (iii) make

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loans or advances to the Company or any other Restricted Group Member or (iv)
transfer any of its property or assets to the Company or any other Restricted Group Member.

     The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Group Member, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Group Members" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Group Member not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Group Member in any manner material to the Company or any Restricted Group Member; (v) with respect to a Restricted Group Member and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Group Member; (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction applies only in the event of a default with respect to a financial covenant contained in such Indebtedness or agreement is not materially more disadvantageous to the Holders of the Exchange Notes than is customary in comparable financings (as determined by the Company) and the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Exchange Notes; (vii) contained in any stockholders or similar agreement, so long as such encumbrance or restriction is not materially more disadvantageous to the Holders of the Exchange Notes than the encumbrances and restrictions contained in comparable agreements entered into in the past by the Company or a Restricted Group Member; or (viii) contained in any agreement entered into after the Closing Date, so long as such encumbrance or restriction is not materially more disadvantageous to the Holders of the Exchange Notes than the encumbrances and restrictions contained in the Motorola Credit Agreement. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Group Members" covenant shall prevent the Company or any Restricted Group Member from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any Restricted Group Member that secure Indebtedness of the Company or any Restricted Group Member.

  Limitation on the Issuance and Sale of Capital Stock of Restricted Group
Members

     The Company will not sell, and will not permit any Restricted Group Member, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Group Member (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary of the Company; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of a foreign Restricted Group Member, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Group Member would no longer constitute a Restricted Group Member, provided any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant, if made on the date of such issuance or sale; and (iv) issuances or sales of Common Stock (including options, warrants or other rights to purchase Common Stock) of a Restricted Group Member, provided the Net Cash Proceeds, if any, of such sale are applied in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below.

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

  Limitation on Issuances of Guarantees by Restricted Group Members

     The Company will not permit any Restricted Group Member, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Exchange Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Group Member simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Exchange Notes by such Restricted Group Member and (ii) such Restricted Group Member waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Group Member as a result of any payment by such Restricted Group Member under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to (x) any Guarantee of any Restricted Group Member that existed at the time such Person became a Restricted Group Member and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Group Member or (y) any Guarantee of any Restricted Group Member of Indebtedness Incurred (I) under a revolving credit, vendor financing or working capital facility pursuant to clause (i) of the second paragraph of the "Limitation on Indebtedness" covenant or (II) pursuant to clause (vii) of the second paragraph of the "Limitation on Indebtedness" covenant. If the Guaranteed Indebtedness is (A) pari passu with the Exchange Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Exchange Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Exchange Notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Group Member may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Group Member's Capital Stock in, or all or substantially all the assets of, such Restricted Group Member (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

  Limitation on Transactions with Shareholders and Affiliates

     The Company will not, and will not permit any Restricted Group Member to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Person known by the Company to be an Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Group Member, except upon fair and reasonable terms no less favorable to the Company or such Restricted Group Member than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors of the Company or (B) for which the Company or a Restricted Group Member delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Group Member from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries of the Company; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; (vi) any payments or other transactions pursuant to the Overhead Services Agreement as in effect on the Closing Date; or (vii) any transaction or series of related transactions involving consideration or payments of less than $5 million. Notwithstanding the foregoing, any

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

transaction covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (v) of this paragraph, the aggregate amount of which exceeds $10 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

  Limitation on Liens

     The Company will not, and will not permit any Restricted Group Member to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Group Member, without making effective provision for all of the Exchange Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Exchange Notes, prior to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Group Members created in favor or for the benefit of the Holders; (iii) Liens with respect to the assets of a Restricted Group Member granted by such Restricted Group Member to the Company or another Restricted Group Member to secure Indebtedness owing to the Company or such other Restricted Group Member; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Group Member other than the property or assets securing the Indebtedness being refinanced; (v) Liens securing Indebtedness Incurred under clause (i) or clause (vii) of the second paragraph of the "Limitation on Indebtedness" covenant; or (vi) Permitted Liens.

  Limitation on Sale-Leaseback Transactions

     The Company will not, and will not permit any Restricted Group Member to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Group Member sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Group Member, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary of the Company or solely between Wholly Owned Restricted Subsidiaries of the Company; or (iv) the Company or such Restricted Group Member, within twelve months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

  Limitation on Asset Sales

     The Company will not, and will not permit any Restricted Group Member to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Group Member is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments or the assumption of Indebtedness of the Company or any Restricted Group Member relating to such assets, provided that the Company or such Restricted Group Member is irrevocably released and discharged from such Indebtedness. In the event and to the extent that the Net Cash Proceeds received by the Company or any Restricted Group Member from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed $5 million, then the Company shall or shall cause the relevant Restricted Group Member to (i) within twelve months after the

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

date Net Cash Proceeds so received exceed $5 million (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any Restricted Group Member providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Group Members" covenant described above or Indebtedness of any other Restricted Group Member, in each case owing to a Person other than the Company or any Restricted Group Member, provided that in the event Indebtedness of a Restricted Group Member is repaid, only the Company's pro rata portion (determined as provided in the definition of "Indebtedness") of such repaid Indebtedness shall be deemed to have been repaid in accordance with this clause
(A), or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within twelve months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Group Members existing on the date of such investment and (ii) apply (no later than the end of the twelve-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the last paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such twelve-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     Notwithstanding the foregoing, to the extent that any or all of the Net Cash Proceeds of any Asset Sale of assets based outside the United States are prohibited or delayed by applicable local law from being repatriated to the United States and such Net Cash Proceeds are not actually applied in accordance with the foregoing paragraphs, the Company shall not be required to apply the portion of such Net Cash Proceeds so affected but may permit the applicable Restricted Group Members to retain such portion of the Net Cash Proceeds so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable Restricted Group Member to promptly take all actions required by the applicable local law to permit such repatriation) and once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this covenant as if the Asset Sale had occurred on such date; provided that to the extent that the Company has determined in good faith that repatriation of any or all of the Net Cash Proceeds of such Asset Sale would have a material adverse tax cost consequence, the Net Cash Proceeds so affected may be retained by the applicable Restricted Group Member for so long as such material adverse tax cost event would continue.

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate Accreted Value of Exchange Notes on the relevant Payment Date equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the Accreted Value of the Exchange Notes on the relevant Payment Date, plus, in each case, accrued interest (if any) to the Payment Date.

REPURCHASE OF EXCHANGE NOTES UPON A CHANGE OF CONTROL

     The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Exchange Notes then outstanding, at a purchase price equal to 101% of the Accreted Value thereof on the relevant Payment Date, plus accrued interest (if any) to the Payment Date.

     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Exchange Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Exchange Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

     At all times from and after the date of the commencement of this Exchange Offer, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Exchange Notes upon a Change of Control" covenant; provided that a default or breach of the "Limitation on Asset Sales" covenant arising from an Involuntary Event shall not constitute an Event of Default unless such Involuntary Event continues for 90 days; (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Exchange Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount at maturity of the Exchange Notes, provided that a default or breach of a covenant or agreement arising from a Restricted Affiliate ceasing to observe any covenant applicable to it resulting from an Involuntary Event shall not constitute an Event of Default unless such Involuntary Event continues for 90 days; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Group Member having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; provided that an acceleration or payment default arising from an Involuntary Event shall not constitute an Event of Default unless such Involuntary Event continues for 90 days; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Group Member and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided that a final judgment or order arising from an Involuntary Event shall not constitute an Event of Default unless such Involuntary Event continues for 90 days; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Group Member in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Group Member or for all or substantially all of the property and assets of the Company or any Significant Group Member or (C) the winding up or liquidation of the affairs of the Company or any Significant Group Member and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (h) the Company or any Significant Group Member (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the

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

Company or any Significant Group Member or for all or substantially all of the property and assets of the Company or any Significant Group Member or (C) effects any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the Exchange Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the Accreted Value of, premium, if any, and accrued interest on the Exchange Notes to be immediately due and payable. Upon a declaration of acceleration, such Accreted Value of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Group Member or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Exchange Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount at maturity of the outstanding Exchange Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Exchange Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount at maturity of the outstanding Exchange Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Exchange Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Exchange Notes. A Holder may not pursue any remedy with respect to the Indenture or the Exchange Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount at maturity of outstanding Exchange Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount at maturity of the outstanding Exchange Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Exchange Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Group Members and the Company's and its Restricted Group Members' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

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

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Exchange Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Exchange Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;
(iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Exchange Notes, as the case may be, shall have a Consolidated Leverage Ratio not greater than 110% of the Consolidated Leverage Ratio of the Company immediately prior to the transaction; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision, that all conditions precedent provided for herein relating to such transaction have been complied with and, in the event that the continuing Person is organized under the laws of any jurisdiction other than the United States of America or any jurisdiction thereof, that the indenture and the Exchange Notes constitute legal, valid and binding obligations of the continuing Person, enforceable in accordance with their terms; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

     Defeasance and Discharge. The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Exchange Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Exchange Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Exchange Notes, to replace stolen, lost or mutilated Exchange Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Exchange Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Exchange Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service (the "IRS") to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of
Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the

123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, and (D) if at such time the Exchange Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Exchange Notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clauses (c) and (d) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and such covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Exchange Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Exchange Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Exchange Notes as described in the immediately preceding paragraph and the Exchange Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Exchange Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Exchange Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the outstanding Exchange Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the Accreted Value of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Exchange Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Exchange Notes or (vii) reduce the percentage or aggregate principal amount at maturity of outstanding Exchange Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Exchange Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Exchange Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Exchange Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

CERTAIN TAX CONSIDERATIONS

     Perkins Coie, special tax counsel to the Company, has advised the Company that because the Exchange Notes should not be considered to differ materially from the Private Notes, the exchange of the Private Notes for the Exchange Notes pursuant to the Exchange Offer should not result in any material federal income tax consequences to Holders. For a full description of the basis of, and limitations on, this opinion, see "Certain U.S. Federal Income Tax Considerations."

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion, which was prepared by Perkins Coie, special tax counsel to the Company, summarizes the material U.S. federal income tax consequences of the exchange of the Private Notes for the Exchange Notes pursuant to the Exchange Offer. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof. Legislative, judicial or administrative changes or interpretations after the date hereof could alter or modify the validity of this discussion and the conclusions set forth below. Any such changes or interpretations may be retroactive and could adversely affect a Holder of the Private Notes or the Exchange Notes.

     This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their personal investment or tax circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of Holders subject to special treatment under the U.S. federal income tax laws, such as certain financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, foreign corporations or non-resident alien individuals, or persons holding Private Notes or Exchange Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the affect of any state, local or foreign tax laws is not discussed.

     THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH HOLDER OF A PRIVATE NOTE THAT IS PARTICIPATING IN THE EXCHANGE OFFER IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH HOLDER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS OF THE EXCHANGE OF THE PRIVATE NOTES FOR THE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER.

EXCHANGE OFFER

     The exchange of the Private Notes by any Holder for the Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Private Notes. Rather, the Exchange Notes received by any Holder should be treated as a continuation of the Private Notes in the hands of such Holder. As a result, there should be no federal income tax consequences to Holders exchanging the Private Notes for the Exchange Notes pursuant to the Exchange Offer, and the federal income tax consequences of holding and disposing of the Exchange Notes should be the same as the federal income tax consequences of holding and disposing of the Private Notes. Accordingly, a Holder's adjusted tax basis in the Exchange Notes will be the same as its adjusted tax basis in the Private Notes exchanged therefor and its holding period for the Private Notes will be included in its holding period for the Exchange Notes. Thus, the determination of gain on a sale or other disposition of the Exchange Notes will be the same as for the Private Notes. In addition, the Holders must, among other things, continue to include original issue discount in income as if the exchange had not occurred.

                              PLAN OF DISTRIBUTION

     This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities. Each broker-dealer that receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed that for a period of up to 180 days after the closing of the Exchange Offer, it will make this Prospectus, as amended or supplemented, available to any such brokerdealer that requests copies of this Prospectus in the Letter of Transmittal for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the Exchange Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Exchange Notes will be passed upon for the Company by Chadbourne & Parke LLP, New York, New York, special counsel to the Company. Certain U.S. federal income tax consequences relating to the Exchange Notes will be passed upon by Perkins Coie, Seattle, Washington. With respect to matters of Washington law, Chadbourne & Parke LLP will rely on Perkins Coie.

                                    EXPERTS


     The financial statements of the Company and its consolidated subsidiaries, as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, the financial statements of Wireless Ventures of Brazil, Inc. and subsidiaries as of and for the year ended December 31, 1996 and the financial statements of Corporacion Mobilcom, S.A. de C.V. as of and for the years ended December 31, 1996 and 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     The consolidated financial statements of Wireless Ventures of Brazil, Inc. and subsidiaries as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and the six month period ended December 31, 1994 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES
  Independent Auditors' Report............................................................     F-2
  Consolidated Balance Sheets as of December 31, 1996 and December 31, 1995...............     F-3
  Consolidated Statements of Operations for the Years Ended December 31, 1996, 1995 and
    1994..................................................................................     F-4
  Consolidated Statements of Stockholder's Equity for the Years Ended December 31, 1996,
    1995 and 1994.........................................................................     F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1995 and
    1994..................................................................................     F-6
  Notes to Consolidated Financial Statements..............................................     F-7
  Condensed Consolidated Balance Sheet as of March 31, 1997 (Unaudited)...................    F-18
  Condensed Consolidated Statements of Operations for the Three Months Ended March 31,
    1997 and 1996 (Unaudited).............................................................    F-19
  Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31,
    1997 and 1996 (Unaudited).............................................................    F-20
  Notes to Condensed Consolidated Financial Statements (Unaudited)........................    F-21
WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES
  Independent Auditors' Report............................................................    F-22
  Consolidated Balance Sheet as of December 31, 1996......................................    F-23
  Consolidated Statement of Operations for the Year Ended December 31, 1996...............    F-24
  Consolidated Statement of Stockholders' Equity for the Year Ended December 31, 1996.....    F-25
  Consolidated Statement of Cash Flows for the Year Ended December 31, 1996...............    F-26
  Notes to Consolidated Financial Statements..............................................    F-27
  Independent Auditors' Report............................................................    F-38
  Consolidated Balance Sheets as of December 31, 1995 and 1994............................    F-39
  Consolidated Statements of Operations for the Year Ended December 31, 1995
    and the six months ended December 31, 1994............................................    F-40
  Consolidated Statements of Stockholders' Equity for the Year Ended
    December 31, 1995 and the six months ended December 31, 1994..........................    F-41
  Consolidated Statements of Cash Flows for the Year Ended December 31, 1995
    and the six months ended December 31, 1994............................................    F-42
  Notes to Consolidated Financial Statements..............................................    F-44
MCCAW INTERNATIONAL (BRAZIL), LTD. AND SUBSIDIARIES
  Condensed Consolidated Balance Sheet as of March 31, 1997 (Unaudited)...................    F-55
  Condensed Consolidated Statements of Operations for the Three Months Ended March 31,
    1997 and 1996 (Unaudited).............................................................    F-56
  Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31,
    1997 and 1996 (Unaudited).............................................................    F-57
  Notes to Condensed Consolidated Financial Statements (Unaudited)........................    F-58
CORPORACION MOBILCOM, S.A. DE C.V. AND SUBSIDIARIES
  Independent Auditors' Report............................................................    F-59
  Consolidated Balance Sheets as of December 31, 1996 and 1995............................    F-60
  Consolidated Statements of Operations for the Years Ended December 31, 1996 and 1995....    F-61
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1996
    and 1995..............................................................................    F-62
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1996 and 1995....    F-63
  Notes to Consolidated Financial Statements..............................................    F-64
  Condensed Consolidated Balance Sheet as of March 31, 1997...............................    F-75
  Condensed Consolidated Statements of Operations for the Three Months Ended March 31,
    1997 and 1996.........................................................................    F-76
  Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31,
    1997 and 1996.........................................................................    F-77
  Notes to Condensed Consolidated Financial Statements....................................    F-78

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholder of
McCaw International, Ltd.
Seattle, Washington


     We have audited the accompanying balance sheets of McCaw International, Ltd. and subsidiaries (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity, and cash flows for the years ended December 31, 1996, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.



     The financial statements give retroactive effect to the mergers of McCaw International (Services), Ltd. (formerly Special Purpose Company No. 1) and McCaw International (CANMEX), Ltd. (formerly Nextel Investment Company), with the Company on January 1, 1997 and March 3, 1997, respectively, which have been accounted for in a manner similar to poolings of interests as described in Note 1 to the financial statements.


DELOITTE & TOUCHE LLP
Seattle, Washington


July 2, 1997

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1996 AND 1995


                                                                  DECEMBER 31,     DECEMBER 31,
                                                                      1996             1995
                                                                  ------------     ------------
                                    ASSETS
Current assets:
     Cash and cash equivalents.................................   $ 53,029,275     $ 85,302,423
     Accounts receivable.......................................        540,292               --
     Radios and accessories....................................        830,158               --
     Prepaid and other.........................................        183,353           10,642
     Notes receivable..........................................      5,703,494
                                                                  ------------     ------------
          Total current assets.................................     60,286,572       85,313,065
Property, plant, and equipment, net of accumulated depreciation
  of $73,972 and $0............................................      8,703,076           36,056
Investment in unconsolidated subsidiaries, at cost less equity
  in net loss of $5,991,304 and $6,853,064.....................     98,981,700       47,951,335
Intangible assets..............................................     10,878,235       10,135,400
Investments and other assets...................................     20,517,732       26,239,601
                                                                  ------------     ------------
                                                                  $199,367,315     $169,675,457
                                                                  ============     ============
                     LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable...............................................   $  5,818,914     $    120,824
Due to Nextel..................................................    148,395,746      150,261,581
Income taxes payable to Nextel.................................      4,387,758        3,032,896
                                                                  ------------     ------------
          Total current liabilities............................    158,602,418      153,415,301
Deferred income taxes..........................................      1,562,263        4,320,466
Commitments and contingencies (Notes 2, 5, 7 and 10)
Stockholder's equity:
     Common stock (20,000,000 shares authorized, no par value,
       10,000,000 shares issued and outstanding)...............     65,042,833       20,181,247
     Accumulated deficit.......................................    (28,741,494)     (16,265,280)
     Unrealized gain on investments net of tax.................      2,901,295        8,023,723
                                                                  ------------     ------------
          Total stockholder's equity...........................     39,202,634       11,939,690
                                                                  ------------     ------------
                                                                  $199,367,315     $169,675,457
                                                                  ============     ============


                See notes to consolidated financial statements.

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                              YEARS ENDED DECEMBER 31,
                                                    ---------------------------------------------
                                                        1996             1995            1994
                                                    ------------     ------------     -----------
Revenues.........................................   $         --     $         --     $        --
Costs and expenses related to revenues...........             --               --              --
Selling, general and administrative..............      9,317,784          276,962              --
Depreciation and amortization....................        168,401           18,647           2,033
                                                    ------------     ------------     -----------
Operating loss...................................     (9,486,185)        (295,609)         (2,033)
                                                    ------------     ------------     -----------
Other income (expense):
     Interest income.............................      4,300,089        6,232,502       2,687,882
     Interest expense............................       (322,532)              --              --
     Loss from equity method investments.........     (5,991,304)      (6,853,064)             --
     Investment impairment and other, net........        378,580      (15,002,062)             --
                                                    ------------     ------------     -----------
     Total other income (expense)................     (1,635,167)     (15,622,624)      2,687,882
                                                    ------------     ------------     -----------
Net income (loss) before taxes...................    (11,121,352)     (15,918,233)      2,685,849
Income tax provision.............................     (1,354,862)      (2,119,050)       (913,846)
                                                    ------------     ------------     -----------
Net income (loss)................................   $(12,476,214)    $(18,037,283)    $ 1,772,003
                                                    ------------     ------------     -----------
Net income (loss) per common share...............   $      (1.25)    $      (1.80)    $      0.18
                                                    ============     ============     ===========
Weighted average number of common shares
  outstanding....................................     10,000,000       10,000,000      10,000,000
                                                    ============     ============     ===========


                See notes to consolidated financial statements.

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                     COMMON STOCK           ACCUMULATED       UNREALIZED
                               -------------------------      EARNINGS       GAIN (LOSS)
                                 SHARES        AMOUNT        (DEFICIT)      ON INVESTMENTS       TOTAL
                               ----------    -----------    ------------    --------------    ------------
Balance, January 1, 1994....           --    $        --    $         --     $         --     $         --
     Net income.............           --             --       1,772,003               --        1,772,003
                               ----------    -----------    ------------    --------------    ------------
Balance, December 31,
  1994......................           --             --       1,772,003               --        1,772,003
     Common stock issued....   10,000,000             --              --               --               --
     Capital
       contributions........           --     20,181,247              --               --       20,181,247
     Net loss...............           --             --     (18,037,283)              --      (18,037,283)
     Unrealized gain on
       investments..........           --             --              --        8,023,723        8,023,723
                               ----------    -----------    ------------    --------------    ------------
Balance, December 31,
  1995......................   10,000,000     20,181,247     (16,265,280)       8,023,723       11,939,690
     Capital
       contributions........                  44,861,586                                        44,861,586
     Net loss...............                                 (12,476,214)                      (12,476,214)
     Unrealized loss on
       investments..........                                                   (5,122,428)      (5,122,428)
                               ----------    -----------    ------------    --------------    ------------
Balance, December 31,
  1996......................   10,000,000    $65,042,833    $(28,741,494)    $  2,901,295     $ 39,202,634
                               ==========    ===========    ============     ============     ============


                See notes to consolidated financial statements.

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                              YEARS ENDED DECEMBER 31,
                                                   ----------------------------------------------
                                                       1996             1995             1994
                                                   ------------     ------------     ------------
Cash flows from operating activities:
Net income (loss)...............................   $(12,476,214)    $(18,037,283)    $  1,772,003
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
     Depreciation and amortization..............        168,401           18,647            2,033
     Loss from equity method investments........      5,991,304        6,853,064               --
     Investment impairment......................             --       15,000,000               --
     Change in current assets and liabilities:
          Accounts receivable...................       (540,292)              --               --
          Radios and accessories................       (830,158)              --               --
          Prepaid and other.....................       (172,711)         (10,642)              --
          Investments and other assets..........     (2,176,539)              --               --
          Accounts payable......................      5,698,090          120,824               --
          Income taxes payable to Nextel........      1,354,862        2,119,050          913,846
                                                   ------------     ------------     ------------
     Net cash provided by (used in) operating
       activities...............................     (2,983,257)       6,063,660        2,687,882
                                                   ------------     ------------     ------------
Cash flows from investing activities:
     Purchase of property, plant and
       equipment................................     (8,817,644)         (36,056)              --
     Purchase of licenses.......................       (742,835)     (10,135,400)              --
     Issuance of notes receivable...............     (5,703,494)              --               --
     Investments in unconsolidated
       subsidiaries.............................    (57,021,669)     (36,962,481)     (32,841,918)
     Other......................................             --         (761,972)     (13,154,120)
                                                   ------------     ------------     ------------
     Net cash used in investing activities......    (72,285,642)     (47,895,909)     (45,996,038)
                                                   ------------     ------------     ------------
Cash flows from financing activities:
     Borrowings from (repayments to) Nextel,
       net......................................     (1,865,835)     (18,588,496)     168,850,077
     Capital contribution from parent...........     44,861,586       20,181,247               --
                                                   ------------     ------------     ------------
     Net cash provided by financing
       activities...............................     42,995,751        1,592,751      168,850,077
                                                   ------------     ------------     ------------
Increase (decrease) in cash and cash
  equivalents...................................    (32,273,148)     (40,239,498)     125,541,921
Cash and cash equivalents, beginning of
  period........................................     85,302,423      125,541,921               --
                                                   ------------     ------------     ------------
Cash and cash equivalents, end of period........   $ 53,029,275     $ 85,302,423     $125,541,921
                                                   ============     ============     ============


                See notes to consolidated financial statements.

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


1.  SIGNIFICANT ACCOUNTING POLICIES


     BUSINESS ORGANIZATION AND NATURE OF OPERATIONS: McCaw International, Ltd. is an indirect, wholly owned subsidiary of Nextel Communications Inc. (Nextel and its wholly owned subsidiaries are referred to herein as "Nextel"). McCaw International, Ltd. and subsidiaries (the "Company" or "McCaw") is an international wireless telecommunications service company. As of December 31, 1996 the Company owns a 100% interest in McCaw Argentina S.A. (McCaw Argentina), a 30% interest in Infocom Communications Network, Inc. (Infocom), a Philippine company, accounted for using the equity method, and a contractual right to receive 25.2% of the profits of the Shanghai GSM System accounted for as a cost method investment (see note 2).



     As described in Note 2, on January 1, 1997 and March 3, 1997, respectively, McCaw International (Services), Ltd. (formerly Special Purpose Company No. 1 ("SPC#1")) and McCaw International (CAN/MEX), Ltd. (formerly Nextel Investment Company ("NIC")) became wholly owned subsidiaries of the Company. As these transactions represent transfers between companies under common control, these consolidated financial statements have been prepared under a method similar to the pooling-of-interests method of accounting and reflect the combined financial position and operating results of the Company, SPC#1 and NIC (collectively referred to as the "Company") for all periods presented. Accordingly, subsequent to their issuance, these consolidated financial statements will become the historical financial statements of the Company.


     The Company's efforts are primarily directed towards acquiring, developing and operating wireless communications systems. The Company's ability to generate positive cash flow and operating profits will depend on a number of factors, including the ability to attract and retain subscribers, and the successful deployment and upgrade of its wireless systems in its existing and new markets. Future results may also be effected by regulatory policies in the various countries in which the Company operates.

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     The Company is subject to the laws and regulations governing telecommunication services in effect in each of the countries in which it operates. These laws and regulations cover, among other things, the number of licenses that can be used in any one service area by affiliated companies, the construction and loading requirements necessary to retain a license, the number of telephone numbers that can be assigned to an individual licensee and the rights of a licensee to interconnect with the public telecommunications network. Each of these factors can have a significant influence on the Company's results of operations and are subject to change by the governmental agency responsible for determining the laws and regulations in the respective countries. The financial statements as presented reflect certain assumptions based on laws and regulations currently in effect in each of the various countries. The Company cannot predict what future laws and regulations might be passed that could have a material effect on the Company's results of operations. The Company assesses the impact of significant changes in laws and regulations on a regular basis and updates the assumptions used to prepare its financial statements accordingly.

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES

1.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     CASH AND EQUIVALENTS: The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. There was no cash paid for interest or taxes for the years ended December 31, 1996, 1995 or 1994.


     RADIOS AND ACCESSORIES: Radios and accessories are held for sale to customers. Radios and accessories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.


     INTANGIBLE ASSETS: Intangible assets consist primarily of wireless licenses which are recorded at cost. Licenses in the countries in which the Company operates are issued conditionally for various periods of time. The licenses are generally renewable providing the licensee has complied with applicable rules and policies. In most instances, the Company believes it has complied and intends to comply with these standards and is amortizing the related costs using the straight line method over 20 years. In some cases, the Company currently is not in compliance with applicable requirements and has filed requests for extensions with the appropriate government agency. The Company expects that such extension requests will be granted and the risk of having these or any other licenses revoked is remote. The Company begins amortizing the cost of wireless licenses upon commencement of commercial operations in each market.


     The carrying value of intangible assets is reviewed for impairment on a regular basis.


     INVESTMENTS: The Company's investment in Clearnet is included in investments and other assets and classified as available-for-sale as of the balance sheet date. Accordingly, it is reported at fair value, with unrealized gains and losses, net of tax, recorded in stockholder's equity. Investments where the Company does not have the ability to exercise significant influence over operating and financial policies and that are not considered marketable instruments are recorded at the lower of cost or market. Realized gains or losses and declines in value, if any, judged to be other than temporary are reported in other income or expense.



     Investments where the Company has the ability to exercise significant influence over operating and financial policies and possesses a voting interest of less than 50% are accounted for using the equity method. The excess of the cost of the Company's investments over the net assets acquired is being amortized over 20 years. Amortization of this excess of $3,677,415, $2,361,428 and $0 for the years ended December 31, 1996, 1995 and 1994, respectively, is reflected in the accompanying statements of operations in loss from equity method investments.


     PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is provided using the straight line method over estimated useful lives as follows:

    Equipment..............................................................   3-10 years
    Computer equipment and software........................................   3-5 years
    Furniture and fixtures.................................................   3 years
    Leasehold improvements.................................................   Life of lease

     Construction in progress includes labor, material, transmission and related equipment, engineering, site development, capitalized interest, and other costs relating to the construction and development of wireless networks. The Company will begin depreciating the cost of the wireless networks over a 10-year period upon commencement of commercial operations in each market.


     Expenditures which increase value or extend useful lives are capitalized, while maintenance and repairs are charged to operations as incurred.


     The carrying value of property, plant and equipment is reviewed for impairment on a regular basis.

     FOREIGN EXCHANGE: Financial statement amounts of the Company are expressed in U.S. dollars. Assets and liabilities are translated at the rate in effect at the balance sheet date. Revenues and expenses are

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES

1.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

translated at the weighted average rate during the period. There were no translation gains or losses for the years ended December 31, 1996, 1995 and 1994.


     REVENUE RECOGNITION: Service revenue will be recorded as revenue when earned. Sales of equipment and related services will be recorded when goods and services are delivered. Monthly access charges will be billed in advance and will be recognized as revenue when the services are provided. Rental fee revenue and monthly fixed access charges will be recognized in the period service was provided.

     INCOME TAXES: The Company accounts for U.S. federal income taxes under the asset and liability method. Under this method, deferred income taxes are recorded for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities. These deferred taxes are measured by the provisions of currently enacted tax laws. The Company is included in the consolidated tax return of Nextel. However, the income tax accounts of McCaw International are stated as if the Company filed a separate return.


     NET LOSS PER SHARE: Net loss per share is computed based on the weighted average number of common shares outstanding during the period.



     NEW ACCOUNTING STANDARDS: The Financial Accounting Standards Board (FASB) issued FAS No. 128, entitled "Earnings per Share" and FAS No. 129, entitled "Disclosure of Information about Capital Structure," which are both effective for the fiscal year ending December 31, 1997. The Company does not expect any significant impact on the Company's financial position or results of operations as a result of adopting these standards.



2.  BUSINESS COMBINATIONS AND INVESTMENTS



     SPECIAL PURPOSE COMPANY NO. 1 AND NEXTEL INVESTMENT COMPANY: On January 1, 1997, Special Purpose Company No. 1, a wholly owned subsidiary of Nextel, was merged into the Company and renamed McCaw International (Services), Ltd. ("McCaw Services"). McCaw Services includes all amounts associated with the Company's expatriate employees. Subsequent to the merger, all intercompany liabilities were converted to contributed capital.



     On March 3, 1997, Nextel Investment Company, a wholly owned subsidiary of Nextel, was merged into the Company and renamed McCaw International (CANMEX), Ltd. ("Canmex"). Canmex is primarily an investment and asset holding company.



     Immediately prior to the merger, all of Canmex's assets were transferred to Nextel with the exception of an investment in 38% of the outstanding common stock of Corporacion Mobilcom, S.A. de C.V. ("Mobilcom") and related assets and 3.7% of the outstanding common stock of Clearnet Communications ("Clearnet"). The remaining intercompany liability was converted to contributed capital subsequent to the merger.



     As the mergers described above represent transfers of companies under common control, they have been accounted for in a manner similar to poolings of interests. The poolings-of-interests method of accounting is intended to present as a single interest two or more common shareholders' interests which were previously independent; accordingly, the historical financial statements for the periods presented prior to the mergers are restated as though the companies had been combined.

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES

2.  BUSINESS COMBINATIONS AND INVESTMENTS -- (CONTINUED)


     The following summarizes amounts previously reported by the Company prior to the mergers for the years ended December 31, 1996, 1995 and 1994:



                                                     1996             1995            1994
                                                 ------------     ------------     ----------
    Revenues:
         McCaw................................   $         --     $         --     $       --
         McCaw Services and Canmex............             --               --             --
                                                 ------------     ------------     ----------
         Combined.............................   $         --     $         --     $       --
                                                  ===========      ===========      =========
    Net income (loss):
         McCaw................................   $ (8,594,017)    $   (122,035)    $       --
         McCaw Services and Canmex............     (3,882,197)     (17,915,248)     1,772,003
                                                 ------------     ------------     ----------
         Combined.............................   $(12,476,214)    $(18,037,283)    $1,772,003
                                                 ============     ============     ==========
    Net income (loss) per share:
         McCaw................................   $      (0.86)    $      (0.01)    $       --
         McCaw Services and Canmex............          (0.39)           (1.79)          0.18
                                                 ------------     ------------     ----------
         Combined.............................   $      (1.25)    $      (1.80)    $     0.18
                                                 ============     ============     ==========


     MCCAW ARGENTINA S.A.: On August 6, 1996, Nextel contributed its investment in McCaw Argentina formerly Com Control Comunicacion Controlada S.A., to the Company, including licenses with a cost of $10.4 million.

     As the contribution of McCaw Argentina to the Company is deemed a reorganization of an entity under common control, the Company's financial statements reflect the contribution as of November 21, 1995, the date McCaw Argentina was acquired by Nextel. Accordingly, the financial statements include the financial position and results of operations of McCaw Argentina beginning November 21, 1995.

     McCaw Argentina has licenses to provide specialized mobile radio (SMR) services in the Argentine cities of Buenos Aires, Cordoba, Rosario, and Mendoza.


     On May 6, 1997, the Company contributed its interest in McCaw Argentina into a joint venture between the Company and Wireless Ventures of Argentina LLC ("WVA"). WVA's contribution included all of the outstanding common stock of a paging company in Argentina and two companies that own SMR licenses in Argentina. The Company will have a 50% voting interest and will share equally in the profits and losses of the joint venture. Capital contributions are to be made equally by the two parties unless otherwise agreed to by both the Company and Wireless Ventures of Argentina LLC. The Company will account for its investment in the joint venture using the equity method.



     INFOCOM COMMUNICATIONS NETWORK, INC.: On June 14, 1996, the Company acquired a 30% interest in a Philippine wireless telecommunications company, Infocom, for $16 million in cash. Infocom provides paging services to subscribers in the Philippines through a nationwide license granted by the Philippine government. In addition, Infocom has a nationwide license to provide ESMR services. The Company's investment in Infocom is accounted for using the equity method. The excess purchase price over the net assets acquired totaled $16.2 million and is being amortized over 20 years.

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES

2.  BUSINESS COMBINATIONS AND INVESTMENTS -- (CONTINUED)

     Summarized financial information for Infocom as of December 31, 1996 and the period from June 14, 1996 (date of acquisition) through December 31, 1996 is as follows:

    Assets..................................................................   $5,661,447
    Liabilities.............................................................    5,597,526
    Operating income........................................................      340,549


     SHANGHAI GSM SYSTEM: On October 26, 1995, the Company and Shanghai Science & Technology Investment Company (SSTIC) formed Shanghai McCaw Telecommunications Co. Ltd. (Shanghai McCaw), a Chinese equity joint venture in which the Company maintains a 60% ownership interest. The joint venture's sole purpose is to facilitate the Company's investment in the Shanghai GSM System. The Company contributed $9.7 million to Shanghai McCaw to fund the joint venture's investment in the Shanghai GSM System.



     Under current Chinese law, foreign entities or individuals are prohibited from participating directly in the ownership and operations of telecommunications services. Because of this limitation, Shanghai McCaw participates in the Shanghai GSM System through a profit-sharing arrangement (the "Unicom Agreement") entered into originally between SSTIC and China United Telecommunications, Ltd. (Unicom). Accordingly, the Company does not have the ability to significantly influence the operations of the Shanghai GSM System and therefore accounts for its investment in Shanghai McCaw under the cost method (See Note 9).



     Pursuant to the Unicom Agreement, Shanghai McCaw is to receive 42% of the Shanghai GSM System's net earnings, of which the Company is entitled to 60%. Accordingly, the Company currently has a contractual right to receive 25.2% of the earnings of the Shanghai GSM System, representing the consideration for its cash investments. All assets of the Shanghai GSM System are owned by Unicom. The Company is not obligated to participate in future capital calls, although failure to contribute its pro rata share could dilute the Company's right to the Shanghai GSM System's earnings. Cash payments are made to the Company from Shanghai McCaw in the form of distributions which are made at the discretion of the joint venture's Board of Directors. As of March 31, 1997, the Company has received distributions totaling $1,218,047 which have been remitted to Shanghai McCaw in the form of a loan (See Note 9).



     On March 29, 1997, Unicom and Shanghai McCaw entered into the Phase III Unicom Agreement, which modified certain arrangements under the Unicom Agreement. Pursuant to the Phase III Unicom Agreement (i) Shanghai McCaw has agreed to provide 60% of the funds required to expand the capacity of the Shanghai GSM System to provide service for an additional 100,000 subscribers, which is estimated to be equal to approximately RMB 386.4 million (approximately US$46.4 million). Pursuant to the Phase III Unicom Agreement (i) the 42% profit sharing arrangements under the Unicom Agreement were retained for the period up to the date on which the 50,001st subscriber (currently, there are approximately 25,000 subscribers) of the Shanghai GSM System is activated (the "Phase III Commencement Date"); (ii) following the Phase III Commencement Date the allocation of profit sharing arrangement between the parties is revised to provide Unicom with a greater percentage resulting in Shanghai McCaw receiving 40.2% of the profits of the Shanghai GSM System; (iii) the Phase III Unicom Agreement expires 14 1/4 years after the Phase III Commencement Date.



     MOBILCOM: Through a series of investments, from March, 1995 to December, 1996, NIC acquired approximately 30.1% of the outstanding shares of Mobilcom. On October 24, 1996, as a result of NIC's ownership percentage increasing from 18.5% to 30.1%, the accounting method used to account for this investment was changed from the cost method to the equity method. The excess purchase price over net assets acquired recognized as a result of the investments will be amortized over a period of 20 years.

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES

2.  BUSINESS COMBINATIONS AND INVESTMENTS -- (CONTINUED)


     During the year ended December 31, 1995, the Company recorded a $15.0 million charge to operations representing an other than temporary decline in this investment as a result of the decline in the Mexican peso.


     Mobilcom has licenses to provide SMR services in various cities in Mexico, including Mexico City, Guadalajara, Monterey, and Tijuana.


     In January 1997, NIC purchased additional common shares of Mobilcom at a cost of $16.5 million, in exchange for shares of Nextel Class A Common Stock. Such purchase increased NIC's ownership interest to approximately 38%.


     NIC has the right to appoint a majority of Mobilcom board members. In order to retain the contractual right to designate a majority of the board of directors of Mobilcom, NIC must invest approximately $76.8 million in Mobilcom through certain qualified capital transactions by March 1998. As of April 16, 1997, NIC had invested $63.7 million in such qualified capital transactions. NIC has the option to purchase before March 1998, up to an additional 29.5% of Mobilcom's common stock. Certain shareholders of Mobilcom retain the right to approve certain significant transactions such as acquisitions and dispositions, and the approval of business plans of Mobilcom. In addition, beginning on October 24, 1997, holders of approximately 33% of the outstanding capital stock of Mobilcom have the right for two years to put (the Mobilcom Put) the entire amount of their holding to the company at its appraised fair market value for cash upon occurrence of certain events. The Mobilcom Put is automatically exercisable on October 24, 1999.


     On February 6, 1997, Mobilcom notified each of its shareholders of a $27 million capital call to be funded by March 11, 1997. The Company's pro rata share of the capital call was approximately $10 million, which was funded by Nextel. The Company funded an additional $10 million, which increased its equity interest to approximately 46.3%.


     Summarized financial information for Mobilcom as of and for the year ended December 31, 1996 is as follows:

    Assets.................................................................   $51,944,000
    Liabilities............................................................    32,856,000
    Operating loss.........................................................     5,783,000

     Effective January 1, 1997, Mobilcom's operations will be considered to be in a "highly inflationary" economy, as defined in Statement of Financial Accounting Standards No. 52, Foreign Currency Translations. Accordingly, Mobilcom will use the U.S. dollar as its functional currency. Mobilcom's income and expenses will be remeasured at monthly average exchange rates, except for those related to balance sheet accounts, which will be remeasured at historical rates. The net gain or loss on remeasurement will be recognized in the results of operations currently.


     CLEARNET: NIC owns 1,596,067 shares of common stock representing 3.7% of Clearnet. Clearnet provides analog SMR and ESMR services in Canada and holds a nationwide license to provide PCS services in Canada. The Company's 3.7% interest in Clearnet is accounted for at fair market value. The market value of Clearnet common stock at December 31, 1996 was $11 per share.


     WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES (WVB): On January 30, 1997, Nextel purchased 81% of WVB for $186.3 million in Nextel Class A Common Stock. Nextel's investment in WVB was simultaneously contributed to the Company. WVB provides SMR services throughout Brazil. WVB holds licenses for channels in 23 cities in Brazil including Sao Paulo, Rio de Janeiro, Belo Horizonte, Curitiba, and Brasilia. The acquisition of WVB has been accounted for as a purchase and is included in McCaw International's fiscal year 1997 consolidated financial statements.

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES

2.  BUSINESS COMBINATIONS AND INVESTMENTS -- (CONTINUED)

     Summarized financial information for WVB as of and for the year ended December 31, 1996 is as follows:

    Assets.................................................................   $63,044,510
    Liabilities............................................................    50,561,399
    Operating loss.........................................................    13,673,278

3.  PROPERTY, PLANT AND EQUIPMENT

                                                                   DECEMBER 31,    DECEMBER 31,
                                                                       1996            1995
                                                                   ------------    ------------
    Equipment...................................................    $  151,194       $     --
    Computer equipment and software.............................        93,869          6,801
    Furniture and fixtures......................................       124,401         29,255
    Leasehold improvements......................................        15,930             --
    Construction in progress....................................     8,391,654             --
                                                                    ----------     ----------
                                                                     8,777,048         36,056
    Accumulated depreciation....................................       (73,972)            --
                                                                    ----------     ----------
                                                                    $8,703,076       $ 36,056
                                                                    ==========     ==========


4.  NOTES RECEIVABLE



     As of December 31, 1996, notes receivable consisted of the following (in thousands):



    Due from affiliated companies...............................................   $5,378
    Due from officer of Nextel..................................................      250
    Interest receivable.........................................................       75
                                                                                   ------
                                                                                   $5,703
                                                                                   ======



     On August 23, 1996, the Company advanced Grupo Comunicaciones San Luis, S.A. de C.V., an investor in Mobilcom, $12.0 million. The principal and interest outstanding as of December 31, 1996 was $3.4 million. The note bears interest at a rate of 14.5% and is payable in full on January 13, 1998.



     On September 17, 1996 the Company entered into an agreement with SRI, Inc. ("SRI") and Spectrum Resources of the Northeast ("SRNE") to loan up to $5.0 million to purchase certain specialized mobile radio ("SMR") equipment and finance other costs related to constructing SMR channels. The note bears interest at a rate equal to 10.0% per annum and is collateralized with the SMR equipment and other assets used in construction of the SMR channels. The note and accrued interest are due in full on the date SRI and SRNE merge with Nextel. The merger closing date is anticipated to be during the second half of 1997. SRI and SRNE have borrowed $1.9 million under this loan as of December 31, 1996.



     Notes due from officers of the Company and Nextel earn interest at a rate of 6% compounded annually. Principal and interest are due at various dates through January 2000.



     All of the balances outstanding as of December 31, 1996 plus accrued interest were transferred to Nextel prior to the merger of NIC and the Company. Accordingly, they have been classified as current.



5.  DUE TO NEXTEL



     The intercompany balance due to Nextel represents costs paid by Nextel on behalf of the Company since the Company's inception, primarily to fund operating activities. Included in the balance at December 31, 1996 is a $23.1 million note payable to Nextel that bears interest at a rate of 7% compounded semi-annually and is payable in full in October 2006. The remainder of the advance is non-interest bearing.

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  DUE TO NEXTEL -- (CONTINUED)

     In October 1996, the Company received from Nextel 1.3 million shares of Nextel Class A Common Stock valued at $23.1 million in exchange for a promissory note. The stock was subsequently used as consideration to obtain an additional 11.6% interest in Mobilcom. (See Note 2.)



     In February 1997, the Company transferred all of NIC's assets with the exception of its Clearnet and Mobilcom investment and related assets to Nextel as repayment for the note payable and intercompany advances received from Nextel. The remaining outstanding liability due to Nextel was converted to an additional equity contribution to the Company in connection with the merger of NIC into the Company. (See Note 2.) Accordingly, they have been classified as current.



6.  FAIR VALUE OF FINANCIAL INSTRUMENTS



     The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.



     The carrying amounts and fair values of the Company's financial instruments at December 31, 1996 and 1995 are as follows:



     CURRENT ASSETS AND CURRENT LIABILITIES: The carrying amounts approximate fair value due to the short-term maturity of these instruments.



     NOTES RECEIVABLE: The fair value of these noncurrent receivables approximate book value and are estimated by discounting future cash flows using current rates at which similar notes would be issued to similar borrowers and quoted market prices, as applicable.



     INVESTMENTS AND OTHER ASSETS: Included in investments and others assets is the Company's investment in Clearnet, which approximates its fair value of $17,607,000 and $25,505,000 as of December 31, 1996 and 1995, respectively. The balance also includes the Company's 1.3% interest in non-marketable equity securities of foreign entities. There is no market for the foreign entities' common shares, and it was impracticable to estimate the fair market value of the Company's investment. The investments are carried on the balance sheet at original cost.



     DUE TO NEXTEL: The fair value of the $23.1 million note included in due to Nextel approximates book value and is based on current rates at which the Company could borrow funds with a similar maturity.



7.  LEASES


     The Company leases office facilities under operating leases with terms ranging from 1 to 5 years.

     Future minimum lease payments for years ending after December 31, 1996 under operating leases that have initial noncancelable lease terms exceeding one year are as follows:


    1997......................................................................    210,828
    1998......................................................................    152,132
    1999......................................................................    126,820
    2000......................................................................    124,620
    2001......................................................................         --
                                                                                 --------
                                                                                 $614,400
                                                                                 ========

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES

8.  INCOME TAXES


     The reconciliation of income taxes computed at the statutory rate to the income tax benefit is as follows:


                                                               YEARS ENDED DECEMBER 31,
                                                        --------------------------------------
                                                           1996           1995          1994
                                                        -----------    -----------    --------
    Income tax provision (benefit) at statutory
      rate...........................................   $(3,781,260)   $(5,412,199)   $913,189
    Nonconsolidated subsidiary adjustments...........     2,209,480      7,430,042          --
    Other............................................       329,611          6,560         657
    Increase in valuation allowance..................     2,597,031         94,647          --
                                                        -----------    -----------    --------
    Tax provision (benefit)..........................   $ 1,354,862    $ 2,119,050    $913,846
                                                        ===========    ===========    ========



     Deferred taxes consist of the following:



                                                            DECEMBER 31, 1996    DECEMBER 31, 1995
                                                            -----------------    -----------------
    Deferred tax asset:
    Operating loss carryforward..........................      $ 2,691,678          $    94,647
    Valuation allowance..................................       (2,691,678)             (94,647)
                                                               -----------          -----------
    Deferred tax asset...................................      $        --          $        --
                                                               ===========          ===========
    Deferred tax liability:
    Unrealized gain on investments.......................      $ 1,562,263          $ 4,320,466
                                                               ===========          ===========



     At December 31, 1996, the Company had approximately $6.0 million of consolidated net operating loss carryforwards for federal income tax purposes which expire during 2010 and 2011. In addition at December 31, 1996, the Company had approximately $1.9 million of consolidated net operating loss carryforwards for Argentinean income tax purposes which expire in 2000 and 2001. The Company may be limited in its ability to use tax net operating losses in any one year depending on its ability to generate sufficient taxable income.



9.  RELATED PARTIES



     In 1996, the Company loaned Shanghai McCaw $10.5 million to fund the buildout of the Shanghai GSM System. The note receivable is part of a total commitment of $13.2 million, bears interest at 7% per annum and requires payments of principal and interest in four annual installments, commencing December 31, 1997. Due to the lack of significant control over the Company's investment in Shanghai McCaw, the note is recorded as an addition to the Company's investment in Shanghai McCaw. In addition to the $13.2 million commitments the Company has committed to lend Shanghai McCaw $2.2 million in the event of a budget overrun.



     During the year ended December 31, 1996, Nextel has performed certain administrative functions for the Company, consisting of accounting, legal and other services, for approximately $504,084, which has been treated as a capital contribution by the parties. No amounts were incurred for the years ended December 31, 1995 or 1994 due to the limited operations of the Company.


     Infocom and the Company have entered into a technical services agreement pursuant to which the Company has agreed to provide Infocom with engineering and other technical services, market assistance and system operation assistance. The agreement was effective beginning, September, 1996 and provides for monthly payments of $36,000 and has a three year renewal period.

     In 1996, the Company entered into a loan agreement (the Argentina SMR Equipment Financing) with Motorola, Inc., (Motorola) a significant shareholder of Nextel common stock, to purchase analog SMR equipment in Argentina for $4.1 million. The agreement is collateralized by 100% of McCaw Argentina S.A. outstanding stock and all of the assets of McCaw Argentina. The loan was due on March 30, 1997 with interest accruing at 12% per annum unless McCaw Argentina places an order for iDEN equipment. In such

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES

9.  RELATED PARTIES -- (CONTINUED)

case, principal is due in October 1999 and interest will be forgiven. As McCaw Argentina has ordered iDEN equipment from Motorola, the loan has been classified as long-term.


     On March 27, 1997, Nextel and Motorola reached agreement on terms and conditions pursuant to which the Company could access up to $400.0 million of equipment financing through Motorola, subject to certain per country limits. No amounts have been borrowed under this agreement by Nextel or the Company to date.



10.  STOCKHOLDER'S EQUITY



     In connection with the Offering of High-Yield Debt Securities (see Note
13), the board of directors approved a 100,000 for 1 stock split effective prior to the Initial Offering which resulted in 10 million shares issued and outstanding. To complete the transaction, the Company increased its authorized shares from 10,000 to 20 million. Earnings per share for all periods presented reflect this stock split.



11.  EMPLOYEE BENEFIT PLANS



  Employee Stock Option Plan



     Certain of the Company's employees participate in Nextel's Incentive Equity Plan (the "Nextel Plan"). Generally, options outstanding under the Nextel Plan
(i) are granted at prices equal to or exceeding the market value of Nextel's stock on the grant date; (ii) vest ratably over either a four or five year service period; and (iii) expire ten years subsequent to award.



     A summary of the Nextel Plan activity related to the Company's employees is as follows:



                                                                         OPTION          WEIGHTED AVERAGE
                                                         SHARES        PRICE RANGE        EXERCISE PRICE
                                                         -------    -----------------    ----------------
Outstanding, December 31, 1994........................     --       $              --         $
     Granted..........................................    81,500     14.87       18.37         15.63
                                                         -------    ------      ------        ------
Outstanding, December 31, 1995........................    81,500     14.87       18.37         15.63
     Granted..........................................    59,700     15.12                     15.12
     Canceled.........................................    (5,100)    14.87       15.12         14.88
                                                         -------    ------      ------        ------
Outstanding, December 31, 1996........................   136,100    $15.12      $18.37        $15.44
                                                         =======    ======      ======        ======
Exercisable, December 31, 1996........................    18,750                $15.62        $15.62
                                                         =======                ======        ======



     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). This Statement encourages but does not require companies to account for employee stock compensation awards based on their estimated fair value at the grant date with the resulting cost charged to operations. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. The effect of applying the fair value method to the Company's stock-based awards results in net income and earnings per share that are not materially different from amounts reported.


  Stock Appreciation Rights


     On November 1, 1996, the Company adopted a Stock Appreciation Rights Plan (the "SAR Plan"), which was effective as of November 1, 1995, whereby selected employees and agents of the Company may be granted rights to share in the future appreciation in the value of the Company. Such rights do not represent an equity interest in the Company, only a right to compensation under the terms of the plan.

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  EMPLOYEE BENEFIT PLANS -- (CONTINUED)

     The Company retroactively granted 1,140,000 rights under the plan, at an exercise price of $10.00 per right, on dates ranging from October 1, 1995 to December 31, 1996, with vesting periods of 4 years. Under the provisions of the plan, the number of shares used in calculating the fair value per share is adjusted periodically to reflect capital contributed to the Company by its parent. This adjustment is generally only for purposes of valuing the SAR's. It does not necessarily reflect the actual issuance of additional shares of common stock. Rights under the plan may not be exercised until the employee has vested 50% of the grants. As of December 31, 1996 and 1995, there were 1,240,000 and 755,000 rights outstanding, respectively. None of those rights were exercisable under the terms of the plan. No compensation expense had been recognized and the Company had no commitment to make payments under the plan at December 31, 1996 and 1995 because there had not been any appreciation in the value of the rights from the time of issuance to December 31, 1996.



     On June 23, 1997, the board of directors adopted, subject to the approval of Nextel, the Company's sole shareholder, the 1997 Stock Option Plan and approved a plan to terminate the SAR Plan. Each holder of SARs granted previously has been given the right to exchange the SARs for options to be granted at approximately fair value under the 1997 Stock Option Plan. The Company expects holders representing a substantial majority of the outstanding SARs, including all of the members of the Company's senior management team, to exchange their SARs for options granted under the 1997 Stock Option Plan.



12.  GEOGRAPHIC SEGMENT INFORMATION



     McCaw Argentina represents $22,362,474 and $10,153,502 of total assets as of December 31, 1996 and 1995, respectively, and operating losses of $2,738,697, $23,889 and $0 for the years ended December 31, 1996, 1995 and 1994, respectively.



13.  OFFERING OF HIGH-YIELD DEBT SECURITIES



     In March, 1997, the Company issued through a private placement 951,463 units, each unit representing one senior discount note due 2007 (the Notes) and one warrant to purchase .10616 shares of common stock (the Warrant). The Notes are unsecured obligations of the Company and will carry a market interest rate of 13%. The indenture governing the Notes contains substantial covenants and restrictions of which the Company currently is in compliance. Proceeds of the offering, net of issue costs of $16.8 million, were $482 million, with $14.8 million allocated to the Warrants.



     The Warrants may be exercised for $36.45 per share. Interest on the Notes is payable in cash on each April 15 and October 15, commencing October 15, 2002. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2002.



     On May 7, 1997, the Company filed a registration statement with the Securities and Exchange Commission in connection with an exchange offer whereby the holders of the Notes issued in the private placement will be offered the opportunity to exchange their Notes for publicly tradeable notes.

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES



                      CONDENSED CONSOLIDATED BALANCE SHEET


                                  (UNAUDITED)



                                                                                  MARCH 31,
                                                                                     1997
                                                                                 ------------
                                           ASSETS
Current assets:
     Cash and cash equivalents................................................   $479,994,983
     Accounts receivable......................................................      3,246,379
     Radios and accessories...................................................      2,299,863
     Prepaid and other........................................................      1,524,052
                                                                                 ------------
          Total current assets................................................    487,065,277
Property, plant, and equipment, net...........................................     22,538,503
Notes receivable..............................................................      2,170,286
Investment in unconsolidated subsidiaries.....................................    124,025,593
Intangible assets.............................................................    271,776,869
Investments and other assets..................................................     35,014,484
                                                                                 ------------
                                                                                 $942,591,012
                                                                                 ============
                            LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable..............................................................   $ 19,260,563
Payable to Nextel.............................................................      1,309,787
                                                                                 ------------
          Total current liabilities...........................................     20,570,350
Deferred income taxes.........................................................     68,768,840
Long-term debt................................................................    489,909,208
                                                                                 ------------
          Total liabilities...................................................    579,248,398
Minority interest.............................................................      5,251,125
Stockholder's equity:
     Common stock (20,000,000 shares authorized, no par value, 10,000,000
      shares issued and outstanding)..........................................    395,427,766
     Accumulated deficit......................................................    (38,551,777)
     Unrealized gain on investments, net of tax...............................      1,215,500
                                                                                 ------------
          Total stockholder's equity..........................................    358,091,489
                                                                                 ------------
                                                                                 $942,591,012
                                                                                 ============



           See notes to condensed consolidated financial statements.

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                  (UNAUDITED)



                                                                        THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                   ----------------------------
                                                                       1997            1996
                                                                   ------------     -----------
Revenues........................................................   $  1,460,388     $        --
Costs and expenses related to revenues..........................        956,585              --
Selling, general and administrative.............................      3,852,548         821,027
Depreciation and amortization...................................      2,580,572           7,860
                                                                   ------------     -----------
Operating loss..................................................     (5,929,317)       (828,887)
                                                                   ------------     -----------
Other income (expense):
     Interest income............................................      2,797,541       1,144,927
     Interest expense...........................................     (5,590,895)             --
     Loss from equity method investments........................     (1,866,894)     (1,269,300)
     Other, net.................................................       (157,616)         (4,987)
                                                                   ------------     -----------
          Total other income (expense)..........................     (4,817,864)       (129,360)
Minority interest...............................................        437,594              --
                                                                   ------------     -----------
Net loss before taxes...........................................    (10,309,587)       (958,247)
                                                                   ------------     -----------
Income tax benefit (provision)..................................        499,304        (389,275)
                                                                   ------------     -----------
Net loss........................................................   $ (9,810,283)    $(1,347,522)
                                                                   ------------     -----------
Net loss per common share.......................................   $      (0.98)    $     (0.13)
                                                                    ===========      ==========
Weighted average number of common shares outstanding............     10,000,000      10,000,000
                                                                    ===========      ==========



           See notes to condensed consolidated financial statements.

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)



                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                     ---------------------------
                                                                         1997           1996
                                                                     ------------    -----------
Cash flows from operating activities:
Net loss..........................................................   $ (9,810,283)   $(1,347,522)
Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization................................      2,580,572          7,860
     Interest accretion on long term debt.........................      4,849,132             --
     Loss from equity method investments..........................      1,866,894      1,269,300
     Minority interest............................................       (437,594)            --
     Change in current assets and liabilities:
          Accounts receivable.....................................        236,272        (27,726)
          Radios and accessories..................................        243,111             --
          Prepaid and other.......................................     (2,149,078)       (55,528)
          Investments and other assets............................             --       (393,354)
          Accounts payable........................................        398,574        (68,645)
          Other...................................................      1,751,218        389,275
                                                                     ------------    -----------
     Net cash used in operating activities........................       (471,182)      (226,340)
                                                                     ------------    -----------
Cash flows from investing activities:
     Purchase of property, plant and equipment....................     (6,192,982)      (167,950)
     Purchase of licenses.........................................             --       (233,463)
     Issuance of note receivable..................................     (2,143,619)            --
     Investments in unconsolidated subsidiaries...................    (26,916,245)    (4,300,000)
     Other........................................................     (2,498,640)
                                                                     ------------    -----------
     Net cash used in investing activities........................    (37,751,486)    (4,701,413)
                                                                     ------------    -----------
Cash flows from financing activities:
     Borrowings from (repayments to) Nextel, net..................    (23,556,134)      (261,553)
     Capital contribution from parent.............................      6,366,087      5,347,578
     Proceeds from issuance of warrants...........................     14,800,098             --
     Proceeds from issuance of long term debt, net................    467,578,325             --
                                                                     ------------    -----------
     Net cash provided by financing activities....................    465,188,376      5,086,025
                                                                     ------------    -----------
Increase in cash and cash equivalents.............................    426,965,708        158,272
Cash and cash equivalents, beginning of period....................     53,029,275     85,302,423
                                                                     ------------    -----------
Cash and cash equivalents, end of period..........................   $479,994,983    $85,460,695
                                                                     ============    ===========



           See notes to condensed consolidated financial statements.

                   MCCAW INTERNATIONAL, LTD. AND SUBSIDIARIES



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)



(1) BASIS OF PRESENTATION



     In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the consolidated financial position of McCaw International, Ltd. and Subsidiaries (the "Company") as of March 31, 1997, and the results of its operations and cash flows for the three months ended March 31, 1997 and 1996. The results of operations for the three months ended March 31, 1997 and 1996 are not necessarily indicative of the results that may be expected for the full year. These condensed financial statements are unaudited, and do not include all related footnote disclosures.



     The interim unaudited condensed financial statements should be read in conjunction with the audited financial statements of the Company.



(2) BUSINESS ACQUISITIONS



  McCaw Brazil



     On January 30, 1997, Nextel purchased 81% of the issued and outstanding capital stock of Wireless Ventures of Brazil, Inc. ("WVB") from Telcom Ventures, Inc. and affiliates (Telcom Ventures) in exchange for $186.3 million in Nextel Class A Common Stock. Nextel's investment in WVB was simultaneously contributed to the Company, and the Company changed its name to McCaw International (Brazil), Ltd. ("McCaw Brazil"). McCaw Brazil and its subsidiaries hold licenses for 1700 channels and provide SMR services in 23 cities in Brazil including Sao Paulo, Rio de Janiero, Belo Horzonte, Curitiba, and Brazilia. Telcom Ventures has the right between October 31, 2001 and November 1, 2003, to require the Company to redeem their 19% interest in McCaw Brazil at fair market value as determined pursuant to an appraisal procedure. The Company is currently required to fund 100% of McCaw Brazil's capital requirements until April 30, 1999 when Telcom Ventures must either i) contribute its pro rata share plus accrued interest or ii) dilute its ownership interest. Dividends are declared at the discretion of McCaw Brazil's board of directors and are allocated based on the ownership percentages in effect at the date of declaration. No dividends have been declared to date.



     The total cost of the acquisition, which was accounted for as a purchase, was $187.2 million and exceeded the net liabilities of the Company by $215.7. The excess was allocated to licenses and goodwill based on their preliminary estimated fair values and is being amortized over their estimated useful lives of 20 years. The following summarized pro forma (unaudited) information assumes the acquisition had occurred on January 1, 1996.



                                                               MARCH 31, 1997    MARCH 31, 1996
                                                               --------------    --------------
     Revenues...............................................    $   2,597,347     $  3,568,641
                                                                =============     ============
     Net Loss...............................................      (10,949,655)      (5,418,503)
                                                                =============     ============
     Net Loss per share.....................................            (1.09)           (0.54)
                                                                =============     ============



     The above amounts combine the historical results of operations prior to the merger and reflect adjustments for interest on notes payable forgiven in connection with the purchase agreement, the recognition of the minority interest and the amortization of licenses and goodwill.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors of
Wireless Ventures of Brazil, Inc.
Washington, D.C.:

     We have audited the accompanying consolidated balance sheet of Wireless Ventures of Brazil, Inc. and subsidiaries (the Company) as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wireless Ventures of Brazil, Inc. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Seattle, Washington

March 27, 1997

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1996

                                             ASSETS
Current assets:
     Cash and cash equivalents..............................................     $     389,816
     Trade accounts receivable, net of allowance for doubtful accounts of
      $3,005,653............................................................         2,647,314
     Inventory, net.........................................................         1,839,116
     Prepaid expenses and other current assets..............................           784,576
     Due from officers and employees........................................           147,137
                                                                                 -------------
          Total current assets..............................................         5,807,959
Property and equipment, net of accumulated depreciation of $3,117,813.......         8,842,875
License rights, net of accumulated amortization of $10,299,391..............        48,291,499
Intangible assets, net of accumulated amortization of $154,167..............            95,833
Other assets................................................................             6,344
                                                                                 -------------
Total assets................................................................     $  63,044,510
                                                                                 =============
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued expenses..................................     $  10,473,831
     Due to affiliates......................................................           863,572
     Interest payable.......................................................         2,060,377
     Income taxes payable...................................................           200,000
     Bank loans payable.....................................................         1,257,677
     Deferred income taxes..................................................           204,421
     Short-term note payable to majority stockholder........................        16,973,004
                                                                                 -------------
          Total current liabilities.........................................        32,032,882
Other liabilities:
     Other taxes payable....................................................         2,789,949
     Deferred income taxes..................................................        15,738,568
                                                                                 -------------
          Total liabilities.................................................        50,561,399
                                                                                 -------------
Commitments and contingencies
Stockholders' equity:
     Common stock; $.01 par value; 1,000,000 shares authorized; 90,341
      shares issued and outstanding.........................................               903
     Additional paid-in capital.............................................        39,528,659
     Accumulated deficit....................................................       (27,046,451)
                                                                                 -------------
          Total stockholders' equity........................................        12,483,111
                                                                                 -------------
Total liabilities and stockholders' equity..................................     $  63,044,510
                                                                                 =============

                See notes to consolidated financial statements.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996


Revenue.......................................................................   $ 14,212,379
Cost of operations............................................................      9,589,401
Selling, general and administrative expenses..................................     13,019,232
Depreciation and amortization expense.........................................      5,277,024
                                                                                 ------------
Operating loss................................................................    (13,673,278)
Other income (expense):
     Interest income..........................................................        449,303
     Gain on foreign currency translation.....................................        172,909
     Interest expense.........................................................     (3,085,430)
     Other....................................................................        (50,000)
                                                                                 ------------
Loss before provision for income tax..........................................    (16,186,496)
Provision for income tax......................................................       (556,202)
                                                                                 ------------
Net loss......................................................................   $(16,742,698)
                                                                                 ============


                See notes to consolidated financial statements.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                         ADDITIONAL                         TOTAL
                                               COMMON      PAID-IN      ACCUMULATED     STOCKHOLDERS'
                                               STOCK       CAPITAL        DEFICIT          EQUITY
                                               ------    -----------    ------------    -------------
BALANCE, JANUARY 1, 1996....................    $903     $39,212,452    $(10,303,753)   $  28,909,602
     Capital distribution...................    --          (458,000)             --         (458,000)
     Contributed capital -- expenses paid by
       majority stockholder.................    --           774,207              --          774,207
     Net loss...............................    --                --     (16,742,698)     (16,742,698)
                                                ----     -----------    ------------    -------------
BALANCE, DECEMBER 31, 1996..................    $903     $39,528,659    $(27,046,451)   $  12,483,111
                                                ====     ===========    ============    =============

                See notes to consolidated financial statements.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

Cash flows from operating activities:
     Net loss.................................................................   $(16,742,698)
     Adjustments to reconcile net loss to net cash used in operating activities:
          Depreciation and amortization expense...............................      5,277,024
          Provision for doubtful accounts.....................................      1,470,598
          Provision for income tax............................................        556,202
          Change in assets and liabilities, net of effects from business acquisitions:
               Increase in trade accounts receivable..........................       (988,555)
               Decrease in inventory..........................................        808,221
               Increase in prepaid expenses and other current assets..........       (261,847)
               Increase in due from officers and employees....................       (111,328)
               Decrease in other assets.......................................         78,446
               Increase in accounts payable and accrued expenses..............      2,318,781
               Increase in due to affiliates..................................        458,969
               Increase in interest payable...................................      1,378,657
               Increase in other taxes payable................................      2,789,949
                                                                                 ------------
                    Net cash used in operating activities.....................     (2,967,581)
                                                                                 ------------
Cash flows from investing activities:
     Purchase of property and equipment.......................................       (755,349)
     Payments on acquisitions of licensee companies...........................     (1,130,000)
                                                                                 ------------
                    Net cash used in investing activities.....................     (1,885,349)
                                                                                 ------------
Cash flows from financing activities:
     Capital contributions....................................................        774,207
     Stockholder distributions................................................       (458,000)
     Proceeds from short-term note payable to majority stockholder............      4,413,334
     Payments on bank loans payable...........................................       (806,919)
     Proceeds from bank loans payable.........................................      1,257,677
                                                                                 ------------
                    Net cash provided by financing activities.................      5,180,299
                                                                                 ------------
Net increase in cash and cash equivalents.....................................        327,369
Cash and cash equivalents, beginning of year..................................         62,447
                                                                                 ------------
Cash and cash equivalents, end of year........................................   $    389,816
                                                                                 ============
Supplemental disclosure of cash flow information:
     Cash paid during the year for interest...................................   $  1,291,432
                                                                                 ============

                See notes to consolidated financial statements.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

1.  DESCRIPTION OF OPERATIONS AND LIQUIDITY


     Wireless Ventures of Brazil, Inc. (WVB), a Virginia corporation whose majority stockholder on December 31, 1996 is Telcom Ventures, L.L.C. (Telcom Ventures), which is a Delaware limited liability company, was organized in August 1993 for the purpose of pursuing wireless communications investment opportunities in Brazil. As of December 31, 1996, WVB, through Brazilian licensee companies, holds licenses to provide a class of mobile telecommunications services known as specialized mobile radio (SMR) or trunking services in the 800 MHz frequency band in Brazil. SMR services use radio frequencies to allow multiple subscribers to communicate between remote portable or mobile radios.


     As of December 31, 1996, WVB's subsidiaries held licenses for a total of 1,400 SMR channels in 23 cities in Brazil, including 195 channels in Sao Paulo and channels in Rio de Janeiro, Belo Horizonte, Curitiba, and Brasilia. The initial term for such licenses is 15 years, although such licenses are issued at the sole discretion of the Brazilian Ministry of Communications (the Ministry), which can seek to cancel the Company's licenses if certain license requirements are not met. In addition, licensees are required by the Ministry to complete build-out of the channels and loading of subscribers by a certain date. Failure to comply with the requirements could result in the revocation of the licenses by the Ministry. At December 31, 1996, WVB had several channels that had not been constructed and loaded with subscribers within the specified time frame. Although there can be no assurance that the Ministry will not revoke these or any other licenses, the management of WVB has either filed for extensions from the Ministry or has taken other corrective action and believes the risk of loss of the licenses due to noncompliance is remote.

     In September 1994, WVB formed an indirect wholly owned subsidiary, a Brazilian service company, AirLink Service e Comercio. Ltda (AirLink). AirLink holds no licenses but owns equipment and, pursuant to service contracts, provides technical support, billing, and other administrative functions to the licensee companies in Brazil.

     WVB and its subsidiaries (collectively, "the Company") expect to expand their operations through continued capital investment in current analog and future digital technologies to create a national mobile telecommunications system in Brazil. The Company currently is not generating sufficient cash flows from operations to support its current operating and capital requirements. The Company has and will continue to be dependent upon its stockholders to fund these requirements. The Company's future profitability is dependent upon its ability to further develop its existing system and successfully market its mobile radio services in its primary Brazilian markets.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of WVB and its direct and indirect wholly owned subsidiaries, Via Radio Administracao e Participacoes Ltda. (VRA), Air-fone Participacoes e Empreendimentos Ltda. (Airfone), and AirLink, and its indirect 49 percent interest in Master-Tec Industria e Comercio de Produtos Eletronicos Ltda. (Master-Tec), Telemobile Telecomunicacoes Ltda. (Telemobile), Promobile Telecomunicacoes Ltda. (Promobile), LMP Consultoria e Representacoes Ltda. (LMP) and Telecomunicacoes Brastel S/C Ltd. (Brastel). VRA wholly owns seven Brazilian subsidiaries, the accounts of which are consolidated with the accounts of the Company. In addition, Airfone wholly owns two Brazilian subsidiaries, the accounts of which are consolidated with the accounts of the Company. WVB acquired indirect 49 percent interests in MasterTec, Telemobile, Promobile, LMP and Brastel and has the right to obtain the remaining 51 percent for nominal consideration when it receives approval from the Ministry. As WVB has effective control of these five companies, the accounts of Master-Tec, Telemobile, Promobile, LMP and Brastel are consolidated with the accounts of the Company and no minority interest is recorded. All significant intercompany balances and transactions have been eliminated in consolidation.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     The following companies are included in the consolidated financial statements:

                                                                                DIRECT AND
                                                                             INDIRECT INTEREST
                            BRAZILIAN SUBSIDIARIES                              HELD BY WVB
    ----------------------------------------------------------------------   -----------------
    AirLink Servicos e Comercio Ltda. ....................................           100%
    Air-fone Participacoes e Empreendimentos S/C Ltda. ...................           100%
    SOW Comercio e Servicos de Radiofonia Movel Ltda. ....................           100%
    Air-fone Comercio e Servicos de Radiofonia Movel Ltda. ...............           100%
    Via Radio Administracao e Partcipacoes Ltda. .........................           100%
    Via Radio 1 Telecomunicacoes Ltda. ...................................           100%
    Comercial Telecar Ltda. ..............................................           100%
    Telemovel Servicos Ltda. .............................................           100%
    Radio Telecomunicacoes do Brasil Ltda. ...............................           100%
    ATG -- Telecomunicacoes e Comercio Ltda. .............................           100%
    Car-Tel Telefonia Movel S/C Ltda. ....................................           100%
    Comercial Teleservice Ltda. ..........................................           100%
    Promobile Telecomunicacoes Ltda. .....................................            49%(a)
    Telemobile Telecomunicacoes Ltda. ....................................            49%(a)
    Master-Tec Industria e Comercio de Produtos Eletronicos Ltda..........            49%(a)
    Telecomunicacoes Brastel S/C Ltda. ...................................            49%(a)
    LMP Consultoria e Representacoes Ltda. ...............................            49%(a)

---------------
     (a) Under the respective purchase agreements, the Company has the right to obtain the remaining 51 percent for nominal consideration when the Ministry approves the transfer of the license rights. As of December 31, 1996, these companies had no significant operations and their principal assets recorded were represented by license rights.

     CASH EQUIVALENTS: For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents consisted of approximately $218,111 in overnight investments and short-term deposits as of December 31, 1996.

     INVENTORY, NET: Inventory, which consists primarily of telecommunications equipment (radios), is stated at the lower of cost or market. Cost is determined using the first-in, first-out method. The inventory of the Company is subject to rapid technological changes that could have an adverse financial impact on its full realization in future periods.

     PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years. Depreciation on constructed assets, which includes radio towers and analog mobile radio systems, begins when the assets are substantially completed and ready for their intended use.

     For constructed assets, all costs necessary to bring such assets to the condition and location necessary for their intended use are initially capitalized as construction-in-progress and are subsequently transferred to telecommunications equipment.

     LICENSE RIGHTS: License rights consist of licenses to operate channels for the provision of SMR services in Brazil. Amortization is calculated on the straight-line method over 15 years, the initial term of the licenses. The amortization is also calculated for the licenses of those companies that have not yet started their operations.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     The license rights are held by the Brazilian subsidiaries that WVB has acquired directly and indirectly, through its holding companies both inside and outside Brazil from 1993 to 1996. The acquisitions have been accounted for using the purchase method of accounting. At the time of such acquisitions, a substantial portion of the purchase cost was allocated to the license rights. These costs have no basis for income tax reporting purposes. Therefore, the Company has established a deferred tax liability. This deferred tax liability was offset by an increase in the acquisition costs of the license rights and is being amortized over 15 years.

     INTANGIBLE ASSETS: Intangible assets consist of the cost allocated to a covenant not to compete associated with an acquisition. Amortization is calculated on the straight-line method over 5 years, the term of the noncompete arrangement.

     REVENUE RECOGNITION: The Company's principal sources of revenue are the provision of mobile telecommunications services to businesses and individuals and the sale and rental of telecommunications equipment (radios) to its service subscribers. Service revenue consists of a usage fee based on the number of minutes the subscriber uses each month (airtime revenues) plus a fixed monthly service fee. Revenue for equipment sales is recognized at the time the merchandise is shipped. Service and rental revenue are recognized ratably over the term of the agreements.

     FOREIGN CURRENCY TRANSLATION: The Company accounts for translation of foreign currency in accordance with Statement of Financial Accounting Standards No. 52 (SFAS No. 52), Foreign Currency Translations. During the year ended December 31, 1996, the Company's Brazilian operations were considered to be in a "highly inflationary" economy, as defined in SFAS No. 52. Accordingly, the Company uses the U.S. dollar as the functional currency. Therefore, certain assets and liabilities are remeasured at historical exchange rates while other assets and liabilities are remeasured at current exchange rates, as follows:

     - Inventories, property and equipment, license rights, and stockholders' equity are remeasured at their appropriate current exchange rates.

     - Accounts receivable, other assets, accounts payable and other liabilities denominated in U.S. dollars are stated at their actual U.S. dollar amounts.

     - Accounts receivable, certain other assets, accounts payable, and other liabilities denominated in Brazilian reais are remeasured at the commercial transaction foreign exchange rate published by the Brazilian Central Bank at the balance sheet date.

     - Income and expenses are remeasured at monthly average exchange rates, except for those related to balance sheet accounts remeasured at historical rates.

     - The net gain or loss on remeasurement is recognized in the results of operations currently.

     The remeasurement into U.S. dollar equivalent should not be construed as representation that the Brazilian real amounts actually represent or have been or could be converted into U.S. dollars at these or any other rates.

     INCOME TAXES: In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company uses the asset and liability method to recognize deferred tax assets and liabilities. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     VAT (ICMS AND ISS TAXES): The provision of telecommunication services by the Company's Brazilian subsidiaries is subject to ICMS taxes, a state-level value-added tax (VAT) levied at a rate of 25 percent. Non-telecommunication services provided by the Brazilian subsidiaries are subject to ISS taxes, a municipal service tax levied at rates of five percent or less depending on the Brazilian city in which the services are provided. The Brazilian subsidiaries generate revenues that encompass both aspects of telecommunication services and non-telecommunication services. The management of the Company has adopted an allocation method for segregating the revenue for tax reporting purposes. The allocation method utilized by the Company could be subjected to review by the Brazilian tax authorities and could be altered as a result of such examination. Accordingly, the Company could be assessed additional taxes by the Brazilian tax authorities. The management of the Company periodically reviews its allocation method and accrues additional reserves for taxes to cover such exposure. Management believes that such assessments, if any, by the Brazilian taxing authorities would not have a material impact on the financial statements.

     CONCENTRATIONS OF RISKS: Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. The Company sells its products to commercial and individual customers in Brazil, and extends credit, generally without requiring collateral. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses. Since its inception the Company has suffered significant credit losses, and these losses could continue in the future. Also, the Company's core business is in Brazil and its operations may be adversely affected by economic fluctuations.

     USE OF ESTIMATES: The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     LONG-LIVED ASSETS: Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Long-lived assets and identifiable intangibles held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment is measured by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. The Company determined that as of December 31, 1996, there had been no impairment in the carrying value of long-lived assets.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1996:

    Telecommunications equipment...........................................   $ 8,940,967
    Furniture and equipment................................................       582,700
    Computer equipment.....................................................     1,180,886
    Telephone lines........................................................       255,992
    Construction-in-progress (see Notes 2 and 5)...........................       910,445
    Leasehold improvements.................................................        78,743
    Vehicles...............................................................        10,955
                                                                              -----------
                                                                               11,960,688
    Less accumulated depreciation..........................................    (3,117,813)
                                                                              -----------
                                                                              $ 8,842,875
                                                                              ===========

     Property and equipment at December 31, 1996, includes approximately $453,554 in rental radios that have been shipped to customers under short-term rental agreements. Rental radios are depreciated using the straight-line method over the estimated useful life of the radios, which is three years.

4.   BUSINESS ACQUISITIONS

     ACQUISITION OF INTEREST IN TELEMOBILE AND PROMOBILE: In November 1994, the Company entered into an agreement to purchase 49 percent of the capital stock of Telemobile and Promobile for a total of approximately $6,782,000 with an option to acquire the remaining 51 percent for no additional purchase price. Prior to December 31, 1994, $3,000,000 of such purchase price was paid. Telemobile and Promobile collectively hold licenses to operate 540 channels for the provision of trunking services in Brazil. Of the remaining balance of the purchase price, $3,282,000 was paid during 1995 and 1996. The remaining amount of $500,000 is included in current liabilities within the accompanying consolidated financial statements, and is expected to be paid prior to December 31, 1997.

     The acquisition of Telemobile and Promobile has been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the licenses for the 540 channels held by Telemobile and Promobile. Additionally, the Company established a deferred tax liability in connection with the acquisition since the license rights acquired have no basis for tax reporting purposes in Brazil. Such amount has been allocated as an increase in the license rights acquired.

     ACQUISITION OF INTEREST IN LMP: In May 1996, the Company entered into an agreement to purchase all of the capital stock of LMP for a total of $900,000. As of December 31, 1996, $450,000 of such purchase price is included in current liabilities. Under the terms of the purchase agreement, the remaining purchase price will be due and payable upon approval from the Ministry for transfer of control of the licenses. LMP holds licenses to operate 220 SMR channels in Brazil.

     The acquisition of LMP has been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the licenses for the 220 channels held by LMP. Additionally, the Company established a deferred tax liability in connection with the acquisition since the license rights acquired have no basis for tax reporting purposes in Brazil. Such amount has been allocated as an increase in the license rights acquired.

     ACQUISITION OF INTEREST IN BRASTEL: In May 1996, the Company entered into an agreement to purchase all of the capital stock of Brastel for a total of $240,000. As of December 31, 1996, $60,000 of such purchase price is included in current liabilities. Under the terms of the purchase agreement, the remaining purchase

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

4.  BUSINESS ACQUISITIONS -- (CONTINUED)

price will be due and payable upon approval from the Ministry for transfer of control of the licenses. Brastel holds licenses to operate 40 SMR channels in Brazil.

     The acquisition of Brastel has been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the licenses for the 40 channels held by Brastel. Additionally, the Company established a deferred tax liability in connection with the acquisition since the license rights acquired have no basis for tax reporting purposes in Brazil. Such amount has been allocated as an increase in the license rights acquired.

     PURCHASE OF AUGUSTUS AND MULTIPONTO: In September 1995, the Company entered into a purchase agreement with Augustus Administracao e Participacoes S.A. (Augustus) to purchase its 100 SMR channels in Brazil. The total purchase price is approximately $408,000. Once the Ministry has approved transfer of control of the SMR licenses from Augustus to the Company, the purchase price will become due and payable.

     In September 1995, the Company entered into a purchase agreement with Multiponto Telecomunicacoes, Ltda. (Multiponto) to purchase its 200 SMR channels in Brazil. The total purchase price is approximately $856,800. Once the Ministry has approved transfer of control of the SMR licenses from Multiponto to the Company, the purchase price will become due and payable.

     These transactions will be reflected in the financial statements on approval from the Ministry. The Company expects to receive approval for both transfers from the Ministry by December 31, 1997.

5.  RELATED PARTY TRANSACTIONS

     In 1994, LCC International, Inc. (LCC), formerly LCC, L.L.C., an affiliate of Telcom Ventures, performed design engineering services to develop the Company's mobile radio communications system in Brazil. Systems development activities included development of terrain databases, channel loading, preliminary site design, initial frequency planning, and candidate site evaluation. The cost of such services, which amounted to $910,455, were paid during the year ended December 31, 1994, by the Company's majority stockholder, Telcom Ventures, on behalf of the Company, and remain in construction-in-progress with a corresponding increase in additional paid-in capital within the accompanying consolidated financial statements as of December 31, 1996.

     In October 1994, LCC licensed its software to the Company for $200,000 per year over the next five years. The Company's management intends to use such software to aid in the development of a digital mobile radio communications system. In March 1996, the software license agreement was amended to make the software license fee a total of $200,000 for the period commencing October 21, 1994, until December 31, 1996. As of December 31, 1996, such amount was outstanding and recorded as a due to affiliate. Amortization expense associated with this software was $50,000 for the year ended December 31, 1996.

     During 1996, Telcom Ventures paid certain expenses including salaries, travel, consulting fees, and overhead expenses totaling $774,207 on behalf of the Company. This amount has been reported as selling, general and administrative expenses with a corresponding increase in additional paid-in capital within the accompanying consolidated financial statements.

     During 1996, AirLink contracted with LCC for certain engineering services totaling $467,434. This amount is included in due to affiliates within the accompanying consolidated financial statements.

     Prior to the Company's acquisition of Air-fone, the former owners of Air-fone made certain payments on behalf of the Company totaling $319,730. In December 1994, $133,193 of such debt was forgiven, and reported as additional paid-in capital within the accompanying consolidated financial statements. At December 31, 1996, the Company has a remaining payable balance to such individuals in the amount of

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

5.  RELATED PARTY TRANSACTIONS -- (CONTINUED)

$183,072. This amount is included in due to affiliates within the accompanying consolidated financial statements.

     In December 1994, the Company acquired certain telecommunications equipment from K-Tel prior to its sale to a third party. The purchase price for the equipment of $10,000 is included in due to affiliates within the accompanying consolidated financial statements as of December 31, 1996.

6.  INCOME TAXES

     WVB is subject to corporate tax in the United States of America (U.S.) based on its net annual earnings generated in the U.S. and distributions from its Brazilian subsidiaries. WVB's direct and indirect Brazilian subsidiaries are separately obligated for Brazilian taxes on their annual earnings.

     The income tax provision consists of the following at December 1996:

                                                             CURRENT     DEFERRED     TOTAL
                                                             --------    --------    --------
    U.S. federal..........................................   $     --    $     --    $     --
    Brazilian.............................................         --     556,202     556,202
                                                             --------    --------    --------
                                                             $     --    $556,202    $556,202
                                                             ========    ========    ========

     The income tax provision was $556,202 for the year ended December 31, 1996, and differed from the amount computed by applying the U.S. federal income tax rate of 34 percent as a result of the following:

    Computed expected tax benefit..........................................   $(5,503,409)
    Increase in income taxes resulting from:
         Change in the valuation allowance for deferred tax assets.........     3,314,727
         Permanent differences.............................................     1,007,822
         Effect of differential between U.S. federal and Brazilian income
          taxes and changes in enacted tax rates of Brazil.................     1,737,062
                                                                              -----------
                                                                              $   556,202
                                                                              ===========

     The significant components of the U.S. and Brazilian deferred tax benefits are as follows for the year ended December 31, 1996:

                                                          U.S.       BRAZILIAN        TOTAL
                                                        --------    -----------    -----------
    Deferred tax benefit (exclusive of the effects of
      other components listed below).................   $(12,667)   $(3,520,597)   $(3,533,264)
         Increase in the valuation allowance for
           deferred tax assets.......................     12,667      3,302,060      3,314,727
         Effects of enacted changes in tax rates of
           Brazil....................................         --        774,739        774,739
                                                        --------    -----------    -----------
                                                        $     --    $   556,202    $   556,202
                                                        ========    ===========    ===========

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

6.  INCOME TAXES -- (CONTINUED)

     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities at December 31, 1996, are presented below:

    Deferred tax assets:
         Net operating loss carryforwards..................................   $ 5,191,781
         Due from affiliates...............................................       545,347
         Fixed assets depreciation.........................................       296,170
         Noncompete agreement..............................................        39,056
                                                                              -----------
              Total gross deferred tax assets..............................     6,072,354
         Less valuation allowance..........................................    (5,329,383)
                                                                              -----------
                                                                                  742,971
                                                                              -----------
    Deferred tax liabilities:
         Intangible license rights.........................................    15,936,192
         Accounts receivable...............................................       120,905
         Inventory.........................................................        83,516
         Due to affiliates.................................................       545,347
                                                                              -----------
              Total gross deferred tax liabilites..........................    16,685,960
                                                                              -----------
    Net deferred tax liabilities...........................................   $15,942,989
                                                                              ===========

     The valuation allowance for deferred tax assets as of January 1, 1996, was $2,014,656. The net change in the total valuation allowance for the year ended December 31, 1996, was an increase of $3,314,727.

     The change in net deferred tax liablities from the prior year includes $560,540 of deferred tax liabilities resulting from the acquisition of LMP and Brastel. Such amount has been recorded as an increase in intangible license rights.

     Under the Brazilian tax legislation, each subsidiary is required to file its tax return as a separate entity; consolidated returns are not allowed.

7.  OFFICE FACILITIES AND OTHER LEASES

     The Company has operating leases for office space in Sao Paulo as well as tower sites throughout Brazil. Rental expense for the office and other operating leases was approximately $1,190,383 during the year ended December 31, 1996.

     Future minimum lease payments under operating leases as of December 31, 1996, calculated using the exchange rate in effect at December 31, 1996, are approximately as follows:

    YEAR ENDING DECEMBER 31:
    -----------------------
              1997..........................................................   $1,196,115
              1998..........................................................      978,542
              1999..........................................................      978,542
              2000..........................................................      978,542
              2001..........................................................      982,729
                                                                               ----------
              Total minimum lease payments..................................   $5,114,470
                                                                               ==========

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

8.  BANK LOANS PAYABLE

     The Company utilizes various short-term borrowing arrangements with financial institutions in Brazil as a method of financing current operations. The Company had bank loans payable as of December 31, 1996, as follows:

    Short-term notes payable................................................   $  736,363
    Discounted accounts receivable..........................................      521,314
                                                                               ----------
                                                                               $1,257,677
                                                                               ==========

     At December 31, 1996, short-term notes payable consisted of four unsecured loans from financial institutions in Brazil. These notes are due on various dates up to June 1997, and carry interest at rates of 4.8 percent and 4.96 percent per month.

     At December 31, 1996, the Company had an outstanding bank loan in the amount of $521,314 from a financial institution in Brazil. This note was collateralized by discounting with recourse an equal amount of the Company's trade accounts receivable. The Company must pay a discount rate of 4.5 percent per month on the outstanding balance.

9.  OTHER TAXES PAYABLE

     Certain taxes have not been paid at their initial due date. The Company's management has negotiated with the tax authorities payment extensions in monthly installments. For the taxes due in 1995, agreements were reached with the tax authorities for payments in 24 to 68 monthly installments (see detail below). Such balances are subject to monetary adjustments based on the Brazilian inflation rates, plus interest at a rate of 1% per month. The taxes due in 1996 are under negotiation and management believes that agreements for payment extension will be reached with the tax authorities in the near future. Fines and interest have been calculated and recorded for these past-due taxes based on the rates negotiated with the tax authorities. A total of $2,838,455 has been included in current liabilities as of December 31, 1996. Other taxes payable included in other liabilities is payable, as follows:

    YEAR ENDING DECEMBER 31:
    -----------------------
              1998..........................................................   $  806,023
              1999..........................................................      530,622
              2000..........................................................      515,565
              2001..........................................................      937,739
                                                                               ----------
                                                                               $2,789,949
                                                                               ==========

10.  SHORT-TERM NOTE PAYABLE TO MAJORITY STOCKHOLDER

     At December 31, 1996, the Company has a revolving unsecured promissory note payable to its majority stockholder, Telcom Ventures, in the amount of $16,973,004. The note bears interest at the rate of 9 percent per annum, and principal and interest are due on demand. During 1996, the Company recognized interest expense of $1,378,657 related to this note payable. The note can be converted to shares of capital stock of WVB at the option of the noteholder.

11.  DISTRIBUTION TO SHAREHOLDER

     During 1996, the Company distributed to a shareholder $458,000 that represented contributions made in the prior years in excess of amounts required under certain capitalization arrangements.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

12.  CONTINGENCIES

     GENERAL: There are contingent liabilities of a general nature with respect to taxes. The Company's tax returns filed in previous years are subject to final approval by tax authorities. The application of U.S. and Brazilian tax laws to the Company can be subjective and is dependent upon administrative interpretations which are subject to change.

     RISK OF LICENSE CANCELLATIONS: As discussed in Note 1, licenses are issued at the sole discretion of the Brazilian Ministry of Communications, which can seek to cancel the Company's licenses if certain license requirements are not met. The Company's strategy is to install the required minimum number of channels and load them as dictated by the applicable rules and edicts, particularly when dealing with major cities like the capitals of the various states. In certain instances, the Company has filed for extensions to the pre-established installation dates. Management has received no reply to its extension requests and believes that the Ministry has tacitly approved the extensions.

     Revocation of licenses must be performed by the Ministry in accordance with applicable rules, which require that the following two conditions be met prior to revocation:

     - The licensee company has not installed and loaded the channels as required; and

     - Third parties have applied for channels in the same area and the Ministry does not have other available radio spectrum to fulfill the application requirements.

     In certain cases, spectrum has not been available as a result of conflicts with TV link service providers, who were provided frequencies that have been subsequently granted to trunking operators. This conflict is regulated by edict number 1267 dated August 31, 1993, which requires the TV link service providers to clear these frequencies by established deadlines to permit their use by the granted trunking operators. The edict established a deadline for the clearing of channels 70, 77, 78, and 80 by December 1996 and a clearing deadline for channels 71, 72, and 79 by August 1998. For channels where this conflict exists, the time period for determining compliance with the channel installation and loading requirements begins from the date the corresponding channels are cleared out, rather than the date of grant. Management believes the risk of having these or any other licenses revoked is remote.

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1996. Statement of Financial Accounting Standards No. 107, Disclosure about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties:

                                                                   CARRYING         FAIR
                                                                    AMOUNTS         VALUE
                                                                  -----------    -----------
    Financial assets:
         Cash and cash equivalents.............................   $   389,816    $   389,816
         Trade accounts receivable.............................     2,647,314      2,647,314
         Due from officers and employees.......................       147,137        147,137
         Prepaid expenses and other current assets.............       784,576             --
    Financial liabilities:
         Accounts payable and accrued expenses.................    10,473,831     10,473,831
         Bank loans payable....................................     1,257,677      1,257,677
         Due to affiliates.....................................     1,347,307      1,347,307
         Short-term note payable to majority stockholder.......    16,973,004     16,973,004

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     - Cash and cash equivalents, trade accounts receivables, due from officers and employees, other accounts receivable, accounts payable and accrued expenses, bank loans payable, amounts payable for business acquisitions, due to affiliates and short-term note payable to majority stockholder: the carrying amounts approximate fair values because of the short maturity of those instruments.

     - Prepaid expenses and other current assets: It is not practicable to estimate the fair value since this balance includes amounts related to recoverable VAT, which are not transferable, and other prepaid expenses that do not have market values.

14.  SUBSEQUENT EVENTS

     AGREEMENT AND PLAN OF MERGER: On October 29, 1996, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) with Nextel Communications, Inc. (Nextel) and Dial Call Indimich, Inc., a direct wholly owned subsidiary of Nextel. Pursuant to this Merger Agreement which was consummated on January 30, 1997, Nextel acquired 81% of the issued and outstanding capital stock of the Company in exchange for $186,300,000 worth of Nextel Class A Common Stock in a tax-free reorganization. Under this Merger Agreement, the existing Company stockholders retained the remaining 19% interest in the Company. In addition, the Company's common stock was reclassified into two classes with different voting rights: 1) Nextel acquired 100% of the Class A common stock, which have 90% of the voting rights, and 2) the existing stockholders received the Class B common stock, which have 10% of the voting rights. On the closing date, Nextel contributed its equity interest in the Company to McCaw International, Ltd. and the Company was renamed McCaw International (Brazil), Ltd.

     STOCK OPTIONS: The Company had entered into individual stock option agreements with certain employees of the Company and an affiliate company. These agreements allowed for such individuals to purchase Company common stock at an exercise price equal to a pro rata share of the total capital contribution per share on the option exercise date. The agreements had a five year vesting period, as well as provisions for immediate vesting in the event of a change of control. The Merger Agreement, as described above, qualified as a change of control. Accordingly, these employees would have been entitled to receive a total of 163,733 shares of Nextel Communications, Inc. common stock, based on an assumed value of the Company at the time of the merger (i.e., the difference between the assumed exercise price and the assumed value of the Nextel shares purchasable as of the merger date), and would not receive any shares of the Company's common stock. On January 23, 1997, such options were canceled and, therefore, no compensation expense amounts were recorded for the year ended December 31, 1996.

     REPAYMENT OF NOTE PAYABLE AND RELATED INTEREST PAYABLE: Pursuant to the Merger Agreement, the short-term note payable to majority stockholder and the related interest payable in the amounts of $16,973,004 and $2,060,377, respectively as of December 31, 1996, were forgiven at the time of the closing on January 30, 1997.

     INFUSION OF CAPITAL: On February 28, 1997, McCaw International, Ltd., infused $5,000,000 of additional paid-in capital to AirLink Servicos e Comercio Ltda. to repay bank loans and trade payables of the Brazilian subsidiaries.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Wireless Ventures of Brazil, Inc.:

     We have audited the accompanying consolidated balance sheets of Wireless Ventures of Brazil, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1995 and the six month period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated balance sheets of Wireless Ventures of Brazil, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and the six month period ended December 31, 1994 present fairly, in all material respects, the financial position of Wireless Ventures of Brazil, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the year ended December 31, 1995 and the six month period ended December 31, 1994 in conformity with generally accepted accounting principles.

                                           KPMG PEAT MARWICK LLP

Washington, D.C.
May 31, 1996, except as to footnote 15
  which is as of June 14, 1996

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1994


                                                                     DECEMBER 31,    DECEMBER 31,
                                                                         1995           1994
                                                                     ------------    -----------
                                             ASSETS
Current assets:
     Cash and cash equivalents....................................   $     62,447    $   572,005
     Trade accounts receivable, net of allowance for doubtful
      accounts of $1,535,055 and $54,641 (note 8).................      3,129,357        228,767
     Prepaid expenses and other current assets....................        522,729        478,704
     Inventory, net (note 2)......................................      3,433,337      1,050,346
     Due from officers and employees..............................         35,809         59,271
                                                                     ------------    -----------
          Total current assets....................................      7,183,679      2,389,093
Property and equipment, net of accumulated depreciation of
  $1,756,323 and 293,395 (notes 3 and 5)..........................      8,663,016      6,446,546
License rights, net of accumulated amortization of $6,433,857 and
  $2,639,348 (notes 2 and 4)......................................     50,466,493     54,261,002
Intangible assets, net of accumulated amortization of $104,167 and
  $54,167 (notes 2 and 4).........................................        145,833        195,833
Other assets......................................................         84,790         17,435
                                                                     ------------    -----------
                                                                     $ 66,543,811    $63,309,909
                                                                     ============    ===========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued expenses........................   $  6,547,627    $ 3,595,382
     Due to affiliates (note 5)...................................        404,603        396,538
     Bank loans payable (note 8)..................................        806,919        397,447
     Interest payable (notes 8 and 9).............................        681,720         10,700
     Income taxes payable (note 6)................................        200,000        200,000
     Amounts payable for business acquisitions (note 4)...........      1,000,000      4,074,648
     Deferred income taxes (note 6)...............................        292,893             --
     Short-term note payable to majority stockholder (note 9).....     12,559,670             --
                                                                     ------------    -----------
          Total current liabilities...............................     22,493,432      8,674,715
Other.............................................................        607,423             --
Deferred income taxes (note 6)....................................     14,533,354     23,519,752
                                                                     ------------    -----------
          Total liabilities.......................................     37,634,209     32,194,467
                                                                     ------------    -----------
Commitments and contingencies (notes 1, 2, 4, 7, 10, 14, and 15)
Stockholders' equity:
     Common stock; $.01 par value; 1,000,000 shares authorized;
      90,341 and 90,300 shares issued and outstanding (notes 9,
      12, and 13).................................................            903            903
     Additional paid-in capital (notes 4, 5, and 13)..............     39,212,452     36,386,585
     Accumulated deficit..........................................    (10,303,753)    (5,272,046)
                                                                     ------------    -----------
          Total stockholders' equity..............................     28,909,602     31,115,442
                                                                     ------------    -----------
                                                                     $ 66,543,811    $63,309,909
                                                                     ============    ===========

                See notes to consolidated financial statements.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE SIX MONTHS ENDED DECEMBER 31, 1994


                                                                                     SIX MONTHS
                                                                      YEAR ENDED        ENDED
                                                                       DECEMBER       DECEMBER
                                                                          31,            31,
                                                                         1995           1994
                                                                      -----------    -----------
Revenues...........................................................   $10,099,117    $   829,608
Cost of operations.................................................     7,621,663        744,025
Selling, general and administrative expenses (note 5)..............    10,100,903      3,338,318
Depreciation and amortization expense..............................     5,305,773      1,835,607
                                                                      -----------    -----------
Operating loss.....................................................   (12,929,222)    (5,088,342)
Other income (expense):
     Interest income (note 4)......................................       125,050         39,428
     Gain (loss) on foreign currency translation...................        13,301       (210,990)
     Interest expense (note 9).....................................      (964,437)       (23,829)
     Other, net....................................................        30,096         33,742
                                                                      -----------    -----------
Loss before income tax benefit.....................................   (13,725,212)    (5,249,991)
Income tax benefit (note 6)........................................     8,693,505      1,621,634
                                                                      -----------    -----------
Net loss...........................................................   $(5,031,707)   $(3,628,357)
                                                                      ===========    ===========


                See notes to consolidated financial statements.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE SIX MONTHS ENDED DECEMBER 31, 1994

                                                          ADDITIONAL                        TOTAL
                                                COMMON      PAID-IN      ACCUMULATED     STOCKHOLDERS'
                                                STOCK       CAPITAL        DEFICIT          EQUITY
                                                ------    -----------    ------------    ------------
Balance at July 1, 1994......................    $  8     $21,151,352    $ (1,643,689)   $ 19,507,671
     Capital contributions...................      --      11,268,939              --      11,268,939
     Contributed capital -- expenses paid by
       majority stockholder (note 5).........      --       1,578,878              --       1,578,878
     Debt forgiven by K-Tel (note 5).........      --         170,675              --         170,675
     Debt forgiven by Airfone stockholders
       (note 5)..............................      --         133,193              --         133,193
     Stock split (note 12)...................     792            (792)             --              --
     Issuance of 10,300 shares of common
       stock (note 4)........................     103       2,084,340              --       2,084,443
     Net loss................................      --              --      (3,628,357)     (3,628,357)
                                                 ----     -----------    ------------    ------------
Balance at December 31, 1994.................    $903     $36,386,585    $ (5,272,046)   $ 31,115,442
     Capital contributions...................      --       2,060,917              --       2,060,917
     Contributed capital -- expenses paid by
       majority stockholder (note 5).........      --         747,450              --         747,450
     Net loss................................      --              --      (5,031,707)     (5,031,707)
     Issuance of 31 shares of common stock
       (note 13).............................      --          12,500              --          12,500
     Issuance of 10 shares of common stock...      --           5,000              --           5,000
                                                 ----     -----------    ------------    ------------
Balance at December 31, 1995.................    $903     $39,212,452    $(10,303,753)   $ 28,909,602
                                                 ====     ===========    ============    ============

                See notes to consolidated financial statements.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE SIX MONTHS ENDED DECEMBER 31, 1994

                                                                        YEAR         SIX MONTHS
                                                                        ENDED          ENDED
                                                                     DECEMBER 31,   DECEMBER 31,
                                                                        1995            1994
                                                                     -----------    ------------
Cash flows from operating activities:
     Net loss.....................................................   $(5,031,707)   $ (3,628,357)
     Adjustments to reconcile net loss to net cash used by
      operating activities:
          Depreciation and amortization expense...................     5,305,773       1,835,607
          Provision for doubtful accounts.........................     1,480,416          54,641
          Deferred tax benefit....................................    (8,693,505)     (1,821,634)
          Stock grant.............................................        12,500              --
          Change in assets and liabilities, net of effects from
             business acquisitions:
               Increase in accounts receivable....................    (4,381,004)       (267,502)
               Increase in prepaid expenses and other current
                  assets..........................................      (111,380)       (103,702)
               Increase in inventory..............................    (2,382,991)     (1,050,346)
               (Increase) decrease in due from officers and
                  employees.......................................        23,462         (23,479)
               Increase in accounts payable and accrued
                  expenses........................................     3,559,668       3,755,876
               Increase in due to affiliates......................         8,065         114,579
               Increase in interest payable.......................       671,020          10,700
               Increase in income taxes payable...................            --         200,000
                                                                     -----------    ------------
Net cash used in operating activities.............................    (9,539,683)       (923,617)
                                                                     -----------    ------------
Cash flows from investing activities:
     Purchase of property and equipment...........................    (3,677,736)     (4,700,685)
     Acquisition of licensee companies, net of cash acquired......    (3,074,648)     (6,734,157)
                                                                     -----------    ------------
Net cash used in investing activities.............................    (6,752,384)    (11,434,842)
                                                                     -----------    ------------
Cash flows from financing activities:
     Capital contributions and stock issuances....................     2,813,367      12,847,817
     Proceeds from note payable to majority stockholder...........    12,559,670              --
     Payments on bank loans payable...............................      (397,447)             --
     Proceeds from bank loans payable.............................       806,919          41,189
                                                                     -----------    ------------
Net cash provided by financing activities.........................    15,782,509      12,889,006
                                                                     -----------    ------------
Net increase (decrease) in cash and cash equivalents..............      (509,558)        530,547
Cash and cash equivalents at beginning of period..................       572,005          41,458
                                                                     -----------    ------------
Cash and cash equivalents at end of period........................   $    62,447    $    572,005
                                                                     ===========    ============
Supplemental disclosure of cash flow information
     Cash paid during the period for interest.....................   $   282,717    $     35,185

                See notes to consolidated financial statements.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

     In November 1994, the Company acquired stock of Telemobile-Telecommunicacoes, Ltda. (Telemobile) and Promobile-Telecommunicacoes, Ltda. (Promobile) for a total purchase price of $6,782,000, $1,000,000 and $3,782,000 of which was payable as of December 31,
1995 and 1994, respectively. These amounts have been reported in amounts payable for business acquisitions within the accompanying consolidated financial statements. Further, in conjunction with the acquisition of Telemobile and Promobile, the Company established a deferred tax liability of approximately $5,549,000 which amount has been recorded as an increase in the value of the intangible license rights acquired.

     In September 1994, the Company acquired stock of Master-Tec
Telecommunicacoes Industria e Comercio Productos Electronicos, Ltda. (Master-Tec). In conjunction with this acquisition, the Company established a deferred tax liability of approximately $2,455,000. Such amount has been recorded as an increase in the value of the intangible license rights acquired.

     In July 1994, the Company acquired the stock of Airfone Comercio e Servicos de Radifonia Ltda. (Airfone) for a total purchase price of approximately $7,555,000. Of this amount, the Company converted a current note receivable from the former owners of Airfone in the amount of $5,000,000 plus approximately $177,000 in accrued interest. The Company also issued stock, the value of which was determined to be approximately $2,084,000 (see note 4). In conjunction with the acquisition, the Company assumed liabilities of approximately $1,172,000 and established a deferred tax liability of approximately $6,400,000 which amount has been recorded as an increase in the value of the intangible license rights acquired.

     In July 1994, the Company acquired the remaining 6 percent of the capital stock of Via Radio Telecommunicacoes, S.A. (VR-1). In conjunction with this acquisition, the Company established a deferred tax liability of approximately $64,000. Such amount has been recorded as an increase in the value of the intangible license rights acquired.

     In July 1994, the Company acquired the remaining 30 percent of the stock of Radio Telecommunicacoes do Brazil, Ltda. (Radio-Telecom). In conjunction with this acquisition, the Company established a deferred tax liability of approximately $81,000. Such amount has been recorded as an increase in the value of the intangible license rights acquired.

                See notes to consolidated financial statements.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE SIX MONTHS ENDED DECEMBER 31, 1994

(1) DESCRIPTION OF OPERATIONS AND LIQUIDITY


     Wireless Ventures of Brazil, Inc. (WVB), a Virginia corporation whose majority stockholder on December 31, 1995 is Telcom Ventures, L.L.C. (Telcom Ventures), a Delaware limited liability company, was organized in August 1993 for the purpose of pursuing wireless communications investment opportunities in Brazil. As of December 31, 1995, WVB, through Brazilian licensee companies, holds licenses to provide a class of mobile telecommunications services known as specialized mobile radio (SMR) or trunking services in the 800 MHz frequency band in Brazil. SMR services use radio frequencies to allow multiple subscribers to communicate between remote portable or mobile radios.


     As of December 31, 1995, WVB's subsidiaries held licenses for a total of 1,140 SMR channels in 23 cities in Brazil, including 195 channels in Sao Paulo, and channels in Rio de Janeiro, Belo Horizonte, Curitiba, and Brasilia. The initial term for such licenses is 15 years, although such licenses are issued at the sole discretion of the Brazilian Ministry of Communications (the Ministry), which can seek to cancel the Company's licenses at any time. In addition, licensees are required by the Ministry to complete build-out of the channels and loading of subscribers by a certain date. Failure to comply with the requirements could result in the revocation of the licenses by the Ministry. At December 31, 1995, WVB had several channels which had not been constructed and loaded with subscribers within the specified timeframe. Although there can be no assurance that the Ministry will not revoke these or any other licenses, the management of WVB has either filed for extensions from the Ministry or has taken other corrective action and believes the risk of loss of the licenses due to noncompliance is remote.

     In September 1994, WVB formed an indirect wholly owned subsidiary, a Brazilian service company, AirLink Servicos e Comercio, Ltda. (AirLink). AirLink holds no licenses, but owns equipment and, pursuant to service contracts, provides technical support, billing, and other administrative functions to the licensee companies in Brazil.

     WVB and its subsidiaries (collectively, the Company) expect to expand their operations through continued capital investment in current analog and future digital technologies to create a national mobile telecommunications system in Brazil. The Company currently is not generating sufficient cash flows from operations to support its current operating and capital requirements. The Company has and will continue to be dependent upon its stockholders to fund these requirements. During 1995 and the six months ended December 31, 1994, WVB's majority stockholder contributed approximately $800,000 and $13,000,000 to the Company. Additionally, in 1995 WVB's majority stockholder provided approximately $12,600,000 to the Company under a short-term unsecured note payable. Subsequent to year-end, WVB borrowed an additional $3,000,000 under the note payable agreement (see note 9). The Company's future profitability is dependent upon its ability to further develop its existing system and successfully market its mobile radio services in its primary Brazilian markets.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of WVB and its direct and indirect wholly owned subsidiaries, Via Radio Administradora e Participacoes Ltda. (VRA), Airfone Participacoes e Empreendimentos Ltda. (Airfone), and AirLink, and its indirect 49 percent interest in Master-Tec Telecomunicacoes Ltda. (Master-Tec), Telemobile-Telecomunicacoes Ltda. (Telemobile) and Promobile-Telecomunicacoes Ltda. (Promobile). VRA wholly owns seven Brazilian subsidiaries, the accounts of which are consolidated with the accounts of the Company. In addition, Airfone wholly owns two Brazilian subsidiaries, the accounts of which are consolidated with the accounts of the Company. WVB acquired

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

indirect 49 percent interests in Master-Tec, Telemobile, and Promobile, and has the right to obtain the remaining 51 percent when it receives approval from the Ministry at no additional cost to WVB. As WVB has effective control of these three companies, the accounts of Master-Tec, Telemobile, and Promobile are consolidated with the accounts of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.


  Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of 3 months or less to be cash equivalents. Cash equivalents consisted of approximately $3,686 and $2,460 in overnight investments and short-term deposits as of December 31, 1995 and 1994.

  Inventory, Net

     Inventory, which consists primarily of telecommunications equipment (radios), is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. The inventory of the Company is subject to rapid technological changes which could have an adverse financial impact on its full realization in future periods.

     Inventory at December 31, 1995 and 1994, includes approximately $786,000 and $328,000, respectively, in rental radios, that have been shipped to customers under short-term rental agreements. Rental radios are depreciated using the straight-line method over the estimated useful life of the radios, which is 5 years.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from 3 to 10 years. Depreciation on constructed assets, which include radio towers and analog mobile radio systems, begins when the assets are substantially completed and ready for their intended use.

     For constructed assets, all costs necessary to bring such assets to the condition and location necessary for their intended use are initially capitalized as construction-in-progress and are subsequently transferred to telecommunications equipment.

  License Rights

     License rights consist of licenses to operate channels for the provision of SMR services in Brazil, which had been issued to the licensee companies acquired (see notes 1 and 4). Amortization is calculated on the straight-line method over 15 years, the initial term of the licenses.

  Intangible Assets

     Intangible assets consist of the cost allocated to a covenant not to compete associated with an acquisition. Amortization is calculated on the straight-line method over 5 years, the term of the non-compete arrangement.

  Revenue Recognition

     The Company's principal sources of revenue are the provision of mobile telecommunications services to businesses and individuals and the sale and rental of telecommunications equipment (radios) to its service subscribers. Service revenues consist of a usage fee based on the number of minutes the subscriber uses the system each month (airtime revenues) plus a fixed monthly service fee, which are recognized when the

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

services are provided. Revenue for equipment sales is recognized at the time the merchandise is shipped. Rental revenue is recorded monthly over the term of each rental agreement.

  Foreign Currency Translation

     The Company accounts for translation of foreign currency in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translations (Statement No. 52). During the year ending December 31, 1995 and the six months ended December 31, 1994, the Company's Brazilian operations were considered to be in a "highly inflationary" economy, as such term is defined in Statement No. 52. Accordingly, the Company uses the U.S. dollar as the functional currency. Therefore, certain assets and liabilities are translated at historical exchange rates while other assets and liabilities are translated at current exchange rates.

  Income Taxes

     The Company uses the asset and liability method to recognize deferred tax assets and liabilities. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  ICMS and ISS Taxes

     The provision of telecommunication services by the Company's Brazilian subsidiaries is subject to ICMS taxes, a state level value-added tax (VAT) levied at a rate of 25 percent. Non-telecommunication services provided by the Brazilian subsidiaries are subject to ISS taxes, a municipal service tax levied at rates of 5 percent or less depending on the Brazilian city in which the services are provided. The Brazilian subsidiaries generate revenues that encompass both aspects of telecommunication services and non-telecommunication services. The management of the Company has adopted an allocation method for segregating the revenue for tax reporting purposes. The allocation method utilized by the Company could be subjected to review by the Brazilian tax authorities and could be altered as result of such examination. Accordingly, the Company could be assessed additional taxes by the Brazilian tax authorities. The management of the Company periodically reviews its allocation method and accrues additional reserves for taxes to account for such exposure. Management believes that such assessments, if any, by the Brazilian taxing authorities would not have a material impact on the financial statements.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. The Company sells its products to commercial and individual customers in Brazil, and extends credit, generally without requiring collateral. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses. Since inception the Company has suffered significant credit losses, and these losses could continue in the future.

  Pervasiveness of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995 and 1994:

                                                                  1995           1994
                                                               -----------    ----------
        Telecommunications equipment........................   $ 8,502,834    $4,891,717
        Furniture and equipment.............................       357,299       427,240
        Computer equipment..................................       402,622       321,136
        Telephone lines.....................................       173,666       173,666
        Construction-in-progress (see note 5)...............       910,445       910,445
        Leasehold improvements..............................        65,627         8,891
        Vehicles............................................         6,846         6,846
                                                               -----------    ----------
                                                                10,419,339     6,739,941
        Less accumulated depreciation and amortization......    (1,756,323)     (293,395)
                                                               -----------    ----------
                                                               $ 8,663,016    $6,446,546
                                                               ===========    ==========

(4) BUSINESS ACQUISITIONS

  Acquisition of VR-1

     In August 1993, the Company acquired 94 percent, and in July 1994, the remaining 6 percent, of the capital stock of Via Radio-1 Telecommunicacoes, S.A., (VR-1), which holds licenses to operate 20 SMR channels in the city of Sao Paulo, Brazil. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price of approximately $743,000, including acquisition costs, was allocated to assets and liabilities acquired based on estimates of the fair values of the assets and liabilities as of the acquisition date, with approximately $555,000 of the purchase price allocated to the license rights acquired. Such intangible license rights have no basis for income tax reporting purposes in Brazil thus giving rise to a deferred tax liability of approximately $454,000, which amount was allocated as an increase in the value of the license rights acquired (see note 6).

     In conjunction with the initial acquisition, in consideration for a covenant not to compete with the Company for a 5 year period, the Company paid the former shareholders $250,000. This amount has been included in intangible assets within the accompanying consolidated financial statements. In November 1994, the ownership of VR-1 was transferred from WVB to VRA.

  Acquisition of VRA

     In October 1993, WVB, through a holding company, acquired all the outstanding capital stock of VRA and the four Brazilian subsidiaries that it then substantially wholly owned. The acquisition has been accounted for using the purchase method of accounting. The purchase price of approximately $3,477,000, including acquisition costs, was allocated to the licenses for 80 SMR channels held by VRA's four Brazilian subsidiaries, which have no basis for income tax reporting purposes in Brazil. Accordingly, the Company established a deferred tax liability in connection with this acquisition totaling approximately $2,845,000 (see note 6). Such amount was allocated as an increase in the value of the license rights acquired.

     In November 1993, VRA acquired all of the outstanding capital stock of two commonly controlled Brazilian companies, K-Tel and ATG Telecommunicacoes e Comercio, Ltda. (ATG), and its 70 percent

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

(4) BUSINESS ACQUISITIONS -- (CONTINUED)

owned subsidiary, Radio Telecommunicacoes do Brazil, Ltda. (Radio-Telecom). ATG holds licenses to operate 140 SMR channels for the provision of SMR services in Sao Paulo and several nearby cities. K-Tel held no licenses, but provided equipment, technical support, and other administrative functions to approximately 2,300 subscribers as of the acquisition date. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price of approximately $10,300,000 for both companies was allocated to assets and liabilities acquired based on estimates of fair values as of the date of acquisition, with approximately $9,021,000 and $1,080,000 of the purchase price allocated to the ATG license rights and certain telecommunications equipment maintained by ATG, respectively, with the remaining $199,000 allocated to the net assets of K-Tel. The intangible license rights acquired have no basis for income tax reporting purposes in Brazil thus giving rise to deferred tax liabilities of $8,021,000 (see note 6). Such amounts were allocated as an increase in the value of the license rights acquired.

     In July 1994, VRA acquired the remaining 30 percent of capital stock of Radio-Telecom for approximately $99,000. The purchase price and the value of deferred tax liabilities assumed of approximately $81,000 were allocated to the intangible license rights acquired.

     On June 30, 1994, the Company sold all the outstanding shares of capital stock of K-Tel to Telcom Ventures, the Company's majority shareholder, for its book value of approximately $199,000.

     In connection with the acquisition, the Company became aware of certain tax contingencies which arose prior to the acquisition. Based on discussion with legal counsel, management of the Company believes that the probability of a material impact on the financial statements is remote.

  Acquisition of Airfone

     In July 1994, the Company indirectly acquired all the outstanding capital stock of Airfone, which, in turn, held all of the outstanding capital stock of Airfone Comercio e Servicos de Radiofonia, Ltda. and SOW Comercio e Servicos de Radiofonia, Ltda. (collectively, the Airfone Affiliates), in exchange for 11.43 percent of the issued and outstanding shares of WVB, the value of which was determined to be approximately $2,084,000, and the sum of approximately $5,470,000 in additional purchase price. At the date of acquisition, the Company had a note receivable of $5,000,000 plus accrued interest of $177,000 due from the principal stockholders of Airfone. This amount was offset against the purchase price. The remaining balance of the purchase price of approximately $293,000 was paid in 1995. The Airfone Affiliates are Brazilian corporations, which, directly or indirectly, hold licenses to operate a total of 280 SMR channels in several Brazilian cities.

     The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price totaling approximately $7,555,000, was allocated to assets and liabilities acquired based on estimates of the fair values of the assets and liabilities as of the acquisition date, with approximately $8,161,000 of the purchase price allocated to the license rights acquired, approximately $566,000 allocated to telecommunications equipment, accounts receivable and other current assets acquired, and approximately $1,172,000 allocated to the liabilities assumed. The intangible license rights acquired have no basis for income tax reporting purposes in Brazil thus giving rise to deferred tax liabilities of approximately $6,400,000 (see note 6). Such amount has been allocated as an increase in the license rights acquired.

  Acquisition of Interest in Master-Tec

     In September 1994, the Company indirectly acquired 49 percent of the capital stock of Master-Tec for $3,000,000 with an option to acquire the remaining 51 percent interest for no additional purchase price. Master-Tec is a Brazilian corporation which holds licenses to operate 100 SMR channels in several major cities in Brazil. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the licenses for the 100 SMR channels held by Master-Tec. Additionally,

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

(4) BUSINESS ACQUISITIONS -- (CONTINUED)

the Company established a deferred tax liability in connection with the acquisition in the amount of approximately $2,455,000 (see note 6), since the license rights acquired have no basis for tax reporting purposes in Brazil. Such amount has been allocated as an increase in the license rights acquired.

  Acquisition of Interest in Telemobile and Promobile

     In November 1994, the Company entered into an agreement to purchase 49 percent of the capital stock of Telemobile and Promobile for a total of approximately $6,782,000 with an option to acquire the remaining 51 percent for no additional purchase price. Prior to December 31, 1994, $3,000,000 of such purchase price was paid. Telemobile and Promobile collectively hold licenses to operate 540 channels for the provision of trunking services in Brazil. The remaining balance of the purchase price of $3,782,000 is included in current liabilities within the accompanying 1994 consolidated financial statements. Of the remaining balance, $2,782,000 was paid in 1995, and the Company expects the remaining amount of $1,000,000 to be paid prior to December 31, 1996.

     The acquisition of Telemobile and Promobile has been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the licenses for the 540 channels held by Telemobile and Promobile. Additionally, the Company established a deferred tax liability in connection with the acquisition in the amount of approximately $5,549,000 (see note 6) since the license rights acquired have no basis for tax reporting purposes in Brazil. Such amount has been allocated as an increase in the license rights acquired.

(5) RELATED PARTY TRANSACTIONS

     In 1994, LCC, L.L.C. (LCC), an affiliate of Telcom Ventures, performed design engineering services to develop the Company's mobile radio communications system in Brazil. Systems development activities included development of terrain databases, channel loading, preliminary site design, initial frequency planning, and candidate site evaluation. The cost of such services for the six months ended December 31, 1994, which was paid by the Company's majority shareholder, Telcom Ventures, on behalf of the Company, amounted to $524,618 and has been included in construction-in-progress with a corresponding increase in additional paid-in capital within the accompanying consolidated financial statements.

     During 1995 and the six months ended December 31, 1994, Telcom Ventures paid certain expenses including salaries, travel, consulting fees, and overhead expenses totaling $747,450 and $581,809 on behalf of the Company. These amounts have been reported as selling, general and administrative expenses with a corresponding increase in additional paid-in capital within the accompanying consolidated financial statements. During the six months ended 1994, Telcom Ventures also purchased certain telecommunication equipment and inventory totaling $472,451 on behalf of the Company. This amount has been reported as an increase in additional paid-in capital within the accompanying consolidated financial statements.

     In October 1994, LCC licensed its software to the Company for $200,000 per year over the next five years. The Company's management intends to use such software to aid in the development of a digital mobile radio communications system. In March 1996, the software license agreement was amended to make the software license fee a total of $200,000 for the period commencing October 21, 1994 until December 31, 1997. Accordingly, the license fee of $200,000, which is due in four installments from June 1996 to December 1996, has been included in telecommunications equipment and due to affiliates within the accompanying consolidated financial statements, and is being amortized using the straight line method over the three year license period. Amortization expense associated with this software was $24,000 for the year ended December 31, 1995.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

(5) RELATED PARTY TRANSACTIONS -- (CONTINUED)

     During the six months ended December 31, 1994, K-Tel made certain payments on behalf of the Company totaling $170,675. Upon the sale of K-Tel by Telcom Ventures to a related third party in December 1994, K-Tel forgave this debt. This amount has been reported as additional paid-in capital in the accompanying consolidated financial statements.

     Prior to the Company's acquisition of Airfone, the former owners of Airfone made certain payments on behalf of the Company totaling $319,730. In December 1994, $133,193 of such debt was forgiven. Accordingly, this amount has been reported as additional paid-in capital within the accompanying consolidated financial statements. At December 31, 1995 and 1994, the Company had recorded a payable to such individuals in the amount of $194,603 and $186,538, respectively. These amounts are included in due to affiliates within the accompanying consolidated financial statements.

     In December 1994, the Company acquired certain telecommunications equipment from K-Tel prior to its sale to a third party. The purchase price for the equipment of $10,000 is included in due to affiliates within the accompanying consolidated financial statements.

(6) INCOME TAXES

     WVB is subject to corporate tax in the United States of America (U.S.) on its net annual earnings generated in the U.S. and distributions from its Brazilian subsidiaries. WVB's direct and indirect Brazilian subsidiaries are separately obligated for Brazilian taxes on their annual earnings.

     Income tax benefit consists of the following for the year ended December 31, 1995 and the six months ended December 31, 1994:

                                                    CURRENT      DEFERRED         TOTAL
                                                    --------    -----------    -----------
        1995:
             U.S. federal........................   $     --    $        --    $        --
             Brazilian federal...................         --     (8,693,505)    (8,693,505)
                                                    --------    -----------    -----------
                                                    $     --    $(8,693,505)   $(8,693,505)
                                                    ========    ===========    ===========
        1994:
             U.S. federal........................   $200,000    $        --    $   200,000
             Brazilian federal...................         --     (1,821,634)    (1,821,634)
                                                    --------    -----------    -----------
                                                    $200,000    $(1,821,634)   $(1,621,634)
                                                    ========    ===========    ===========

     Income tax benefit was $8,693,505 and $1,621,634 for the year ended December 31, 1995 and the six months ended December 31, 1994, respectively, and differed from the amount computed by applying the U.S. federal income tax rate of 34 percent as a result of the following:

                                                                     1995           1994
                                                                  -----------    -----------
    Computed expected tax benefit..............................   $(4,666,572)   $(1,784,997)
    Increase (reduction) in income taxes resulting from:
         Change in beginning of the period balance of the
           valuation allowance for deferred tax assets.........     1,537,129        237,677
         Taxation of earnings of Brazilian subsidiaries deemed
           remitted to WVB.....................................            --        462,000
         Effect of differential between U.S. federal and
           Brazilian income taxes and changes in enacted tax
           rates of Brazil.....................................    (5,564,062)      (536,314)
                                                                  -----------    -----------
                                                                  $(8,693,505)   $(1,621,634)
                                                                  ===========    ===========

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

(6) INCOME TAXES -- (CONTINUED)

     The significant components of the U.S. and Brazilian deferred tax benefit are as follows for the year ended December 31, 1995 and the six months ended December 31, 1994:

                                                      U.S.        BRAZILIAN         TOTAL
                                                    --------     -----------     -----------
    1995:
         Deferred tax benefit (exclusive of the
           effects of other components listed
           below)...............................    $(12,682)    $(2,639,365)    $(2,652,047)
         Increase in beginning of the year
           balance of the valuation allowance
           for deferred tax assets..............      12,682       1,524,447       1,537,129
         Effects of enacted changes in tax rates
           of Brazil............................          --      (7,578,587)     (7,578,587)
                                                    --------     -----------     -----------
                                                    $     --     $(8,693,505)    $(8,693,505)
                                                    ========     ===========     ===========
    1994:
         Deferred tax benefit (exclusive of the
           effects of other components listed
           below)...............................    $(13,707)    $(2,045,604)    $(2,059,311)
         Increase in beginning of the period
           balance of the valuation allowance
           for deferred tax assets..............      13,707         223,970         237,677
                                                    --------     -----------     -----------
                                                    $     --     $(1,821,634)    $(1,821,634)
                                                    ========     ===========     ===========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1995 and 1994 are presented below:


                                                                     1995           1994
                                                                  -----------    -----------
    Deferred tax assets:
         Net operating loss carryforwards......................   $ 2,198,357    $ 1,789,739
         Deferred assets.......................................        48,116        217,197
         Due from affiliate....................................       414,872         86,138
         Fixed assets depreciation and amortization............        73,046          3,896
         Accounts receivable...................................       468,552         45,000
         Accounts payable......................................       169,014             --
         Noncompete agreement..................................        26,389         13,707
                                                                  -----------    -----------
         Total gross deferred tax assets.......................     3,398,346      2,155,677
         Less valuation allowance..............................     2,014,656        477,527
                                                                  -----------    -----------
    Net deferred tax assets....................................     1,383,690      1,678,150
                                                                  -----------    -----------
    Deferred tax liabilities:
         Intangible license rights.............................    15,725,100     25,111,629
         Accounts receivable...................................        48,928             --
         Inventory.............................................        21,037         26,519
         Due to affiliate......................................       414,872         59,754
                                                                  -----------    -----------
    Total gross deferred tax liabilities.......................    16,209,937     25,197,902
                                                                  -----------    -----------
    Net deferred tax liabilities...............................   $14,826,247    $23,519,752
                                                                   ==========     ==========


     The valuation allowance for deferred tax assets as of January 1, 1995 and July 1, 1994, was $477,527 and $239,850, respectively. The net change in the total valuation allowance for the year ended December 31, 1995 and the six months ended December 31, 1994, was an increase of $1,537,129 and $237,677, respectively.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

(7) OFFICE FACILITIES AND OTHER LEASES

     The Company has operating leases for office space in Sao Paulo, as well as tower sites throughout Brazil. Rental expense for the office and other operating leases was approximately $850,000 and $151,000 during the year ended December 31, 1995 and the six months ended December 31, 1994, respectively.

     Future minimum lease payments under operating leases as of December 31, 1995, calculated using the exchange rate at December 31, 1995, of R$.972 to US $1, are approximately as follows:

    YEAR ENDING DECEMBER 31:
    -----------------------
    1996....................................................................   $  655,000
    1997....................................................................      222,000
    1998....................................................................      171,000
    1999....................................................................      162,000
    2000....................................................................       94,000
                                                                               ----------
    Total minimum lease payments............................................   $1,304,000
                                                                               ==========

(8) BANK LOANS PAYABLE

     The Company utilizes various short-term borrowing arrangements with financial institutions in Brazil as a method of financing current operations. The Company had bank loan payables as of December 31, 1995 and 1994, respectively, as follows:

                                                                         1995        1994
                                                                       --------    --------
    Short-term notes payable........................................   $337,253    $355,167
    Discounted accounts receivable..................................    314,302          --
    Bank overdrafts.................................................    155,364      42,280
                                                                       --------    --------
                                                                       $806,919    $397,447
                                                                       ========    ========

     At December 31, 1995, short-term notes payable consisted of three unsecured loans from financial institutions in Brazil, due on various dates in January 1996 and carrying interest at rates varying from 4.8 percent to 5.1 percent per month. All principal and interest was repaid in full on the due dates. At December 31, 1994, short-term notes payable consisted of two unsecured loans from financial institutions in Brazil carrying interest at rates varying from
9.8 percent to 12.0 percent per month. These loans were repaid during 1995.

     At December 31, 1995, the Company had an outstanding bank loan in the amount of $314,302 from a financial institution in Brazil. This note was collateralized by discounting with recourse an equal amount of the Company's trade accounts receivable. The Company must pay a discount rate of 4.5 percent per month on the outstanding balance. During 1996, the Company has continued to discount portions of its trade accounts receivable to obtain short-term financing.

     At December 31, 1995, the Company had bank overdrafts of $155,364. At December 31, 1994, the Company had obtained a bank overdraft facility from a financial institution in Brazil in the amount of $42,280. This note was unsecured and carried interest at the rate of 8 percent per month and was repaid during 1995.

(9) SHORT-TERM NOTE PAYABLE TO MAJORITY STOCKHOLDER

     At December 31, 1995, the Company has a revolving unsecured promissory note payable to its majority stockholder, Telcom Ventures, in the amount of $12,559,670. The note bears interest at the rate of 9 percent per annum and principal and interest are due on demand. During 1995, the Company recognized interest

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

(9) SHORT-TERM NOTE PAYABLE TO MAJORITY STOCKHOLDER -- (CONTINUED)

expense of $671,020 related to this note payable. The note can be converted to shares of capital stock of WVB at the option of the noteholder. As of May 31, 1996, the Company had borrowed an additional $3,051,538 against the promissory note.

(10) PURCHASE OF AUGUSTUS AND MULTIPONTO

     In September 1995, the Company entered into a purchase agreement with Augustus Administracao e Participacoes S.A. (Augustus) to purchase its 100 SMR channels in Brazil. The total purchase price is approximately $408,000. Once the Ministry has approved transfer of control of the SMR licenses from Augustus to the Company, the purchase price will become due and payable.

     In September 1995, the Company entered into a purchase agreement with Multiponto Telecomunicacoes, Ltda. (Multiponto) to purchase its 200 SMR channels in Brazil. The total purchase price is approximately $856,800. Once the Ministry has approved transfer of control of the SMR licenses from Multiponto to the Company, the purchase price will become due and payable.

     These transactions will be reflected in the financial statements on approval from the Ministry. The Company expects to receive approval for both transfers from the Ministry by December 31, 1996.

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1995 and 1994. FASB Statement No. 107, Disclosure about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties:

                                                      1995                         1994
                                            -------------------------    ------------------------
                                             CARRYING         FAIR        CARRYING        FAIR
                                              AMOUNTS        VALUE        AMOUNTS        VALUE
                                            -----------    ----------    ----------    ----------
    Financial assets:
         Cash and cash equivalents.......   $    62,447    $   62,447    $  572,005    $  572,005
         Trade accounts receivable.......     3,129,357     3,129,357       228,767       228,767
         Due from officers and
           employees.....................        35,809        35,809        59,271        59,271
         Other accounts receivable.......       464,432       464,432       120,409       120,409
    Financial liabilities:
         Trade accounts payable and
           accrued.......................     7,155,050     7,155,050     3,595,382     3,595,382
         Bank loans payable..............       806,919       806,919       397,447       397,447
         Other short-term payables.......     1,000,000     1,000,000     4,074,648     4,074,648
         Due to affiliates...............       404,603       404,603       396,538       396,538
         Short-term note payable to
           majority stockholder..........    12,559,670            --            --            --

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

          Cash and cash equivalents, trade accounts receivables, due from officers and employees, other accounts receivable, trade accounts payable, bank loans payable, due to affiliates, and other short-term payables: the carrying amounts approximate fair values because of the short maturity of those instruments.

               WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)

          Short-term note payable to majority stockholder: It is not practicable to estimate the fair value since the note payable is due to the majority stockholder, and although the repayment term is due on demand, the actual timing of repayment is uncertain.

(12) COMMON STOCK

  Stock Split

     On August 16, 1994, the Articles of Incorporation of WVB were amended to increase the authorized capital from 10,000 to 1,000,000 shares of common stock with the stated par value remaining at $.01 per share. At the same time, WVB effected a one hundred for one stock split whereby each outstanding share of common stock was subdivided and reclassified into 100 shares of common stock.

  Stock Options

     The Company has entered into individual stock option agreements with certain employees of the Company and an affiliated company. These agreements allow for such individuals to purchase a total of 1,303 shares, or approximately 2 percent, of the common stock of the Company at an exercise price equal to a pro rata share of the total capital contribution per share on the option exercise date, which management believes approximates market value. At December 31, 1995, the per share capital contribution was approximately $428. The agreements expire in November 1996 and April 1997. As of December 31, 1995, both options were exercisable and neither had been exercised.

(13) STOCK GRANT

     In January 1995, the Company entered into an agreement with an employee of Telcom Ventures, whereby the Company granted such employee 31 shares of common stock of WVB. The Company recognized compensation expense in the amount of $12,500, which management believes approximates fair value of the shares granted. This amount has been reported as selling, general, and administrative expenses with a corresponding increase in additional paid-in capital within the accompanying consolidated financial statements.

(14) SUBSEQUENT EVENTS

     In May 1996, WVB entered into a purchase agreement to acquire the outstanding capital stock of LMP Consultoria Representcoes Ltd. (LMP) for $900,000. LMP holds licenses to operate 220 SMR channels in Brazil. By agreement, payment of one-half of the purchase price is due upon WVB building out the channels and the balance is due upon obtaining approval from the Ministry for the transfer of control of the SMR licenses.

     In May 1996, WVB entered into a purchase agreement to acquire the outstanding capital stock of Telecomunicacoes Brastel S/C Ltd. (Brastel) for $240,000. Brastel holds licenses to operate 40 SMR channels in Brazil. WVB paid $50,000 of the purchase price upon signing the agreement. The remainder of the purchase price is due upon WVB building out the channels and obtaining approval from the Ministry for the transfer of control of the SMR licenses.

(15) PENDING SALE OF THE COMPANY

     In June 1996, the stockholders of WVB entered into a preliminary agreement to sell all of the outstanding capital stock of the Company to a U.S. publicly traded company. Pursuant to the agreement, the shareholders of WVB would receive common stock of the purchaser as consideration for the sale. The negotiations are in the preliminary stages, and therefore, are subject to the completion of due diligence procedures by the purchaser.

              MCCAW INTERNATIONAL (BRAZIL), LTD. AND SUBSIDIARIES


         (FORMERLY WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES)


                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)


                                                                                  MARCH 31,
                                                                                     1997
                                                                                 ------------
                                           ASSETS
Current assets:
     Cash and cash equivalents...............................................    $  1,437,389
     Trade accounts receivable, net..........................................       2,678,899
     Other accounts receivable...............................................         259,087
     Prepaid expenses and other current assets...............................       1,410,808
     Inventory...............................................................       1,560,745
                                                                                 ------------
          Total current assets...............................................       7,346,928
                                                                                 ------------
Property and equipment, net..................................................      13,299,260
License rights, net..........................................................     209,140,980
Intangible assets, net.......................................................      52,396,276
Other assets.................................................................             708
                                                                                 ------------
          Total assets.......................................................    $282,184,152
                                                                                 ============
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued expenses...................................    $ 12,660,989
     Other payables..........................................................       1,659,524
     Deferred income taxes...................................................         333,067
                                                                                 ------------
     Total current liabilities...............................................      14,653,580
Deferred income taxes........................................................      67,781,273
                                                                                 ------------
          Total liabilities..................................................      82,434,853
                                                                                 ------------
Stockholders' equity.........................................................     199,749,299
                                                                                 ------------
     Total liabilities and stockholders' equity..............................    $282,184,152
                                                                                 ============


     See accompanying notes to condensed consolidated financial statements

              MCCAW INTERNATIONAL (BRAZIL), LTD. AND SUBSIDIARIES


         (FORMERLY WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES)


                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                                        THREE MONTHS ENDED
                                                                    ---------------------------
                                                                     MARCH 31,       MARCH 31,
                                                                       1997            1996
                                                                    -----------     -----------
Revenues..........................................................  $ 2,542,777     $ 3,568,641
Cost of operations................................................    1,526,242       3,023,378
Selling, general, and administrative expenses.....................    2,825,721       2,669,879
Depreciation and amortization expense.............................    2,826,372         899,470
                                                                    ------------    -----------
Operating loss....................................................   (4,635,558)     (3,024,086)
Other expenses, net...............................................     (245,489)       (450,507)
                                                                    ------------    -----------
Loss before income tax benefit....................................   (4,881,047)     (3,474,593)
Income tax benefit................................................      674,807         644,437
                                                                    ------------    -----------
Net loss..........................................................  $(4,206,240)    $(2,830,156)
                                                                    ============    ===========


     See accompanying notes to condensed consolidated financial statements

              MCCAW INTERNATIONAL (BRAZIL), LTD. AND SUBSIDIARIES


         (FORMERLY WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES)



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)



                                                                        THREE MONTHS ENDED
                                                                    ---------------------------
                                                                     MARCH 31,       MARCH 31,
                                                                       1997            1996
                                                                    -----------     -----------
Cash flows from operating activities:
     Net loss....................................................   $(4,206,240)    $(2,830,156)
     Depreciation and amortization expense.......................     2,826,372         899,470
     Deferred tax benefit........................................      (248,300)             --
     Changes in operating accounts, net..........................    (1,204,812)        616,103
                                                                    -----------     -----------
          Net cash used by operating activities..................    (2,832,980)     (1,314,583)
                                                                    -----------     -----------
Cash flows from investing activities:
     Purchase of property and equipment..........................    (5,738,595)     (1,982,929)
          Net cash used by investing activities..................    (5,738,595)     (1,982,929)
                                                                    -----------     -----------
Cash flows from financing activities:
     Proceeds from sale of stock and net capital contributions...    10,375,607       1,642,103
     Proceeds from note payable to majority stockholder..........
     Proceeds from bank loans payable............................
     Payments on bank loans payable..............................      (756,459)      1,794,620
                                                                    -----------     -----------
          Net cash provided by financing activities..............     9,619,148       3,436,723
                                                                    -----------     -----------
Net increase in cash and cash equivalents........................     1,047,573         139,211
Cash and cash equivalents at beginning of year...................       389,816          62,447
                                                                    -----------     -----------
Cash and cash equivalents at end of year.........................   $ 1,437,389     $   201,658
                                                                    ===========     ===========



     See accompanying notes to condensed consolidated financial statements

              MCCAW INTERNATIONAL (BRAZIL), LTD. AND SUBSIDIARIES


         (FORMERLY WIRELESS VENTURES OF BRAZIL, INC. AND SUBSIDIARIES)



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                            MARCH 31, 1997 AND 1996


(1) BASIS OF PRESENTATION


     In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the consolidated financial position of McCaw International (Brazil), Ltd. and Subsidiaries (the "Company" or "McCaw Brazil") as of March 31, 1997, and the results of its operations and cash flows for the three months ended March 31, 1997 and 1996. The results of operations for the three months ended March 31, 1997 and 1996 are not necessarily indicative of the results that may be expected for the full year. These condensed financial statements are unaudited, and do not include all related footnote disclosures.



     The interim unaudited condensed financial statements should be read in conjunction with the audited consolidated financial statements of the Company.



(2) MERGER OF COMPANY.



     On October 29, 1996, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) with Nextel Communications, Inc. (Nextel) and Dial Call Indimich, Inc., a direct wholly owned subsidiary of Nextel. Pursuant to this Merger Agreement which was consummated on January 30, 1997, Nextel acquired 81% of the issued and outstanding capital stock of the Company in exchange for $186.3 million worth of Nextel Class A Common Stock in a tax-free reorganization. Under this Merger Agreement, the existing Company stockholders retained the remaining 19% interest in the Company. In addition, the Company's common stock was reclassified into two classes with different voting rights: 1) Nextel acquired 100% of the Class A common stock, which have 90% of the voting rights and 2) the existing stockholders received the Class B common stock, which have 10% of the voting rights. On the closing date, Nextel contributed its equity interest in the Company to McCaw International Ltd. and the Company was renamed McCaw International (Brazil), Ltd.



     The total cost of acquisition, which was accounted for as a purchase, was $187.2 million and exceeded the net liabilities of the Company by $215.7 million. The excess was allocated to licenses and goodwill based on their preliminary estimated fair values and is being amortized over their estimated useful lives of 20 years. The following summarized pro forma (unaudited) information assumes the acquisition had occurred on January 1, 1996.



                                                             MARCH 31,       MARCH 31,
                                                               1997            1996
                                                            -----------     -----------
        Revenues..........................................  $ 2,542,777     $ 3,568,641
                                                            ===========     ===========
        Net loss..........................................  $(4,676,167)    $(4,261,061)
                                                            ===========     ===========



     The above amounts reflect adjustment for interest on notes payable forgiven in connection with the purchase agreement and amortization of licenses and goodwill.

             CORPORACION MOBILCOM, S. A. DE C. V. AND SUBSIDIARIES

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
  Corporacion Mobilcom, S. A. de C. V. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Corporacion Mobilcom, S. A. de C. V. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended (all expressed in thousands of U.S. dollars). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying financial statements have been translated in accordance with the standards set forth in Statements of Financial Accounting Standards No. 52 from Mexican pesos (the functional currency of the Company) into U.S. dollars (the reporting currency of the Company) for purposes of incorporation into the consolidated financial statements of McCaw International, Ltd. by the equity method.

     In our opinion, for the purpose of incorporation into the consolidated financial statements of McCaw International, Ltd. by the equity method, the translated consolidated financial statement referred to above present fairly, in all material respects, the financial position of Corporacion Mobilcom, S. A. de
C. V. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations, the changes in their stockholders' equity and the changes in their financial position for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche
Mexico City, Mexico
March 10, 1997

             CORPORACION MOBILCOM, S. A. DE C. V. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1996 AND 1995
                          (THOUSANDS OF U.S. DOLLARS)


                                                                     DECEMBER 31,     DECEMBER 31,
                                                                         1996             1995
                                                                     ------------     ------------
                                              ASSETS
Current assets:
     Cash and cash equivalents...................................      $    468         $  5,058
     Accounts receivable (note 5)................................         2,250            2,179
     Due from related parties (note 4)...........................           427              544
     Inventories (note 6)........................................           385              709
     Advances to suppliers.......................................            75              590
                                                                       --------         --------
          Total current assets...................................         3,605            9,080
     Investment in affiliate (note 7)............................         7,553            7,989
     Property, furniture and equipment, net of accumulated
       depreciation of $2,947 and $1,974 (note 8)................        13,978           14,875
     Cost of licenses, net of accumulated amortization of $2,896
       and $1,971 ...............................................        19,960           21,130
     Goodwill, net of accumulated amortization of $908 and
       $619......................................................         6,848            7,138
                                                                       --------         --------
          Total..................................................      $ 51,944         $ 60,212
                                                                       ========         ========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Notes payable (note 9)......................................      $  3,501         $ 23,908
     Current portion and long-term debt (note 10)................        17,706              394
     Accounts payable............................................           923            2,962
     Payable to stockholders.....................................                          1,049
     Accrued expenses............................................         6,031            3,164
     Income tax and tax on assets................................                             13
     Due to related parties......................................           629            1,537
                                                                       --------         --------
          Total current liabilities..............................        28,790           33,027
     Long-term debt, excluding current portion (note 10).........                          1,403
     Deferred income taxes (note 12).............................         3,867            3,917
     Other long-term obligations.................................           199              135
                                                                       --------         --------
          Total liabilities......................................        32,856           38,482
                                                                       --------         --------
Commitments and contingencies
Stockholders' equity (note 11):
     Common stock, 1,304 and 972 shares authorized, 505 and 469
       shares issued and outstanding, in thousands...............       103,378           50,745
     Additional paid-in capital..................................         6,843           48,520
     Accumulated deficit.........................................       (84,229)         (72,387)
     Cumulative effect of translation............................        (6,904)          (5,148)
                                                                       --------         --------
          Total stockholders' equity.............................        19,088           21,730
                                                                       --------         --------
               Total.............................................      $ 51,944         $ 60,212
                                                                       ========         ========


                See notes to consolidated financial statements.

             CORPORACION MOBILCOM, S. A. DE C. V. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                          (THOUSANDS OF U.S. DOLLARS)


                                                                      YEAR ENDED       YEAR ENDED
                                                                     DECEMBER 31,     DECEMBER 31,
                                                                         1996             1995
                                                                     ------------     ------------
Revenue:
     Service revenue.............................................      $  4,326         $  3,297
     Equipment sales and maintenance.............................         1,059            1,192
                                                                       --------         --------
                                                                          5,385            4,489
                                                                       --------         --------
Cost and expenses related to revenue:
     Cost of service.............................................         1,007            1,274
     Cost of equipment sales and maintenance.....................           897            1,406
                                                                       --------         --------
                                                                          1,904            2,680
Operating expenses:
     Selling general and administrative..........................         7,026            9,707
     Depreciation................................................         1,024            1,104
     Amortization of cost of licenses............................           925            1,152
     Amortization of goodwill....................................           289              366
                                                                       --------         --------
          Operating loss.........................................        (5,783)         (10,520)
                                                                       --------         --------
Other expenses:
     Interest expenses, net......................................        (5,608)          (9,041)
     Foreign exchange loss, net..................................          (227)         (11,013)
     Equity in the results of affiliate (note 7).................          (176)            (721)
     Other, net..................................................           (48)            (556)
                                                                       --------         --------
          Loss before income taxes...............................       (11,842)         (31,851)
                                                                       --------         --------
     Income taxes (note 12)......................................                            516
                                                                       --------         --------
Net loss.........................................................      $(11,842)        $(31,335)
                                                                       ========         ========


                See notes to consolidated financial statements.

             CORPORACION MOBILCOM, S. A. DE C. V. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                          (THOUSANDS OF U.S. DOLLARS)


                                            COMMON STOCK        ADDITIONAL                   CUMULATIVE
                                         -------------------     PAID-IN      ACCUMULATED    EFFECT OF
                                         SHARES      AMOUNT      CAPITAL        DEFICIT      TRANSLATION    TOTAL
                                         -------    --------    ----------    -----------    ----------    --------
BALANCES AT JANUARY 1, 1995...........   380,962    $ 45,407     $             $ (41,052)     $ (1,438)    $  2,917
    Capital contributions.............    87,924       5,338       48,520                                    53,858
    Translation adjustment............                                                          (3,710)      (3,710)
    Net loss for the year.............                                           (31,335)                   (31,335)
                                         -------    --------     --------      ---------      --------     --------
BALANCES AT DECEMBER 31, 1995.........   468,886      50,745       48,520        (72,387)       (5,148)      21,730
    Capital contributions.............    41,022      52,633      (41,677)                                   10,956
    Translation adjustment............                                                          (1,756)      (1,756)
    Net loss for the year.............                                           (11,842)                   (11,842)
                                         -------    --------     --------      ---------      --------     --------
BALANCES AT DECEMBER 31, 1996.........   509,908    $103,378     $  6,843      $ (84,229)     $ (6,904)    $ 19,088
                                         =======    ========     ========      =========      ========     ========


                See notes to consolidated financial statements.

             CORPORACION MOBILCOM, S. A. DE C. V. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                          (THOUSANDS OF U.S. DOLLARS)

                                                                        YEAR ENDED      YEAR ENDED
                                                                       DECEMBER 31,    DECEMBER 31,
                                                                           1996            1995
                                                                       ------------    ------------
Cash flows from operating activities:
     Net loss.......................................................     $(11,842)       $(31,335)
     Adjustments to reconcile net loss to net cash used in operating activities:
          Depreciation..............................................        1,024           1,104
          Amortization of licenses and goodwill.....................        1,214           1,518
          Unrealized exchange losses................................          219           3,658
          Equity in the results of affiliate........................          176             721
          Deferred taxes............................................                         (516)
          Allowance for obsolescence................................          403
     Changes in operating assets and liabilities:
          Accounts receivable.......................................         (326)         (2,034)
          Inventories...............................................         (127)
          Accounts payable and accrued expenses.....................         (452)          1,536
                                                                         --------        --------
               Cash used by operating activities....................       (9,711)        (25,348)
                                                                         --------        --------
Cash flows from financing activities:
     Capital contributions..........................................        9,926          12,278
     Proceeds from loans............................................                       26,762
     Repayment of loans.............................................       (4,498)         (1,251)
                                                                         --------        --------
     Cash provided by financing activities..........................        5,428          37,789
                                                                         --------        --------
Cash flows from financing activities:
     Acquisition of furniture and equipment.........................         (307)         (6,291)
     Investment in affiliate, net...................................                       (1,564)
                                                                         --------        --------
          Cash used in investing activities.........................         (307)         (7,855)
                                                                         --------        --------
Increase (decrease) in cash and cash equivalents....................       (4,590)          4,586
Cash and cash equivalents:
     At beginning of year...........................................        5,058             472
                                                                         --------        --------
     At end of year.................................................     $    468        $  5,058
                                                                         ========        ========
Supplemental cash flow disclosures:
     Cash paid for interest.........................................     $  1,730        $  7,350
                                                                         ========        ========

                See notes to consolidated financial statements.

             CORPORACION MOBILCOM, S. A. DE C. V. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                          (THOUSANDS OF U. S. DOLLARS)

1.  OPERATIONS

     Corporacion Mobilcom, S. A. de C. V. (Mobilcom), is a holding company, established in 1993. The principal operations of the subsidiary companies of Mobilcom (the companies) consist of providing specialized mobile radio (SMR) services to users (subscribers) through licenses granted by the Mexican Department of Communications and Transportation (SCT) under the terms of the Ley Federal de Telecomunicaciones (Federal Telecomunications Law) and Ley de Vias Generales de Comunicacion (General Communications Law and Regulations), establishing, constructing and exploting, public communication networks for the transmission of signals between the subscribers' terminal SMR equipment and interfacing with telecommunication networks authorized by the SCT.

     The Companies have licenses that were granted for periods primarily of 15 years and that may be extended under the terms of the licenses granted covering the principal cities and routes (roads) of Mexico. The terms of the contracts stipulate that the grantee register the rates of services rendered with the STC. There is also an obligation to pay the Mexican Federal Government 5% of gross revenues from the services licensed, as well as an obligation to comply with the terms established in the licenses granted.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Significant accounting policies and practices followed by Mobilcom and subsidiaries (the Company) in the preparation of consolidated financial statements are described below:

          a. PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the assets, liabilities and results of operations of subsidiaries in which Mobilcom owns more than 50% of the voting stock. For all periods presented, Mobilcom owns over 99% of the voting stock of its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

          The investment in affiliate of which Mobilcom owns less than 50% of the stock, is accounted for using the equity method.

          b. FOREIGN CURRENCY TRANSLATION -- The Company's accounting records are maintained in its functional currency, the Mexican peso. The financial statements have been translated into U. S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains, and losses. The resulting translation adjustments are recorded as a separate component of stockholders' equity.

          c. FOREIGN CURRENCY TRANSACTIONS -- Transactions denominated in foreign currencies are initially recorded at the prevailing exchange rate on the transaction date. Assets and liabilities denominated in foreign currencies at year end are recorded at the prevailing exchange rate on the balance sheet date. Fluctuations in exchange rates from the transaction date to the settlement date or year end are charged to operations.

          d. CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid, temporary cash investments with original maturities of three months or less to be cash equivalents.

          e. INVENTORIES -- Inventories are stated at the lower of cost or market, as determined using the average cost method.

             CORPORACION MOBILCOM, S. A. DE C. V. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

          f. PROPERTY, FURNITURE AND EQUIPMENT -- Property, furniture and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, as follows:

                                                                        USEFUL LIFE
                                                                        -----------
            Building.................................................     40 years
            Transmission equipment...................................     13 years
            Office furniture.........................................      9 years
            Computer equipment.......................................      3 years
            Transportation equipment.................................      7 years

          g. REVENUE RECOGNITION -- Service revenue is recognized at the time service is rendered. Revenue from the sale of terminal equipment is recognized when the goods are delivered and rental from leasing of terminal equipment is recognized as rental income is earned.

          h. INCOME TAXES -- Income taxes are provided for in accordance with Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates.

          i. SENIORITY PREMIUMS AND SEVERANCE COMPENSATION -- Seniority premiums and severance compensation which employees are entitled, upon retirement after fifteen years or more of service, in accordance with the Mexican Federal Labor Law, are recognized as costs during the years in which the related services are rendered, based on actuarial calculations. Net periodic expense recognized in 1996 and 1995 was $77, and $115 respectively.

          j. CONCENTRATION OF CREDIT RISKS -- The companies provide SMR services to subscribers in geographic areas throughout Mexico. The companies do not have any single customer which accounts for a significant amount of revenues or significant accounts receivables at December 31, 1996 and 1995. The companies perform evaluations of their customers' credit histories and establish an allowance for doubtful accounts based upon the credit risk of specific customers and historical trends.

          k. USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Actual results in such estimated may affect amounts reported in future periods.

          l. GOODWILL AND COSTS OF LICENSES -- The excess of cost over fair value of net assets acquired of subsidiaries and the costs of licenses are amortized on a straight-line basis over the estimated economic useful life of 25 years.

          m. RECLASSIFICATIONS -- Certain 1995 amounts have been reclassified to conform with 1996 presentation.

3.  FAIR VALUE OF FINANCIAL INSTRUMENT DISCLOSURE

     U. S. Statement of Financial Accounting Standards No. 107 ("SFAS No. 107"), "Disclosures Fair Value of Financial Instruments", requires disclosure of the estimated fair value of certain financial instruments. The estimated fair value amounts have been determined using available market information or other appropriate valuation methodologies that require considerable judgment in interpreting market data and

             CORPORACION MOBILCOM, S. A. DE C. V. AND SUBSIDIARIES

3.  FAIR VALUE OF FINANCIAL INSTRUMENT DISCLOSURE -- (CONTINUED)

developing estimates. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The carrying amounts of the Company's cash equivalents, accounts receivable and short-term notes payable approximate their fair values. Cash equivalents and accounts receivable are short-term, in nature and notes payable have relatively short maturities and bear interest at variable rates tied to market indicators. The Company's long-term debt consists of debt instruments which bear interest at fixed rates and variable rates tied to market indicators. Except for long-term debt due to related parties, the fair value of long-term debt is estimated by discounting future cash flow amounts using current interest rates at which similar notes would be issued to similar borrowers. The fair value of these amounts approximated the carrying value at December 31, 1996 and 1995.

     The fair value information presented herein is based on information available to management as of the above presented dates. Although management is not aware of any factors that would significantly affect the estimated fair value, amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, the current estimates of fair value may difference significantly from the amounts presented herein.

4.  BALANCES AND TRANSACTIONS WITH RELATED PARTIES

     Transactions with related parties carried out during the years ended December 31, 1996 and 1995, in addition to those described in notes 14 and 15, were as follows:

                                                                            1996     1995
                                                                            ----     ----
    Expenses:
         Interest.......................................................    $409     $500
         Cost of service................................................              145
         Administrative services........................................     341
    Income:
         Interest.......................................................     204       87
         Administrative services........................................      26      469

             CORPORACION MOBILCOM, S. A. DE C. V. AND SUBSIDIARIES

4.  BALANCES AND TRANSACTIONS WITH RELATED PARTIES -- (CONTINUED)

     The balances due from and to related parties at December 31, 1996 and 1995 are summarized as follows:

                                                           INTEREST RATE
                                                            OR AVERAGE
                                                           INTEREST RATE
                                                           -------------
                                                           1996     1995     1996      1995
                                                           ----     ----     ----     ------
    Due from related parties:
         Investcom, S. A. de C. V......................     42%              $ 15     $
         Com-L.D., S. A. de C. V.......................     42%               301
         Nextel Communications, Inc....................     42%                54
         Nacional de Telecomunicaciones, S. A. de C.
           V...........................................     42%      55%       50        544
         Other.........................................     42%                 7
                                                                             ----     ------
                                                                             $427     $  544
                                                                             ====     ======
    Due to related parties:
         Grupo Comunicaciones San Luis, S. A. de C.
           V...........................................      6%       6%     $ 91     $  933
         Comunicaciones Troncales, S. A. de C. V.......     42%      55%      538        604
                                                                             ----     ------
                                                                             $629     $1,537
                                                                             ====     ======

     Nacional de Telecomunicaciones, S. A. de C. V. is a 49% owned affiliate of Mobilcom that is accounted for using the equity method (Note 7). December 31, 1996, Grupo Communicaciones San Luis, S. A. de C. V. owned approximately 50%, of the outstanding shares of the common stock of Mobilcom, Intercom, S. A. de C. V. and Communicaciones Troncales, S. A. de C. V. are subsidiaries of Grupo Communicaciones San Luis, S. A. de C. V.

5.  ACCOUNTS RECEIVABLE

     Accounts receivable are summarized as follows:

                                                                         1996       1995
                                                                        ------     -------
    Trade...........................................................    $1,230     $ 1,457
    Officer and employees...........................................       867          95
    Recoverable value added tax.....................................       575       1,611
    Other...........................................................       164         157
                                                                        ------     -------
                                                                         2,836       3,320
    Less allowance for doubtful accounts............................      (586)     (1,141)
                                                                        ------     -------
                                                                        $2,250     $ 2,179
                                                                        ======     =======

6.  INVENTORIES

     Inventories, which consist entirely of finished goods, include the following:

                                                                           1996      1995
                                                                           -----     ----
    Communication equipment............................................    $ 829     $702
    Communication equipment at bonded warehouse........................                48
    Less allowance for obsolete inventories............................     (444)     (41)
                                                                           -----     ----
                                                                           $ 385     $709
                                                                           =====     ====

             CORPORACION MOBILCOM, S. A. DE C. V. AND SUBSIDIARIES

7.  INVESTMENT IN AFFILIATE

     During 1995, the Company acquired a 49 percent interest in Nacional de Telecomunicaciones, S. A. de C. V. (Natel), a Mexican company with operations similar to Mobilcom's. (See Note 14) Relating to letter of interest to acquire the remaining 51% of Natel. Natel's operations and the Company's equity in net loss of Natel included:

                                                                          1996      1995
                                                                          -----     -----
    NATEL:
         Net sales....................................................    $ 850     $ 526
         Operating loss...............................................      635       839
         Net gain (loss)..............................................      215      (904)
    MOBILCOM 49% EQUITY IN (LOSS):
         Mobilcom equity in (gain) loss...............................      105      (443)
         Amortization of excess of cost over the fair value of equity
          interest in net assets acquired.............................     (281)     (278)
                                                                          -----     -----
    Equity in loss of Natel...........................................    $(176)    $(721)
                                                                          =====     =====

     The Company's investment in Natel included the unamortized excess cost over the fair value of equity interest in Natel's net assets. This excess was $6,303 and $6,663 at December 31, 1996 and 1995 and is being amortized on a straight-line basis over the estimated economic useful life of 25 years.

     Condensed balance sheet information for Natel at December 31, 1996 and 1995 was as follows:

                                                                          1996       1995
                                                                         ------     ------
    Current assets...................................................    $1,641     $  636
    Noncurrent assets................................................     1,447      1,654
    Current liabilities..............................................     1,681        728

     The Company's investment in affiliate was comprised of the following at December 31, 1996 and 1995:

                                                                          1996       1995
                                                                         ------     ------
    Stockholders' equity -- Natel....................................    $1,407     $1,562
    Contribution not recognized......................................     1,144      1,144
                                                                         ------     ------
                                                                         $2,551     $2,706
                                                                         ======     ======
    Equity participation at 49%......................................    $1,250     $1,326
    Excess of cost over the fair value of equity interest in net
      assets acquired net of accumulated amortization................     6,303      6,663
                                                                         ------     ------
    Total............................................................    $7,553     $7,989
                                                                         ======     ======

     Under the purchase agreement with Natel, the Company owes Natel $1,144 and its shareholders $40 or a total of $1,184 at December 31, 1996 and 1995 for the shares acquired during 1995, which is recorded as a liability and is being offset against receivables from Natel for services provided.

             CORPORACION MOBILCOM, S. A. DE C. V. AND SUBSIDIARIES

8.  PROPERTY, FURNITURE AND EQUIPMENT

     Property, furniture and equipment include the following:

                                                                        1996        1995
                                                                       -------     -------
    Land...........................................................    $    44          45
    Building.......................................................        131         133
    Transmission equipment.........................................     15,188      12,624
    Office furniture and fixtures..................................        196         181
    Computer equipment.............................................        296         209
    Transportation equipment.......................................        117          90
    Equipment at bonded warehouse..................................        801       2,633
    Construction in progress.......................................        152         934
                                                                       -------     -------
                                                                        16,925      16,849
    Less accumulated depreciation..................................     (2,947)     (1,974)
                                                                       -------     -------
                                                                       $13,978     $14,875
                                                                       =======     =======

9.  NOTES PAYABLE

     Short-term debt is summarized as follows:

                                                    WEIGHTED
                                                     AVERAGE
                                                  INTEREST RATE
                                                  FOR THE YEAR
                                                 ---------------
                                                  1996     1995          1996              1995
                                                 ------    -----    --------------    --------------
    Arrendadora Financiera Invermexico, S. A.
      de C. V. (Arrendadora)(1)...............               14%        $                $ 14,306
    Unsecured financing loan:
         In Mexican pesos.....................   37.25%    59.5%           683              1,245
         In U.S. dollars......................     15.%    15.2%         2,194              2,532
    Union de Credito Regional, S. A. de C. V.:
         Unsecured............................    38.5%      61%           624                646
    Banco Mercantil del Norte, S. A., credit
      letters
    Fimexpo, S. A. de C. V. secure loans in
      U.S. dollars............................               25%                              589
    Financing loans in U. S. dollars..........             12.2%                            4,590
                                                                        ------           --------
                                                                        $3,501           $ 23,908
                                                                        ======           ========

------------------
(1) During 1994 a Mexican bank made a loan in the amount of U. S. $8,365 to the Company collateralized by fixed assets. Additionally in 1994, Arrendadora, which is a leasing company, advanced U. S. $14,428 to the Company which was used to pay off the loan from the Mexican bank plus accrued interest. The advance was made by Arrendadora in anticipation of a sale leaseback transaction involving the collateralized equipment. At December 31, 1995, the Company was in arrears on accrued interest related to the notes payable to Arrendadora in the amount of $1,331 and accordingly the amount was classified as current liabilities. The anticipated sale leaseback transaction occurred as of June 10, 1996. (See Note 10).

             CORPORACION MOBILCOM, S. A. DE C. V. AND SUBSIDIARIES

10.  CURRENT PORTION AND LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                                           1996       1995
                                                                          -------    ------
    Loans in Mexican pesos, bearing Nafin interest plus 6 points and
    CPP interest, plus 6 to 10 points, average 40.5% 1996, and 62% in
    1995, payable in monthly installments through 2000, collaterized by fixed assets and goods purchased with the proceeds from the loans and with the guarantee from subsidiary of the company and one of
    the shareholders...................................................   $ 2,104    $  701
    Arrendadora Financiera Invermexico, S. A. de C. V. (Arrendadora),
    payable in semi-annual payments in U.S. dollars up to $2,007.
    Interest rate libor plus 3.6 to 8.6 and one note at 22% (average
    16%)(2)............................................................    14,493
    Loan in U.S. dollars, bearing annual interest of 15%, payable in
    September 1997.....................................................       690       605
    Capital leases in Mexican pesos, bearing the highest interest rate, plus 9 points or CPP interest, plus 8 to 10 points, average 41.80%
    in 1996 and 57.85% in 1995 payable in monthly installments through
    1999, collateralized by fixed assets purchased.....................       290       339
    Capital lease in U.S. dollars, bearing LIBOR interest plus 7 points, average 12.50% and 12.45% in 1996 and 1995, respectively, payable in monthly installments through March 1998, collateralized
    by fixed assets purchased..........................................        73       109
    Others:
         In Mexican pesos..............................................        56
         In U.S. dollars...............................................                  43
                                                                          -------    ------
         Current portion and long-term debt(1).........................    17,706     1,797
                                                                          -------    ------
    Less current installments:
         Capital lease agreements......................................                 105
         Notes payable.................................................                 289
                                                                          -------    ------
         Current installments of long-term debt........................                 394
                                                                          -------    ------
    Long-term debt, excluding current installments.....................   $    --    $1,403
                                                                          =======    ======

     -----------------------
     (1) As of January 31, 1997 all of the above long term debt agreements were in technical default as the Company has not made all of the scheduled installments required pursuant to the respective agreement in addition to non-compliance with other covenants (See Note 14), and accordingly all

             CORPORACION MOBILCOM, S. A. DE C. V. AND SUBSIDIARIES

10.  CURRENT PORTION AND LONG-TERM DEBT -- (CONTINUED)

        long-term debt was classified as current liabilities. Contractual maturities of long-term debt at December 31, 1996 are as follows:

                                                            PAYABLE IN
                                                             MEXICAN       U.S.
                                                              PESOS       DOLLARS     TOTAL
                                                            ----------    -------    -------
        1998.............................................      $325       $ 1,045    $ 1,370
        1999.............................................       194         1,031      1,225
        2000.............................................       137         1,031      1,168
        2001.............................................       110         1,031      1,141
        2002.............................................        84         1,031      1,115
        Thereafter.......................................        38         4,535      4,573
                                                               ----       -------    -------
                                                               $888       $ 9,704    $10,592
                                                               ====       =======    =======

     -----------------------

     (2) On February 1997 the capital lease was signed with an effective date of June 1996. It establishes some covenants which are not fully complied with. See also footnote 9.


         At December 31, 1996 and 1995, substantially all of the Company's property, furniture and equipment was pledged as collateral under the Company's notes payable and long-term debt agreements. Additionally, at December 31, 1996 and 1995, the shares of one of the Company's subsidiaries were pledged as collateral for loans in Mexican pesos. The liabilities of such subsidiary exceeded the book value of its assets at December 31, 1996 and 1995.

11.  STOCKHOLDERS' EQUITY


     In June 1996, the Company's board of directors agreed to increase the variable portion of common stock through a 2.65 to 1 stock split, resulting in the issuance of 292,117 series "B" shares, with a par value of 1,000 Mexican pesos each. Share data for all periods presented reflect this stock split.



     At December 31, 1996 and 1995 1,304,481 and 971,637 shares of series "B" shares with a par value of 1,000 Mexican pesos were authorized of which 509,908 and 468,886 shares were issued and outstanding respectively. Prior to March 1995, the company also had series "A" and "C" shares outstanding, all of which conferred the same rights and privileges to stockholders as series "B" shares. During 1995 the company exchanged all outstanding series "A" and "C" shares for series "B" shares.



     During 1996, the following transactions occurred:



        -- The variable portion of common stock was increased through issuance of 19,995 series "B" shares, with a par value of 1,000 Mexican pesos each. The total subscription value was $8,240, including a premium of $5,562, paid in cash and by capitalizing liabilities for $1,030.



        -- The Company's board of directors also agreed to increase the variable portion, through issuance of 16,427 series "B" shares, with a par value of 1,000 Mexican pesos each; 811 shares were subscribed and paid-in by employees, under certain conditions.



        -- Common stock, was increased through payment for 4,600 series "B" shares, with a par value of 1,000 Mexican pesos each, in the amount of $1,896, including a premium of $1,281.



     During 1995, 87,924 additional shares of common stock were acquired by Nextel. In conjunction with this purchase, the Company received $12,519 in cash and contributed $43,625 of debt to capital.

             CORPORACION MOBILCOM, S. A. DE C. V. AND SUBSIDIARIES

12.  INCOME TAXES

     Deferred income taxes reflect the net tax effects of (a) temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss carryforwards. The net deferred tax liability represents deferred tax on the nondeductible cost of licenses less amounts included in the net operating loss carryforwards for a ten year period. Significant components of the Company's deferred tax liability are as follows:

                                                                      1996              1995
                                                                 --------------    --------------
    Net operating loss carryforwards..........................      $ 19,560          $ 14,606
    Site development costs....................................                              90
    Property, furniture and equipment.........................         1,035            (2,387)
                                                                    --------          --------
    Deferred tax asset........................................        20,595            12,309
    Valuation reserve.........................................       (17,679)           (9,169)
                                                                    --------          --------
    Net deferred tax asset....................................         2,916             3,140
    Non deductible cost of licenses...........................        (6,783)           (7,057)
                                                                    --------          --------
    Net liability.............................................      $ (3,867)         $ (3,917)
                                                                    ========          ========

     The Company had net operating loss carryforwards of approximately $57,536 at December 31, 1996. These net operating loss carryforwards, which are indexed to reflect the impact of inflation in accordance with Mexican tax law, expire as follows:

    2001.....................................................................  $    24
    2002.....................................................................      475
    2003.....................................................................    1,854
    2004.....................................................................   33,043
    2005.....................................................................   16,606
    2006.....................................................................    5,534

     The Company and its subsidiaries file their tax returns individually and a consolidated tax return is not prepared.

     Even though the Company has incurred tax losses for the past 5 years, management believes that it is more likely than not that it will generate taxable income sufficient to realize the portion of the tax benefit associated with the net deferred tax asset of $2,916 and $3,140 respectively. The belief is based upon, among other factors, the expected reversal of existing deferred tax liabilities. If the company is unable to generate sufficient taxable income in the future through operating results, increases in valuation allowance will be required through a charge to expense. However, if the Company achieves sufficient profitability to utilize a greater portion of the deferred tax asset, the valuation allowance will be reduced through a credit to income.

     The actual income tax expense attributable to earnings for the years ended December 31, 1996 and 1995 differ from the amounts computed by applying the Mexican income tax rate of 34 percent to losses before income taxes and equity in the results of affiliate as a result of the following:

                                                                         1996       1995
                                                                        -------   --------
    Income tax benefit at statutory rate..............................  $(4,026)  $(10,579)
    Limitation on net operating loss carryforwards -- net.............      966      9,193
    Differences between tax and financial accounting for effects of
      inflation.......................................................    3,060     (1,371)
    Other.............................................................               2,241
                                                                        -------   --------
    Benefit for income tax............................................  $    --   $   (516)
                                                                        =======   ========

             CORPORACION MOBILCOM, S. A. DE C. V. AND SUBSIDIARIES

12.  INCOME TAXES -- (CONTINUED)

     The significant components of the deferred income tax benefit for the years ended December 31, 1996 and 1995 are as follows:

                                                                         1996       1995
                                                                        -------   --------
    Deferred income tax benefit (exclusive of the effects of other components listed below)........................................  $(4,026)  $ (4,256)
    Net operating losses generated and other..........................   (4,601)    (5,453)
    Increase in valuation allowance...................................    8,627      9,193
                                                                        -------   --------
    Deferred income tax benefit.......................................  $    --   $   (516)
                                                                        =======   ========

13.  ASSOCIATION WITH NEXTEL COMMUNICATIONS, INC. (NEXTEL)


     On March 3, 1995 Mobilcom had closed a share purchase and subscription agreement with Nextel, pursuant to which Nextel Investment Company a subsidiary of Nextel, acquired 16.5% minority interest in Mobilcom. This transaction reflects the renegotiation of the terms associated with a previously contemplated transaction involving Nextel, Nextel Investment Company, Mobilcom and certain stockholders of Mobilcom which was initially announced in October 1994. Pursuant to this transaction, Nextel Investment Company purchased newly issued shares comprising 16.5% of the shares of capital stock of Mobilcom (calculated after issuance of such shares) for a cash payment of $12,519 and $43,625 of notes representing funds advanced to Mobilcom in 1994.



     In addition, Nextel made additional investments in January 1996 for an additional 1.5% of the shares of capital stock of Mobilcom. (See Note 11). As part of this transaction, Nextel also received two options to increase its ownership of Mobilcom equity. The first option was an 18 month option to acquire an additional 19.5% of Mobilcom for $76,800 and a second option is a three-year option to acquire an additional 10% of Mobilcom for $67,500.


     The agreement grants the following privileges to Nextel: (1) certain preferred rights to acquire additional shares of Mobilcom, in order to maintain its equity percentage; (2) certain rights to subscribe the shares proposed to be issued in the transaction; (3) the right to designate members of the Board of Mobilcom; and (4) veto rights with regard to various matters presented to the Board of Directors of Mobilcom, including acquisitions, disposals, business plans and technology rights. This agreement also set the rules for Nextel and Mobilcom's other stockholders to acquire or dispose of their equity interests in Mobilcom. Also executed at closing of the Mobilcom transaction were agreement related to an interpretability relationship between Nextel and Mobilcom and the sharing between Nextel and Mobilcom of channels along the United States-Mexican border.


     At January 31, 1997 Nextel owns 38% of the outstanding shares, of Mobilcom and still has the option to purchase before March 1998, up to an additional 29.5% of Mobilcom's common stock. Furthermore, certain shareholders of Mobilcom, holders of approximately 37% of Mobilcom's common stock retain the right for a period of two years commencing October 24, 1997 to put (the "Mobilcom Put") the entire amount of their holdings to Nextel at its appraised fair market value for cash upon the occurrence of certain events (the "Put Events"). The Mobilcom Put is automatically exercisable on October 24, 1999 whether or not a Put Event occurs.

             CORPORACION MOBILCOM, S. A. DE C. V. AND SUBSIDIARIES

14.  SUBSEQUENT EVENTS

     (a) On March 10, 1997 the Company has signed a purchase agreement to acquire the remaining 51% interest in its equity investee, Natel for $6,500, subject to the approval of the SCT. The company is exploring the possibility of acquiring additional channels in other markets.


     On February 6, 1997 the Company requested from its shareholders a capital call of $27,000 by April 14, 1997. The funds obtained through the capital call will be used to assist the Company to meet its cash obligations and make certain strategic investments as follows:



                                                                            CAPITAL CALL
                                                                            ------------
        Pay-off of certain obligations and funds for current operating
          expenses.......................................................     $ 16,000
        Purchase of 51% of Natel.........................................        7,000
        Completion of microwave network build-out........................        4,000
                                                                              --------
                                                                              $ 27,000
                                                                              ========



     Nextel's pro rata share of the capital call is approximately $10,000 which Nextel has committed to fund. Nextel also expects to fund an additional $12,000 which would increase its equity interest in Mobilcom by approximately 10%.



     (b) At the March 10, 1997 Board meeting, the Company decided to explore the possibility of disposing of its 400 mhz business which has a net book value of licenses and equipment of approximately $6,500 as of December 31, 1996. As the negotiations with potential buyers are in the early stages, there can be no assurance that a sale will be consummated. Management believes that the disposal will not result in losses and expects to utilize the proceeds to reduce debt. Disposition of the 400 mhz business will allow the Company to more effectively focus on its core business.

               CORPORACION MOBILCOM S.A. DE C.V. AND SUBSIDIARIES



                      CONDENSED CONSOLIDATED BALANCE SHEET


                          (THOUSANDS OF U.S. DOLLARS)



                                     ASSETS



                                                                                    MARCH 31,
                                                                                      1997
                                                                                   -----------
                                                                                   (UNAUDITED)
Current assets:
  Cash and cash equivalents......................................................    $12,881
  Trade accounts receivable, net.................................................        787
  Other accounts receivable......................................................      2,418
  Inventory......................................................................        768
  Due from related parties.......................................................        238
  Prepaid expenses and other.....................................................        168
                                                                                     -------
     Total current assets........................................................     17,260
Investment in affiliate..........................................................      7,471
Property and equipment, net......................................................     13,738
Cost of licenses.................................................................     19,735
Goodwill, net....................................................................      6,770
                                                                                     -------
     Total assets................................................................    $64,974
                                                                                     =======

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued expenses...............................................................    $ 6,703
  Notes payable and current portion long term debt...............................      7,760
  Accounts payable...............................................................      1,273
  Payable to shareholder.........................................................      1,000
  Due to related parties.........................................................         --
                                                                                     -------
     Total current liabilities...................................................     16,736
Long-term debt...................................................................     12,783
Deferred income taxes............................................................      3,804
                                                                                     -------
     Total liabilities...........................................................     33,323
Stockholders' equity.............................................................     31,651
                                                                                     -------
     Total liabilities and stockholders' equity..................................    $64,974
                                                                                     =======



   See accompanying notes to the condensed consolidated financial statements.

               CORPORACION MOBILCOM S.A. DE C.V. AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                  (UNAUDITED)


                          (THOUSANDS OF U.S. DOLLARS)



                                                                           THREE MONTHS ENDED
                                                                         -----------------------
                                                                         MARCH 31,     MARCH 31,
                                                                           1997          1996
                                                                         ---------     ---------
Revenue................................................................   $ 1,656       $ 1,221
Cost of operations.....................................................       698           588
Selling, general and administrative expenses...........................     2,200         1,975
Depreciation and amortization..........................................       712           609
                                                                          -------       -------
     Operating loss....................................................    (1,954)       (1,951)
Other expenses, net....................................................       390         1,284
                                                                          -------       -------
Net loss...............................................................   $(2,344)      $(3,235)
                                                                          =======       =======



   See accompanying notes to the condensed consolidated financial statements.

               CORPORACION MOBILCOM S.A. DE C.V. AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)


                          (THOUSANDS OF U.S. DOLLARS)



                                                                           THREE MONTHS ENDED
                                                                         -----------------------
                                                                         MARCH 31,     MARCH 31,
                                                                           1997          1996
                                                                         ---------     ---------
Cash flows from operating activities:
  Net loss.............................................................   $(2,344)      $(3,235)
  Depreciation and amortization expense................................       712           609
  Equity in subsidiary.................................................        17            (7)
  Foreign currency translation and exchange (gain) loss, net...........      (201)          152
  Changes in operating accounts, net...................................       712           905
                                                                          -------       -------
     Net cash used by operating activities.............................    (1,104)       (1,576)
Cash flows from investing activities:
  Purchase of property and equipment...................................      (102)         (107)
                                                                          -------       -------
     Net cash used by investing activities.............................      (102)         (107)
Cash flows from financing activities:
  Proceeds from sale of stock and net capital contributions............    13,619            --
                                                                          -------       -------
     Net cash provided by financing activities.........................    13,619            --
                                                                          -------       -------
Net decrease in cash and cash equivalents..............................    12,413        (1,683)
Cash and cash equivalents at beginning of year.........................       468         5,058
                                                                          -------       -------
Cash and cash equivalents at end of period.............................   $12,881       $ 3,375
                                                                          =======       =======



   See accompanying notes to the condensed consolidated financial statements.

               CORPORACION MOBILCOM S.A. DE C.V. AND SUBSIDIARIES



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)


                            MARCH 31, 1997 AND 1996


                          (THOUSANDS OF U.S. DOLLARS)



(1) BASIS OF PRESENTATION



     In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the consolidated financial position of Corporacion Mobilcom. S.A. de C.V. and Subsidiaries (the "Company") as of March 31, 1997, and the statements of operations and statements of cash flows for the three months ended March 31, 1997 and 1996. The results of operations for the three months ended March 31, 1997 and 1996 are not necessarily indicative of the results that may be expected for the full year. These condensed consolidated financial statements are unaudited, and do not include all related footnote disclosures.



     The interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company.



(2) FOREIGN CURRENCY TRANSLATION



     In accordance with Statement of Financial Accounting Standards No. 52 Foreign Currency Translation the Mexican economy, in which the Company primarily conducts operations, is considered to be highly inflationary as of January 1, 1997. Accordingly the financial statements have been remeasured to reflect the U.S. dollar as the functional currency of the Company. Pursuant to SFAS No. 52 the translated December 31, 1996 balance sheet has become the accounting basis for subsequent periods. Transactions subsequent to January 1, 1997 will be recorded at current exchange rates with translation gains and losses recorded as a component of net income before taxes.



     For the three months ended March 31, 1997 net foreign currency gains of $447 have been recognized as a component of net income.



(3) NOTES PAYABLE AND LONG-TERM DEBT



     The Company was in arrears with respect to principal and interest payments on certain notes payable and long-term debt agreements as of March 31, 1997. Consequently certain long-term debt agreements were in technical default as the Company had not made payment of all of the required installments pursuant to debt agreements, in addition to non-compliance with other debt covenants.



     During February 1997 the Company placed a capital call to shareholders requesting $27,000 in additional capital of which $13,619 was contributed during March 1997. The remaining $13,381 was contributed during April 1997. Portions of the funds obtained as a result of the capital call were used to make payments on the portions of debt in arrears and to make advanced payments in anticipation of certain debt service requirements. As a result of the payments, the Company is in compliance with its debt covenants.



     Long-term debt has been classified as a non-current liability with the applicable current portions classified as current liabilities as of March 31, 1997.



(4) SUBSEQUENT EVENTS



     In April 1997 the Company acquired the remaining 51% interest in its equity investee, Natel. In order to accomplish this transaction the Company contributed cash to Natel in the amount of $5,356. Concurrently, the other shareholders holding a 51% interest in Natel received $6,500 from Natel for their interest in Natel. As a result of the transaction the Company became a 100% owner of Natel. The excess of the cost to acquire 100% of Natel over the fair value of net assets acquired of $11,098 is expected to be attributed to the cost of licenses to be amortized over a period of 25 years. The Company will consolidate Natel using purchase accounting in subsequent periods.

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE MAKING OF THE EXCHANGE OFFER PURSUANT TO THIS PROSPECTUS NOR THE ACCEPTANCE OF PRIVATE NOTES FOR SURRENDER FOR EXCHANGE PURSUANT THERETO SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Available Information.................     3
Summary...............................     4
Risk Factors..........................    17
The Company...........................    32
No Cash Proceeds to the Company.......    35
Capitalization........................    36
The Exchange Offer....................    36
Selected Consolidated Historical
  Financial Data......................    43
Pro Forma Consolidated Financial
  Statements..........................    44
Selected Proportionate Data...........    47
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operation........................    48
Industry Overview.....................    58
Business..............................    62
Management............................    92
Certain Relationships and Related
  Transactions........................   100
Description of the Exchange Notes.....   102
Certain U.S. Federal Income Tax
  Considerations......................   128
Plan of Distribution..................   129
Legal Matters.........................   129
Experts...............................   130
Index to Financial Statements.........   F-1


                         MCCAW INTERNATIONAL, LTD. LOGO
                            ------------------------
                               OFFER TO EXCHANGE

                            ------------------------
                         13% SENIOR DISCOUNT NOTES DUE
                       APRIL 15, 2007 FOR ALL OUTSTANDING
                      13% SENIOR NOTES DUE APRIL 15, 2007
                                           , 1997

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article TENTH of the Registrant's Articles of Incorporation, as amended (the "Articles of Incorporation"), provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Washington Business Corporation Act prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article ELEVENTH of the Registrant's Articles of Incorporation provides that a director or officer of the Registrant shall be indemnified by the Registrant to the fullest extent of the law against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred in connection with any litigation or other legal proceeding brought against him or her or otherwise involving him or her (including as a witness) by virtue of his or her position as a director or officer of the Registrant. Notwithstanding the foregoing, the Registrant shall indemnify an officer or director in connection with a proceeding initiated by such director or officer only if such proceeding was authorized by the board of directors of the Registrant. The right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided that such director or officer undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to indemnification under Article ELEVENTH.

     If the Registrant fails to make an indemnification payment within 60 days (20 days in the case of a claim for expenses incurred in defending any proceeding in advance of its final disposition) after receipt of a written claim for such payment, the director or officer may bring suit against the Registrant to recover the unpaid amount of the claim, and to the extent successful, may also recover the expense of prosecuting such claim. A director or officer will be presumed to be entitled to indemnification upon submission of a written claim, and the Registrant will have the burden of proof to overcome such presumption. Neither failure of the Registrant to make a prior determination that indemnification is proper nor an actual determination that such director or officer is not so entitled shall be a defense to such an action or create a presumption that the director or officer is not so entitled.

     Article ELEVENTH of the Registrant's Articles of Incorporation further provides that the indemnification therein is not exclusive, and provides that in the event that the Washington Business Corporation Act is amended to expand the indemnification permitted to directors and officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Chapter 23B.08.510 of the Washington Business Corporation Act provides that a corporation has the power to indemnify a director of the corporation against amounts paid and expenses incurred in connection with a proceeding to which he or she is made a party by reason of such position, if such person shall have acted in good faith and reasonably believed, in the case of conduct in the director's official capacity, that such conduct was in the best interests of the corporation, and in all other cases, that such person's conduct was not opposed to the best interests of the corporation, and, in any criminal proceeding, that such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation or in connection with any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis of an improper personal benefit.

     Chapter 23B.08.570 of the Washington Business Corporation Act provides that the corporation may indemnify an officer, employee or agent of the corporation for expenses to the same extent as a director.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     See Index to Exhibits.

ITEM 22.  UNDERTAKINGS

     1. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     2. The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     4. The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE UNDERSIGNED REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN SEATTLE, WASHINGTON ON JULY 18, 1997.


                                         McCAW INTERNATIONAL, LTD.


                                         By: /s/ HENG-PIN KIANG

                                           -------------------------------------

                                             Name: Heng-Pin Kiang
                                           Title:  Senior Vice President and
                                                   General Counsel



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JULY 18, 1997.



              SIGNATURE                                         TITLE
-------------------------------------   -----------------------------------------------------

                  *                              Chairman of the Board of Directors
-------------------------------------
          DANIEL F. AKERSON

                  *                              President, Chief Executive Officer
-------------------------------------                       and Director
         KEITH D. GRINSTEIN                         (Principal Executive Officer)

                  *                                     Senior Vice President
-------------------------------------                and Chief Financial Officer
           DAVID E. ROSTOV                  (Principal Financial and Accounting Officer)

                  *                                           Director
-------------------------------------
           C. JAMES JUDSON

                  *                                           Director
-------------------------------------
           CRAIG O. MCCAW

                                                              Director
-------------------------------------
         STEVEN M. SHINDLER

                  *                                           Director
-------------------------------------
         DENNIS M. WEIBLING

         /s/ HENG-PIN KIANG                               Attorney-in-fact
-------------------------------------
           HENG-PIN KIANG

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER
-------
  *1.1     Placement Agreement, dated as of March 3, 1997, between McCaw International, Ltd.
           and Morgan Stanley & Co., for itself and for Chase Securities, Inc., Lehman
           Brothers, Inc. and NatWest Capital Markets Limited.
  *3.1     Articles of Incorporation of the Company.
  *3.2     By-laws of the Company.
  *4.1     Indenture, dated as of March 3, 1997 between McCaw International, Ltd. and The Bank of New York.
  *4.2     Form of Exchange Note (included in Exhibit 4.1).
  *4.3     Registration Rights Agreement, dated as of March 3, 1997, between McCaw
           International, Ltd. and Morgan Stanley & Co. Incorporated, Chase Securities Inc.,
           Lehman Brothers Inc. and NatWest Capital Markets Limited.
   4.4     Warrant Agreement, dated March 6, 1997, between the Company and the Bank of New
           York.
 **5.1     Opinion and Consent of Chadbourne & Parke LLP regarding validity of the Exchange
           Notes.
 **5.2     Opinion and Consent of Perkins Coie.
 **8.1     Tax Opinion of Perkins Coie (included in Exhibit 5.2).
  10.1     Motorola Vendor Financing Template Memorandum of Understanding, dated November
           1996, between Motorola, Inc., Nextel Communications, Inc. and the Company.
  10.2     Shareholders Agreement, dated January 29, 1997, between the Company, McCaw
           International (Brazil), Ltd. ("McCaw Brazil") and the minority shareholders of
           McCaw Brazil.
  10.3     Amendment No. 1, dated April 27, 1997, to Shareholders Agreement between the
           Company, McCaw Brazil and the minority shareholders of McCaw Brazil.
  10.4     Members Agreement, dated May 6, 1997, between the Company, McCaw International
           (Argentina), Ltd. ("McCaw Argentina"), McCaw International (Holdings), Ltd. and
           Wireless Ventures of Argentina, LLC ("WVA").
  10.5     Joint Venture Agreement, dated October 28, 1996, among the Company, McCaw
           International (Holdings), Ltd., McCaw International (Delaware), Ltd., McCaw
           International (Argentina), LLC, Telcom Ventures, LLC and WVA.
  10.6     Amendment, dated April 25, 1997, to the Joint Venture Agreement among the Company,
           McCaw International (Holdings), Ltd., McCaw International (Delaware), Ltd., McCaw
           International (Argentina), LLC, Telcom Ventures, LLC and WVA.
  10.7     Amended and Restated Shareholders Agreement, dated August 23, 1996, between
           Corporacion Mobilcom S.A. de C.V. ("Mobilcom"), Nextel Communications, Inc., Nextel
           Investment Company and the certain other shareholders of Mobilcom.
  10.8     Put Call Agreement, dated June 13, 1996, between Nextel Communications, Inc.,
           Nextel Investment Company and certain other shareholders of Mobilcom.
  10.9     Amendment, dated August 23, 1996, to Put Call Agreement between Nextel
           Communications, Inc., Nextel Investment Company and certain other shareholders of
           Mobilcom.
  10.10    Exit Rights Agreement, dated August 23, 1996, between Nextel Investment Company and
           Grupo Communicaciones San Luis S.A. de C.V.
  10.11    Stockholders Agreement, dated June 21, 1996, between Infocom Communications
           Network, Inc. ("Infocom") and the shareholders of Infocom.
  10.12    Employment Letter, dated November 3, 1995, between the Company and Keith D.
           Grinstein.

EXHIBIT
NUMBER
-------
  10.13    Employment Letter, dated November 3, 1995, between the Company and Heng-Pin Kiang.
  10.14    Employment Letter, dated January 11, 1996, between the Company and Brian A.
           Vincent.
  10.15    Employment Letter, dated October 9, 1996, between the Company and William S.
           Roberts.
  10.16    Employment Agreement, dated January 11, 1996, between the Company and David E.
           Rostov.
  10.17    McCaw International, Ltd. 1997 Stock Option Plan.
  10.18    Tax Sharing Agreement, dated January 1, 1997, between Nextel Communications, Inc.
           and its subsidiaries.
  10.19    Overhead Services Agreement, dated March 3, 1997, between Nextel Communications,
           Inc. and the Company.
  10.20    Right of First Opportunity Agreement, dated March 6, 1997, between Nextel
           Communications, Inc. and the Company.
  10.21    Indemnification Agreement, dated March 6, 1997, between Nextel Communications, Inc.
           and the Company.
**21.1     Subsidiaries of the Company.
  23.1     Consent of Deloitte & Touche LLP.
  23.2     Not Used.
  23.3     Consent of Deloitte & Touche LLP for Corporacion Mobilcom S.A. de C.V.
  23.4     Consent of Deloitte & Touche LLP for Wireless Ventures of Brazil, Inc.
  23.5     Consent of KPMG Peat Marwick LLP.
**23.6     Consent of Chadbourne & Parke LLP (included in Ex. 5.1).
**23.7     Consent of Perkins Coie (included in Exhibit 5.2).
 *24.1     Power of Attorney.
  25.1     Statement of Eligibility of The Bank of New York, as Trustee.
  27.1     Financial Data Schedule.
**99.1     Form of Letter of Transmittal.
**99.2     Form of Notice of Guaranteed Delivery.
**99.3     Form of Exchange Agent Agreement.


---------------


 * Exhibits filed previously.



** To be filed by amendment.